Exhibit 99.1

This exchange offer (the “Offer”) is being made for the ordinary shares of Magic Software Enterprises Ltd. (the “Issuer”) by Matrix IT Ltd. (the “Offeror”), each of which is a company incorporated in Israel. The Offer and information distributed in connection with the Offer are subject to disclosure requirements of Israel that are different from those of the United States. Financial statements and financial information included in the document, if any, have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Issuer and the Offeror are located in Israel, and some or all of their officers and directors may be residents of Israel or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Matrix IT Ltd.

(the “Company”)

November 3, 2025

To:	To:
Israel Securities Authority	Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”)
www.magna.isa.gov.il	maya.tase.co.il

Re: Immediate Report regarding a transaction in which the Controlling Shareholder has a personal interest pursuant to the Securities Regulations (Transaction between a Company and its Controlling Shareholder), 5761–2001, and regarding the convening of a Special General Meeting of the Company’s Shareholders

Following the Company’s Immediate Report dated March 11, 2025, regarding its engagement in a memorandum of understanding in preparation for a merger transaction with Magic,1 an Immediate Report is hereby provided in accordance with the Companies Law, 5759–1999 (the “Companies Law”), the Securities Law, 5728–1968 (the “Securities Law”), the Securities Regulations (Periodic and Immediate Reports), 5730–1970 (the “Reports Regulations”), the Securities Regulations (Transaction between a Company and its Controlling Shareholder), 5761–2001 (the “Controlling Shareholder Transaction Regulations”), the Companies Regulations (Notice and Announcement of a General Meeting and Class Meeting in a Public Company and the Addition of an Item to the Agenda), 5760–2000 (the “Notice and Announcement Regulations”), and the Companies Regulations (Written Vote and Position Statements), 5766–2005 (the “Written Vote Regulations”), regarding the convening of a Special General Meeting of the Company’s Shareholders, to be held on Wednesday, December 10, 2025, at 14:00 a.m. at the Company’s offices, 3 Atir Yeda Street, Kfar Saba (this “Transaction Report” and the “General Meeting,” respectively).

1.	Subject and resolution on the agenda of the General Meeting

1.1.	Approval of the Company’s engagement in a reverse triangular merger transaction with Magic Software Enterprises Ltd. (“Magic”)

It is proposed to approve the Company’s engagement in a merger agreement (the “Merger Agreement” or the “Agreement”) which was signed on November 3, 2025, between (a) the Company, (b) Magic, a public company whose shares are traded on NASDAQ and on the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”) and whose Controlling Shareholder is Formula Systems (1985) Ltd. (“Formula”), which is also the Controlling Shareholder of the Company, and (c) MagITrix Ltd., a private company incorporated in Israel, established for the purpose of the transaction and wholly owned by the Company, which has had and will have no business and/or other activity from the date of its incorporation (the “Target Company,” and together with the other parties, the “Parties”). The proposal also includes the approval of all actions and arrangements in connection with the Merger Agreement, all in accordance with and subject to the terms set forth in this Report and in the Merger Agreement.

1 See the Company’s Immediate Report dated March 11, 2025 (Reference No.: 2025-01-015939), the contents of which are incorporated into this Notice Report by reference.

Pursuant to the Merger Agreement, and subject to the fulfillment of the conditions precedent as set forth in Section 2.3 below, on the transaction completion date (as defined below), the Company will acquire all of the issued and paid-up share capital of Magic, on a fully diluted basis, from its shareholders through a reverse triangular merger in accordance with Sections 314 to 327 of the Companies Law. Within the framework of this merger, the Target Company will merge with and into Magic, such that all of the Target Company’s operations, assets, and liabilities will be transferred into Magic; the Target Company will be deleted from the Registrar of Companies in accordance with Section 323 of the Companies Law; and all of Magic’s shareholders, as of the last trading day of Magic’s shares on the Stock Exchange or NASDAQ (whichever is later) prior to the issuance of the merger certificate by the Registrar of Companies (the “Magic Shareholders”), will receive, by allocation from the Company, in exchange for the Magic shares they hold, ordinary shares of the Company with a nominal value of NIS 1.00 each, such that immediately following the completion of the transaction, the Magic Shareholders will hold 31.125% of the Company’s issued and paid-up share capital on a fully diluted basis2, and the shareholders who held shares of the Company immediately prior to the completion of the merger will hold 68.875% of the Company’s issued and paid-up share capital on a fully diluted basis (the “Merger,” the “Transaction,” or the “Merger Transaction,” and the “Exchange Ratio,” as applicable). Upon completion of the Merger, Magic will become a wholly owned (100%) subsidiary of the Company, its shares will be delisted from trading on NASDAQ and on the Stock Exchange, and Magic will become a private company. For a description of the principal terms of the Merger Agreement, see Section 2 below.

Considering that Formula is the Controlling Shareholder of both the Company and Magic, and in view of the materiality of the transaction to the Company, the Company’s Board of Directors appointed an independent committee whose members are solely directors of the Company who are external and independent directors (the “Special Committee” or the “Independent Committee” or the “Committee,” as applicable), for the purpose, inter alia, of examining the advisability of the transaction, considering alternatives to the transaction, conducting negotiations regarding the transaction and its terms, including the consideration to which Magic’s shareholders will be entitled within the framework of the transaction, conducting due diligence in connection with the transaction, deciding whether to approve or reject the engagement in the transaction, and presenting the Committee’s recommendations to the Company’s Board of Directors. The negotiations regarding the transaction were conducted by the Special Committee with a board committee of Magic composed solely of external and independent directors appointed by Magic’s Board of Directors. For additional details regarding the activity of the Independent Committee, see Section 3 below.

2 For the purpose of determining the number of Consideration Shares to be allocated to the shareholders of Magic, the term “issued and paid-up share capital of the Company on a fully diluted basis” shall mean the issued and paid-up share capital of the Company as of the end of the seventh trading day prior to the completion date of the transaction (the “Calculation Date”), assuming the theoretical exercise of all options that will be outstanding in the Company’s share capital on the Calculation Date, where the number of shares allocated as a result of such option exercises shall be calculated according to the Net Exercise method, based on the closing price of each share of the Company on the Calculation Date.

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For a description of Magic’s business, see the outline of Magic’s operations prepared in accordance with the First Schedule of the Securities Regulations (Details of Prospectus and Draft Prospectus – Structure and Form), 5729–1969 (the “Prospectus Details Regulations”), attached as Appendix B to this Report, which also includes the Board of Directors’ explanation of Magic’s affairs for the one-year period ended December 12, 2024, and for the six- and three-month periods ended June 30, 2025. Magic’s audited consolidated financial statements as of December 31, 2024, and its reviewed consolidated financial statements as of June 30, 2025, are attached as Appendices C1 and C2 to this Report, prepared in accordance with IFRS, pursuant to the foreign law applicable to Magic as a Foreign Private Issuer (FPI) and by virtue of Chapter E3 of the Securities Law as a dual-listed company. Also attached as Appendix D to this Report is a fairness opinion prepared by Prometheus Economic Consulting Ltd., assessing the fairness of the consideration in the transaction (the “Fairness Opinion”).

The completion and execution of the Merger are subject to the fulfillment of the conditions precedent detailed in Section 2.3 below, including the approval of the Merger Transaction by the Special General Meeting of the Company’s Shareholders convened pursuant to this Report.

It should be clarified that as of the date of this Report, there is no certainty that all the conditions precedent required for the completion of the transaction will be fulfilled, including the receipt of all necessary approvals for its completion, and therefore there is no certainty that the transaction will be completed, even if it is approved by the General Meeting convened pursuant to this Report.

Proposed Resolution:

“To approve the Company’s engagement in the Merger Agreement dated November 3, 2025, between the Company, Magic, and the Target Company, including all its terms and appendices, whereby, subject to the fulfillment of the conditions precedent included in the Merger Agreement, on the transaction completion date (as defined in the Merger Agreement), a reverse triangular merger shall be effected pursuant to Sections 314 to 327 of the Companies Law, within the framework of which the Target Company shall merge with and into Magic, the Target Company shall be liquidated, and Magic shall become a private company wholly owned by the Company, in consideration for the allocation of the Allocated Shares (as defined below) by the Company to the shareholders of Magic, and including the approval of all actions and arrangements in connection with the execution of the Merger Transaction, all in accordance with and subject to the terms set forth in this Report and in the Merger Agreement.”

1.2.	Increase of the Company’s Registered Share Capital and Amendment to the Company’s Articles of Association

It is proposed to increase the Company’s registered share capital from NIS 100,000,000, divided into 100,000,000 ordinary shares of NIS 1.00 par value each, to NIS 200,000,000, divided into 200,000,000 ordinary shares of NIS 1.00 par value each.

It is further proposed to amend Section 4.1 of the Company’s Articles of Association accordingly, so that it shall read as follows:

“4.1 The registered share capital of the Company shall be NIS 200,000,000, divided into 200,000,000 ordinary shares of NIS 1.00 par value each”

Proposed Resolution:

“To approve the increase of the Company’s registered share capital to 200,000,000 ordinary shares of NIS 1.00 par value each, and to amend Section 4.1 of the Company’s Articles of Association accordingly.”

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Below are additional details regarding the resolution listed in Section 1.1 above - approval of the Company’s engagement in a reverse triangular merger transaction with Magic:

2.	Principal Terms of the Merger Agreement

2.1.	The Merger Transaction and the Merger Consideration

2.1.1.	Pursuant to the provisions of the Merger Agreement, subject to the fulfillment of the conditions precedent as detailed in Section 2.3 below, on the transaction completion date (as defined below), the Company shall acquire all of the issued and paid-up share capital of Magic, on a fully diluted basis, from its shareholders through a reverse triangular merger pursuant to Sections 314 to 327 of the Companies Law. Within the framework of the merger, the Target Company shall merge with and into Magic, all of the Target Company’s operations, assets, and liabilities shall be transferred into Magic, the Target Company shall be deleted from the Registrar of Companies in accordance with Section 323 of the Companies Law, and the Magic shareholders shall receive, by allocation from the Company, in exchange for the Magic shares they hold, ordinary shares of the Company with a nominal value of NIS 1 each, such that immediately following the completion of the transaction, the Magic shareholders shall hold 31.125% of the Company’s issued and paid-up share capital on a fully diluted basis, and the shareholders who held shares in the Company immediately prior to the completion of the Merger shall hold 68.875% of the Company’s issued and paid-up share capital on a fully diluted basis[1] (the “Consideration Shares” or the “Allocated Shares”)[3]. Upon completion of the Merger, Magic shall become a wholly owned (100%) subsidiary of the Company, its shares shall be delisted from trading on NASDAQ and on the Stock Exchange, and Magic shall become a private company.

2.1.2.	Based on the Company’s issued and paid-up share capital on a fully diluted basis (as defined in footnote 1 above) as of the date of this Report, the number of Consideration Shares is estimated at 28,885,574 ordinary shares of the Company with a nominal value of NIS 1 each, such that, based on the Company’s current share capital as of the date shortly prior to the publication of this Report, each Magic shareholder will be entitled to receive 0.5883 Company shares for each Magic share held by such shareholder.[4] It is clarified that, in accordance with the definition of “the Company’s issued and paid-up share capital on a fully diluted basis” in footnote 1 above, the Company shall recalculate its fully diluted share capital as of the close of trading on the seventh trading day prior to the completion date of the transaction, and the exact number of Consideration Shares shall be determined based on that calculation. The Company shall publish an Immediate Report including the final calculation of the number of Consideration Shares no later than four business days prior to the completion date of the transaction.

3 It is clarified that the Company shall not allocate fractional/fragment shares, and that if the number of Consideration Shares to which a Magic shareholder is entitled amounts to a non-whole number, the total number of Consideration Shares shall be rounded such that a fractional share lower than 0.5 (exactly) shall be rounded down to the nearest whole number, and a fractional share equal to or greater than 0.5 (exactly) shall be rounded up to the nearest whole number.

4 Calculated in accordance with the definition of "the Company’s issued and paid-up share capital on a fully diluted basis" in footnote 2 above, based on the closing price of the Company’s shares on November 2, 2025.

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2.1.3.	The Merger Consideration was determined through negotiations between the independent committees of the Company and of Magic, with the assistance of external and independent advisors, and was approved by the Company’s Board of Directors following the approval of the Independent Committee and the Audit Committee of each party, based, inter alia, on fairness opinions obtained by each of the independent committees of the Company and of Magic from an external valuation expert regarding the financial fairness of the consideration from the perspective of their respective shareholders. Attached as Appendix D to this Report is the fairness opinion prepared by Prometheus Economic Consulting Ltd. for the Company’s Independent Committee, evaluating the fairness of the consideration in the transaction. For further details regarding the method of determining the consideration, see Section 4.2 below.

2.1.4.	The Consideration Shares shall be allocated to the Magic shareholders or to a trustee appointed on their behalf pursuant to Section 103t of the Income Tax Ordinance, in accordance with the Tax Ruling (as such terms are defined below), subject to the provisions of the Tax Ruling, as fully paid-up shares, free and clear[5] of any encumbrances, and equal in all respects to the Company’s ordinary shares. Subject to receipt of the Stock Exchange’s approval as stated in Section 2.3 below, the Consideration Shares shall be listed for trading on the Stock Exchange.

2.1.5.	For details regarding the manner of payment of the Merger Consideration to Magic’s shareholders by the Company on the completion date, see Section 2.7 below.

2.1.6.	For this purpose, voting at Magic’s General Meeting and the receipt of the Consideration Shares shall be deemed a share purchase pursuant to a prospectus, as defined in the Securities Law, and/or pursuant to any other offering document under the applicable law in the United States. For the avoidance of doubt, the date of approval by Magic’s General Meeting shall be deemed the expiration date of the invitation period prescribed by the Securities Law for disclosure obligations under such prospectus.

2.2.	Transaction Completion Date

The Merger Agreement provides that the transaction shall be completed on the tenth business day following the date on which all of the conditions precedent for completion of the transaction, as detailed in Section 2.3 below, have been fulfilled (other than any conditions precedent whose fulfillment has been waived, in whole or in part, by a party entitled to do so), unless another date is agreed upon by all parties (the “Transaction Completion Date” or the “Completion Date”).

5 From any right of any third party, of any kind or type whatsoever, except for limitations imposed by the Tax Ruling, if any.

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2.3.	Conditions Precedent to Completion of the Transaction

2.3.1.	The completion of the transaction under the Merger Agreement is subject to the fulfillment of all of the following conditions (the “Conditions Precedent”):

2.3.1.1.	Conditions precedent applicable to all parties for completion of the transaction: the obligations of all parties to complete the transaction pursuant to the Merger Agreement are subject to the fulfillment, prior to or on the Completion Date, of each of the following conditions (any of which may be waived, in whole or in part, jointly by all parties, except for conditions whose fulfillment is required by law): (a) Approval of the Merger Transaction by the General Meeting of the Company’s shareholders and by Magic’s General Meeting, by the majority required under Section 275 of the Companies Law; (b) Receipt of Stock Exchange approval for the listing of the Consideration Shares for trading thereon; (c) Publication by the Company of a shelf offering report for the allocation of the Consideration Shares and receipt of the Israel Securities Authority’s permit for its publication (to the extent required); (d) Receipt of a pre-ruling from the Israel Tax Authority pursuant to Section 103t of the Income Tax Ordinance [New Version], 5721–1961, and all regulations, rules, and orders promulgated thereunder (the “Income Tax Ordinance”), regarding the tax arrangement applicable to the sale of Magic shares in exchange for the Merger Consideration and the exemption from withholding tax at source to be granted to the Company in connection with payment of the Merger Consideration (the “Tax Ruling”), in wording not materially different from the draft Tax Ruling attached to the Merger Agreement, providing, inter alia, that the share exchange (and the payment of the Merger Consideration) under the Merger Transaction is exempt from tax in Israel pursuant to Section 103t of the Income Tax Ordinance; (e) As of the Completion Date, there shall be no legal impediment of any kind to the completion of the transaction, including that no judicial order preventing completion of the transaction pursuant to the Merger Agreement shall have been issued and remain in effect; (f) At least thirty (30) days shall have elapsed since the date of the General Meeting’s resolution in each of the merging companies, and at least fifty (50) days shall have elapsed since the date on which the merger notices were submitted to the Registrar of Companies, and the Registrar of Companies shall have issued a certificate pursuant to Section 323(5) of the Companies Law attesting to the completion of the merger; (g) The waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as applicable in connection with the transaction, shall have expired or been terminated, and no regulatory or judicial authority in the United States shall have issued any order or decision, which remains in effect, that prohibits, prevents, restricts, or renders illegal the completion of the transaction; (h) The parties shall have entered into a trust agreement with the trustee for the specific Consideration Shares, as detailed in Section 2.5.7 below.

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2.3.1.2.	Conditions precedent to completion of the transaction by Magic: Magic’s obligation to complete the transaction pursuant to the Merger Agreement is subject to the fulfillment, prior to or on the Completion Date, of each of the following conditions (any or all of which Magic may waive, in whole or in part, at its discretion): (a) The representations made by the Company and the Target Company in the Agreement shall be true and correct in all material respects also as of the Completion Date (other than representations and warranties that are made as of a specific date, which shall be required to be true only as of such specific date); (b) Neither the Target Company nor the Company shall have breached any of their material obligations under the Merger Agreement (subject to the right to cure such breaches as detailed in the Agreement); (c) From the date of signing the Merger Agreement and until the later of: (1) the date of the convening of the General Meeting of the Company and of Magic (whichever is later); and (2) subject to the parties’ agreement regarding the occurrence of a Material Adverse Change (as defined in the Merger Agreement) – the date of receipt of the final regulatory approvals required for completion of the transaction, excluding the issuance of the merger certificate by the Registrar of Companies (the “Review Period”), no Material Adverse Change (as defined in the Merger Agreement) shall have occurred with respect to the Company and/or the Target Company.

2.3.1.3.	Conditions precedent to completion of the transaction by the Company and the Target Company: The obligations of the Company and the Target Company to complete the transaction pursuant to the Merger Agreement are subject to the fulfillment, prior to or on the Completion Date, of each of the following conditions (any or all of which the Company and the Target Company may waive, in whole or in part, at their discretion): (a) The representations made by Magic in the Agreement shall be true and correct in all material respects also as of the Completion Date (other than representations and warranties that are made as of a specific date, which shall be required to be true only as of such specific date); (b) Magic shall not have breached any of its material obligations under the Merger Agreement (subject to the right to cure such breaches as detailed in the Agreement); (c) During the Review Period, no Material Adverse Change (as defined in the Merger Agreement) shall have occurred with respect to Magic; and (d) Receipt of the approvals of Magic’s financing institutions, as specified in the Merger Agreement, for the transaction.

2.3.2.	With respect to the conditions precedent set forth in Sections 2.3.1.1(b), (c), (d), and (g) above, relating to the receipt of regulatory approvals, the parties agreed that if any such regulatory approval is obtained but includes conditions that materially burden any of the parties, the parties shall act to remove or mitigate such conditions, and if unsuccessful, the party for whom such regulatory approval includes a materially burdensome condition may notify that the condition precedent of obtaining such regulatory approval has not been fulfilled.

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2.4.	Representations and undertakings of the Company, Magic, and the Target Company

The Merger Agreement includes representations and warranties made by the Company with respect to itself, its group companies, and the Target Company, as well as representations and warranties made by Magic with respect to itself and its group companies, covering subjects such as incorporation, capital and securities, authority to enter into the transaction, conduct in the ordinary course of business, reports and financial statements, subsidiaries, taxes, legal proceedings, intellectual property, employees, cyber events, and financing agreements, as customary in agreements of this nature.

Upon completion of the Merger, the aforementioned representations shall expire (except with respect to a claim by Matrix against the representations and warranties insurance policy referred to in Section 2.9.3 below, and in accordance with its terms), and neither party to the Merger Agreement shall have any claim or demand against the other party and/or its officers regarding the inaccuracy of any of the representations, in whole or in part.

2.5.	Actions and undertakings of the parties during the interim period

2.5.1.	The Merger Agreement provides that during the period from the signing of the Merger Agreement until the Completion Date or the lawful termination of the Agreement by any of the parties pursuant to its terms (whichever occurs earlier) (the “Interim Period”), and subject to applicable law, the business of each party and its controlled companies shall be conducted in the ordinary course of business, so that no changes shall occur therein that are not in the ordinary course of business, and no actions or undertakings shall be taken that could materially adversely affect the assets, business, or financial condition of any of the parties or their controlled companies, or their ability to complete the transaction pursuant to the Agreement.

2.5.2.	Without derogating from the generality of Section 2.5.1 above, the parties have undertaken not to take or commit to take, and to exercise their control over their subsidiaries to ensure that they do not take or commit to take, during the Interim Period, inter alia, the following actions: allocations of securities; amendments to the articles of association; material investments; assumption or incurrence of material debt; material changes to the terms of bonds or material financing agreements; material engagements with the Controlling Shareholder or any transaction in which the Controlling Shareholder has a personal interest; material engagements with a shareholder or any transaction in which a shareholder has a personal interest; material engagements with an officer or any transaction in which an officer has a personal interest; transactions relating to merger, reorganization, dissolution, liquidation, restructuring, or the filing of a petition for liquidation or for the appointment of a temporary liquidator, receiver, special manager, or for a creditors’ arrangement or stay of proceedings, or any similar proceeding; any action reasonably expected to materially impair or hinder completion of the transaction or to render the representations made by such party inaccurate in any material respect; changes in accounting policies or reporting principles or in tax policies and methods; material changes in existing lines of business; material acquisition, sale, transfer, or encumbrance of any business, corporation, or entity; disposition of material assets; material grant or material change in compensation or other benefits; all subject to the conditions and exceptions set forth in the Agreement.

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2.5.3.	Pursuant to the provisions of the Agreement, during the Interim Period, the Company and Magic shall be entitled to make distributions (as defined in the Companies Law) only in accordance with their dividend distribution policy as in effect on the date of signing the Agreement (and for the avoidance of doubt, neither shall distribute more than 75% of their net income attributable to shareholders). For the avoidance of doubt, such distribution shall not affect or alter the Exchange Ratio or the Merger Consideration. During the Interim Period, subsidiaries of the Company and of Magic that are not wholly owned shall be entitled to declare and make dividend distributions (as defined in the Companies Law) only in an amount that does not exceed the amount permitted for distribution under their existing dividend distribution policy, their articles of association, or any contractual obligation in effect as of the signing date of the Merger Agreement (collectively in this Section: the “Dividend Obligation”), and in respect of subsidiaries that do not have a Dividend Obligation – in an amount not exceeding the dividend rate customarily distributed by them, consistent with past practice.

2.5.4.	In light of the material weakness identified in Magic’s internal control over financial reporting[6], as reported by Magic in its financial statements (the “Material Weakness”), and following specific reviews conducted on this matter by the Special Committee and its advisors specializing in this field, as well as Magic’s actions to remediate the Material Weakness and to continuously improve its internal controls over financial reporting, including the engagement of advisors and the formulation of a plan for such purpose (the “Material Weakness Remediation Plan”), Magic undertook that during the Interim Period it shall act diligently and thoroughly and shall continue formulating and implementing the Material Weakness Remediation Plan, in order to ensure that its internal controls are designed and operate effectively so as to detect or prevent material misstatements in its financial statements. Magic also undertook to implement such internal controls and to assess their effectiveness within the period specified in the Agreement.

2.5.5.	The Company undertook that no later than five business days prior to the General Meeting convened pursuant to this Report (or within another period coordinated with the Israel Securities Authority), it shall publish a shelf offering report under its shelf prospectus dated July 17, 2025, for the purpose of issuing the Consideration Shares.

6 Under the Sarbanes-Oxley Act of 2002, which originated from the fact that documentation supporting the performance of certain internal controls within its revenue cycle, relating to professional services provided by entities in the United States, was not maintained in a comprehensive manner.

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2.5.6.	The parties agreed that promptly following the signing of the Merger Agreement, and no later than 14 days after the date of signing, each of the Company and Magic shall publish a notice convening a Special General Meeting of its shareholders to approve the Merger Transaction in accordance with the provisions of the Companies Law (including pursuant to Sections 270(4) and 275 of the Companies Law), and that the Company shall publish on NASDAQ an offering document for its shares in accordance with the U.S. securities laws. It was further agreed that within three (3) days of the date of convening Magic’s General Meeting for approval of the Merger, each of the merging companies shall file a merger proposal with the Registrar of Companies as required under Section 317 of the Companies Law and the Merger Regulations.

2.5.7.	The parties undertook to act and cooperate with one another to comply with all provisions of law in connection with the Merger Transaction and to complete the transaction, and to use reasonable commercial efforts to obtain all consents, approvals, or permits required for the completion of the transaction.

2.5.8.	Engagement in a trust agreement with the trustee of the specific Consideration Shares Subject to applicable law, the notice convening the General Meeting to be published by Magic for approval of the Merger Transaction shall also include a Transmittal Notice, which the Magic shareholders who do not hold their Magic shares through Magic’s nominee company (i.e., the Nominee Company of the Tel Aviv Stock Exchange Ltd.) (the “Magic Nominee Company”) shall be requested to sign, in which such shareholders shall be required to provide details of the TASE member account through which the Consideration Shares will be held on their behalf[7] (the “Transmittal Notice”).

During the Interim Period, the parties shall enter into a trust agreement with a trustee who shall serve as trustee for the benefit of Magic’s shareholders who do not hold their Magic shares through the Magic Nominee Company and who shall not have submitted, by the deadline to be determined in the notice convening Magic’s General Meeting for approval of the Merger Agreement and the Merger Transaction, a duly signed Transmittal Notice (the “Trustee of the Specific Consideration Shares” and the “Specific Shareholders,” respectively). Pursuant to the trust agreement, on the Completion Date, the Company shall allocate to the Trustee of the Specific Consideration Shares the Consideration Shares to which the Specific Shareholders are entitled. The Trustee of the Specific Consideration Shares shall serve as trustee for the Specific Shareholders in accordance with the provisions of the trust agreement to be executed with it.

2.6.	No Solicitation; Competing Acquisition Proposal

The Agreement sets forth the following provisions with respect to each of the Company and Magic (in this Section, the “Relevant Company”):

7 Including through a foreign financial institution that holds a member account on the Stock Exchange.

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2.6.1.	During the Interim Period, the Relevant Company shall not initiate, encourage, solicit, or invite any third party to submit a Competing Acquisition Proposal (as defined below); shall not provide to any third party any information (especially non-public information) that could reasonably be expected to lead to the submission of a Competing Acquisition Proposal; shall not engage in discussions, negotiations, inquiries, or correspondence in connection with such a proposal; and shall not promote or enter into a memorandum of understanding, term sheet, or agreement with respect to a Competing Acquisition Proposal. The Relevant Company also undertook to ensure that its controlled companies, directors, officers, employees, representatives, and advisors (and those of its subsidiaries) shall not act in contravention of the foregoing. A breach of these obligations shall constitute a material breach of the Merger Agreement.

2.6.2.	For this purpose:

A “Competing Acquisition Proposal of Magic” is defined as any transaction (or series of related transactions) other than the transaction provided for in the Agreement, involving the acquisition of 51% or more of Magic’s share capital or voting rights, or any transaction as a result of which a third party shall hold, directly or indirectly, 51% or more of Magic’s issued share capital or voting rights, or the acquisition, sale, or transfer of 51% or more of its assets or business, or any structural change, reorganization, liquidation, or similar process relating to Magic, as well as any allocation (individually or in the aggregate) of 25% or more of its issued share capital.

A “Competing Acquisition Proposal of the Company” is defined as any transaction or series of related transactions as a result of which the Company would become a private company and/or be delisted from trading on the Stock Exchange.

2.6.3.	Notwithstanding the foregoing, until the date of the convening of the General Meeting to approve the Merger Transaction, the Board of Directors of the Relevant Company may, provided that the proposal was not made as a result of a breach of the Relevant Company’s obligations as stated above, engage with a party that has independently and in writing submitted a Competing Acquisition Proposal of the Relevant Company which, following a preliminary review by the Board of Directors of the Relevant Company and after consultation with its external legal and financial advisors, is determined to potentially constitute a Superior Proposal for the Relevant Company. In such case, the Board of Directors may clarify the terms of the proposal, and if it determines in good faith, after consultation with external advisors as stated above, that the proposal is indeed superior and that refraining from discussing it would constitute a breach of the directors’ duties under Israeli law, the Board of Directors may negotiate with the bidder regarding the Competing Acquisition Proposal and provide such bidder with non-public information relating to the Relevant Company, subject to the conditions detailed in the Merger Agreement. For this purpose, a “Superior Proposal” means a proposal for a Competing Acquisition Proposal which the Board of Directors of the Relevant Company determines in good faith, after consultation with external legal and financial advisors, and after taking into account all relevant legal, economic, regulatory, and timing aspects of both the Competing Acquisition Proposal and the Merger Transaction under the Merger Agreement, as well as all other relevant aspects of the transaction, including Formula’s notice[8] and the likelihood of completion of the Competing Acquisition Proposal, that it is superior to the Merger Transaction from the perspective of the shareholders of the Relevant Company (in their capacity as such), even after considering the payment of the Termination Fee (as defined below) by the Relevant Company in the event of termination of the Merger Agreement due to the acceptance of the Superior Proposal.

8 Prior to the execution of the Merger Agreement, Formula delivered to the parties a written undertaking stating that it undertakes to vote in favor of approving the Merger Transaction and the resolutions related thereto at the general meetings of Matrix and Magic, on whose agendas the approval of the Merger Transaction appears, and further stated to the parties that it will not sell its shares in Magic and in Matrix in a manner that would cause it to cease being the sole controlling shareholder of Magic and of Matrix for a period of at least 15 months from the date of signing the Merger Agreement.

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2.6.4.	The Relevant Company shall notify the other party in writing, within two business days of receiving an approach that may reasonably lead to a Competing Acquisition Proposal or of a board resolution relating thereto, of the receipt of a Competing Acquisition Proposal, including the identity of the bidder, the material terms of the proposal, and the board’s intention to engage in discussions and/or provide non-public information, and shall also provide the other party with any non-public information delivered to the bidder. The Relevant Company shall update the other party within two business days regarding any material change in the terms or status of the Competing Acquisition Proposal.

2.6.5.	If the board of directors of the Relevant Company determines, prior to the convening of the General Meeting to approve the Merger Transaction, that a Superior Proposal has been received, not as a result of a breach of the Merger Agreement, the Board of Directors of the Relevant Company may publicly withdraw its decision to approve the Merger Transaction under the Merger Agreement and approve or recommend supporting the Superior Proposal (a “Board Decision Change”). Such a Board Decision Change shall be permitted only if the Relevant Company provides the other party with at least five business days’ prior written notice of its intention to adopt a Board Decision Change and terminate the Merger Agreement as a result of receiving a Superior Proposal, and provided that the Relevant Company allows a negotiation period of seven business days with the other party for the purpose of negotiating amendments to the Merger Agreement. After such period, if the Board of Directors of the Relevant Company determines that, even after the updated proposal submitted by the other party, the competing proposal remains superior, the Relevant Company shall be entitled to terminate the Merger Agreement subject to payment of the Termination Fee to the other party. The foregoing shall also apply with respect to any amendment to a Competing Acquisition Proposal.

2.6.6.	The Termination Fee, in the amount of thirty-five (35) million NIS, shall be paid within seven business days from the date of the Board Decision Change, regardless of whether or not the Superior Acquisition Transaction is completed.

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2.7.	Payment of the Merger Consideration

2.7.1.	On the Completion Date, the Company shall allocate to Magic’s shareholders the Merger Consideration, as follows, all subject to the Stock Exchange’s rules and the bylaws of the Stock Exchange Clearing House:

-	Allocation to non-registered holders

With respect to shareholders who hold their Magic shares through the Magic Nominee Company, the Company shall allocate the Consideration Shares to the Magic Nominee Company (the “Consideration Shares of Non-Registered Holders”), and such shares shall be registered in the name of the Magic Nominee Company in the Company’s shareholders register.

-	Allocation to registered holders

With respect to Magic shareholders registered in Magic’s shareholders register, the Company shares shall be allocated to them through the Magic Nominee Company (subject to its consent) in the same manner as for the non-registered holders, against the delivery of a Magic share certificate or a duly notarized affidavit stating that the shareholder does not hold a Magic share certificate and that they shall indemnify the Company for any damage that may result therefrom (the “Consideration Shares of Registered Holders”). Such registered holders shall provide their details (TASE member account and any other information as required) prior to the allocation of the Consideration Shares of Registered Holders.

The Company shall reserve, within its registered share capital, for a period of seven years, Consideration Shares for any registered holder who has not provided the required details as aforesaid, and shall allocate to such holder the Merger Consideration due to them upon the delivery of the share certificate (or a duly notarized affidavit stating that they do not hold a Magic share certificate and that they shall indemnify the Company for any damage that may result therefrom) and any identifying document as may be required at the Company’s sole discretion and in accordance with the requirements of the Nominee Company.

-	Payment to the Specific Shareholders

The Consideration Shares for the Specific Shareholders shall be allocated to the Trustee of the Specific Consideration Shares.

2.8.	Termination of the Merger Agreement

2.8.1.	Until the Completion Date, the parties may, by mutual written consent (and with respect to the Company and Magic, following the recommendation of their respective Independent Committees), terminate the Merger Agreement at any time and for any reason.

2.8.2.	Without derogating from the foregoing, the Agreement may be terminated by either the Company or Magic (following the recommendation of its Special Committee), during the period between the signing date of the Agreement and the Completion Date, by written notice to the other party, upon the occurrence of one or more of the following events:

(a)	The conditions precedent have not been fulfilled by May 1, 2026 (the “Final Date for Fulfillment of the Conditions Precedent”), provided that a party whose actions or omissions caused or materially contributed to the non-fulfillment of any of the conditions precedent by such date shall not be entitled to terminate the Agreement on such grounds;

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(b)	A final judicial order has been issued, the result of which prevents the completion of the Merger.

2.8.3.	Magic shall be entitled to terminate the Agreement by notice to the other parties to the Agreement at any time prior to the convening of its shareholders meeting for approval of the transaction under the Agreement, if Magic’s Board of Directors has adopted a Board Decision Change as set forth in Section 2.6 above, subject to payment of the Termination Fee to the Company.

2.8.4.	The Company shall be entitled to terminate the Agreement by notice to the other parties to the Agreement at any time prior to the convening of its shareholders meeting for approval of the transaction under the Agreement, if the Company’s Board of Directors has adopted a Board Decision Change as set forth in Section 2.6 above, subject to payment of the Termination Fee to Magic.

2.8.5.	In the event of termination of the Agreement as set forth in this Section 2.8, neither the parties, their shareholders, nor any third party shall have any claim or demand in connection therewith, including any cause or right of action against any officer, director, or shareholder of any of the parties to the Agreement, except for claims relating to breaches of obligations under the Agreement, if and to the extent breached.

2.9.	Insurance, Exemption, and Indemnification

2.9.1.	Under the Merger Agreement, the Company undertook that from the Completion Date of the Merger Transaction and until the end of seven years thereafter or the expiration of the applicable statute of limitations under law (whichever is later), it shall ensure that Magic (following its merger with the Target Company) fulfills all of Magic’s obligations under all exemption and indemnification agreements and arrangements in favor of Magic’s officers as in effect on the Completion Date. The Company also undertook to ensure that Magic (following its merger with the Target Company) continues to fulfill all indemnification and exemption obligations towards Magic’s advisors relating to the Merger Transaction as detailed in the Agreement, all in accordance with applicable law and their engagement terms.

2.9.2.	The Merger Agreement includes a provision stating that prior to the completion of the transaction, Magic shall procure a directors’ and officers’ liability insurance policy of the Run-Off type, for a period of seven (7) years from the Completion Date, to insure the liability of all directors and officers of Magic as they served prior to the Completion Date, in respect of acts, omissions, or events occurring up to (and including) the Completion Date, with coverage amounts and terms no less favorable than the existing coverage for Magic’s directors and officers as of the date immediately preceding the Completion Date, provided that the premium for such policy shall not exceed the cap set forth in the Agreement. If necessary, the Company shall take any actions required after the Completion Date to maintain the full validity of the Run-Off policy.

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2.9.3.	The Merger Agreement provides that the Company may enter into a representations and warranties liability insurance policy with an insurer of its choice (the “Insurer” and the “Representations and Warranties Insurance Policy,” respectively). Magic and/or any of its representatives and its shareholders shall have no responsibility, obligation, or liability in connection with the Representations and Warranties Insurance Policy (except that Magic’s management shall cooperate with the Insurer and provide it with information as reasonably required during the Insurer’s underwriting and due diligence process). The Company alone shall bear, following the Completion Date, all costs related to the procurement of the Representations and Warranties Insurance Policy. For the avoidance of doubt, nothing herein shall be deemed to obligate the Company to enter into any such insurance policy.

For the avoidance of doubt, as of the date of this Report, there is no certainty that the Company will enter into a Representations and Warranties Insurance Policy, or regarding the scope and terms thereof, and any such engagement shall be made at the sole discretion of the Company.

2.10.	Confidentiality; Notices and Reports; Expenses

The Merger Agreement includes customary provisions regarding confidentiality and the making of notices and reports in connection with the transaction. The Merger Agreement further provides that each party shall bear the expenses imposed on it in connection with the Merger Agreement and its execution.

3.	Disclosure Regarding the Special Committee for Negotiations in Transactions with a Controlling Shareholder in Accordance with the Israel Securities Authority Staff Legal Position No. 101-23

3.1.	Background for the establishment of the Independent Committee and its authority

On August 15, 2023, the Company’s Board of Directors approached Magic’s Board of Directors with a proposal to conduct negotiations regarding entering into a Merger Agreement with the Company (the “Merger Proposal”).

Following Magic’s Board of Directors’ agreement to negotiate, and in order to examine the possibility of carrying out the Merger Transaction, on August 9, 2023, the Company’s Board of Directors established from among its members a special committee (the “Independent Committee”). The members of the Independent Committee who deliberated and unanimously approved the Merger Agreement are Mr. Tal Barnoach (External Director and Chairperson of the Committee)9, Mr. Pini Greenfield (Independent Director), and Ms. Limor Bar-On10 (External Director). For additional information regarding the members of the Independent Committee, see Article 26 in Part D of the Company’s 2024 Periodic Report dated March 16, 2025 (Reference No.: 2025-01-017214), incorporated herein by reference. Accordingly, the members of the Independent Committee have no affiliation with the Company, Magic, or the Controlling Shareholder of the Company and of Magic, and have no personal interest in the Merger Transaction.

9 Who, as of February 19, 2024, replaced Mr. Itiel Efrat, who served as an External Director of the Company and as Chairperson of the Committee prior thereto.

10 Who, as of May 27, 2024, replaced Ms. Yafit Karet, who served as an External Director of the Company and as a member of the Committee prior thereto.

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The Company’s Board of Directors authorized the Independent Committee to approve or reject the proposed Merger Transaction (and to make its approval subject to conditions, as it deems appropriate) and to submit its recommendation regarding the Merger Transaction to the Company’s Board of Directors. In this framework, the Independent Committee was authorized to review the Merger Proposal, determine the negotiation strategy for the merger terms in the best interest of the Company, and conduct negotiations regarding the transaction; to evaluate the advisability of the Merger Transaction; to carry out due diligence as it deemed appropriate; to examine potential structures and/or alternatives for executing the transaction (including the alternative of not executing it at all); to review relevant legal, economic, and business aspects; to analyze the implications of the transaction for the Company’s overall operations, including possible synergies, costs of the process, tax implications, accounting impacts, and similar matters — all at the Committee’s discretion and with the primary objective of promoting the best interests of the Company and its shareholders.

The Independent Committee was also authorized to appoint any advisors necessary for its examination of the proposed Merger Transaction, including financial, accounting, and legal advisors, independent of the Controlling Shareholder, and to obtain opinions from them and determine the terms of their engagement. In addition, the Committee was authorized to obtain any information or documents relevant for evaluating the Merger Transaction, and for that purpose, to consult with members of the Company’s management to receive information and documents necessary to assist the Committee in its examination, in cases the Committee deemed appropriate. This included cases in which the Committee considered management to have an inherent advantage due to its professional understanding of the markets in which the Company and Magic operate, provided that the Committee exercised close oversight of the process and of management’s involvement, in accordance with the Committee’s internal procedures.

3.2.	Work Process of the Special Committee

The Special Committee served from its establishment until the date of the Company’s Board of Directors’ approval of the Merger Transaction and the signing of the Merger Agreement on November 3, 2025. The Independent Committee conducted a comprehensive, thorough, and in-depth process in order to make well-informed decisions regarding the approval procedure of the transaction, without the presence of representatives of the Controlling Shareholder. In this context, the Special Committee carried out the following actions:

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3.2.1.	Appointment of independent legal, financial, and accounting advisors:

As legal counsel to the Independent Committee, the law firm Herzog, Fox & Neeman was appointed, specializing, inter alia, in corporate and securities law and in mergers and acquisitions, including the representation of independent committees in significant merger and acquisition transactions involving controlling shareholders (the “Legal Advisors”).

As financial advisor to the Independent Committee, the international investment bank Jefferies LLC was appointed, having experience in complex merger transactions and specific expertise in analyzing the financial aspects of transactions, including assessing alternatives in light of the Company’s strategic objectives and needs (the “Financial Advisors”).

As accounting and tax advisor to the Committee, the accounting firm KPMG Israel Somekh Chaikin was appointed, specializing in audit, accounting, taxation, and financial consulting, with extensive experience in matters relating to accounting and tax due diligence and the ability and qualifications to advise the Committee on such issues (the “Accounting Advisors”).

In most of the meetings of the Independent Committee, Mr. Eliezer Oren, a director of the Company, also participated as an advisor. He is not entitled to any compensation from the Company other than the remuneration paid to external directors in accordance with the Companies Regulations (Rules Regarding Compensation and Expenses of an External Director), 5760–2000, and he possesses extensive business and managerial experience in the technology and software industries, with particular expertise in mergers and acquisitions in the software services sector.

For the preparation of the Fairness Opinion, the firm Prometheus Economic Consulting Ltd. was appointed, which has experience advising independent committees in transactions with controlling shareholders and familiarity with the markets in which the Company and Magic operate (the “Valuation Expert”).

The process of appointing the Legal, Financial, and Accounting Advisors, as well as the appointment of the Valuation Expert, was conducted following consideration of alternative candidates and an examination, inter alia, of the advisors’ experience in comparable transactions and processes, as well as based on the professional and personal impression of the members of the Independent Committee, and after verifying the absence of dependency or conflict of interest on the part of the advisors.

3.2.2.	Guidelines for the work of the Independent Committee:

Since the commencement of its work, the Independent Committee operated in accordance with procedures it adopted, as well as in accordance with the guidelines provided by its Legal Advisors, who reviewed and recommended the guiding principles for its activity as an independent board committee, while maintaining a structured and independent process in accordance with proper corporate governance practices. The Committee independently determined its work procedures, meeting schedule, agendas, the identity of meeting participants, required working materials, documentation methods, and any other matters related to its operations.

The Independent Committee conducted negotiations with representatives of Magic’s Independent Committee under conditions ensuring independence and confidentiality. These negotiations included discussions concerning the Exchange Ratio under the Merger Transaction with representatives of Magic’s Independent Committee, which were conducted solely by and through the Company’s Independent Committee and its representatives (and not by the Company or any of its other organs).

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3.2.3.	Fairness Opinion:

As part of its work, the Committee received a Fairness Opinion from Prometheus Economic Consulting Ltd., attached as Appendix D to this notice, which was prepared , inter alia, using a discounted cash flow analysis method. In addition, the share prices of the Company and of Magic over time and analysts’ market analyses were reviewed, sensitivity tests were conducted, and more. The conclusion of the Fairness Opinion was that the transaction is fair and reasonable from the financial perspective of the public shareholders of the Company. For the preparation of the Fairness Opinion, the Valuation Expert, together with the Committee’s Legal Advisors, consulted with relevant members of the Company’s management in order to obtain factual data to support the assumptions underlying the Fairness Opinion. The Committee members and their advisors maintained a high degree of caution and confidentiality in their interactions with the Company’s management during their work process, including during the information-gathering stage for the preparation of the Fairness Opinion. The Valuation Expert also held discussions with Magic’s management.

3.2.4.	Deliberations of the Independent Committee:

The Independent Committee held approximately 47 meetings (including meetings with Magic’s representatives for negotiation purposes, led and attended by the Chairperson of the Committee) as well as several additional consultation discussions with its external advisors, during which the Committee, independently and through its external advisors as described above, examined the Merger Proposal and its implications.

The Committee’s meetings were conducted either in person or via remote communication channels, outside the Company’s offices, to ensure independence and confidentiality. In accordance with the Committee’s adopted procedures, only authorized members (the Committee members and its advisors) attended meetings and participated in decision-making, unless the Chairperson determined that the presence of a non-member or non-advisor was necessary for the presentation of a specific matter or factual data; however, in all cases, decisions were made without their presence.

In a limited number of Committee meetings where the presence of members of the Company’s management was required for the purpose of presenting factual matters relating to the Company and responding to questions from the Committee members, the Committee’s legal advisors were also present. No materials presented to the Committee during the negotiations were shared with such management members (or with the Controlling Shareholder), except with relevant members of management as strictly required to assist and support the due diligence process regarding Magic.

The Independent Committee held discussions regarding the Merger Transaction and its terms, including the rationale underlying the transaction and various potential alternatives (see Section 3.2.5 below). The Committee also conducted negotiations with Magic’s representatives and examined the fairness of the Merger Agreement and the Merger Consideration.

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3.2.5.	Conduct of an “Alternative Process” and Examination of Alternatives:

In its discussions, and in light of Section 117(b) of the Companies Law, the Independent Committee, sitting also as the Audit Committee, concluded that under the circumstances of the Merger Transaction, and given its nature and context, it was not possible to conduct a “competitive process.” Accordingly, the Committee determined that its activities and negotiations in connection with the Merger Proposal constitute an “alternative process” rather than a “competitive process,” as these terms are defined in Section 117(1B) of the Companies Law. The Committee further determined that, in the circumstances, the review of the Merger Proposal and the negotiations conducted by the Independent Committee, with consultation and reliance on the opinions of independent external advisors, were sufficient under the circumstances and ensured a proper process designed to maximize the consideration for the public shareholders, as follows, inter alia:

-	The Committee examined, in principle, whether realistic alternatives to the transaction existed. Among other things, with the assistance of its advisors, the Committee conducted a preliminary review of the feasibility and desirability of entering into a merger transaction with other relevant companies, in order to determine whether, under the circumstances, a competitive process was feasible and in the Company’s interest. After examining the possibility of entering into an alternative transaction with other relevant companies, the Committee concluded that, from both an economic-business perspective and based on other considerations (such as accounting, managerial, economic, legal, and regulatory issues, ownership and control structure, and other matters), entering into a transaction with any of the alternative companies was neither viable nor advantageous. The committee further determined that the merger transaction with Magic offers unique advantages that could not be achieved in a transaction with other companies, represents the most beneficial alternative for the company and all of its shareholders, and therefore constitutes the optimal course of action. Furthermore, since any merger with another entity would likely have required the Controlling Shareholder’s consent, and in view of the indications and clarifications received from the Controlling Shareholder, the Committee determined that, de facto, there was very little likelihood of any other transaction being executed.

-	The Committee also held discussions regarding the various techniques available for carrying out a merger transaction, analyzing the advantages and disadvantages inherent in the proposed structure.

Based on all the above, the Committee concluded that the merger alternative between the Company and Magic was the most feasible, relevant, and beneficial option under the circumstances.

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3.2.6.	Negotiations with Magic for the Formulation of the Merger Agreement Principles, Including the Merger Consideration:

After the Committee concluded that the proposed transaction was the preferred alternative available to the Company, and following the presentation of financial calculations and analyses prepared by the Committee’s financial advisors regarding the Exchange Ratio and the optimal methodology for determining it, the Committee (directly and through its legal and financial advisors) conducted negotiations with representatives of Magic’s Independent Committee (including through its legal and financial advisors). Within these negotiations, the key principles of the Merger Agreement and the Merger Consideration were discussed. In order to conduct the negotiations effectively, the Committee first formulated its position regarding the negotiation strategy, the principal economic and legal parameters relevant to the transaction, and the target exchange ratio range.

At the conclusion of negotiations conducted by the Committee with representatives of Magic’s Independent Committee, a preliminary agreement was reached between the parties regarding the Exchange Ratio that would serve as the basis for the transaction, subject to completion of due diligence and the execution of a binding agreement between the parties. On March 10, 2025, following approval by the Independent Committee (including in its capacity as the Company’s Audit Committee) and approval by the Company’s Board of Directors (without the presence of representatives of the Controlling Shareholder), the Company entered into a memorandum of understanding with Magic reflecting the aforementioned understandings.11

3.2.7.	Negotiations

During the negotiation period leading up to the execution of the binding agreement, the Committee, through its advisors, conducted legal, accounting tax, and business due diligence reviews.

In addition, at the request of the members of the Committee, the Committee’s accounting advisors reviewed matters relating to the material weakness that had been identified in the internal control over financial reporting of Magic (for further details, see Section 2.5.4 above).

In this regard, and at the request of the members of the Committee, the Merger Agreement was supplemented to include an undertaking by Magic regarding the continued implementation of its remediation plan for addressing the material weakness during the interim period and its full completion, including a commitment to diligent efforts and a defined timeline, as detailed in Section 2.5.4 above.

The findings of all due diligence reviews were presented to the members of the Committee. Following their review and discussion of such findings, the Committee concluded that the results supported proceeding with the transaction based on the exchange ratio, terms, and arrangements set forth in the Merger Agreement.

11 See the Company’s Immediate Report dated March 11, 2025 (Reference No.: 2025-01-015939), the contents of which are included in this Invitation Report by way of reference.

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4.	Additional Details Required Pursuant to the Controlling Shareholder Transaction Regulations

4.1.	Name of the Controlling Shareholder Having a Personal Interest in the Transaction and Nature of Such Interest

To the best of the Company’s knowledge, the Controlling Shareholder of the Company is Formula, which holds, as of the date of this Report, approximately 48.12% of the Company’s issued and paid-up share capital and voting rights, and approximately 47.68% of the Company’s issued and paid-up share capital and voting rights on a fully diluted basis.

Formula is the Controlling Shareholder of both the Company and Magic (as, according to information provided to the Company by Magic, Formula holds 46.71% of Magic’s issued and paid-up share capital and voting rights), and therefore has a personal interest in the approval of the Merger.

For details regarding the names and holdings of Formula’s material shareholders, to the best of the Company’s knowledge, see the Company’s Immediate Report dated October 20, 2025 (Reference No.: 2025-01-077998), which is incorporated herein by reference.

4.2.	Method by Which the Merger Consideration Was Determined

4.2.1.	The Merger Consideration was determined by the Company’s Board of Directors after adopting the recommendations of the Special Committee (including in its capacity as the Company’s Audit Committee), following the Committee’s review of the transaction under consideration, with the assistance of external advisors, and after the Special Committee conducted negotiations with representatives of Magic’s Independent Committee in order to ensure fair consideration for the Company’s public shareholders and that the transaction is in the Company’s best interest.

4.2.2.	The Exchange Ratio was reviewed and discussed in several meetings of the Independent Committee, based, inter alia, on an analysis of the relative market values of the Company and Magic over various historical periods, valuation analyses of both companies prepared under the Discounted Cash Flow (DCF) methodology, comparative analyses of the Company relative to similar public companies, validation of the resulting valuation ranges using various accepted methodologies, and additional comparative analyses of the Company vis-à-vis similar public companies, qualitative advantages of Magic, which the Committee members believe will enhance the company’s business and operations following the merger, among other factors, all with the assistance of the Committee’s financial advisors.

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4.2.3.	In addition, the Committee received a Fairness Opinion from Prometheus Economic Consulting Ltd. assessing the fairness of the consideration, which concluded that the transaction is fair and reasonable from the financial perspective of the Company’s public shareholders.

4.2.4.	In addition, the Committee reviewed other aspects related to the transaction. These included the presentation of due diligence reports prepared by its external advisors, discussions regarding the principal risks associated with the transaction and with Magic’s business operations, as well as considerations relating to post-merger integration and implementation (PMI) and other related matters.

4.3.	Approvals Required for the Execution of the Transaction or Conditions Established for Its Completion

The Merger Transaction was unanimously approved by the Independent Committee (including in its capacity as the Company’s Audit Committee) on 28 October, 2025, and was unanimously approved by the Company’s Board of Directors on November 3, 2025. The transaction remains subject to approval by the Company’s General Meeting convened pursuant to this report.

The remaining approvals and conditions required for completion of the Merger Transaction are detailed in Section 2.3 above. As of the date of this Report, the conditions precedent under the Merger Agreement have not yet been fulfilled.

4.4.	Description of Transactions of the Same Type as the Merger Transaction or Similar Transactions

There have been no transactions of the same type as the Merger Transaction presented for approval at the General Meeting convened under this Report, nor any similar transactions between the Company and the Controlling Shareholder, or in which the Controlling Shareholder had a personal interest, that were executed during the two years preceding the date of the Company’s Board of Directors’ approval of the Merger Transaction, or that remain in effect as of such date.

4.5.	Reasons of the Independent Committee, the Audit Committee, and the Company’s Board of Directors for the Approval of the Merger Transaction, the Merger Consideration, and the Method of Its Determination

Following an extensive and thorough process conducted by the Independent Committee with the assistance of its legal, financial, and accounting advisors, as detailed in this Report above, the Independent Committee concluded that approval of the Merger Agreement and the Merger Consideration is in the best interests of the Company, and resolved to recommend to the Audit Committee and the Board of Directors that they approve the transaction and its terms. The Audit Committee and the Board of Directors approved the transaction based on, inter alia, the following principal considerations:

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4.5.1.	An independent negotiation process resembling an arm’s-length negotiation between unrelated parties

The Merger Transaction and its terms were determined based on negotiations conducted by the Independent Committee, whose members have no affiliation with the Company, Magic, or the Controlling Shareholder of either entity, and have no personal interest in the Merger Agreement. The Board of Directors’ decision and recommendation to approve the transaction were based on the recommendation of the Independent Committee, including in its capacity as the Audit Committee, after reviewing the Committee’s structured and thorough work process. As part of this process, the Committee examined the alternatives available to the Company for advancing its business and operations in the interest of the Company and its shareholders. For further details regarding the Committee’s work, see Section 3.2 above.

4.5.2.	The Exchange Ratio was determined by the Audit Committee and the Board of Directors, following the adoption of the Independent Committee’s recommendations and after intensive and extensive independent negotiations conducted by the Committee and its financial advisors from the leading international investment bank Jefferies LLC, with representatives of Magic’s Independent Committee, in accordance with the negotiation strategy established by the Committee. These negotiations were aimed at maximizing the Exchange Ratio and the transaction terms from the economic perspective of the Company and its shareholders.

4.5.3.	In the view of the Independent Committee, the Audit Committee, and the Company’s Board of Directors, the Exchange Ratio, determined after intensive negotiations, reflects a fair economic value for the Company’s public shareholders, and the Merger Consideration is fair and reflects the advantages and risks inherent in the transaction. This conclusion was based, inter alia, on an independent economic opinion regarding the fairness of the transaction, prepared by Prometheus Economic Consulting Ltd., the Committee’s external financial advisors.

4.5.4.	The Independent Committee, the Audit Committee, and the Company’s Board of Directors believe that the Merger Transaction has the potential to promote the Company’s growth and improve shareholder profitability for the benefit of all shareholders, based, inter alia, on the following reasons:

a.	The Committees and the Board of Directors believe that the merger constitutes a direct continuation of the Company’s growth strategy and its aspiration to strengthen its position as a leading technology company in Israel. In addition, in the assessment of the members of the independent Committee, the audit Committee, and the Board of Directors, the completion of the merger is expected to significantly expand the company group’s operations outside Israel and mark a major step forward in the company’s business positioning. Following the merger, the company is expected to be positioned as one of the leading publicly traded IT services companies globally, with the potential to enhance shareholder value and increase the company’s attractiveness from the perspective of both local and international investors. The combination of the two companies’ activities is expected to create economies of scale, strengthen the group’s position with strategic clients, expand its customer and solutions base, enhance financial and competitive capabilities, and open new markets and client opportunities in Israel and abroad. Furthermore, the sharing of professional and technological know-how between the two groups is expected to contribute to the Company’s competitive strength.

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b.	a relatively smooth post-merger integration (PMI) process between the companies, given their prior familiarity and relatively similar organizational cultures, in a manner that is expected to create added value for the merged company.

c.	Magic currently has an extensive international presence, with more than 50% of its revenues generated outside Israel, and a significant global customer base, mainly in North America, as well as in Europe and Asia. The Committees and the Board of Directors believe that the transaction is expected to result in a significant expansion of the Company’s international footprint and in strengthening its geographic presence outside Israel, particularly in the United States, as well as in other region. In addition, the combination with Magic is expected to enhance the Company’s position in complementary markets and activities, where the merger may create a strong multiplier effect and provide the Company with substantial new growth engines outside Israel. The Committees and the Board also believe that the significant expansion of the Company’s international operations may further increase its attractiveness from the perspective of international investors.

d.	The integration of both companies’ technological capabilities and advantages, and the sharing of their professional and technological expertise, is expected to strengthen the Company’s position and market share in emerging and advanced technologies — particularly in the areas of cloud solutions, AI, cybersecurity, digital, and data, which are expected to experience significant growth in the coming years, and to enhance the Company’s competitiveness in these fields.

e.	Magic’s value propositions to its customers, its intellectual property assets, its business results, its profitability rates—which exceed those of the Company—and its improved balance sheet structure, are expected to combine with those of the Company following the transaction in a way that may improve the Company’s business positioning and expand its investor base.

f.	In addition, the transaction may strengthen the Company’s position in the capital markets and, among other things, may lead to the inclusion of the Company’s shares in the TA-35 Index following the merger. Such inclusion is expected to broaden the Company’s investor base and increase the trading volume of its shares.

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g.	The unique accounting treatment expected for the transaction, which provides a clear advantage compared to transactions with unrelated third parties[12], as well as the absence of financing costs due to the fact that the transaction is structured by way of a share exchange, constitute an advantage for executing the transaction.

h.	The Company was able to conduct comprehensive legal, accounting, tax, and business due diligence on Magic through leading advisors and experts in their respective fields, and the results of such due diligence satisfied the Independent Committee.

i.	Given that both the Company and Magic are currently controlled by Formula, the transaction does not require approval from the Israeli Competition Authority. This is expected to shorten the transaction approval process and offers significant advantages compared to potential alternative transactions, especially considering the Company’s leading position in the Israeli software market.

4.5.5.	In light of the above reasons, the Merger structure and the Merger Agreement, including the Exchange Ratio formulated by the Committee and approved by the Independent Committee (including in its capacity as the Audit Committee) and by the Board of Directors, constitute, in the opinion of the Committee, the Audit Committee, and the Board of Directors, a fair and appropriate transaction that serves the best interests of the Company and all its shareholders, with particular emphasis on the public shareholders. The Company is also expected to benefit from the transaction’s synergistic advantages, in addition to the fair and reasonable exchange ratio itself.

The assessments of the Independent Committee, the Audit Committee, and the Board of Directors regarding the potential advantages and benefits of the transaction and its expected effects on the Company and its group constitute forward-looking information, as defined in the Securities Law. These advantages and benefits are based on the assessments of the Independent Committee (including in its capacity as the Audit Committee) and the Board of Directors as of this date of this report, and their actual realization depends, inter alia, on future market conditions, the business environment, macroeconomic circumstances, customer needs and requirements, the implementation of the integration process between the company and Magic , and the occurrence of one or more of the risk factors affecting the Company and/or Magic.. Accordingly, such assessments may not materialize or may materialize in a materially from those anticipated, due to external factors beyond the Company’s control.

4.5.6.	As noted in Section 3.2.5 above, in its deliberations, the Independent Committee (including in its capacity as the Audit Committee) concluded, prior to entering into the Merger Agreement, that conducting negotiations regarding the Merger Proposal by the Independent Committee, composed of external directors independent of the Controlling Shareholder and vested with broad powers (including the authority to decide not to approve the transaction), and carried out with the consultation and reliance on opinions and advice from independent external advisors, after also examining the feasibility and advisability of an alternative transaction with another companies, ensures a proper process intended to maximize value for the Company and its shareholders, and constitutes an “alternative process” as defined in Section 117(1B) of the Companies Law. The Committee further determined that this process was sufficient under the circumstances, in which conducting a competitive process was not a realistic option. The Committee also believed that a transaction with an unrelated third party would not have provided the advantages inherent in the current transaction for the Company’s shareholders, as detailed, inter alia, in this Section 4.5 above.

12 The transaction, if completed, will be accounted for in the Company’s financial statements using the As Pooling method, whereby the assets/liabilities of the acquired company will be recorded at book value. In other words, no goodwill will be created in the acquisition, and accordingly, no amortization of goodwill will be recorded thereafter.

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4.5.7.	The transaction under the Merger Agreement does not include a “distribution,” as defined in the Companies Law.

4.5.8.	Based on all the foregoing, the members of the Independent Committee, the Audit Committee, and the Board of Directors determined that entering into the Merger Agreement is in the best interests of the Company and its public shareholders, and that the Merger Consideration is fair to the Company’s public shareholders.

4.6.	Directors Who Participated in the Discussions of the Audit Committee (Which Also Served as the Independent Committee) and of the Company’s Board of Directors

4.6.1.	The directors who participated in all meetings of the Audit Committee (which also served as the Company’s Independent Committee) held for the purpose of examining the fairness of the transaction terms and the Merger Consideration, in the process culminating in the recommendation to the Audit Committee and the Company’s Board of Directors to approve the Merger Agreement, were: Tal Barnoach (External Director and Chairperson of the Committee), Limor Bar-On (External Director), and Pini Greenfield (Independent Director).

4.6.2.	The directors who participated in the meeting of the Company’s Board of Directors held on November 3, 2025, during which the Merger Agreement was finally approved, were: Tal Barnoach (External Director and Chairperson of the Committee), Limor Bar-On (External Director), Pini Greenfield (Independent Director), and Mr. Eliezer Oren.

It is clarified that Mr. Guy Bernstein, who serves as Chairman of the Company’s Board of Directors, did not attend the discussion or vote of the Board of Directors with respect to this matter, due to his personal interest therein, as further detailed in Section 4.7 below.

4.7.	Names of the Directors Having a Personal Interest in the Merger Transaction and the Nature of Such Interest

Mr. Guy Bernstein, Chairman of the Company’s Board of Directors, may have a personal interest in the Merger Transaction, as he also serves as the Chief Executive Officer of Magic and of Formula, the Company’s Controlling Shareholder. In addition, Mr. Guy Bernstein holds approximately 11.73% of the issued and paid-up share capital of Formula and is a material shareholder therein. For additional details regarding the Company’s Controlling Shareholder, see Section 4.1 above.

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4.8.	Magic’s Financial Statements and Description

Attached to this notice convening the meeting, as Appendices C1 and C2, are Magic’s consolidated audited financial statements as of December 31, 2024, and its consolidated reviewed financial statements as of June 30, 2025, prepared in accordance with IFRS and the applicable foreign law governing Magic in the United States as an FPI, and pursuant to Chapter E3 of the Securities Law as a dual-listed company.

In addition, attached to this notice as Appendix B is Magic’s outline of operations, prepared in accordance with the First Schedule of the Securities Regulations (Details of Prospectus), including the explanations of Magic’s Board of Directors regarding Magic’s affairs for the year ended December 31, 2024, and for the six- and three-month periods ended June 30, 2025.

5.	Meeting and Voting Procedures

5.1.	Date and Venue of the Meeting

As stated above, a special general meeting of the Company’s shareholders for the purpose of approving the resolutions detailed above shall be held on Wednesday, December 10, 2025, at 12:00 p.m., at the Company’s offices, 3 Atir Yeda Street, Kfar Saba.

5.2.	Majority Required for Approval of the Resolution on the Agenda

5.2.1.	The required majority for approving the resolution detailed in Section 1.2 above (regarding the approval of the Company’s entry into a reverse triangular merger transaction with Magic), in light of the fact that Formula Systems Ltd. is the controlling shareholder of both the Company and Magic, shall be as prescribed in Section 275(a)(3) of the Companies Law , namely, a majority of the votes of the shareholders present and voting at the meeting, provided that one of the following conditions is met:

(a)	The count of the majority votes at the meeting shall include a majority of all votes of shareholders who do not have a personal interest in approving the transaction and who participate in the vote, disregarding abstentions; or

(b)	The total opposing votes among the shareholders referred to in subsection (a) above shall not exceed two percent (2%) of the Company’s total voting rights.

5.2.2.	The required majority for approving the resolution detailed in Section 1.1 above (regarding the increase of the Company’s authorized share capital and the amendment of the Company’s Articles of Association) is a simple majority of the votes of the shareholders present and voting at the general meeting, excluding abstentions.

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5.3.	Quorum for the Meeting

5.3.1.	A legal quorum shall be constituted when at least two (2) shareholders holding at least twenty-five percent (25%) of the voting rights (including participation by proxy or written ballot) are present at the meeting within thirty minutes from the time scheduled for its commencement.

5.3.2.	If no legal quorum is present within thirty minutes from the time set for the General Meeting, the meeting shall be adjourned to the same day of the following week (i.e., on Wednesday, December 17, 2025) at the same time and place. A legal quorum for the commencement of the adjourned meeting shall be two shareholders present (including participation by proxy or written ballot).

5.4.	Effective Date, Eligibility to Participate in the Meeting, and Voting Procedures

5.4.1.	Pursuant to Section 182(b) of the Companies Law and Article 3 of the Written Voting Regulations, the Effective Date for determining eligibility to participate and vote at the General Meeting shall be at the close of trading in the Company’s securities on the Stock Exchange on on Wednesday, November 12, 2025 (the “Effective Date”).

5.4.2.	In accordance with the Companies Regulations (Proof of Ownership of a Share for Voting Purposes at a General Meeting), 5760–2000 (the “Proof of Ownership Regulations”), a shareholder in whose favor a share is registered with a Stock Exchange member and such share is included among those registered in the shareholders’ register in the name of a nominee company (a “Non-Registered Shareholder”) may prove ownership of the Company’s shares as of the Effective Date for voting purposes at the General Meeting by providing the Company with confirmation from the Stock Exchange member with whom the share is registered, no later than twenty-four hours before the General Meeting. A Non-Registered Shareholder may obtain the ownership confirmation from the Stock Exchange member through which they hold their shares, either at the member’s branch or by mail to their address for postage fees only, upon request. Such a request shall be made in advance for a specific securities account.

5.4.3.	Pursuant to Article 4A of the Proof of Ownership Regulations, an electronic message approved under Section 44k5 of the Securities Law containing data of users in the Electronic Voting System shall be deemed proof of ownership for each shareholder included therein.

5.4.4.	A shareholder of record as of the Effective Date shall be entitled to participate in the meeting and vote in person or by proxy, provided that a power of attorney (“Proxy Appointment”) has been deposited at the Company’s offices at least 48 hours before the time of the General Meeting. The Proxy Appointment shall be in writing and signed by the appointer, and if the appointer is a corporation, the Proxy Appointment shall be in writing and signed in a manner binding the corporation. The Board of Directors may require submission to the Company, prior to the meeting, of written confirmation satisfactory to it regarding the authority of the signatories to bind the corporation.

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5.5.	Voting by Proxy Voting Form

A shareholder may vote at the General Meeting on the resolutions on the agenda by means of a written proxy voting form attached as Appendix A to this Immediate Report. Voting by proxy shall be made using the second part of the proxy voting form , as published on the distribution website. The addresses of the Israel Securities Authority’s distribution website and the Tel Aviv Stock Exchange’s website, where the text of the proxy voting form s and position statements (as defined in Section 88 of the Companies Law) can be found, are as follows: Israel Securities Authority distribution website: www.magna.isa.gov.il, Tel Aviv Stock Exchange website: www.maya.tase.co.il. A shareholder may contact the Company directly and receive, free of charge, the text of the proxy voting form, or, with their consent, a link to the proxy voting form text on the distribution website. The Stock Exchange member shall send, free of charge and by electronic mail, a link to the proxy voting form and position statements on the Israel Securities Authority’s distribution website to each non-registered shareholder whose shares are registered with it, unless such shareholder has notified that they do not wish to receive such material, provided that such notice refers to a specific securities account and was given before the Effective Date.

A Non-Registered Shareholder wishing to vote by proxy shall indicate their vote on the second part of the proxy voting form and deliver or send it by registered mail to the Company together with the ownership confirmation, so that the proxy voting form reaches the Company’s registered office no later than four (4) hours before the time of the General Meeting.

A shareholder registered in the Company’s shareholders register wishing to vote by proxy shall indicate their vote on the second part of the proxy voting form and deliver or send it by registered mail to the Company together with a copy of their identity card, passport, or certificate of incorporation, so that the proxy voting form reaches the Company’s registered office no later than six (6) hours before the time of the General Meeting.

5.6.	Voting via the Electronic Voting System

In addition to the foregoing, a non-registered shareholder may vote at the General Meeting on the matters listed on the agenda by means of a proxy voting form submitted to the Company through the electronic voting system (as defined in the Written Voting Regulations) (the “Electronic Voting System”). The Stock Exchange member shall enter into the Electronic Voting System a list containing the details required under Section 44k4(a)(3) of the Securities Law for each non-registered shareholder holding securities through it as of the Effective Date (the “List of Eligible Voters”). However, a Stock Exchange member shall not include in the List of Eligible Voters any shareholder who has notified it, by 12:00 noon on the Effective Date, that they do not wish to be included in the List of Eligible Voters in the Electronic Voting System, pursuant to Article 13(d) of the Written Voting Regulations.

The Stock Exchange member shall, as soon as practicable after receiving confirmation from the Electronic Voting System of proper receipt of the List of Eligible Voters (the “List Submission Confirmation”), send to each shareholder listed in the List of Eligible Voters who receives communications from the Stock Exchange member by electronic means or through computer-linked communication systems, the details required for voting through the Electronic Voting System. A shareholder appearing in the List of Eligible Voters in the Electronic Voting System may indicate their vote and submit it to the Company via the Electronic Voting System.

Voting through the Electronic Voting System shall be available from the time of the List Submission Confirmation until six (6) hours prior to the time of the General Meeting (the “System Closing Time”), and may be changed or cancelled until the System Closing Time.

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5.7.	Any shareholder or shareholders holding five percent or more of the Company’s total voting rights (i.e., 3,181,651 shares), and any shareholder holding the said amount of the voting rights not held by the Company’s Controlling Shareholder (i.e., 1,650,489 shares), are entitled to review the proxy voting form s as set forth in Article 10 of the Companies Regulations (Written Voting and Position Statements), 5766–2005.

5.8.	Deadline for Submitting a Request to Include an Item on the Agenda

Pursuant to Section 66(b) of the Companies Law, one or more shareholders holding at least one percent of the voting rights at the General Meeting may request that the Company’s Board of Directors include an item on the agenda of the General Meeting, provided that the item is appropriate for discussion at the General Meeting. If such a request is submitted, additional items may be added to the agenda, and details thereof will appear on the Israel Securities Authority’s distribution website at http://www.isa.gov.il and on the Tel Aviv Stock Exchange website at www.tase.co.il. The deadline for submitting a shareholder’s request to include an item on the General Meeting’s agenda shall be no later than seven (7) days following the publication of this meeting notice, namely until Thursday, November 13, 2025. Publication of an updated agenda, if any, shall not affect the Effective Date for the meeting.

5.9.	Position Statements

The deadline for submitting position statements to the Company by its shareholders is no later than ten (10) days prior to the date of the General Meeting convened pursuant to this Report, namely until Sunday, November 30, 2025, and the deadline for the Board of Directors to submit its response to the position statements is no later than five (5) days before the date of the General Meeting.

A shareholder may contact the Company directly and receive, free of charge, the text of any position statements submitted to it. The Stock Exchange member shall send by electronic mail, free of charge, a link to the text of the position statements on the distribution website to each non-registered shareholder holding shares through it, no later than the end of the business day following their publication on the distribution website or the Effective Date, whichever is later, unless the shareholder has notified that they do not wish to receive such information, provided that such notice refers to a specific securities account and was given prior to the Effective Date.

5.10.	Inspection of Documents

Documents relating to the resolutions covered by this Report may be reviewed at the Company’s offices at 3 Atir Yeda Street, Kfar Saba, by prior appointment with Adv. Yifat Givol, Head of the Legal Department and Corporate Secretary, at 09-9598810, Sunday through Thursday during regular business hours, until the date of the General Meeting.

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5.11.	Disclosure of Personal Interest and Additional Information Required under the Voting Regulations

5.11.1.	A shareholder participating in the vote on the resolution specified in Section 1.1 above, which is on the agenda of the meeting, shall indicate in Part B of the Proxy Statement, in the designated space, whether they are considered a controlling shareholder of the company or a representative thereof, or whether they have a personal interest in approving such a resolution. If the shareholder fails to notify as mentioned, they will not be allowed to vote, and their vote will not be counted with respect to the resolution.

5.11.2.	In accordance with the Written Voting Regulations and the Israel Securities Authority’s directive dated November 30, 2011, regarding disclosure of voting by interested parties, senior officers, and institutional investors in meetings (the “Directive”), any Interested Party, Senior Officer, or Institutional Investor (the “Voter”), as defined therein, participating in the vote on any of the resolutions on the agenda, shall provide the Company, as part of their vote, with the information required under Section 2(b) of the Directive. If voting by proxy, the Voter or proxy shall also provide such information regarding the proxy holder. In addition, details shall be provided of any relationship between the Voter or proxy holder (who is not a party with a personal interest) and the Company or any of its Controlling Shareholders, including employer-employee relations, business relationships, etc., and/or with a Senior Officer of the Company, together with a description of the nature of such relationships.

5.12.	Authority of the Israel Securities Authority

Pursuant to Article 10 of the Controlling Shareholders Regulations, within twenty-one (21) days from the filing date of this Immediate Report, the Israel Securities Authority or an authorized employee thereof may instruct the Company to provide, within a specified period, explanations, details, information, and documents regarding the transaction covered by this Transaction Report, and may also instruct the Company to amend the Report as directed and within the time it determines. If such instruction to amend the Report is given, the Israel Securities Authority may order that the date of the General Meeting be postponed to a date no earlier than three (3) business days and no later than thirty-five (35) days following publication of the amendment to the Transaction Report.

5.13.	Company Representatives Responsible for this Report

Advocates Nir Dash, Reut Alcalay, and Shani Simani of Herzog, Fox & Neeman, 6 Yitzhak Sadeh Street, Tel Aviv (Tel: 03-6922020; Fax: 03-6966464), serve as the Company’s representatives in connection with this Report.

Sincerely,
Matrix IT Ltd.

By: Moti Gutman, Chief Executive Officer of the Company
and: Nevo Brenner, Chief Financial Officer of the Company

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Appendix A – Proxy Statement

Matrix IT Ltd.

(the “Company”)
3 Atir Yeda Street, Kfar Saba

Proxy Statement Pursuant to the Companies Regulations (Written Vote and
Position Statements), 5766–2005 (the “Written Vote Regulations”)

Part One

The Immediate Report to which this Proxy Statement is attached shall be referred to herein as the “Notice Report.”

1.	Name of the Company: Matrix IT Ltd.

2.	Type of General Meeting: Special General Meeting (the “General Meeting”)

Date of the General Meeting: Wednesday, December 10, 2025, at 2:00 p.m.

Place of the General Meeting: The Company’s offices, 3 Atir Yeda Street, Kfar Saba

3.	Items on the Agenda for Which a Vote May Be Cast by This Proxy Statement

3.1.	Approval of the Company’s Engagement in a Reverse Triangular Merger Transaction with Magic Software Enterprises Ltd. (“Magic”)

It is proposed to approve the Company’s engagement in a merger agreement (the “Merger Agreement”), which was signed on November 3, 2025, between (a) the Company, (b) Magic, a public company whose shares are traded on NASDAQ and on the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”) and whose Controlling Shareholder is Formula Systems (1985) Ltd. (“Formula”), which is also the Controlling Shareholder of the Company, and (c) MagITrix Ltd., a private company incorporated in Israel, established for the purpose of the transaction and wholly owned by the Company, which has had and will have no business or other activity since its incorporation (the “Target Company”). This proposal also includes approval of all actions and undertakings in connection with the Merger Agreement, all in accordance with and subject to the terms of the Notice Report and the Merger Agreement.

Proposed Resolution:

“To approve the Company’s engagement in the Merger Agreement dated November 3, 2025, between the Company, Magic, and the Target Company, on all of its terms and appendices, whereby, subject to the fulfillment of the conditions precedent set forth in the Merger Agreement, on the completion date of the transaction (as defined in the Merger Agreement), a reverse triangular merger shall be effected pursuant to Sections 314–327 of the Companies Law, within the framework of which the Target Company shall merge with and into Magic, the Target Company shall be liquidated, and Magic shall become a private company wholly owned by the Company, in consideration for the allocation of the Consideration Shares (as defined in the Merger Agreement) by the Company to Magic’s shareholders, and to approve all actions and undertakings in connection with the execution of the Merger Transaction, all in accordance with and subject to the terms of the Notice Report and the Merger Agreement."

It is clarified that the completion of the Merger described in the Notice Report is subject to the fulfillment of the conditions precedent detailed in Section 2.3 of the Notice Report, including the approval of the Company’s General Meeting convened pursuant thereto.

3.2.	Increase of the Company’s Registered Share Capital and Amendment to the Company’s Articles of Association

It is proposed to increase the Company’s registered share capital from NIS 100,000,000, divided into 100,000,000 ordinary shares of NIS 1.00 par value each, to NIS 200,000,000, divided into 200,000,000 ordinary shares of NIS 1.00 par value each.

It is further proposed to amend Section 4.1 of the Company’s Articles of Association accordingly, so that it shall read as follows:

“4.1 The registered share capital of the Company shall be NIS 200,000,000, divided into 200,000,000 ordinary shares of NIS 1.00 par value each”

Proposed Resolution:

“To approve the increase of the Company’s registered share capital to 200,000 ordinary shares of NIS 1.00 par value each, and to amend Section 4.1 of the Company’s Articles of Association accordingly.”

4.	Place and Hours for Inspection of the Full Text of the Proposed Resolutions

The full text of the proposed resolutions may be reviewed at the Company’s offices, 3 Atir Yeda Street, Kfar Saba, following prior coordination with Adv. Yifat Givol, Head of the Legal Department and Corporate Secretary, (Tel: 09-9598810), Sunday through Thursday, during regular business hours, until the date of the General Meeting.

The full text of the proposed resolutions is also available on the Israel Securities Authority’s distribution website and on the Stock Exchange website, as detailed in Section 11 below.

5.	Required Majority for Approval of the Resolutions

5.1.	The resolution described in Section 3.1 above (approval of the Company’s engagement in a reverse triangular merger with Magic), in light of the fact that Formula is the Controlling Shareholder of both the Company and Magic, shall be approved pursuant to Section 275(a)(3) of the Companies Law, such that it shall be deemed approved if either of the following conditions is met:

(a)	The majority of votes counted at the Meeting includes a majority of the votes of shareholders who do not have a personal interest in the approval of the transaction and who participate in the vote, excluding abstentions; or

(b)	The total number of dissenting votes among such shareholders does not exceed two percent (2%) of the aggregate voting rights in the Company.

5.2.	The resolution described in Section 3.2 above (increase of the Company’s registered share capital and amendment to its Articles of Association) shall be approved by a simple majority of the votes of shareholders present and voting at the General Meeting, excluding abstentions.

6.	Disclosure of a Shareholder’s Affiliation

A shareholder shall indicate their vote on each matter on the agenda in Part Two of this Proxy Voting Form. In addition, Part Two provides space for marking the existence or absence of any affiliation, as required under the Companies Law, and for describing the nature of any such affiliation.

A shareholder who does not so indicate or describe the nature of the affiliation shall have their vote disregarded with respect to that matter.

7.	Effective Date

Pursuant to Section 182(b) of the Companies Law and Article 3 of the Written Vote Regulations, the effective date for determining eligibility to participate and vote at the General Meeting shall be the close of trading in the Company’s securities on the Stock Exchange on Wednesday, November 12, 2025 (the “Effective Date”).

Each shareholder of record as of the Effective Date, whether the shares are registered in their name or held through a Stock Exchange member, may participate and vote at the General Meeting in person or by proxy.

8.	Validity of the Proxy Voting Form

8.1.	A Proxy Voting Form submitted by a non-registered shareholder shall be valid only if accompanied by a certificate of ownership or if such certificate has been transmitted to the Company through the electronic voting system.

8.2.	A Proxy Voting Form submitted by a shareholder as defined in Section 177(2) of the Companies Law shall be valid only if accompanied by a copy of an identity card, passport, or certificate of incorporation.

8.3.	A non-registered shareholder may vote via the electronic voting system. Electronic voting shall be available until six (6) hours prior to the time of the General Meeting. Voting by Proxy Voting Form shall be valid only if delivered to the Company’s offices at the above address, together with the documents specified in Sections 8.1–8.2 above, no later than four (4) hours prior to the time of the General Meeting.

9.	Address for Delivery of Proxy Voting Form and Position Statements

The Company’s offices, 3 Atir Yeda Street, Kfar Saba, attention: Adv. Yifat Givol, Head of the Legal Department and Corporate Secretary.

10.	Deadlines for Submitting Position Statements and the Board’s Response

The deadline for submitting position statements to the Company shall be ten (10) days prior to the date of the General Meeting, and the deadline for the Board of Directors to submit its response to the position statements shall be no later than five (5) days prior to the date of the General Meeting.

11.	Websites for Review

The Proxy Voting Form and Position Statements are available on:

The Israel Securities Authority website: www.magna.isa.gov.il

The Stock Exchange website: www.maya.tase.co.il

12.	Certificate of Ownership

A shareholder is entitled to obtain a certificate of ownership from the Stock Exchange member with whom their shares are registered, either at the member’s branch or by mail, upon request.

Such request must be submitted in advance for a specific securities account.

A non-registered shareholder may instruct that their certificate of ownership be transmitted to the Company through the electronic voting system.

13.	Electronic Distribution

A non-registered shareholder is entitled to receive, by e-mail and at no charge, a link to the text of the Proxy Voting Form and any Position Statements available on the Distribution Websites from the Stock Exchange member through whom their shares are held, unless the shareholder has notified that they do not wish to receive such a link or prefers to receive printed copies by mail for a fee.

Such notice shall also apply to the receipt of Position Statements.

14.	Right to Review Proxy Voting Forms

One or more shareholders holding, as of the Effective Date, shares representing five percent (5%) or more of the Company’s total voting rights (i.e., 3,181,651  shares), as well as any shareholder holding such percentage of voting rights not held by the Controlling Shareholder (i.e., 1,650,490 shares), shall be entitled to review the Proxy Voting Form, as provided in Regulation 10 of the Written Vote Regulations.

15.	Changes to the Agenda

Following the publication of this Proxy Voting Form, there may be changes to the agenda, including the addition of items to the agenda, and position statements may be published. The updated agenda and any position statements that are published will be available for review in the Company’s reports on the Israel Securities Authority’s distribution website.

A request by a shareholder pursuant to Section 66(b) of the Companies Law to include an item on the agenda of the General Meeting shall be delivered to the Company no later than seven (7) days following the publication of the notice convening the meeting. If such a request is submitted, the item may be added to the agenda, and details thereof will appear on the distribution website. In such case, the Company shall prepare an updated agenda and an amended Proxy Voting Form and shall publish them no later than seven (7) days after the final date for submitting a shareholder’s request to include an item on the agenda.

A shareholder shall indicate their vote on the resolutions on the agenda in Part Two of this Proxy Statement.

Part Two – Proxy Voting Form

Name of the Company: Matrix IT Ltd.

Company Address (for delivery of Proxy Voting Forms): 3 Atir Yeda Street, Kfar Saba

Company No.: 520039413

Date of Meeting: Wednesday, December 10, 2025, at 2:00 p.m.

Type of Meeting: Special General Meeting

Effective Date: Wednesday, November 12, 2025

Shareholder Details

Name of Shareholder: ________________________________

ID No.: ________________________________

If the shareholder does not have an Israeli ID:

Passport No.: __________________________

Country of Issue: _______________________

Valid Until: ____________________________

If the shareholder is a corporation:

Company No.: _________________________

Country of Incorporation: _________________

Voting Instructions

Please mark whether you are:

☐ Interested Party1

☐ Senior Officer2

☐ Institutional Investor3

☐ None of the above / Other

(If voting by proxy, the above details shall also be provided with respect to the proxy holder)

No.	Matter on Agenda	Vote[4]: For / Against / Abstain	Personal Interest or Control[5]
3.1	Approval of the Company’s engagement in a reverse triangular merger transaction with Magic	☐ For ☐ Against ☐ Abstain	☐ Yes* ☐ No
3.2	Increase of the Company’s Registered Share Capital and Amendment to the Articles of Association	☐ For ☐ Against ☐ Abstain	☐ Yes* ☐ No

*If “Yes” is marked regarding personal interest, control, or affiliation, please specify details below:

1 as defined in Section 1 of the Securities Law, 5728–1968.

2 as defined in Section 37(d) of the Securities Law, 5728–1968.

3 as defined in Regulation 1 of the Supervision of Financial Services (Provident Funds) (Participation of a Management Company in a General Meeting) Regulations, 5769–2009, and including a fund manager of a joint investment trust, as defined in the Joint Investment Trust Law, 5754–1994.

4 Failure to mark a choice shall be deemed an abstention with respect to that matter.

5 A shareholder who does not complete this column, or who marks “Yes” but does not provide details in the space designated below, shall have their vote disregarded.

For shareholders holding shares through a Stock Exchange member under Section 177(1) of the Companies Law – this Proxy Voting Formis valid only when accompanied by a certificate of ownership, unless the vote is submitted through the electronic system.
For shareholders registered in the Company’s shareholders register – this Proxy Voting Formis valid only when accompanied by a copy of an ID card, passport, or certificate of incorporation.

Date: ____________________

Signature: ____________________

Appendix B – Outline of Operations of Magic

Outline

In accordance with the Securities Regulations (Private Offering of Securities by a Listed Company), 5760–2000, and the Securities Regulations (Details of the Prospectus and Draft Prospectus – Structure and Form), 5729–1969

of Magic Software Enterprises Ltd.

This Outline (the “Report” or the “Outline”), which is attached as an appendix to the notice convening the general meeting of Matrix I.T. Ltd. (“Matrix”), the agenda of which includes, inter alia, approval of the merger transaction between Matrix and Magic (the “Merger Agreement”), sets forth the principal aspects of the business of Magic Software Enterprises Ltd. and its subsidiaries and/or investee companies (the “Company” or “Magic”; and together with its subsidiaries and investee companies (as defined below), the “Group”). For the avoidance of doubt, this Outline does not constitute an offer to purchase securities of the Company, nor an invitation to receive such offers, and is intended solely for the purpose of providing information to the shareholders of Matrix in connection with the notice convening the general meeting, of which this Outline constitutes an appendix.

This Outline includes “forward-looking information,” as defined in the Securities Law, 5728–1968 (the “Securities Law”), as follows: “A forecast, evaluation, estimate or any other information relating to a future event or matter, the realization of which is uncertain and not solely within the control of the corporation, excluding a forecast, evaluation, estimate or such other information required to be included, by any law, including generally accepted accounting principles and reporting standards, in the financial statements” (“Forward-Looking Information”).

The Forward-Looking Information presented in this Outline is based on information available to the Company’s management and includes assessments, estimates, or intentions of the Company’s management as of the Outline date, while the actual results may differ from the estimated or expected results. Forward-Looking Information does not constitute proven fact; it is based on the Company’s subjective evaluation, which relies, inter alia, on analysis of data from external information sources available to it as of the Outline date. It should be noted that, to the best of the Company’s knowledge, there is no connection between the information sources cited (to the extent any are cited) in this Outline and the Company, its controlling shareholder, and/or its officers. In certain cases, Forward-Looking Information may be identified by phrases such as “the Company estimates,” “in the Company’s view,” “the Company’s vision,” and similar expressions; however, such information may also appear in other formulations. Forward-Looking Information in this Outline will be identified by an explicit statement indicating that it constitutes Forward-Looking Information, specifying the principal facts and data forming its basis and the main factors that, in the Company’s estimation, may cause such Forward-Looking Information not to materialize. The non-realization of Forward-Looking Information may result, inter alia, from developments in the general environment and external factors affecting the Company’s operations, or from the occurrence of any of the risk factors described in Section 27 of this Outline.

As of the date of this Outline, the Company is a “dual-listed company” reporting in English and based on the U.S. dollar as its reporting currency, on an ongoing basis, both to the public in the United States (pursuant to the U.S. laws applicable to it as a Foreign Private Issuer) and to the public in Israel (through the Israeli information distribution systems, in English, in accordance with Chapter E3 of the Securities Law and its regulations).

This Outline has been prepared based on the Company’s English-language annual report (Form 20-F) for 2024, published on the website of the NASDAQ Stock Exchange in New York, U.S.A., where, as of the date of this Outline, the Company’s shares are traded, and in accordance with the Securities Law and the regulations promulgated thereunder. For a complete picture, it is recommended to review said annual report at the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/876779/000121390025043459/ea0241007-20f_magic.htm.

It should be clarified that the presentation of the information contained in this Outline, in Hebrew, may differ from the presentation of the information appearing in the Company’s ongoing public reports and publications distributed in Israel in English, due to differences in disclosure obligations and regulatory requirements applicable to the Company under Chapter E3 of the Securities Law, as mentioned above, and those applicable to it under this Outline.

Table of Contents

Part One – Description of the General Development of the Company’s Business

1. Definitions	[5]
2. The Corporation’s Activities and Description of Its Business Development	[8]
3. Investments in the Company’s Equity and Transactions in Its Shares	[16]
4. Dividend Distribution	[17]

Part Two – Other Information

5. Financial Information Regarding the Company’s Business Segments	[19]
6. General Environment and the Effect of External Factors on the Company’s Activities	[19]

Part Three – Description of the Company’s Business by Segment

7. Professional Information Technology (IT) Services Segment	[30]
8. Software Solutions Segment	[45]

Part Four – Matters Relating to the Company’s Overall Operations

9. Customers, End Users, and Markets	[59]
10. Marketing and Distribution	[61]
11. Competition	[63]
12. Supply Capacity	[65]
13. Fixed Assets, Real Estate, and Facilities	[65]
14. Research and Development	[65]
15. Intangible Assets	[66]
16. Human Capital	[67]
17. Raw Materials, Suppliers, and Subcontractors	[69]
18. Working Capital	[69]
19. Financing	[70]
20. Taxation	[72]
21. Limitations and Supervision of the Company’s Activities	[72]
22. Material Agreements	[74]
23. Legal Proceedings	[74]
24. Business Strategy and Objectives, and Expected Developments in the Coming Year	[74]

25 Information Regarding Exceptional Changes in the Corporation’s Business and Events Outside the Company’s Ordinary Course of Business	[76]
26. Information by Geographic Regions	[76]
27. Discussion of Risk Factors	[76]
28. Additional Details on Material Subsidiaries and Associates	[95]
29. Board of Directors’ Explanations Regarding the Company’s Affairs	[101]

Part One – Description of the General Development of the Company’s Business1

1.	Definitions

For convenience, in this Section the following terms shall have the meanings ascribed to them alongside each term, unless the context otherwise requires:

(the) Internet of Things or IoT	-	A connected network of uniquely identifiable objects that incorporate technology enabling them to connect, monitor, and perform actions. The “things” operate with respect to themselves, their environment, and other objects.
Architecture	-	In the context of software, the high-level design of the software structure – that is, how the various components of the software are built, how they interact with each other, and how they function together to support the business and operational requirements of the software.
(the) Stock Exchange or the Tel Aviv Stock Exchange	-	The Tel Aviv Stock Exchange Ltd. (unless explicitly stated otherwise).
Artificial Intelligence or AI	-	A branch of computer science dealing with the ability to program computers and operate in a manner that demonstrates capabilities previously attributed solely to human intelligence.
Generative Artificial Intelligence or Generative AI	-	A field within Artificial Intelligence that focuses on developing models capable of generating new and unique content.
Dollar	-	U.S. dollar (unless explicitly stated otherwise).
(the) Financial Statements	-	The Company’s financial statements, attached to this Outline and prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards), based on the reporting rules applicable to the Company as a dual-listed company.

[1]	In accordance with the provisions of Article 9(1) of the Securities Regulations (Private Offering of Securities by a Registered Company), 5760–2000, the description of the Company’s business and operations, as detailed in this section, refers to the period beginning on January 1, 2023, and ending near the date of this Prospectus.

Verticals	-	A line of business (included under the Company’s “Software Solutions” segment) involving the development of dedicated software solutions for various business sectors, which as of the Outline date include the following sectors: (1) healthcare; (2) communications; (3) air cargo; (4) human resources; (5) media; (6) rehabilitation centers; and (7) distribution, as detailed in Section 10 of this Outline.
(the) Company or Magic or the Merging Company or the Offering Company	-	Magic Software Enterprises Ltd., and, where the context requires, including its subsidiaries.
(the) Subsidiaries and/or Investee Companies	-	The Company’s subsidiaries and/or investee companies, as detailed in Section 28 of this Outline.
Companies Law	-	The Companies Law, 5759–1999, and the regulations promulgated thereunder, as in effect from time to time.
Securities Law	-	The Securities Law, 5728–1968, and the regulations promulgated thereunder, as in effect from time to time.
Information Technologies or IT	-	Information technologies.
Original Equipment Manufacturer or OEM	-	A term used in various manufacturing fields (including computing), describing a manufacturer that integrates into its product a component (hardware or software) purchased from another company.
MAGNA	-	The Electronic Disclosure System, the information distribution system of the Israel Securities Authority.
Shares or Ordinary Shares	-	Ordinary shares, with a nominal value of NIS 0.1 each, of the Company.
External Information Source	-	Surveys, studies, and/or articles of specialized organizations, regulatory authorities, governmental entities, and market research bodies, on which the Company’s management relies for supporting factual, quantitative, or qualitative data, without any representation as to the accuracy or completeness of the information contained therein, which has not been independently verified by the Company, and for which the Company assumes no responsibility as to its content and/or accuracy.

NASDAQ	-	The NASDAQ Stock Exchange, New York, U.S.A.
Independent Software Vendors or ISVs or MSPs (Magic Software Providers)	-	Companies or individuals that develop and market independent software solutions that generally operate on platforms, operating systems, or computing infrastructures developed by third parties, such as the Company’s software providers (MSPs – Magic Software Providers).
Development and Operations or DevOps	-	A development culture that enables development (Dev) and operations (Ops) teams to work together on the design, development, testing, deployment, and operation of software, through the integration of automated tools, flexible computing infrastructure, and collaborative work principles.
(the) Group or the Magic Group or the Magic Group of Companies	-	The Company and its subsidiaries and investee companies.[2]
(the) Authority	-	The Israel Securities Authority.
NIS	-	New Israeli Shekel.
Low Code (Software)	-	A software development method using graphical interfaces and configuration tools alongside traditional code development, allowing rapid application development.
Industry 4.0	-	A term representing an organizational approach for managing factories and industrial processes in an intelligent and modern manner, with communication and interface capabilities between production machines and the integration of technologies such as the Internet of Things, real-time data analytics, robotics, artificial intelligence, and cybersecurity. In the era of Industry 4.0, devices and machines will primarily rely on machine learning and make autonomous decisions using big data, design of production processes, and remote simulations (via cloud computing). The integration of robotics and smart sensors may improve and refine the industrial manufacturing process.

[2]	As detailed below, as of the date of this Prospectus, the Group includes approximately 80 wholly owned corporations located in the United States, Israel, Europe, Asia, and South Africa. Of these corporations, approximately 40 specialize in providing a wide range of IT consulting and outsourcing services, including infrastructure planning and migration, application development, technological design and implementation, as well as complementary outsourcing services. Approximately 30 corporations engage in the development, marketing, and support of solutions for specific industries (selected packaged vertical software solutions), as well as in the sale and support of Group products.

(the) Articles	-	The Company’s Articles of Association, as amended and in effect as of the publication date of this Outline.
Software as a Service or SaaS	-	The delivery of applications and services over the network (such as email, billing, ERP, CRM), without local installation, in a subscription and/or pay-per-use model.
Infrastructure as a Service or IaaS	-	A computing model in which computing infrastructure (computing power, memory, storage space) is offered for use as a service and may be consumed on a pay-per-use basis, with the supplied resources scaling up or down as needed (on-demand) in a flexible manner.

2.	Activity of the Corporation and Description of the Development of Its Business

General

2.1.	The Company was incorporated and registered in Israel on February 10, 1983, as a private company limited by shares under the name Mashov Software Export Ltd., and during 1991 changed its name to its current name.

2.2.	The Company began its business operations in 1986, initially engaging primarily in the development of platforms for software development for the global market, focusing on the “Magic” application generator - a platform that enabled the creation of business software and applications through a declarative description of the application’s requirements rather than through traditional code-based programming.

2.3.	In August 1991, the Company became a public company when its shares were first offered to the public in the United States and were listed for trading on the NASDAQ Stock Exchange in New York, U.S.A. Initially, the Company’s shares were traded on the Global Market platform for mid-cap companies, and subsequently, they were traded on the Global Select Market platform for large-cap companies (Symbol: MGIC).

2.4.	In 2000, the Company’s shares were also listed for trading on the Tel Aviv Stock Exchange (TASE) within the framework of the dual-listing arrangement regulated under the Securities Law, thereby becoming a dual-listed company reporting in English both to the public in the United States and to the public in Israel. Accordingly, as of the Outline date, the Company’s shares are traded on NASDAQ and on the Tel Aviv Stock Exchange, and are included, inter alia, in the TASE-125 Index.

2.5.	Today, the Group operates as a global provider in the fields of information technology solutions and services, as a developer and marketer of low-code development and integration platforms, and is engaged in the development, marketing, and sale of software products and applications for selected vertical sectors.

2.6.	The Company’s Fields of Activity

As of the Outline date, the Company operates, directly and through the groups companies, in two principal fields of activity, as detailed below, providing solutions, services, and products to customers across a wide range of sectors, including banking and finance, high-tech and startups, government and the public sector, defense, healthcare, and retail and commerce.

These fields of activity are classified as operating segments in the Company’s financial statements - see also Note 22 to the Company’s consolidated annual financial statements for 2024 (the “Annual Financial Statements”).

2.6.1.	Professional Information Technology (IT) Services:

This field includes a broad range of technological and other solutions and services in the areas of core enterprise systems, data and artificial intelligence, information security and cybersecurity, digital systems, and more. Within this framework, the Company engages in the development of large-scale technological systems and the provision of related services, execution of computer and software integration projects, solution development, outsourcing services, professional services by experts and consultants, offshore services, software project management, software development, software testing and quality assurance (QA), upgrading and enhancement of existing technological systems, and the provision of cloud services that include, inter alia, digital transformation processes, system modernization, cloud architecture consulting, cloud migration support, cloud system protection, optimization, FinOps control, and ongoing maintenance of clients’ cloud environments.
The Group supports work across all cloud environments and performs migration projects to all such environments.

2.6.2.	Software Solutions:

Within this field, the Company develops software for business application development and system integration and provides software solutions for selected vertical sectors (Selected Packaged Vertical Software Solutions) - see Sections 8.3.1 and 8.3.2 below, respectively.

The platforms and applications developed by the Group, as well as the professionals it offers - including for integration of these platforms and applications - enable organizations and MSPs to accelerate their product development and marketing processes (time to market) by rapidly building integrated solutions and deploying them in business environments (for example, on local computing infrastructure, mobile devices, and cloud environments), while leveraging existing IT resources.
In addition, the Group’s software solutions are designed to adapt to each organization’s IT environment (i.e., they are not dependent on a specific platform for installation and/or operation), enabling the Group’s clients to build low-code software applications to advance their business objectives, as well as to benefit from platform upgrades and cross-platform functionality - all without the need to rewrite applications.

For further details regarding the Professional Information Technology (IT) Services field and the Software Solutions field, see Sections 7 and 8 below, respectively.

2.7.	As of the Outline date, the Group employs approximately 3,800 people, including software, marketing, and integration professionals who provide advanced information technology software and services to thousands of the Company’s customers, primarily in the Israeli and U.S. markets.

2.8.	The Company continuously strives to position itself at the forefront of innovation through the development and implementation of advanced technologies in the fields of artificial intelligence, cloud computing, cybersecurity, digital transformation, big data, the Internet of Things (IoT), automation, and more. As of the Outline date, the Company maintains an extensive global presence in over 50 countries worldwide, primarily in the United States, Israel, Europe, and Japan, with a global network of business partners, software houses, system integrators, consultants, and OEM partners.

2.9.	Control of the Company

Formula Systems (1985) Ltd. (“Formula Systems” or “Formula”) is the controlling shareholder of the Company.3 To the best of the Company’s knowledge, as of June 30, 2025, and as of the Outline date, Formula Systems holds approximately 46.71% of the Company’s share capital and voting rights.

Ownership Structure of the Company’s Investee Companies

2.10.	As of the Outline date, the Group comprises approximately 80 active corporations - subsidiaries and investee companies - most of which are wholly owned (directly or indirectly) by the Company, and are located in the United States, Israel, Europe, Asia, and South Africa.

Of these corporations, as of the Outline date, approximately two-thirds (2/3) operate in the Professional Information Technology (IT) Services field, specializing in the development of large-scale technological systems and the provision of related services, execution of computer and software integration projects, solution development, outsourcing services, professional services by experts and consultants, offshore services, software project management, software development, software testing and quality assurance (QA), and enhancement and upgrading of existing technological systems; while approximately one-third (1/3) operate in the Software Solutions field, engaging in the development, marketing, and support of dedicated software solutions, as well as in the sale and support of the various platforms for business application development and system integration.

3 To the best of the Company’s knowledge, based on external information sources, the principal shareholder of Formula Systems is Asseco Poland S.A. (“Asseco”), a Polish company traded on the Warsaw Stock Exchange in Poland, which, as of the date of this Prospectus, holds approximately 25.82% of the shares of Formula. To the best of the Company’s knowledge, as of the date of this Prospectus, there is no controlling shareholder of Asseco; however, to the best of the Company’s knowledge, Asseco has at least four shareholders holding material stakes in Asseco's share capital: TSS Europe B.V (“TSS”)(Directly and indirectly approximately 24.84%), Allianz OFE (approximately 9.99%), Adam Goral Fundacja Rdzinna (“Adam”)(approximately 10.01%) and Nationale Nederlanden OFE (Directly and indirectly approximately 5.03%). In addition, to the best of the Company's knowledge, on October 1, 2025, a shareholders' agreement between Adam and TSS for joint control over Asseco came into effect.

2.11.	Below is a diagram showing the ownership structure of the Company and its material subsidiaries[4] as of the Outline date:

4 The Company’s materiality threshold for the purpose of determining material subsidiaries and/or associates in the table above is based on a combination of quantitative and/or qualitative criteria, as determined by management discretion. It should be emphasized that this is not an accounting test nor a valuation assessment, but rather a classification for tabular disclosure purposes as stated above. For the quantitative criterion: any subsidiary/affiliate whose contribution (positive or negative) equals or exceeds 5% of revenues or profit (loss) is considered material.
For the qualitative criterion: a significant qualitative contribution to the business, operations, goodwill, or other material aspects of the activity or of the Company as a whole.

2.12.	Below is a general ownership diagram of all the Company’s subsidiaries and investee companies (the numbers in parentheses represent voting rights holdings (as opposed to the numbers outside the parentheses which reflect equity holdings).:

2.13.	Below is a summary of the principal new business acquisitions made over the past three years:

2.13.1.	In July 2022, the Company acquired all of the share capital of Intrabases SAS (“Intrabases”), a provider of software and integration services based in Nantes, France, specializing in the design, implementation, and operation of data integration processes between enterprise information systems. The consideration for the acquisition consisted of cash in the amount of approximately USD 3.4 million.

2.13.2.	In August 2022, the Company acquired all of the share capital of The Goodkind Group, LLC (“TGG”), a provider of placement and outsourcing services across various sectors, including information technology, accounting and finance, digital media, marketing, human resources, and financial services. TGG specializes in tailoring solutions and programs to its clients’ needs and provides assistance in the areas of compensation planning and development, employee surveys, employment policies and procedures, performance management, regulatory and compliance matters, and continuity planning. The total consideration for the acquisition amounted to approximately USD 11.6 million, of which approximately USD 8 million was paid at closing and the balance as deferred consideration, which was paid in full during 2023 and 2024.

2.13.3.	In December 2022 and June 2023, the Company purchased additional holdings of 3.75% and 24.77%, respectively, in Mobisoft Ltd. (“Mobisoft”), which is engaged in the development, marketing, and support of an advanced software platform for managing sales and distribution activities for manufacturing companies, retailers, and organizations operating through field representatives, agents, or delivery drivers. The platform enables the full execution and management of sales, distribution, collection, and customer service processes in real time, with full integration into enterprise information systems (such as ERP, CRM, and BI). The acquisitions were made for a total consideration of approximately USD 6.2 million, bringing the Company’s holdings in Mobisoft to 98.52% of its share capital.

2.13.4.	In June 2023, the Company acquired 60% of the issued share capital of K.M.T. (M.H.) Technologies Communication Computer Ltd. (“KMT”), an Israeli provider of private, public, and hybrid secure cloud services, offering a full range of ICT, VoIP, technical support, and computing infrastructure design and construction products. KMT was acquired for approximately USD 16.2 million, paid in full upon completion of the transaction. According to the terms of the agreement, if KMT fails to meet the operational targets stipulated for the years 2022-2025 (With an option for the seller to modify to years 2023-2026, should it not meet the targets), the seller will be required to return the contingent consideration, in whole or in part, or alternatively, the number of shares sold will be adjusted in proportion to the price paid (i.e., the Company’s holdings in KMT will be increased in accordance with the adjustment mechanism set forth in the agreement).

2.13.5.	In February 2024, the Company, through its wholly owned subsidiary CoreTech Consulting Group LLC, acquired the assets of a company operating in the IT services sector in the United States for consideration of approximately USD 11.8 million, payable over three years. The acquisition included assets in the fields of consulting and recruiting services in communications, networks, infrastructures, and IT, as well as the hiring of approximately 250 employees.

2.13.6.	In April 2024, the Company acquired 100% of the share capital of Theoris Group Inc. (“Theoris”), which specializes in providing consulting and outsourcing services in the fields of IT and engineering, based in the United States. Theoris offers its clients, inter alia, services in data management, analytics, application development, and cloud computing. The total consideration for the acquisition amounted to approximately USD 13.1 million (Part of this payment will be paid by March 31, 2026).

2.13.7.	In July 2024, the Company signed an asset purchase agreement to acquire all the operating activities of the “Adam Care” nursing and welfare business from Meida Computers Software Solutions Ltd., for total consideration of approximately USD 1.5 million. Adam Care is a welfare and employment services provider in Israel, offering a variety of human resources and welfare-related solutions to municipalities and business clients, including services related to employment integration, income assurance, payroll and benefits management, and dedicated support centers for individuals eligible for public assistance.

2.13.8.	In October 2024, the Company (through its wholly owned subsidiary CoreTech Consulting Group LLC) completed the acquisition of all the issued and paid-up share capital of Executive Life Ltd. (“Executive”), an executive recruitment firm operating from Long Island, New York (U.S.A.). Executive specializes in talent recruitment services across various sectors, including construction, information technology, marketing, accounting, finance, and manufacturing engineering, with a geographic focus on New York, New Jersey, Connecticut, Texas, and California. The total consideration for the acquisition amounted to approximately USD 1.5 million.

2.13.9.	In March 2025, the Company (through its controlled subsidiary KMT) entered into an agreement to acquire all the issued and paid-up share capital (on a fully diluted basis) of Expim Ltd. (“Expim”), a cloud management company specializing in cloud services such as content delivery networks, e-commerce site acceleration, cybersecurity, backup, and disaster recovery, for total consideration of approximately NIS 16.2 million.

2.13.10.	In April 2025, the Company completed the acquisition of the holdings of several minority shareholders in Comm-IT Technology Solutions Ltd., a member of the Comm-IT Group (“Comm-IT”), which develops solutions and services in the fields of software, IT, embedded computing, and communications. Upon completion of the acquisition, the Company increased its holdings in Comm-IT from 68.15% to approximately 79.32% of its issued and paid-up share capital, on a fully diluted basis. The total consideration for the acquisition amounted to approximately NIS 50.4 million.

2.13.11.	In November 2025, Magic and Mr. Eliezer Schwartz (“Schwartz”) and Comblack (2009) Ltd. (“Comblack 2009”) signed an option agreement, in connection with the granting of a put option / call option, to sell or purchase (respectively) all of Schwartz's shares in Comblack IT Ltd. (“Comblack IT”) held through Comblack 2009. The consideration for the exercise of the put or call option will be calculated based on a company valuation equal to (a) the product of the average annual operating profit of Comblack IT on a consolidated basis, which will be calculated based on the last eight (8) calendar quarters (excluding depreciation for the acquisition of the transferred activity from Comblack 2009) that preceded the date on which the notice of exercise of the put or call option was given, respectively, according to Comblack IT’s audited financial statements, according to the data incorporated into the Company’s consolidated financial statements, in 7.4 (in the event of exercise of the put option) or 7.6 (in the event of exercise of the call option), respectively, plus (b) an amount reflecting the share of the option shares in the total remaining distributable profits that will accrue until the last day of the calendar quarter preceding the date on which the exercise notice was given. Subject to the completion of the Magic-Matrix Merger Transaction (as described in Section 3.3 below), each of the aforementioned options will be exercisable for a period of 6 months.

3.	Investments in the Company’s Share Capital and Transactions in Its Shares

3.1.	As stated in Section 2 above, the Company’s shares are listed for trading on the Tel Aviv Stock Exchange and on NASDAQ. During 2023, 2024, and as of the Outline date, no investments were made in the Company’s share capital, and no material transactions were carried out in its shares by its Interested Party, except for transactions conducted in the ordinary course of trading on NASDAQ by Formula Systems and another Interested Party (an institutional corporation), as reported in the Company’s disclosures on NASDAQ and the Tel Aviv Stock Exchange.

3.2.	For details regarding convertible securities of the Company allocated to officers and employees of the Group, see Note 15 to the Annual Financial Statements.

3.3.	On November 3, 2025, the Company entered into an agreement with Matrix in connection with a merger transaction, under which Matrix will acquire all of the issued and paid-up share capital of the Company on a fully diluted basis, by way of a reverse triangular merger, based on an exchange ratio whereby, following completion of the transaction, the Company’s shareholders will hold approximately 31.125% of the issued and paid-up share capital of Matrix on a fully diluted basis[5], and the shareholders who held Matrix shares prior to the merger will hold approximately 68.875% of the issued and paid-up share capital of Matrix on a fully diluted basis. The details of the Merger Agreement are as set forth in the Notice Convening the General Meeting issued by Matrix, to which this Outline is attached as an appendix. As a result of the completion of the merger transaction described, the Company will become a private company wholly owned by Matrix, and the Company’s shareholders will become shareholders in Matrix.

4.	Dividends

4.1.	Dividend Distribution Policy

In 2012, the Company adopted a dividend distribution policy, which was updated on August 9, 2017. In accordance with the updated policy, the Company shall distribute, on an annual, semi-annual, or quarterly basis, a dividend of up to 75% of the net profit attributable to its shareholders. It should be emphasized, however, that subject to the provisions of the law, the Company’s Board of Directors may, at its discretion and at any time, change the rate of dividend distributions and/or decide not to distribute a dividend, whether as a one-time decision or as a change of policy, all at its sole discretion.

5 For this purpose, “the issued and paid-up share capital of Matrix on a fully diluted basis” means the issued and paid-up share capital of Matrix as of the date of signing the Merger Agreement, assuming the theoretical exercise of all options existing in Matrix’s share capital as of the date of signing the Merger Agreement, under a Cashless Exercise mechanism, with the number of shares resulting from the exercise of such options calculated according to the Net-Exercise method, based on the closing price of Matrix’s share on the Stock Exchange at the end of the trading day preceding the completion date of the Merger Agreement.

4.2.	Dividend Distributions

Below is a description of dividend distributions to the Company’s shareholders over the past two years:

4.2.1.	On March 9, 2023, the Company declared a dividend distribution of USD 0.30 per share, totaling approximately USD 14.7 million, which was paid on April 20, 2023.

4.2.2.	On August 14, 2023, the Company declared a dividend distribution of USD 0.327 per share, totaling approximately USD 16.1 million, which was paid on September 13, 2023.

4.2.3.	On May 16, 2024, the Company declared a dividend distribution of USD 0.204 per share, totaling approximately USD 10 million, which was paid on July 11, 2024.

4.2.4.	On November 18, 2024, the Company declared a dividend distribution of USD 0.236 per share, totaling approximately USD 11.6 million, which was paid on January 8, 2025.

4.2.5.	On March 11, 2025, the Company declared a dividend distribution of USD 0.327 per share, totaling approximately USD 16.1 million, which was paid on May 7, 2025.

4.2.6.	On August 13, 2025, the Company declared a dividend distribution of USD 0.296 per share, totaling approximately USD 14.5 million, which is scheduled to be paid on October 22, 2025.

For further details regarding dividends distributed by the Company, see also Note 18 to the Annual Financial Statements.

4.3.	Distributable Profits

As of June 30, 2025, the balance of distributable profits (as defined in Section 302 of the Companies Law) amounted to approximately USD 111.1 million - see the Company’s interim financial statements (the “Interim Financial Statements”).

4.4.	Restrictions on Dividend Distribution

The distribution of dividends is subject to the provisions of the law, including compliance with the distribution tests set forth in the Companies Law, 5759–1999.

As of the Outline date, there are no external restrictions that may affect the Company’s ability to distribute dividends, except in relation to financial covenants and restrictions stipulated in financing agreements with various financial institutions, as detailed in Section 19.2 below.

In this regard, it should be noted that the Merger Agreement includes, inter alia, restrictive provisions concerning the distribution of dividends by the Company during the period preceding the signing of the Merger Agreement, from December 31, 2024, until the signing date of the Merger Agreement (the “Pre-Signing Period”), and also during the interim period between the signing date of the Merger Agreement and the completion of the Merger Agreement (the “Interim Period”), all in accordance with the Company’s dividend distribution policy (as described above) and subject to additional terms and limitations set forth in the agreement (and as described in the notice convening the general meeting to which this Outline is attached.).

Part Two – Other Information

5.	Financial Information Regarding the Group’s Fields of Activity

For details regarding the Company’s financial data for 2023, 2024, and for the three-month and six-month periods ended June 30, 2025, as well as the Board of Directors’ explanations regarding the developments and changes in each of the aforementioned financial data, see Section 29 below.

6.	General Environment and the Impact of External Factors on the Group’s Operations

Below is a description of the main trends, events, and developments in the general and macroeconomic environment in which the Company and its investee companies operate, which, to the best of the Company’s knowledge and assessment, have had or are expected to have a material effect on the business results or developments of the Group’s business and operations and their implications.

The Group’s business and operations, and the results of its fields of activity, have been and are expected to continue to be influenced by certain characteristics of its operations and key factors, as well as by local and global events, past and present. For additional discussion of factors affecting the Group’s operating results, see the discussion of risk factors in Section 27 below.

6.1.	Mergers and Acquisitions Trends in the Israeli Technology Sector

In recent years, there has been significant activity in the mergers and acquisitions (M&A) market in Israel, particularly in the technology sector, which is characterized by an increasing trend of consolidation and a focus on large-scale transactions. This trend has been accompanied by a decrease in the overall number of transactions but an increase in their aggregate monetary value, as many Israeli companies engage in internal consolidation and strategic acquisitions aimed at strengthening their competitive position, expanding their product portfolios, and deepening their penetration into international markets. However, geopolitical and economic uncertainty continues to affect the capital market and the acquisition policies of international factors, resulting in transaction structures that tend to include contingent payment components (earn-outs) and more rigorous risk assessment. Nonetheless, the Israeli technology sector continues to serve as a major focal point in the global arena, maintaining a high level of innovation and an ability to attract substantial strategic investments.

6.2.	Changes in the Usage and Consumption Habits of the Group’s Customers in the Services It Offers, Leading to a Change in the Group’s Revenue Mix

The decline in the Group’s gross profit margin in recent years was primarily attributable to changes in the revenue mix, namely, the relative proportions between the various income components. Revenue from the sale of proprietary software licenses and related maintenance and support services carries higher gross profit margins compared to revenue from the sale of third-party software licenses and from professional IT or outsourcing services. Accordingly, an increase in the relative portion of third-party software sales or in the proportion of revenues from professional IT services may lead to a decrease in the Group’s gross profit margin.

Furthermore, the Company offers its customers a broad portfolio of value-added solutions and services, including, among others, cloud services such as consulting, architecture design, and implementation support - including guidance through transitions to SaaS, onboarding to cloud providers’ marketplaces, and support for clients requiring Alliance Lead as a Service - as well as cyber and information security services, connectivity services, and comprehensive internet environment solutions. In addition, the Group is a leading partner of the three major cloud providers - Amazon Web Services, Microsoft Azure, and Google - holding the following partnerships and certifications: “Premier MSP Partner” of AWS (Amazon Web Services) with four competencies (SaaS, Migration, Data & Analytics, and GenAI); “Premier Partner” of GCP (Google Cloud Platform) with Infrastructure Specialization certification; and “Solution Partner” status with four specializations in Microsoft Azure Cloud (including Infra and Database Migration, Data & AI, Security, and Digital & App Innovation). Over the past decade, the Group has been awarded the “Cloud Partner of the Year” title seven times through its subsidiary CommIT Technology Solutions Ltd.

The Group has extensive experience in projects involving migration, modernization, establishment of new infrastructures, AI/ML projects, and SaaS & IoT projects, enabling it to provide professional services across various public cloud domains. The Group holds MSP (Managed Service Provider) certification and provides full 24x7 cloud customer service, including DevOps, FinOps, Billing & Operations, and Support. These solutions provide added value and constitute another significant component in the Company’s comprehensive portfolio of information technology (IT) services and solutions. The consolidation of infrastructure, computing, and communication fields under one roof significantly enhances the Group’s ability to compete in large-scale tenders and projects and strengthens its competitive position in executing comprehensive and complex IT projects, both in the business and public sectors.

The Group’s expertise plays a key role in facilitating its clients’ smooth transition to the cloud, optimizing workloads, and implementing innovative strategies such as efficient cost and expense management. The cloud specialists of CommIT Technology Solutions Ltd. provide architecture services, modernization processes for existing systems, and the establishment of new cloud environments, with expertise in SaaS, IoT, cybersecurity, big data, and artificial intelligence, which, in the Company’s assessment, lead to significant cost savings and the development of advanced cloud applications and services for its clients.

The Group’s expertise and contribution within the Google Cloud (GCP – Google Cloud Platform) environment have further established its position as a leading Google Cloud partner, providing technological services and solutions to its clients. The Group assists numerous Google Cloud clients in optimizing cloud workloads, achieving substantial cost savings, and developing new cloud-based applications and services. The Group also supports comprehensive integration of complex use cases and maximization of existing cloud capabilities through the advanced generative AI technologies offered by Google Cloud.

In recent years, the Group has successfully led, developed, and implemented SaaS solutions on AWS, Azure, and GCP for companies across a wide range of unique business sectors, including high-tech and startups, industry and retail, insurance, and finance.

6.3.	Trends in the Information Technology (IT) Market

Below is a detailed description of global trends in the field of information technology as of 2024 and the Prospectus publication date, which were also reflected in the Israeli IT market:

6.3.1.	The year 2024 marked the beginning of a recovery trend in the global technology market.

6.3.2.	According to Forrester,[6] 2024 data showed an increase of approximately 4.6% in global technology spending, with the software and IT services sectors showing growth of approximately 11.5% and 3.6%, respectively.

6.3.3.	According to Gartner[7], growth in 2024 reached approximately 7.7%, with the software sector growing by about 12% and IT services by approximately 5.6%. Gartner reported that the highest growth occurred in the data center segment, which grew by approximately 39.4% in 2024[8] - an even greater increase than that recorded in the cloud computing sector (which had led growth rates in recent years), which grew by approximately 19.2% in 2024, particularly in the IaaS segment, which grew by approximately 21.3%[9]. Gartner explained that the exceptional growth in data centers resulted from accelerated demand for smartphones, PCs, and AI-optimized servers. 70% of AI servers (AI Optimal Services) were purchased by service providers and hyperscalers.

[6]	External information source: https://www.forrester.com/report/global-tech-market-forecast-2024-to-2029/RES182048

[7]	External information source: https://www.gartner.com/en/newsroom/press-releases/2025-01-21-gartner-forecasts-worldwide-it-spending-to-grow-9-point-8-percent-in-2025

[8]	External information source: https://www.gartner.com/en/newsroom/press-releases/2024-11-19-gartner-forecasts-worldwide-public-cloud-end-user-spending-to-total-723-billion-dollars-in-2025.

[9]	External information source: https://www.forrester.com/report/us-tech-market-forecast-2024-to-2029/RES182051.

6.3.4.	IT spending in Israel in 2024 was significantly affected by the geopolitical situation and the uncertainty arising therefrom. According to STKI, 2024 data showed an increase of only about 2.95%.

6.3.5.	According to analysts, the growth rate of technology spending is expected to continue its recovery and expansion trend. Forrester forecasts that global technology spending in 2025 will increase by approximately 5.6%, with software expected to grow by about 10.5% and IT services by approximately 3.6%[10]. Gartner projects global IT spending in 2025 to increase by approximately 9.8%, with the software sector expected to grow by approximately 14.2% and IT services by about 9%[11]. In 2025 as well, the demand for AI-adapted equipment is expected to further increase data center spending, which is forecast to grow by approximately 23.2%, similar to cloud spending, which is expected to grow by approximately 21.5%, with IaaS growth projected at approximately 24.8%[12]. In Israel, according to STKI, IT spending is expected to recover, with anticipated growth of approximately 8.17%.

6.4.	The High-Tech Industry and Shortage of Technological Human Capital and Related Professions

In 2024, the slowdown in Israel’s high-tech sector continued, a trend that was exacerbated by the repercussions of the judicial reform controversy and the “Iron Swords” war. These factors led to a sharp decline in high-tech investments in 2024, particularly from abroad, reflected, inter alia, in a decrease in the number of startup companies and reduced demand for technological personnel (particularly for inexperienced, junior employees). Consequently, workforce reductions and layoffs occurred in some companies in the sector, including R&D centers of multinational high-tech corporations. A significant portion of the dismissed employees were reabsorbed into the industry, which still suffers from a shortage of technological manpower13, especially for experienced positions. Overall, the decline in demand for employees in the high-tech sector may ease the Company’s recruitment and retention efforts and reduce salary pressure from employees. However, the slowdown in the high-tech industry could lead to reduced demand and possibly impact certain of the Company’s clients operating in this field, thereby affecting the Company’s business results.

[10]	External information source: https://www.gartner.com/en/newsroom/press-releases/2024-08-28-gartner-forecasts-global-information-security-spending-to-grow-15-percent-in-2025.

[11]	External information source: https://www.gartner.com/en/newsroom/press-releases/2025-01-21-gartner-forecasts-worldwide-it-spending-to-.grow-9-point-8-percent-in-2025

[12]	External information source: https://www.gartner.com/en/newsroom/press-releases/2024-11-19-gartner-forecasts-worldwide-public-cloud-end-user-spending-to-total-723-billion-dollars-in-2025

[13]	Publication of the Central Bureau of Statistics dated July 15, 2024 – Number of job vacancies for April–June 2024 – According to CBS data, the number of job vacancies in the high-tech sector during the second quarter of 2024 declined to approximately 11,800 (a decrease of over 8% compared with the corresponding quarter in 2023). https://www.cbs.gov.il/he/mediarelease/DocLib/2023/230/20_23_230hightec.pdf.

6.5.	Additional General Trends Accompanying the Israeli IT Market

Other general trends that have accompanied the Israeli IT market over time and create opportunities for expanding the Company’s business and market share include, inter alia:

6.5.1.	Focus on large and financially stable suppliers – The complexity and importance of the services provided in the Company’s field of activity, which are crucial, among other things, for improving clients’ business operations and/or ensuring business continuity, have created a built-in preference in target markets for large suppliers with proven execution capabilities and strong financial stability, such as the Company.

6.5.2.	Mergers and acquisitions – Some of the aforementioned trends have led to an increased level of consolidation and a proliferation of mergers and acquisitions of medium and small IT companies by larger corporations with substantial financial resources.

6.5.3.	Offshore and outsourcing activity – The constant need for continued efficiency and operational cost savings in large organizations, coupled with the shortage of technological manpower, creates an incentive for lower-cost, more economical solutions and increases competition in the fields in which the Company operates.

6.5.4.	Defense activity – Against the backdrop of global geopolitical uncertainty and Israel’s security situation, an increase is expected in the activity levels of defense companies, in the volume of their engagements, and in their order backlog. Accordingly, this trend has led to significant demand from clients operating in the defense sector for development and professional IT services. Moreover, the aforementioned uncertainty and escalating geopolitical tensions in Israel and worldwide have heightened the levels of threats experienced by clients in the fields of information security and cybersecurity, thereby generating strong demand in these areas.

6.6.	The U.S. Market

The global technological trends described above are also relevant, and particularly so, to the U.S. market.

6.6.1.	The U.S. IT Market – The U.S. IT market is directly influenced by economic developments in the United States. During 2024, the U.S. economy continued to recover, including a decline in inflation rates and interest rates. In terms of GDP growth, the U.S. GDP grew by approximately 2.8% in 2024, compared to growth of approximately 2.9% in 2023. According to Forrester[14], 2024 data indicated a growth of approximately 5.8% in the U.S. technology market (compared to about 4.6% global growth), with expected growth of approximately 5.6% in 2025 (similar to global levels). The data showed growth of approximately 11.5% in software spending in the U.S. market in 2024 and projected growth of approximately 10.7% in 2025, as well as growth of approximately 3.9% in IT services spending in 2024 and projected growth of approximately 3.5% in 2025. In 2024, the financial sector accounted for approximately 23.3% of total IT spending.

14 External information source: https://www.forrester.com/report/us-tech-market-forecast-2024-to-2029/RES182051.

6.6.2.	The U.S.–China Trade War – In the first half of 2025, following the entry of the new U.S. administration, high import tariffs were imposed, including a universal import tariff of 10% on all goods imported into the U.S. (or higher rates on 60 other countries, including Mexico, Canada, and China). This was implemented as part of a protectionist tariff plan on goods imported into the U.S. from most countries worldwide. In response, various countries announced retaliatory measures against U.S. imports. The ongoing tensions between the U.S. and key trading partners could lead to the imposition of import quotas on additional products, the revocation of export licenses from companies, and the involvement of more countries in the dispute. The main effects of the trade conflict could include inflationary pressure, economic slowdown, increases in raw material costs, and heightened uncertainty in the markets. Conversely, these restrictions could also stimulate demand for locally produced goods, increasing sales volumes and market share for companies manufacturing for the domestic market and/or as a result of import restrictions from certain countries to others.

As of the Outline date, no material impact of these developments on the Group’s operations has been identified, and the Group is currently unable to assess the potential extent of their impact, if any, on its business activities.

Technologically skilled and experienced employees – Similar to the Israeli market, the United States also faces a shortage of technologically skilled and experienced employees. This shortage, together with competition in the U.S. labor market for technology-related professions, may have both positive and negative impacts on the Company’s business. On one hand, the shortage of such employees limits the Company’s ability to meet the demand for its technological services and requires it to increase salaries in its U.S. operations to retain existing staff and recruit new employees, thereby reducing profitability. On the other hand, the possibility of remote work has enabled the Company to reduce its office space and expand its ability to employ personnel from Israel and Eastern Europe to provide services to U.S. clients, thereby effectively creating an additional channel for meeting the demand for qualified human resources in the United States, which may result in increased demand for the Company’s services and higher profitability.

6.6.3.	Exchange Rates – The appreciation of the U.S. dollar against the New Israeli Shekel in 2024 had a positive impact on the Company’s operating results, since the Company’s transactions in the U.S. market are, by their nature, conducted in U.S. dollars, while part of its operations is reflected in NIS (mainly in financing agreements and investment transactions, such as mergers and acquisitions, carried out in the Israeli market and/or with companies incorporated in Israel). Similarly, the appreciation of the NIS against the dollar in 2025 had an opposite effect on the Company’s operating results. See also Section 6.11 below.

6.7.	Cybersecurity

The escalation of cyber threats, particularly amid geopolitical tensions and, even more so, following the outbreak of the “Iron Swords” war, has led to an increase in the frequency, intensity, sophistication, and scope of cyberattacks and attackers’ capabilities, thereby increasing exposure to cyber risks, particularly among Israeli entities. At the same time, rapid advancements in innovative technologies such as artificial intelligence (AI) and cloud computing are transforming the cybersecurity landscape but also creating broader opportunities for exploitation by attackers. According to Gartner15, in 2024, global cybersecurity spending increased by approximately 13.4%, with an additional increase of approximately 15.1% expected in 2025. According to the same study, the cybersecurity sub-sectors expected to experience the highest growth in 2025 include Cloud Security (approximately 30%), Cloud Services (approximately 15.6%), and Security Software (approximately 15.1%), with much of the software growth driven by new challenges and risks arising from the increasing use of GenAI. Accordingly, these trends are increasingly impacting the Group, which is exposed to growing cyber threats both as a global technology entity and as part of the Israeli business ecosystem. The Company continually works to enhance its defense systems and strengthen its preparedness for handling cyber risks, including through the implementation of advanced technologies, rigorous risk management, and increased employee awareness. The Company also views these trends as a business opportunity to expand its operations in the field of cybersecurity solutions.

For details regarding cyber threats against the Company and cyberattack incidents, see Section 27.2.13 of this Outline.

15 External information source: https://www.gartner.com/en/newsroom/press-releases/2024-08-28-gartner-forecasts-global-information-security-spending-to-grow-15-percent-in-2025

6.8.	Security, Global, and Geopolitical Events

Geopolitical events and security tensions, in Israel and worldwide, as well as strategic security considerations, changes in the security situation, geopolitical frictions, military conflicts, and similar occurrences, may affect the priorities and resource allocations of the Group’s existing and potential customers. At the same time, in the Company’s assessment, generally, during periods of slowdown or recession, technological services and solutions tend to be less affected than other sectors, given that technological innovation combined with a complex security and geopolitical environment may increase demand for technological solutions and investment in such solutions as part of digital transformation processes - areas in which the Group operates.

In the past, several armed conflicts have occurred between Israel and terrorist organizations operating in the region. These conflicts have included, inter alia, missile attacks, hostile infiltrations, and acts of terror against civilian targets across Israel, which have adversely affected general business conditions in Israel. These include the “Iron Swords” war (against the Hamas terrorist organization), ongoing military operations along Israel’s northern border against Hezbollah in Lebanon and the new regime in Syria, operations along Israel’s southern border against the Houthi movement in Yemen, “Rising Lion” operations against Iran, and other military activities. Such conflicts have significant and lasting impacts on the geopolitical, economic, and security situation in the region, including attacks on civilian populations, extensive reserve mobilizations, effects on the labor market, and impacts on Israel’s home front and local economy, including on Israel’s credit rating (for example, during the “Iron Swords” war and as of the Outline date, three international credit rating agencies announced a downgrade of Israel’s credit rating).

These events, by their nature, also affect the state budget, including the publication of tenders for software services in the Group’s fields of operation, as well as the operational budgets of various businesses in Israel, which may operate in an environment of uncertainty and thus reduce their budgets and demand for the Group’s products and solutions.

In addition, certain countries worldwide restrict business relations with Israel and Israeli companies, and additional countries may impose similar restrictions if hostilities in Israel or political instability in the region persist or escalate. Moreover, there have been increased efforts by states, activists, and organizations to encourage companies and consumers to boycott Israeli goods and services.

Finally, political conditions in Israel may also impact the Group’s operations (primarily in Israel). Many individuals, organizations, and institutions, both within and outside Israel, have expressed concern that proposed changes to Israel’s judicial system, originating from political initiatives and past legislative proposals by Israeli governments, could negatively affect Israel’s business environment - including reduced willingness of foreign investors to invest or conduct business in Israel, as well as increased currency fluctuations, credit rating downgrades, higher interest rates, greater volatility in capital markets, and other changes in macroeconomic conditions.

Therefore, the circumstances and events described above, individually and even more so cumulatively, could have a material adverse effect on the Group’s business, operating results, financial condition, cash flows, sales volume, and reputation.

However, despite the foregoing, as of the Outline date, the Group has not identified any significant impact of these events on its operations, including demand for its products and solutions or its liquidity position. Given the uncertainty associated with security events, there can be no assurance that such effects will not occur in the future, depending on potential developments in the security situation.

6.9.	General Economic Conditions and Developments in Global Markets

A significant economic slowdown, in Israel and worldwide, may affect the business environment in which the Group operates, either directly as a result of an economic downturn characterized by a high-interest-rate environment that impacts the Group’s ability to raise financing and increases its financing costs, or indirectly through reduced tax revenues leading to cuts in government budgets in Israel and abroad, whether these entities are Group clients or indirectly influence the Group’s customers, thereby reducing activity and budgets allocated for procurement and services from the Group’s companies. In addition, an economic slowdown may affect the activity levels and order volumes of private customers.

6.10.	Implications of Changes in Inflation and Interest Rates

Since 2021, a macroeconomic trend of rising inflation rates has been evident in Israel and globally, prompting central banks worldwide, including in Israel, to raise interest rates in several increments. In May 2023, the Bank of Israel’s interest rate reached a peak of 4.75%, while the U.S. Federal Reserve rate reached 5.5%. Beginning in September 2024, the Federal Reserve gradually reduced interest rates, which, as of the Outline date, stand at approximately 4.00%. As of the Outline date, following the decisions of the Bank of Israel’s Monetary Committee, the domestic interest rate stands at 4.5%, with the prime rate at 6%. According to forecasts published by the Bank of Israel at the beginning of 2025, inflation levels in 2025 may be lower than those recorded in 2024, and accordingly, interest rates may also decline. Future trends in inflation and interest rates may have either positive or negative effects (depending on the direction of the trend) on the Group’s results and income. Given the uncertainty surrounding these forecasts (including the security and geopolitical events described above and their impact on various indices), it is not possible to predict their effect on the Group.

On one hand, as of the Outline date, the Company’s financing expenses arising from loans it has taken bear variable interest rates, such that an increase or decrease in interest rates affects (and may even materially affect) the Company’s financing expenses. On the other hand, given, inter alia, the absence of significant index-linked financial liabilities (if any) as of the Outline date, no material direct impact is expected from an inflationary environment on the Company’s financing activity. Nevertheless, an inflationary environment may have indirect effects on market behavior and interest rates, and consequently on the Company’s variable-rate loans, as described above. Therefore, in the Company’s assessment, an increase (or alternatively, a decrease) in interest rates would result in higher (or lower, respectively) financing costs. Conversely, salary expenses, which constitute a principal component of the Company’s expenses, derive from employment agreements with the Group’s employees, the vast majority of which do not include linkage to the Consumer Price Index, and most other cost inputs are also not index-linked.

For details regarding the scope of the Company’s loans and the interest rates it pays on such loans, see Section 19 below.

6.11.	Currency Risks

Since the Group companies sell and provide part of their products and services to foreign customers, as well as to local customers in transactions denominated in foreign currency, fluctuations in exchange rates - particularly the U.S. dollar/New Israeli Shekel exchange rate as of the Outline date - may affect the Group’s assets, liabilities, revenues, and profitability. While a significant portion of the Group companies’ revenues and expenses as of the Outline date are denominated in NIS, a considerable portion is denominated in foreign currencies (primarily U.S. dollars, but also euros and Japanese yen). In this context, it should be noted that the uncertainty prevailing in the Israeli economy (inter alia, due to the “Iron Swords” war and economic indicators reflecting increased risk in Israel’s financial environment) has led to exchange rate volatility during the Outline period. It should further be noted in this context that the Company’s management occasionally engages in hedging transactions (in immaterial amounts), generally for short periods and at its discretion, against receivables from various customers and/or against U.S. dollar deposits held by the Company. A substantial portion of the Company’s foreign currency activity is characterized by “natural hedging,” meaning that the currency used for revenue generation is also the currency used for corresponding direct expenses. As a result, the effects of exchange rate fluctuations in the currencies in which the Group companies operate on their results and on the Company’s consolidated results, to the extent they exist, are partially offset.

Forward-Looking Information Disclaimer – The Company’s assessments as stated in this Section, including with respect to the effects and implications of trends and security, global, and geopolitical events; general economic conditions and developments in global markets; changes in inflation and interest rates; and exchange rate fluctuations and their implications for the Group’s activities and results - including forecasts, timelines, estimates, and/or the Company’s plans in connection therewith - constitute “forward-looking information” as defined in the Securities Law. Such information involves significant uncertainty and is based, inter alia, on third-party factors and numerous variables beyond the Company’s control and/or which are uncertain. Consequently, such assessments and/or forecasts may not materialize, may not materialize in full, or may materialize in a manner materially different from that estimated. Factors that may cause the information and assessments described above not to materialize as expected include, inter alia, changes and/or deterioration in regulatory processes, changes in market conditions and/or in monetary policy in countries where the Group operates, changes in global and/or local economic conditions, volatility in financial markets, other macroeconomic effects (including termination or non-continuation of existing agreements, engagements, and strategic operations), the evolution of competition and/or entry of additional competitors into the Company’s fields of activity or markets, failure to obtain financing required by the relevant parties at the necessary time or amounts for continued operations or growth in accordance with the annual plan, uncertainty regarding the aforementioned security events and their nature and duration, and the materialization of any of the risk factors described in Section 27 of this Outline.

Part Three – Description of the Company’s Business by Field of Activity

7.	Professional Information Technology (IT) Services

7.1.	General

For general information, see Section 2.6.1 above.

7.2.	General Information Regarding the Field of Activity

7.2.1.	General

In recent years, the complexity of information systems in many organizations has increased significantly (among other things, due to the growing use of enterprise applications for driving business processes), to the point of creating barriers to business progress and organizational development, reducing business agility, and significantly increasing operational costs. In the Company’s assessment, this trend of increasing complexity in information systems is expected to continue in the future. Although the use by organizations of technological environments incorporating multiple applications, systems, and platforms operating in different programming languages is not uncommon, the complexity associated with such environments typically reduces organizational agility, delays decision-making processes, and leads to lower efficiency. When organizations seek to rapidly modify, update, and upgrade IT assets to support new business processes or prepare for changes in the business or regulatory environment, they often encounter higher-than-expected complexity in implementing and integrating new or upgraded business applications. These processes require substantial implementation resources, time, and costs. In addition, the pace of digital transformation among companies worldwide has accelerated. Customers increasingly demand a fully digital experience from the organizations with which they interact, requiring immediate access and real-time responsiveness through updates or customer service without waiting for or speaking with other people. Employees, too, are driving demand for a more digital experience in their workplaces. The convergence of these internal and external forces is pushing both large and small companies to place digital transformation goals at the top of their strategic agendas. Moreover, in the Company’s assessment, more and more organizations will need to adopt and prioritize the creation of digital operational environments to gain a competitive advantage and to attract and retain a skilled workforce.

Another significant factor affecting the industry is the growing transition to cloud computing and distributed infrastructures, alongside the adoption of advanced technologies and the rising demand for software- and digital-based services. This trend was particularly pronounced in 2024, as part of the intensification of global digital transformation processes, driven by increased customer needs for innovative, flexible, and technologically tailored services. The growing trend of migration to cloud computing has created a wide range of new business opportunities, including the expansion of the range of services that can be offered to clients and the provision of comprehensive solutions in this area. In recent years, both public and private sector organizations have increasingly adopted and become more open to transferring their core systems and business processes to cloud environments as part of a broader shift toward advanced, flexible, and efficient computing environments.

At the same time, and to some extent as a consequence, there has been a significant increase in the cybersecurity threat landscape, resulting from the growing number of incidents, increasing sophistication of attacks, and the enhanced capabilities of attackers. Consequently, there has been a rise in exposure to cyber risks, and companies are required to invest substantial resources in protection, monitoring, and strengthening their security systems. The continued growth in the scope and complexity of cyber threats, alongside the proliferation of digital defense systems, has led to a significant increase in organizational awareness of information security and demand for advanced technological solutions to address these threats. Clients across various sectors, including both the public and private sectors, are now seeking managed services and comprehensive solutions combining advanced protection, monitoring, and control technologies. The field of cybersecurity and information security continues to evolve rapidly, both in the local and global markets, and constitutes a major growth driver in the information technology industry.

In addition, there has been significant progress in artificial intelligence (AI), particularly with the introduction of generative models such as OpenAI, Claude, Gemini, and others. These technologies are fundamentally transforming the way organizations operate and establishing artificial intelligence as a key tool for enhancing operational efficiency, decision-making, and the creation of new business value. Over the past year, there has been a marked increase in demand for AI-based solutions, including business, analytical, and operational applications. The Company has begun providing its clients with AI-integrated services and solutions aimed at improving processes, strengthening automation and security capabilities, and delivering measurable added value to its customers. In the assessment of the Company’s management, this trend is expected to continue and expand in the coming years, and the Company is working to broaden the range of services and solutions it offers in this field, tailoring them to its clients’ needs across various technological environments.

In response to the trends described above, the Group provides a wide range of advanced professional services in the fields of software and outsourcing, with an increasing presence in the global arena. Within this framework, the Company provides infrastructure design and implementation services, application development, technology consulting, support services, digital solutions, DevOps (development and operations), mobile development, open-source technologies, big data analysis, analytical business intelligence (BI), mainframe environments, information security and cybersecurity, and cloud computing services for application and API deployment. The Company also provides complementary IT services to a wide variety of clients, including companies listed in the “Fortune 1000” (the annual list of the 1,000 largest U.S. companies ranked by revenue, as published by the American magazine Fortune Business). All of this is carried out according to the professional expertise required in each case, with the goal of generating substantial value for customers through the management, optimization, acceleration, and support of their business growth and development.

Another important trend relates to the complex geopolitical situation worldwide, and particularly the security situation in Israel, which has led to increased activity among companies operating in the defense and security sectors. Heightened regional and international uncertainty has resulted in significant growth in the volume of defense-related engagements and order backlogs. Consequently, demand has increased among clients operating in defense-related fields for professional development and IT consulting services in the areas of technology and computing. At the same time, escalating geopolitical tensions in Israel and abroad have led to increased risk exposure for clients in the fields of information security and cybersecurity, further contributing to the growing demand for advanced professional services in these areas.

The Group has extensive and proven experience accumulated over many years of activity in the field of information technology (IT), across nearly all relevant technological areas. The Company is considered one of the leading firms in the industry and has operated in this market for an extended period, during which it has developed and maintained a broad network of satisfied customers. Its extensive experience, combined with its high level of service, enables the Company to maintain and strengthen its relationships with clients and to expand its activities. The Group assists its clients in implementing advanced technologies to build the core of digital transformation within their organizations, thereby driving broad organizational change - including migration to cloud environments, leveraging data and artificial intelligence, and integrating information security and sustainability goals into corporate operations, alongside process optimization and accelerated business growth. The Group leverages its size, global presence, innovation capabilities, strategic partnerships, and platforms to consistently deliver tangible value to its customers.

7.2.2.	Outsourcing
In recent years, there has been a consistent increase in the trend of outsourcing services in the field of information technology, including greater use of BPO (Business Process Outsourcing) models. This trend is reflected in the growing number of organizations seeking to expand the scope of services purchased from external suppliers, in order to focus on core business activities and enhance operational efficiency. This development has contributed, among other things, to increased demand for the Company’s services and to the expansion of its operations in these areas. In addition, a trend has emerged in which part of the development and operational teams of technological units are being relocated outside Israel, with the aim of ensuring business continuity and operational resilience even during emergencies or security crises. This development has led to an increase in the Company’s activity in various geographic regions, particularly in Eastern Europe. However, alongside this development, an opposite trend has been observed among certain clients who seek to reduce the scope of external IT projects and to undertake efficiency measures that include bringing some services back in-house (insourcing). This shift stems, among other factors, from a transition away from large-scale, long-term projects toward more flexible models focused on smaller, short-term projects. These trends may have a moderating effect on the Company’s activity in traditional IT service fields.

The Group’s outsourcing services include a portfolio of professional services in Israel and abroad (primarily in the United States), provided either on client premises or remotely, mainly by IT and software professionals, in areas such as infrastructure design and delivery, software development, technology consulting, implementation planning, support services, and supplemental manpower services.

7.2.3.	Ventures and Partnerships

The Company invests in cultivating strategic partnerships, including collaborations with Oracle, JD Edwards, SAP, Salesforce.com, Microsoft, IBM, and SugarCRM, with the aim of enhancing the Group’s range of offered solutions. In this context, the Company works to strengthen its relationships with these key IT partners by participating in events and by updating and validating the features of its integration platform, Magic xpi, to ensure compatibility with as many systems as possible.

7.3.	Structure of the Field of Activity and Changes Therein

The IT services sector comprises a wide variety of specialized services, such as infrastructure design and delivery, application development, technology consulting, support services, and complementary outsourcing services. In addition, professional IT services include quality assurance, product engineering services, and process consulting. The IT services sector is undergoing profound change, with several key trends that have recently accelerated: growing demand for mobile and cloud applications, as well as for big data solutions, has resulted in increasingly complex IT development and integration projects whose management and implementation require a higher level of expertise. Furthermore, traditional software-based IT consulting projects have gradually evolved toward software- and technology-driven solutions that can be implemented within client systems, accompanied by ongoing engagement services. This shift has been reinforced by a fundamental change in IT service procurement processes - the need for faster time-to-market, combined with limited resources within IT departments, has led to greater influence of specific business units on purchasing decisions, as opposed to traditional procurement processes. The traditional business model of IT service outsourcing is also evolving from capacity-based service procurement to capability-based models, as clients increasingly demand outcome-driven managed services with tighter integration among software, service, and infrastructure.

Trends and developments identified by the Company in this field include, inter alia: a shift toward more complex business integration; organizations seeking to reuse IT and enterprise application assets (organizational memory, databases, and data repositories); the growing need for enterprise mobility enabling the transfer of data and services within organizations across various systems (such as mobile, cloud environments, and so on); increased adoption of SaaS, PaaS, and cloud-based solutions; a growing organizational need for large-scale data storage, processing, and analysis (big data) to generate meaningful insights and competitive advantages; a transition from traditional IT consulting to the adoption of software and technological solutions with accompanying IT support services only; and increased involvement of various business units in technology procurement processes.

According to Forrester, global IT spending is expected to increase by approximately 5.6% in 2025, with the software segment projected to grow by about 10.5% and IT services by approximately 3.6%. According to Gartner, global IT spending is expected to rise by approximately 9.8% in 2025, with the software segment projected to grow by about 14.2% and IT services by approximately 9%.

In Israel, IT spending in 2024 continued to be influenced by the geopolitical environment and macroeconomic uncertainty, as described above. According to an STKI report, IT spending in Israel grew by only about 2.95% in 2024, while a significant recovery is expected during 2025 (as detailed in Section 6.3.5 above, with IT spending in Israel expected to grow by approximately 8.17%, reflecting improved market conditions and increased business resilience).

The core of the Company’s growth strategy in this field is to serve as a one-stop shop for its clients, helping them accelerate digital transformation to enhance competitiveness, increase profitability, and deliver sustainable value to stakeholders. In doing so, the Company leverages the unique expertise and functionality developed by the Group’s companies to assist clients in growth and in solving business challenges, including identifying and developing new products and services; improving sales and customer experience; optimizing cost structures; maximizing human resource performance; utilizing data for better decision-making; reducing risk and improving security; designing and delivering value through large-scale cloud migration; and digitizing production and operations using intelligent, connected products and platforms. The Group assists its clients in building a digital core to drive broad organizational transformation in operational efficiency and revenue growth, for example, by migrating data to the cloud, leveraging existing data and artificial intelligence, and integrating cybersecurity and sustainability values throughout the organization. The Group utilizes its global footprint, innovation capabilities, business partnerships, and platforms to consistently deliver value to its customers.

For the organizational chart of the Group’s material subsidiaries and associates operating in this field of activity, see Section 2.11 above.

For the table listing all Group subsidiaries by field of activity, see Section 28.3 below.

7.4.	Restrictions, Legislation, Standards, and Special Constraints Applicable to the Field of Activity

For details regarding legislative and regulatory restrictions applicable to the Group, see Section 21 below.

7.5.	Technological Changes That May Materially Affect the Field of Activity

The Group’s ability to maintain the technological currency of the services it offers its clients depends on its ability to develop, or to enter into agreements with suppliers and business partners concerning systems and solutions that keep pace with rapid technological developments, changes in the IT sector, and evolving customer needs.

The Group continuously monitors global technological advancements, which are occurring at an accelerated pace, through close and ongoing contact with leading global technology analyst firms and major software producers, and by learning about technological and practical trends from its large customers in Israel and abroad. The Group focuses on key technologies and those with significant economic potential as a basis for its continued business expansion. The Company continues to acquire relevant expertise in innovative technologies (which in some cases has included establishing new centers of excellence in response to global technological developments), while building business relationships with leading global suppliers in those emerging fields.

7.6.	Generative Artificial Intelligence (Generative AI)

Generative artificial intelligence is fundamentally transforming the industry, enabling businesses to address challenges and solve problems rapidly and efficiently. Major players in the field, such as Google, Microsoft, and Amazon, are providing the market with a wide array of AI-based tools - including AWS services such as SageMaker, Amazon Bedrock, Amazon Q, and AWS Lambda - whose intelligent implementation can improve business operations and outcomes. The Group continuously prepares to offer innovative solutions in the evolving fields of artificial intelligence, particularly in light of the advances of generative models such as ChatGPT, Copilot, Midjourney, BERT, and others, whose impact on businesses and organizations is significant and demonstrates the growing contribution of artificial intelligence to the business world. Consequently, there has been a continuous increase in demand for AI-based solutions that generate business and operational value. The Group has begun providing solutions that incorporate artificial intelligence components to its clients, and it believes that this trend will continue and even expand. The Group intends to further deepen its activity in the areas of artificial intelligence, digital transformation, cloud services, data, IoT, and cybersecurity, as well as in core system modernization - thereby strengthening its competitive advantage and reinforcing its leading position in these fields.

7.7.	Critical Success Factors in the Field of Activity and Changes Therein

7.7.1.	Technological, Professional, and Business Innovation – The Company’s field of activity is characterized by rapid technological advancement and the constant emergence of new digital solutions. The Company’s success depends on its ability to continue developing, marketing, and implementing advanced technological and business solutions - including cloud services, AI-based solutions, managed services, DevOps, automation, data solutions, and IoT - for its clients, while aligning the type and scope of its services with the pace of technological innovation.

7.7.2.	Integration of Services and Provision of End-to-End Solutions – The Company’s competitive advantage stems from its ability to provide a comprehensive range of services and solutions under one roof, from the characterization and initiation stages through development, implementation, testing, and ongoing support. The Company offers its clients holistic solutions tailored to their unique needs, with an emphasis on maximizing business value and ensuring operational continuity throughout the system lifecycle.

7.7.3.	Ability to Deliver Diverse Services Across Technological Environments – With the growing shift of clients to cloud-based ecosystems, it is critical to provide diverse cloud-based solutions, including multi-cloud offerings, with expertise in services from key providers such as Microsoft, AWS, GCP, and Azure. The Company’s ability to integrate solutions from multiple providers and deliver fully integrated end-to-end services constitutes a key element of its success and market positioning.

7.7.4.	Quality of Service, Marketing, and Sales – The Company strives to provide its clients with professional, reliable, and high-quality service, characterized by availability and flexibility to meet customer needs. The Company’s marketing and sales operations are based on a deep understanding of the market and an ability to adapt products and services to the needs of both existing and new clients, thereby maximizing business success and expanding its activity across different business segments.

7.7.5.	Quality of Management and Human Capital – Management quality and human capital are key factors in the Company’s success. The Company invests significant resources in identifying, recruiting, training, and retaining professional and skilled employees in the field of information technology, in Israel and beyond. In light of the shortage of skilled workers in Israel - particularly following 2024, when a significant increase was recorded in the number of employees serving in active reserve duty - the Company has adapted its recruitment, training, and development processes to these changes, emphasizing employee experience, career development and internal mobility, and the expansion of recruitment channels to diverse populations to strengthen its attractiveness as an employer.

7.7.6.	Reputation, Market Awareness, and Customer Retention – The Company enjoys a well-established reputation in the Israeli IT market and is considered a leading provider in the fields of outsourcing and managed services. Its extensive experience and long-standing relationships with a wide range of business clients enable it to maintain its existing customer base, deepen collaborations, and expand its activity with new clients. In the assessment of the Company’s management, its reputation, combined with high service quality and professional reliability, constitutes a critical success factor in its field of operation.

7.8.	Principal Entry and Exit Barriers in the Field of Activity

The Company’s field of activity is characterized by intense competition and relatively low entry barriers. However, in the Company’s assessment, effective and significant entry into the field - particularly participation in complex and large-scale engagements with major clients - requires meeting a range of essential conditions, including the accumulation of specialized professional knowledge, extensive experience in implementing advanced IT solutions, financial strength, a proven ability to execute large-scale projects, long-term customer retention, and the possession of required certifications from key technology providers. These conditions are even more critical in advanced technology fields such as cloud services, data solutions, cybersecurity, core system modernization, and artificial intelligence solutions, where comprehensive, high-quality professional capabilities are required to ensure customer satisfaction.

As for exit barriers, the Company believes these are limited and primarily relate to existing contractual obligations for long-term service provision and to the resources required by customers to replace an existing service provider.

7.9.	Substitutes for the Field’s Products and Changes Therein

The services provided by the Group’s companies have substitutes offered by competitors, differing in service scope, professional quality, reliability, and the level of technological innovation embedded in the substitute services.

7.10.	Competitive Structure in the Field and Changes Therein

The Company’s field of activity is characterized by strong, dynamic, and constantly evolving competition, due to the large number of participants operating both in Israel and globally. This market is significantly influenced by rapid technological developments, as well as by domestic and global economic and political conditions, and the entry of new players - including global firms - which increases competition and may, over time, erode the market share of existing participants.

In Israel, dozens of entities operate in the supply of IT, consulting, and management solutions and services, including both Israeli and international corporations. The Company’s principal competitors include Matrix Group itself, Hilan Group, Malam-Team, One, TSG, Aman, Elad, Yael, Emet Computing, Amanet, Abra, SQLink, Log-On, HMS, Speedvalue, Kyndryl, and IBM Israel, alongside numerous medium and small firms specializing in related areas. In addition, the major accounting firms (the Big Four) have expanded their operations in Israel, offering services in areas such as BI, cybersecurity, ERP, CRM, and cloud - sectors that directly compete with the Company’s operations, in part due to these firms’ accessibility to senior decision-makers among potential clients. The foregoing applies even more so to the U.S. market.

It should be noted that competition in the field is largely influenced by the ability of various players to offer added business value, technological innovation, rapid time-to-market, advanced integration between solutions, competitive pricing, and a wide range of services under one roof. In addition, clients in this sector demonstrate high price sensitivity, requiring companies to continuously and efficiently improve their cost structures and the services they provide.

In recent years, there has been a notable trend of mergers and acquisitions (M&A) in the field (see Section 6.1 above), which has led to changes in the competitive structure of the market and the emergence of larger and more diversified players. This trend is also being driven by substantial investments from capital-rich private equity funds, which acquire IT companies and provide them with significant resources, thereby intensifying competition within the industry.

Despite the high level of competition, the Company believes that its relative advantages - including its specialization in select industries and sectors, extensive experience, professional management team, skilled workforce, high operational efficiency (utilization), broad and integrated solution portfolio, financial strength, and proven reputation - provide it with a strong position and the ability to successfully navigate changing market conditions. The Company invests considerable resources in identifying new trends, detecting emerging technologies, and adopting innovative solutions tailored to its clients’ needs, to ensure the delivery of high business value and to maintain its competitive standing over time. For additional information, see Section 11 below.

7.11.	Products and Services in the Field of Activity

The Group provides its clients in Israel and abroad with a comprehensive range of IT solutions and services, delivered by professional teams and experienced technology experts, tailored to client needs and evolving market characteristics. The Group’s services include, inter alia, the following principal areas of activity:

7.11.1.	Cloud and Digital Transformation Services – The Group provides cloud services and business and technological support for organizations transitioning to cloud environments and for the ongoing maintenance of enterprise cloud systems. Services include consulting and cloud architecture design, cloud migration project management, establishment of cloud-based disaster recovery (DR) environments, development of web-based systems and operational automation, DevOps support, and financial monitoring and optimization (FinOps) services. This activity includes full support across all major cloud environments and is carried out by dedicated infrastructure, development, and operations experts.

7.11.2.	Advanced Computing Infrastructure Services – The Group provides private, managed, and public cloud solutions, as well as Infrastructure as a Service (IaaS) solutions for operating complete IT environments in the cloud. The Group’s operations also include communication and information security services, advanced storage, data backup and recovery, business continuity and availability assurance, virtualization services, and high-performance data and big data infrastructure solutions.

7.11.3.	Managed Cloud Infrastructure Services – The Group provides advanced cloud services operated from modern data centers located in Israel. This activity includes the development, operation, and delivery of Infrastructure as a Service (IaaS), Disaster Recovery as a Service (DRaaS), and Backup as a Service (BaaS). These services are provided primarily to small and medium-sized businesses (SMB/SME) in Israel, ensuring high availability, resilience, and operational flexibility of enterprise information systems, while maintaining advanced data security and compliance with strict standards.

7.11.4.	Information Security and Cybersecurity – The Group provides comprehensive information security and cybersecurity services, including managed security services, penetration testing, risk assessments, support for establishing secure development processes, supply chain risk management, multi-year defense planning, and compliance with international regulations and standards such as ISO 27001, ISOX, HIPAA, and GDPR. In addition, the Group operates an advanced Security Operations Center (SOC), which provides monitoring, incident response (IRT), and real-time protection services. The Group’s cybersecurity framework employs AI-based tools for identifying, preventing, and responding to advanced threats, integrating automation capabilities for ongoing protection and maintenance of client systems.

7.11.5.	Outsourcing and Managed Services – The Group provides outsourcing services for IT and operational units in flexible models in Israel and abroad (mainly in the U.S. and Israel), managed services on-site or remotely, NOC system operation, and application development and support services. Additionally, the Group provides consulting, research, and development services in security and governmental fields for the IDF, the Ministry of Defense, and the defense industries, both in Israel and abroad.

7.11.6.	System Integration and Enterprise Applications – The Group offers integration and custom development services for enterprise systems, including development using advanced web, smart client, DevOps, continuous integration, IoT, and mobile technologies. Services also include the design and development of corporate websites and user interfaces using open-source technologies. This area is integrated with advanced data and AI activities to create innovative and efficient organizational solutions.

7.11.7.	Data, Analytics, and AI – The Group specializes in providing solutions in the fields of data science and artificial intelligence, from data architecture and planning to implementation and ongoing support. Services include advanced data analysis (advanced analytics), business intelligence (BI) and big data projects, the development of machine learning models, and applied artificial intelligence (AI) solutions, utilizing advanced technologies and leading cloud platforms.

The Group also provides consulting services for defining data strategy and architecture for organizations, assisting them in becoming data-driven organizations. The Group’s AI Center of Excellence develops and integrates generative AI technologies across all areas of activity, including projects based on models such as ChatGPT, Gemini, Claude, Copilot, DALL·E, and SORA.

7.11.8.	Software Testing and Automation – The Group provides advanced software testing, system testing, and validation services, including automation of testing processes, load and performance testing, and tests integrated within DevOps environments. The services are offered under various business models and delivered by expert consultants in the fields of testing and automation.

7.11.9.	Consulting and Technology Experts – The Group provides its clients with professional consultants and experts across all fields of information technology, including infrastructure, development, information security, data, and enterprise applications. The Company’s consultants are integrated within client offices, providing maximum managerial flexibility alongside continuous professional support from the Group, including training, development, and knowledge retention. This service enables clients to expand or reduce their technological workforce as needed, while maintaining a high professional standard and consistent service quality.

7.12.	Revenue and Profitability Segmentation of Products and Services in the Field of Activity; Clients

The Group’s activities in IT solutions and consulting services are carried out over time and are characterized by engagements under two main models: (a) fixed-price contracts, in which the scope of work, deliverables, delivery schedules, and total consideration are defined; and (b) “time and materials” contracts, under which consideration is calculated based on actual hours worked, according to rates agreed between the parties. Most of the Group’s revenues are derived from “time and materials” engagements; however, the share of fixed-price projects has been increasing. Additionally, some services are provided in the format of managed services, based on predefined Statements of Work (SOW), and in some cases, services are provided within a cloud environment.

Due to the homogeneity and nature of the services provided in this field, other than the results of the segment itself, the Company does not identify any product or service group whose revenues constituted 10% or more of the Group’s total revenues in 2023, 2024, or the six-month period ended June 30, 2025.

The Company has one customer in this field of activity whose revenues accounted for more than 10% of the Group’s total revenues in one or more of the periods indicated (and, for 2025, proportionally over the relevant period), as detailed in the table below (figures in NIS thousands):

Customers	For the six months ended June 30, 2025		For the year ended December 31, 2024		For the year ended December 31, 2023
	Total revenue	Rate of Company revenue	Total revenue	Rate of Company revenue	Total revenue	Rate of Company revenue
Customer A (*)	79,103	7.4%	188,437	9.2%	220,302	11.2%

(*) See also Section 9 below (regarding the Company as a whole).

7.13.	Order Backlog

As a general rule, and consistent with common practice in the Group’s lines of business within this field of activity, most of the Group’s engagements with its customers may be canceled or reduced in scope by the customer upon prior notice. By their nature, such engagements do not provide the Company with organized information regarding customer plans or intentions with respect to cancellable orders. Nonetheless, the rate of contract cancellations in the Group during the reported periods was not material.

The following provides details regarding the breakdown of the order backlog in this field of activity as of June 30, 2025, distributed according to the expected revenue recognition period, based on the Company’s financial statements (according to binding orders not yet recognized as revenues in the financial statements) (in NIS thousands):

Expected revenue recognition period	Order backlog as of June 30, 2025
Third quarter of 2025	83,822
Fourth quarter of 2025	74,441
Year 2026	110,333
Year 2027 and thereafter	32,019
Total	300,615

For the order backlog as of December 31, 2024, see the Company's periodic report for 2024, at the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/876779/000121390025043459/ea0241007-20f_magic.htm#fact-identifier-1442Forward-Looking Information Disclaimer – It is clarified that the breakdown of the order backlog as presented above was prepared to the best of the Company’s assessment, based on the data and information available to it as of the date of this Outline, as well as on estimates and assumptions made by the Company, including with respect to orders not yet received (which are presented separately for convenience) and the customers’ right of cancellation as described above. This constitutes “forward-looking information” within the meaning of the Securities Law. Such information may not materialize, inter alia, in the event of delays in the commencement of work or in the schedules set for the execution of transactions and service delivery, including depending on the rate of order realization (which is generally not defined on a quarterly or calendar-year basis; accordingly, the backlog is presented on an annual basis), in line with the overall project period, including warranty periods attributed to projects for which non-material amounts are recognized. These factors are beyond the Company’s control and may affect the timing of revenue recognition. Moreover, as noted, the order backlog may change in practice according to the cancellation rights existing under the terms of customer agreements, as well as according to the actual scope of activity under the engagements described above.

7.14.	Seasonality

7.14.1.	The Company’s revenues from professional software services are affected, among other factors, by the number of professionals employed in various projects and by the volume of work hours allocated to each client during the period. Since revenues primarily derive from the actual volume of service provided, in periods or quarters with fewer working days compared to others - due to holidays, collective vacations, or other seasonal factors - a temporary decline is typically observed in revenues from professional services, compared with periods that have a higher number of working days. This effect is mainly reflected in services priced on an hourly basis, excluding other factors such as the commencement of new engagements or completion of existing ones.

7.14.2.	With respect to the Company’s operations in Israel, a distinct seasonal impact was recorded in the second and fourth quarters of 2024, reflected in a decrease in potential working hours due to the concentration of Jewish holidays in these quarters. For 2025, normal seasonality is expected, such that the second and fourth quarters are again expected to be weaker in terms of possible working volume and corresponding revenues. Regarding the Company’s operations in the United States, no distinct seasonality has been observed, although a mild slowdown in business activity can typically be identified at the end and beginning of the calendar year, mainly due to the holiday season (Christmas and New Year). In addition to seasonal factors, the Company is sometimes affected by external events that influence existing and potential clients’ budgets and the timing of their implementation - such as the approval date of the national budget and election periods. These events may cause temporary delays in contract signings and project commencements, thereby affecting the timing of revenue recognition during the year.

8.	Software Solutions Segment

8.1.	General

Within this field of activity, the Group operates as a developer and provider of software of two main types: (a) platforms for the development of business applications and system integration; and (b) software solutions for selected vertical sectors (Selected Packaged Vertical Solutions).

Throughout its years of operation, the Group has traditionally sought to maintain two main technology products: first, the Company’s application development platform (currently known as Magic® xpa Application Platform), which is based on metadata for developing and deploying multi-channel (mobile and desktop) business applications in a low-code environment via a unified visual interface; and second, the application integration platform (currently known as Magic® xpi Integration Platform), first launched in 2003 under the name iBOLT.

In December 2011, the Company acquired the AppBuilder development platform from BluePhoenix Solutions Ltd., a leading provider of legacy IT modernization solutions. AppBuilder serves as a comprehensive application development infrastructure for developing, deploying, and maintaining large-scale enterprise applications that operate on various core systems and infrastructures (IBM Mainframe, Linux, Unix, and Windows). The platform employs a model-driven architecture (MDA) approach, enabling high-level business design and automatic application generation. AppBuilder uses a platform-independent business rules language that allows application generation across multiple environments simultaneously.

In April 2019, the Company acquired the SmartUX development platform from PowWow Inc. - a low-code mobile application development platform for enterprises, designed for both non-technical and professional developers, enabling the design, development, analysis, and rapid deployment of cross-platform business applications.

As of the date of this Outline, the platforms developed (and being developed) by the Company include the following main platforms:

-	Magic® xpa Platform – see Section 8.12.1 below;

-	AppBuilder Platform – see Section 8.12.1 below;

-	Magic® xpi Platform – see Section 8.12.1 below;

-	FactoryEye Platform – see Section 8.12.1 below;

-	Magic® SmartUX Platform – see Section 8.12.1 below.

These platforms are used by thousands of organizations and an extensive network of independent software houses (referred to as MSPs – Magic Software Providers) in approximately 50 countries worldwide for developing software solutions for users and their clients.

In addition, as of the date of this Outline, the software solutions for selected vertical sectors developed (and being developed) by the Group include the following main applications:

-	Clicks™ – see Section 8.12.2 below;

-	Hermes Cargo – see Section 8.12.2 below;

-	HR Pulse – see Section 8.12.2 below;

-	MBS Solution – see Section 8.12.2 below;

-	Mobisale – see Section 8.12.2 below.

The software solutions developed by the Group are used by its clients for the development, deployment, and integration of business applications in on-premise environments (on client infrastructure), on mobile devices, and in cloud environments, efficiently and cost-effectively. In addition, these solutions enable organizations to accelerate the delivery of business applications that meet their current and future needs, improving business performance by facilitating rapid and cost-efficient integration of business applications, systems, and databases.

8.2.	General Information on the Field of Activity

8.2.1.	In recent years, there has been a significant increase in the number of enterprise applications available on the market, as well as in the use, management, and operation of such applications within organizations. Many organizations now operate a broad and expanding range of enterprise applications - both for internal purposes such as human resources, operations, and supply chain management, and for external business purposes, including interaction with customers, suppliers, and business partners. This trend has led to a notable increase in the complexity of enterprise information systems, which is expected to continue in the coming years. Such complexity often delays business development, reduces operational flexibility, and increases operating and maintenance costs. The proliferation of systems, platforms, and applications - often developed in different programming languages and on diverse technologies - increases inefficiency, creates duplication of data and processes, and complicates organizational decision-making.

Even when organizations seek to modify, update, or upgrade their IT assets to align with new business processes or regulatory changes, the integration of new or upgraded business applications often proves to be a complex, lengthy, and costly process. This trend is further accentuated by the growing use of smartphones and mobile platforms, which require device-independent and future-proof business solutions that enable rapid, simple, and cost-effective deployment of mobile applications. In parallel, cloud computing technologies are creating new opportunities for organizations to improve flexibility and achieve substantial cost savings, increasing the need for further adaptation of enterprise IT systems and applications.

Additionally, there has been a global acceleration in digital transformation processes among businesses and organizations. Today, customers expect a fully digital service experience that provides instant responses, real-time updates, and self-service capabilities without human intervention. Similarly, employees now expect comparable digital experiences in their workplaces. The convergence of these internal and external forces has driven many organizations to prioritize digital transformation goals, recognizing that a digital operating environment represents a major competitive advantage and an essential tool for attracting and retaining skilled employees.

A shortage of skilled programmers and the high cost of employing them, combined with increasing demand for enterprise application development, have led many organizations to adopt low-code/no-code platforms that enable business users to develop applications themselves with minimal reliance on IT departments. By adopting such business applications, these users aim to automate manual work processes, improve efficiency, and dedicate time and resources to addressing complex business challenges.

This trend enables the automation of manual processes, enhances operational efficiency, and redirects resources to more complex activities. Even among professional developers, the use of low-code tools has become increasingly common to accelerate development speed and reduce workloads.

Although the low-code development market is not new, it has gained significant momentum in recent years and, in the Company’s assessment, is expected to continue growing due to ongoing demand for applications and the shortage of skilled developers. Low-code development represents a natural evolution in the abstraction of application development processes and is expected to enable flexible, organization-wide development by business users who can connect and assemble applications.

Web applications are now regarded as the organization’s public interface, and low-code platforms allow organizations to deploy user-defined web-based applications quickly. These platforms enable employees with limited development experience to create advanced applications, while technically skilled employees can use them to automate daily tasks and develop custom applications integrated with existing digital systems.

In North America, several leading players operate in the low-code platform and service market, providing development tools for all end-users in the region. The United States and Canada are expected to contribute significantly to the growth of the low-code platform market. Key factors driving the adoption of low-code platforms include broad geographic presence, significant research and development activity, strategic partnerships, and mergers and acquisitions.

This development approach offers substantial, need-based advantages that are increasingly relevant in today’s market environment. First, low-code solutions enable a significant reduction in development time and accelerate time-to-market, while decreasing dependence on advanced development resources that are scarce in the global labor market. Second, the use of visual tools and intuitive development interfaces enhances collaboration between business and technology teams, allowing for quicker fulfillment of evolving business requirements. Furthermore, these systems now offer advanced capabilities in information security, integration with external systems, infrastructure flexibility, and compliance with various regulations - addressing much of the criticism directed at earlier generations of such technologies. Overall, the use of low-code technologies does not replace traditional software development but rather complements it as a strategic tool, enabling companies to respond more efficiently to changing market demands, reduce development and maintenance costs, and expand their digital capabilities while maintaining control, security, and operational stability.

Forward-Looking Information Disclaimer – The information and details above, regarding the Company’s assessments of the business need for adopting digital operational environments and their expected scope, the development of digital markets and the low-code platform market and its advantages, as well as market needs for continued development of web and mobile technologies and applications, including forecasts, timelines, evaluations, and/or plans of the Company in this regard, constitute “forward-looking information” within the meaning of the Securities Law. Such information involves high uncertainty and is based, inter alia, on third-party factors and numerous variables beyond the Company’s control as of the date of this Outline. Accordingly, these assessments may not materialize, may not materialize in full, or may materialize in a materially different manner than initially anticipated. Among the factors that could cause such deviation are significant changes in competing technologies and their market adoption rates, regulatory, economic, or geopolitical changes that may influence investment and demand trends in the relevant markets, dynamic market conditions (including changes in consumer preferences, demand levels, and macroeconomic effects), rapid technological advances, the emergence of competing solutions, shifts in industry business models, regulatory restrictions, changes in government policy, exchange rate fluctuations, unexpected increases in the cost of technological components, shortages of skilled labor, and/or legal or regulatory limitations related to the collection, processing, and storage of digital information, as well as the realization of any of the risk factors set forth in Section 27 below.

8.3.	Structure of the Field of Activity and Changes Therein

The software solutions field is characterized by the development, supply, and maintenance of software and business solutions in two principal subfields, as follows:

8.3.1.	Platforms for Developing Business Applications and System Integration:

Within this field, the Group develops, markets, and maintains low-code software platforms and business applications that enable organizations and managed service providers (MSPs) to develop, deploy, and integrate business applications across various environments - on-premise, mobile, cloud-based, and hybrid - while significantly shortening development time and reducing implementation costs. The Group’s operations in this field are carried out in Japan, the United States, Israel, and Europe. For details regarding the platforms offered by the Company in this field of activity, see Section 8.12.1 below.

8.3.2.	Dedicated Software Solutions for Selected Business Sectors (Vertical Solutions): Within this field, the Group develops and markets dedicated end-to-end software solutions tailored to the business and operational needs of specific industries, including healthcare, human resources, and logistics. This activity encompasses all stages of development - from design and architecture through development and integration to testing, maintenance, and ongoing support - and is carried out by a large and skilled team of engineers working in close collaboration with clients. For details regarding the platforms offered by the Company in this field of activity, see Section 8.12.2 below.

8.3.3.	Big Data

Data represents one of the most significant assets today, with a growing trend of organizations and businesses undertaking digital transformation initiatives to modernize their operations. Vast amounts of data and information are being generated by individuals and systems across the web and through various other channels. Organizations seek to interconnect data within their applications, systems, and IT environments in order to become data-driven businesses. Understanding and connecting this data, as well as transitioning business operations to the cloud, enables organizations to gain insights into their business performance, improve customer service, automate supply chains, and create democratization of reliable and processed data accessible to employees throughout the organization.16

16 That is, the process of making data accessible to all employees of an organization – regardless of their technical expertise – so that they can make data-driven decisions without relying solely on data experts or IT departments.

8.3.4.	Cloud Environment

The rapid advancement of cloud computing technologies, low-cost data storage, and the proliferation of applications that create and provide access to data - alongside the vast increase in data generated by mobile devices, social networks, and IoT - have led to a massive expansion in the volume, variety, and velocity of data creation. The growing amount of information and data creates opportunities for generating more effective business insights and identifying new business opportunities, but it can also overwhelm organizations attempting to manage, consolidate, and normalize enterprise and accessible data. According to the Company’s assessment, despite the required investments and the growing trend among organizations to migrate their operations, information systems, and data to the cloud, in the foreseeable future most digital workloads will remain on-premise (within organizational systems rather than in the cloud). The complexity will likely increase as organizations are required or choose to operate across multiple cloud environments (multi-cloud strategies). As a result, the Company expects that organizations will require new technologies designed specifically to connect, analyze, manage, and normalize data wherever it resides, through cloud-compatible technology platforms that can be deployed and installed easily (without malfunctions or difficulties) across any IT environment.

8.4.	Changes in the Scope of Activity and Profitability

See Section 6 above.

8.5.	Restrictions, Legislation, Standards, and Special Constraints Applicable to the Field of Activity

See Section 21 below.

8.6.	Technological Changes That May Materially Affect the Field of Activity

8.6.1.	Organizations across a variety of industries are undergoing digital transformation processes using software to automate and optimize essential operations, improve user experiences, and create competitive differentiation. Traditionally, organizations relied mainly on off-the-shelf and custom-developed software to operate and automate business processes. Such off-the-shelf software solutions often fail to meet the full needs of organizations with unique or complex characteristics, and they typically require organizations to adapt their operations (including workflows and information systems) to the software - rather than adapting the software to the organization’s unique business needs. While traditional software solutions developed specifically for a given organization or industry can be customized to meet strategic goals, their development involves a lengthy, iterative, and complex process requiring sophisticated integration, high costs, and reliance on software developers’ capabilities. Using the Company’s unified platform for business application development and system integration, organizations can differentiate themselves from competitors through a low-code approach, creating applications and workflows tailored to their specific needs.

8.6.2.	With the advancement of artificial intelligence technologies - particularly in the field of generative AI - there is a potential risk that the advanced capabilities of AI may replace or reduce the need for traditional low-code solutions. As artificial intelligence increasingly gains the ability to develop and generate applications and processes automatically, without extensive human involvement, demand for existing low-code platforms may decline. Additionally, organizations may prefer to rely on AI-based solutions that enable rapid and autonomous creation of applications and data models, rather than using tools requiring the learning and management of visual interfaces and predefined development processes. This trend could affect the Company’s scale of activity and profitability, create significant competition for its low-code platforms, and necessitate strategic adjustments to maintain its market position.

8.6.3.	Conversely, artificial intelligence - and particularly generative AI - when integrated into low-code platforms, may enable organizations not only to develop applications faster and more efficiently but also to enrich them with intelligent insights, advanced automation, and dynamic creativity in business processes. This trend is expected to increase demand for low-code solutions, as organizations seek to combine ease of development with advanced AI capabilities for process optimization and real-time decision-making. Moreover, the integration of generative AI is expected to expand the user base of such platforms to include non-technical users and contribute to accelerating digital transformation across industries. According to the Company’s assessment, the inherent advantages of its low-code approach position it to leverage these opportunities to strengthen its competitive standing and expand the scale and profitability of its operations in this field.

8.7.	Critical Success Factors in the Field of Activity and Changes Therein, and Main Entry and Exit Barriers of the Field

According to the Company’s assessment, the main criteria necessary for the distribution and deployment of low-code platforms and services include, among others, geographic presence, the establishment of strong business partnerships, and a continuous focus on customer needs through ongoing technological improvements (including via R&D activities and/or mergers and acquisitions).

8.8.	Main Entry and Exit Barriers in the Field of Activity

See Section 7.8 above.

8.9.	Substitutes for the Products in the Field of Activity and Changes Therein

See Section 7.9 above.

8.10.	Competitive Structure in the Field of Activity and Changes Therein

8.10.1.	The Group competes with other companies operating in the categories of application platforms, business integration, and business process management, as well as in the application and service markets in which it operates. The growth of SaaS and enterprise mobility markets has intensified competition in these areas. According to the Company’s assessment, competition in the industry - regarding the technology, applications, and services currently offered by the Group, as well as those under development by the Group and other providers - is expected to continue increasing. Intensified direct and indirect competition could negatively impact the Group’s operations, financial position, and results of activity.

8.10.2.	The Group’s markets for enterprise mobility solutions and the Magic xpa and Magic xpi platforms are characterized by rapidly changing technologies, evolving industry standards, frequent product launches, mergers and acquisitions, and swift changes in customer requirements. As a result, these markets are highly competitive and, according to the Company, competition is expected to intensify further. Additionally, the growth in cloud adoption and mobile markets continues to increase competitive pressure in these areas. The Company continuously monitors and analyzes market trends and competitors to maintain effective competition and avoid loss of market share to direct and indirect rivals.

In the Magic xpa platform segment, the Company competes in the low-code, SOA (Service-Oriented Architecture), and enterprise mobility platform markets. The Company’s main competitors fall into two categories: (1) custom software providers and software solution vendors that address certain use cases handled by applications developed on the Company’s platform; and (2) low-code development platform providers, such as Microsoft, Appian, OutSystems, ServiceNow, Power Apps, Bubble, Bolt, and Mendix. According to the Company’s assessment, the key factors influencing the ability of companies to compete in the described markets include platform features; reliability and efficiency; ease and speed of use; scalability and integration with other technological infrastructures; flexibility in platform deployment; strength of professional services and customer support; pricing and total cost; platform security robustness and compliance with industry standards and certifications; sales and marketing efforts; and brand awareness and reputation.

In the Magic xpi platform segment, the Company competes in the integration platforms market, which is characterized by rapid development and high competitiveness. The Company’s competitors include IBM, Scribe, Talend, Boomi, Jitterbit, MuleSoft, TIBCO, Informatica, and Software AG. Several comparable products on the market utilize a model-driven architecture (MDA), similar to that used in the AppBuilder application. This market is also highly competitive, with companies such as CA and IBM offering tools that compete directly with AppBuilder. Moreover, new development methodologies have become increasingly popular among software developers, who now have access to a wide range of alternative tools.

8.10.3.	According to the Company’s assessment, the key factors affecting the ability of companies to excel in the markets described include developer productivity, speed of results, product functionality, performance, reliability, scalability, portability, interoperability, ease of use, cost-effectiveness for developers and users, quality of customer support, ease of installation, vendor reputation and experience, financial stability, and the availability of intuitive, prebuilt solutions for extending ERP, CRM, and other enterprise application integration capabilities.

8.11.	Products and Services

8.11.1.	Business Process Integration Applications and Platforms:

As noted, the Company’s software solutions for application development and business process integration are designed to enable organizations to accelerate the design, development, deployment, and integration of on-premise, mobile, and cloud-based business applications that can be quickly adapted to their current and future needs. These solutions aim to enhance business performance and return on investment (ROI) by allowing for rapid and cost-efficient delivery, integration, and mobility of business applications, systems, and databases.

The following presents details of the Company’s various software technology platforms in this category, as of the date of this Outline:

Magic xpa Application Platform	–	An integrative, multi-tier, low-code/no-code development and deployment platform for business applications (Client-Server/Mobile/Web). This platform enables organizations to develop, deploy, and maintain multi-channel business applications - both mobile and desktop - quickly and efficiently, using visual tools for creating user interfaces. It is based on the metadata-driven development concept, in which business logic, data structure, and UI are managed through models and abstract descriptions, utilizing the most advanced functions and technologies.
AppBuilder Application Platform	-	A low-code application platform for building, deploying, and maintaining advanced business applications in a mainframe (M/F) environment, i.e., applications running on large central computers used for mission-critical operations. Such applications typically include database management, transaction processing, and financial management systems. The platform provides infrastructure for organizations across a wide range of industries worldwide to operate applications that process millions of transactions daily on legacy systems.
Magic xpi Integration Platform	-	A low-code enterprise integration and automation platform that enables fast, reliable data and process connectivity, synchronization, and automation across different business systems - without complex development. The growing volumes of data and the organizational drive to interconnect distributed data sources across applications, systems, and IT environments are transforming businesses into data-driven organizations. Understanding and linking such data, along with shifting workloads to the cloud, allows for deep organizational insights, improved customer service, supply chain automation, and secure, managed data accessibility across the organization.

Magic xpi Cloud Native	-	A software solution that allows the Magic xpi platform to run on Kubernetes-based cloud technology, enabling the Company to offer the platform in a SaaS configuration and allowing customers to install it in their private cloud environments.
Magic SmartUX	-	A low-code mobile application development platform for both professional developers and non-technical users, allowing rapid design, construction, analysis, and deployment of cross-platform mobile business applications.
FactoryEye Smart Manufacturing	–	A cloud-based data management platform for manufacturing plants, enabling smooth migration to Industry 4.0 smart factories. It provides real-time production data and end-to-end optimization to maximize and continuously improve manufacturing performance.

8.11.2.	Dedicated Software Solutions (End-to-End Vertical Solutions):

The following presents details of the Company’s various software technology platforms in this category, as of the date of this Outline:

Clicks™	-	A comprehensive medical information management solution used for planning and managing patient records by major healthcare organizations and providers. The platform connects to the provider’s clinical, administrative, and financial data systems hosted on the organization’s mainframe, enabling real-time analysis of complex data and providing immediate feedback tailored to the specific needs of physicians, nurses, lab technicians, pharmacists, front- and back-office staff, and even patients. Typically, customers subscribing to the software also enter into maintenance and support agreements for ongoing system support. These agreements provide immediate technical support and access to new software versions.

Hermes Cargo	-	The Hermes Air Cargo Management System is a proprietary, comprehensive software solution for full management of ground handling processes in air cargo operations. The system is used by cargo terminals, airlines, freight forwarders, and aviation operators to manage, document, monitor, and automate all stages of the cargo lifecycle.
HR Pulse	–	A tool for creating custom HCM (Human Capital Management) solutions offered as SaaS or on-premise deployment for human capital management. This solution enables organizations to flexibly and modularly monitor employee performance, professional development, and potential.
MBS Solution	-	A comprehensive system for managing television broadcasting channels.
Nativ	-	A core system for managing rehabilitation centers, care institutions, and nursing services. This system is offered by the subsidiary Menarva Ltd.
Mobisale	-	An advanced software platform for managing field sales and distribution operations, designed for manufacturers, retailers, and organizations operating through field representatives, agents, or delivery drivers.

8.12.	New Products

The Company periodically evaluates the development and marketing of products complementary to those in its existing lines of business.

8.13.	Revenue and Profitability Segmentation of Products and Services; Customers

Software licenses are sold under two main models: Perpetual model – a one-time license sale with an accompanying maintenance service agreement; and Subscription model – a time-limited license sold on a monthly or annual subscription basis. Under the subscription model, customer satisfaction is a key factor in contract renewal; therefore, the Group invests significant resources in customer retention and success. The Group provides limited warranties for the software solutions it develops and handles any defects discovered during the warranty or maintenance periods. Revenue from maintenance services and warranty-related expenses are not material, and based on past experience, the Group does not record a warranty provision in its financial statements. However, warranty obligations are reflected within the revenue recognition framework for project contracts.

There is no group of similar products or services that accounted for 10% or more of the Group’s total revenues in 2023, 2024, or in the six-month period ended June 30, 2025.

The Company has no single customer in this field of activity whose revenues accounted for 10% or more of the Group’s total revenues in one or more of the periods presented.

8.14.	Backlog

The following presents details of the backlog in this field of activity as of June 30, 2025, broken down by the expected revenue recognition period, based on the Company’s consolidated financial statements (in respect of binding orders not yet recognized as revenue in the Company’s consolidated financial statements) (in USD thousands):

Expected Revenue Recognition Period	Backlog as of June 30, 2025
Third Quarter of 2025	36,391
Fourth Quarter of 2025	34,535
2026	44,387
2027 and beyond	48,969
Total	164,282

For the order backlog as of December 31, 2024, see the Company's periodic report for 2024, at the following link:

https://www.sec.gov/Archives/edgar/data/876779/000121390025043459/ea0241007-20f_magic.htm

Forward-Looking Information Disclaimer – It is clarified that the above backlog breakdown was prepared to the best of the Company’s assessment based on data and information available to it as of the date of this Outline and on estimates and evaluations made by the Company, including with respect to orders not yet received (which are presented separately for convenience) and customers’ right of cancellation as detailed above. This information constitutes “forward-looking information” as defined in the Securities Law. Such information may not materialize, among other reasons, due to delays in the commencement of work or in the timelines established for executing transactions and providing services, all depending on the pace of order fulfillment (which is typically not defined on a quarterly or calendar-year basis, and accordingly, the backlog presentation is shown on an annual basis) and in accordance with the overall project duration, including warranty periods to which non-material amounts are attributed. These factors are beyond the Company’s control and may affect the timing of revenue recognition. Furthermore, as noted above, the backlog may change depending on the customers’ right of cancellation under their contractual terms, as well as based on the actual level of activity within the operations described above.

Part Four – Matters Relating to the Company’s Overall Operations

9.	Customers, End Users, and Markets

9.1.	General

The Group’s operations in Israel and abroad are focused on providing solutions and services to organizations and companies in both the business and public sectors, including small, medium, and large enterprises operating across most areas of the economy. The Company’s customers include banks and financial institutions, insurance and credit companies, technology and high-tech firms, industrial manufacturers, retail chains and distributors, government bodies, the Ministry of Defense, and the Israel Defense Forces. The Company’s activities span a wide range of industries, providing customized solutions to meet customer needs based on the nature of their business operations, the scale of their activities, and the complexity of their technological infrastructure.

As part of the Group’s operations in software product development, marketing, and sales, the Group’s companies market and sell their products and services in more than 50 countries worldwide. The Group’s technologies and data management and analytics platforms serve a wide range of developers, integrators, and solution providers, who can generally be categorized as follows:

9.1.1.	Entities performing internal development (mainly organizational IT departments) and MSPs;

9.1.2.	Large system integrators as well as smaller independent developers and VARs that use the Group’s technology to develop or deliver solutions for their end customers.

For details regarding the Group’s revenues, see Note 22 to the annual financial statements.

9.2.	Major Customers

9.2.1.	The Company has a broad customer base consisting of thousands of active customers, many of whom have been long-term clients for over a decade. In this regard, In its international operations, the Company primarily serves customers in North America, providing services to a diverse client base across various business sectors and organizational sizes - from small and medium-sized enterprises to large multinational corporations - offering tailored solutions to their specific needs.

9.2.2.	For the years ended December 31, 2023, and 2024, the Group’s two largest customers together (in aggregate) - one from the health and pharmaceutical field of activity and the other from the financial field - accounted for approximately 16.8% and 13.2% of revenues, respectively, while its five largest customers together accounted for approximately 22.9% and 23.0% of revenues in those years, respectively. For the six months ending June 30, 2025, revenues from the Group's two largest clients represented together (cumulatively) approximately 11.9% of its revenues, and revenues from the Group's five largest clients represented together (cumulatively) approximately 20.1% of its revenues for that period. Beyond this, the Company is not dependent on any single customer or a small group of customers. However, the Company notes that the simultaneous termination of engagement with several key customers, or a material adverse change in the terms of engagement with them, could negatively impact its results of operations. Nevertheless, management believes the likelihood of such a scenario is low, as these customers operate in different industries and are not concentrated in a single sector.

9.2.3.	As is standard in the Group’s areas of operation, most of its engagements with its five largest customers (excluding one customer) may be canceled or reduced in scope upon prior notice from the customer. These agreements may also include, among other things, provisions relating to volume discounts and other commercial arrangements between the Company and its customers. The Company has no organized information regarding the customers’ plans or intentions with respect to cancellable orders. Generally, the rate of contract cancellations in the Group during the reporting periods (2023, 2024, and the first half of 2025) has not been material. However, during the second half of the third quarter of 2023, a major customer of the Company in the outsourcing services segment decided to immediately and without prior notice significantly reduce the scope of services provided to it, resulting in a reduction of revenue from that customer and, consequently, the release of approximately 300 employees of the Company in the United States during that year.

Forward-Looking Information Disclaimer – The information and details above, regarding the Company’s assessments of the impact and consequences of the termination of engagements with key customers, constitute “forward-looking information” as defined in the Securities Law. Such information involves high uncertainty and is based, inter alia, on third-party factors and numerous variables beyond the Company’s control as of the date of this Outline. Accordingly, these assessments may not materialize, may not materialize in full, or may materialize in a materially different manner than initially anticipated, among other reasons due to significant changes in competing technologies and their market adoption rates, regulatory, economic, or geopolitical developments that may affect demand trends and consumption of the Group’s technologies in relevant markets, dynamic market conditions (including changes in consumer preferences, demand levels, and local and global macroeconomic effects), rapid technological advances, the emergence of competing solutions, changes in industry business models, regulatory restrictions, shifts in government policy, exchange rate fluctuations, unexpected increases in technology component prices, shortages of skilled labor, and/or legal and regulatory constraints, as well as the realization of any of the risk factors detailed in Section 27 below.

10.	Marketing and Distribution

10.1.	As part of its operations, the Group maintains an organized and multi-channel marketing and sales network, managed both from the Company’s headquarters and from the headquarters of its subsidiaries in Israel and abroad. Each business segment has dedicated departments responsible for implementing its respective marketing and commercial strategy. These activities include developing and maintaining relationships with existing and new customers, initiating broad business initiatives, developing market penetration plans for new regions, promoting customized technological and business solutions, strengthening the Group’s position among key clients, and supporting regional and global initiatives aimed at expanding the Group’s business activity.

10.2.	The primary goal of the marketing and sales network is to expand the customer base while strengthening the loyalty of existing customers. The Group strives to maintain high customer satisfaction by providing continuous service, tailoring its range of solutions to evolving needs, and expanding business collaborations. At the same time, emphasis is placed on developing new markets and entering additional business sectors as part of a long-term, organic growth strategy.

10.3.	The Group’s marketing efforts are carried out through a wide variety of channels, including participation in professional conferences, hosting webinars and customer events, producing marketing materials and presentations, working with research and consulting firms, creating targeted service packages and distributing them, as well as extensive digital activity - such as maintaining a strong social media presence, search engine optimization (SEO), online advertising, public relations, and professional content publications. In addition, the Company periodically organizes conferences for its partners and end customers to present technological innovations, product updates, and align marketing and commercial expectations.

10.4.	The Group operates through both direct and indirect marketing. In most business segments, sales activities are carried out directly by dedicated sales personnel who maintain ongoing relationships with customers, including proactive outreach to organizations identified as strategic targets. At the same time, the Company occasionally participates in tenders published by commercial and public entities or enters into negotiations directly with customers, in accordance with their specific needs and requirements. These engagements are formalized through commercial proposals and agreements tailored to each client.

10.5.	The Group also markets its products and services through an extensive network of business partners, including Managed Service Providers (MSPs), System Integrators, distributors and Value-Added Resellers (VARs), OEM partners, and professional consulting entities. The global sales force operates from the Group’s regional offices in the United States, Japan, Germany, the United Kingdom, the Netherlands, France, Hungary, South Africa, India, and Israel, as well as through regional distributors in other countries.

10.6.	In countries where the Group has no direct presence, the Company markets its products through non-exclusive regional distributors responsible for sales, training, support, and localization of the Company’s products. These distributors undergo professional training in sales and technical support and provide service to end customers with ongoing technological assistance from the Group. In parallel, the Group collaborates with its subsidiaries and regional distributors to serve global and multinational accounts.

10.7.	The Group’s main marketing and sales channels include:

10.7.1.	Direct sales channel, operating with software solution providers and enterprise accounts to execute strategic sales through direct access to decision-makers.

10.7.2.	Indirect sales channel through business relationships, system integrators, distributors and VARs, OEM partners, consultants, and service providers. An indirect sales channel also exists for Magic xpa through MSPs and system integrators who use the Group’s application and integration platforms to develop and deploy various applications for end customers.

10.7.3.	Regional distributor channel, operating on a non-exclusive basis in countries where the Group does not have a local sales office. A regional distributor is typically a software marketing organization capable of providing value through consulting, training, and support. Distributors that are also MSPs are generally responsible for implementing both the Company’s application platform and its business and process integration suite, including product localization and translation of the Group’s marketing and technical documentation. These distributors undergo sales and technical training programs to ensure that marketing, sales, consulting, and support services are provided locally, with the Group offering backup and support to the distributors and their end users. In coordination with subsidiaries and local distributors, the Group also provides sales support for large and multinational customers.

10.7.4.	Global marketing activities channel, which includes a wide range of marketing initiatives aimed at raising awareness of the Group’s solutions and promoting sales. In addition, the Group regularly hosts distributor conferences to update partners and its global user base on new products, marketing and promotional activities, pricing, best practices, technical information, and other relevant updates.

10.8.	The Group’s sales cycle varies depending on the customer’s size, the number of products purchased, and the complexity of the customer’s infrastructure. It ranges from several weeks for repeat sales to existing customers to several months for large-scale deployments.

11.	Competition

11.1.	The two business segments in which the Group operates are characterized by a high level of competition and relatively low barriers to entry for new players. Nevertheless, according to the Company’s assessment, a significant and effective market entry - particularly when engaging in complex projects with large customers - requires a combination of extensive professional experience, skilled personnel, financial stability, and advanced technological know-how. In addition, proven reputation and the ability to maintain long-term customer relationships serve as natural barriers to entry and distinguish the leading companies in the industry.

11.2.	The Company’s fields of operation are constantly evolving and influenced by various factors, including macroeconomic trends in Israel and worldwide, political changes, rapid technological advancements, and the entry of new players, including international entities with substantial resources. Mergers and acquisitions among existing companies further contribute to the industry’s high level of competition. In Israel, numerous companies (some publicly traded) provide IT services and software solutions, including major consulting firms, local technology companies, system integrators, and professional service providers specializing in various areas of information technology and software solutions.

11.3.	According to the Company’s assessment, effective entry into the advanced services market - particularly in areas such as cloud services, data management, modernization, cyber solutions, and automation - requires the ability to deliver comprehensive, end-to-end solutions at a high technological standard, while maintaining stringent requirements for information security, availability, and service. Customers in this market tend to be highly price-sensitive, due to rapid technological progress and the wide range of suppliers. Accordingly, competition among market players focuses not only on pricing but also on the ability to offer clear business value, reduced implementation times (time to market), flexibility in system integration, service quality, financial stability, and proven experience in executing large-scale projects. Competition in the industry is reflected in declining profit margins, intensified price competition, and more favorable credit terms for customers. In many cases, competition is measured by advanced integration capabilities, operational flexibility, service reliability, the breadth and diversity of solutions offered, professional reputation, and proven experience in relevant areas of activity.

11.4.	According to the Group’s assessment, it is among the leading entities in Israel in the fields of information technology, consulting, and management services, although it does not possess complete quantitative data enabling it to accurately determine its relative market share. The Company’s competitive advantage stems from its long-standing reputation since its establishment, the professional expertise and experience of its employees, and its ability to provide customers with comprehensive, integrated, and customized solutions tailored to their business needs. The Group considers its specialization in its areas of operation - alongside an experienced management team, skilled professional workforce, high operational efficiency (utilization), extensive experience in executing complex technological projects, relative size, and financial strength - as key factors that provide it with a competitive edge over its peers. Furthermore, the wide range of solutions offered by the Company under one roof enables it to effectively compete for large-scale projects that require multidisciplinary expertise and cross-system integration capabilities, offering customers a comprehensive, efficient, and holistic solution that delivers added value in a competitive and dynamic market.

11.5.	To address the high level of competition and the constantly changing conditions in the industry, the Group proactively identifies emerging trends, adopts advanced technologies, and tailors its business and technological solutions to customer needs in order to deliver maximum value. In addition, the Group continually invests in maintaining and strengthening its reputation as a reliable and leading provider of professional IT services in Israel and worldwide.

11.6.	It should be noted that some of the Group’s current and potential competitors have significantly greater resources than the Group, including financial, technological, and marketing capabilities, skilled human resources, and distribution capacities, and they enjoy greater market recognition. If the Group is unable to differentiate its products and services from those of its competitors, to offer its products as part of integrated systems or solutions to the same extent as its competitors, to successfully develop or introduce new, more cost-effective products, or to offer better performance, this could negatively affect the Group’s business, financial condition, and results of operations.

12.	Supply Capability

12.1.	The Group maintains direct and continuous relationships with its partners, namely the suppliers of products integrated into the systems delivered to its customers.

12.2.	Its relationships with leading global software manufacturers generally enable the Group to provide its customers with the required solutions in accordance with their needs.

13.	Fixed Assets, Real Estate, and Facilities

13.1.	The Group’s headquarters and main offices (which include the Group’s management, finance, research and development, sales, and marketing departments) are located in an office building in Or Yehuda, where the Group leases approximately 1,600 square meters for a lease term ending in June 2033, with two additional five-year renewal options. The total annual lease cost for this space amounted to approximately USD 0.8 million in 2024 and approximately USD 0.4 million in the first half of 2025.

13.2.	In addition, the Group’s subsidiaries lease office space in Laguna Hills, California; King of Prussia, Pennsylvania; Dallas, Texas; Houston, Texas; New Jersey; Atlanta, Georgia; Paris, France; Munich, Germany; Pune, India; Tokyo, Japan; Budapest, Hungary; Houten, the Netherlands; Johannesburg, South Africa; Bracknell, the United Kingdom; St. Petersburg, Russia; New York; and various locations in Israel. The total annual rental cost for these premises, covering an aggregate area of approximately 13,407 square meters, amounted to approximately USD 3.5 million in 2024 and approximately USD 1.7 million in the first half of 2025.

13.3.	The Company’s capital expenditures for fixed assets for the years ended December 31, 2022, 2023, and 2024 amounted to approximately USD 4.4 million, USD 1.6 million, and USD 1.5 million, respectively – see also the annual financial statements.

14.	Research and Development

14.1.	The Company places great importance on research and development to improve and expand the functionality of its technologies and to develop new applications. The Company believes that the future success of the Group depends on its ability to maintain technological leadership, enhance and upgrade existing technological products, and develop new, commercially valuable technological solutions that meet its customers’ needs. The Company intends to continue supporting the development of new technologies and to allocate a significant portion of its resources to R&D in order to deliver comprehensive, integrated, and advanced technological solutions that meet customer demands.

14.2.	The Group’s research, development, and support personnel work closely with existing and potential customers, as well as with relevant industry analysts, to define necessary requirements and design improvements and new versions that address market needs. As part of its ongoing activities, the Group periodically introduces enhancements and upgrades to its core products.

14.3.	During 2022, 2023, and 2024, and in the first half of 2025, the Group’s R&D expenditures totaled approximately USD 13.2 million, USD 13.5 million, USD 16 million, and USD 7.7 million, respectively.

14.4.	R&D activities are carried out in the offices of the Group’s companies in Israel, India, and Japan, employing personnel in these countries as well as in Russia and the United States. Additionally, the Group’s companies engage subcontractors for the preparation of user documentation and certain product development tasks.

15.	Intangible Assets

15.1.	As of the date of this Outline, and in principle, in accordance with industry practice, the Group does not hold registered patents for its software solution technologies (except for a few exceptions). In such circumstances, the Company relies on a combination of copyrights, trademarks (registered and/or recognized), trade secret protections, and contractual restrictions to safeguard its rights in its software products. The Group’s policy is to enforce its copyright protection for its software and accompanying documentation and to register trademarks in connection with its product names. In addition, employees and service providers of the Group (including contractors and independent distributors) are required to sign confidentiality and non-disclosure agreements.

15.2.	The software industry is characterized by numerous patents and frequent claims, demands, and lawsuits related to patent and other intellectual property infringements. In particular, leading software companies hold numerous patents, copyrights, trademarks, and trade secrets, which they may use to bring claims or lawsuits against the Company. From time to time, third parties - including large technology corporations - may allege patent, copyright, trademark, or other IP infringements by the Company, its customers, business partners, or the entities from which it licenses technology and IP rights. For additional information, see Section 27 below.

15.3.	The Group supplies its various products to customers under non-exclusive, non-transferable licenses. Typically, end users of the Group’s products are not required to sign license agreements. Usually, a “shrink-wrap license” is included in the product packaging, stating that by breaking the seal, the user agrees to the terms contained therein. There is no certainty that such license agreements are legally enforceable in all jurisdictions where the software products are marketed.

16.	Human Capital

16.1.	Organizational Structure

The Company operates with a lean and efficient management and headquarters team, which includes senior management as well as headquarters and administrative staff in supporting areas. The senior management team includes, among others, the CEO and senior managers in the areas of finance, marketing, software, integration, and technology and innovation. The Group's activities are conducted on an ongoing basis in all areas of operation with the managements of the Group companies.

As of the report date, the Company estimates that it is not dependent on any specific employee, officer, or consultant. However, given the nature of the Company's operations, which operate in areas requiring expertise and technological knowledge, the Company's ongoing and proper operations rely on the existence of a professional, experienced, and skilled team capable of fulfilling the required roles and providing optimal solutions to the needs of the Group companies. Retention of existing human capital constitutes a material component in the Company's ability to continue operating properly and achieving its business objectives, as processes of identifying, recruiting, and training alternative employees may take a considerable period of time and involve significant costs. The importance of this matter is particularly acute with respect to the Company's senior management, including key personnel who are part of the senior management of the material and held Group companies, given the limited scope of existing human capital in the absence of redundant management layers.

16.2.	Employee Headcount

The following provides details on the number of employees* in the Company and its subsidiaries as of December 31, 2023 and 2024, and June 30, 2025, broken down by the Company’s organizational structure:

	As of June 30, 2025		As of December 31, 2024		As of December 31, 2023
	IT services segment	Software solutions segment	IT services segment	Software solutions segment	IT services segment	Software solutions segment
Management and headquarters	186		181		169
Development, services and sales	2,957	609	3,029	577	2,888	571
Total	3,752		3,787		3,628

* Including part-time employees (employed at varying periods), as well as permanent service providers engaged by the Company under service agreements for the purpose of providing services to customers through the Company; excluding consultants and temporary human resource providers.

The following presents a breakdown of the number of employees in the Company and its subsidiaries as of December 31, 2023 and 2024, and June 30, 2025, by geographic location:

	As of June 30, 2025	As of December 31, 2024	As of December 31, 2023
Israel	1,650	1,554	1,554
Asia	239	223	223
North America	1,307	1,387	1,321
South Africa	10	10	11
Europe	546	514	516
Total	3,752	3,787	3,628

16.3.	Employee and Management Benefits and Terms of Employment

As of the date of this Outline, the majority of the Company’s employees are employed under individual employment agreements. The Company’s executives and senior officers are likewise employed under personal contracts (employment or service agreements).

These employment agreements include, inter alia, provisions concerning confidentiality, non-compete obligations, and protection of the Company’s intellectual property rights, which are defined as the Company’s exclusive property. The employment terms for employees in Israel are standard and include, among others, entitlement to vacation, convalescence pay, and other statutory social benefits. Generally, these employment agreements are for an indefinite term, and each party may terminate the agreement with prior notice, except in exceptional cases allowing immediate termination as specified in the agreement. Employment agreements with Group employees abroad are made in accordance with the laws applicable in each relevant jurisdiction.

See also Note 6 of the annual financial statements.

16.4.	Compensation Policy for Office Holders

In 2025, the Company reapproved an updated compensation policy for its office holders (the “Compensation Policy”). In entering into new employment and/or management agreements, or renewing or amending existing agreements, the Company seeks to implement and apply the principles of the Compensation Policy, subject to its ability to deviate from it if necessary and in accordance with applicable law. The compensation components to which office holders are entitled shall be only those specifically approved for them by the authorized corporate bodies of the Company, subject to applicable legal requirements.

16.5.	Equity-Based Compensation Plans for Employees and Management

In 2007, the Company adopted an equity-based compensation plan (in this Section: the “Equity Compensation Plan” or the “Plan”), under which the Company may grant options, restricted shares, restricted share units, and performance awards to employees, office holders, directors, and consultants of the Company and its subsidiaries. Shares subject to the Plan may consist of issued and outstanding shares, unissued shares, or shares previously issued and repurchased by the Company or any of its subsidiaries. The total number of shares reserved under the Equity Compensation Plan shall not exceed 1,500,000 shares in aggregate. In September 2013, an additional 1,000,000 ordinary shares were approved for reservation under the Plan. In December 2015, the Company’s Board of Directors further increased the number of ordinary shares reserved under the Plan by 250,000 shares (to a total of 2,750,000) and extended the Plan’s term by ten years, until August 1, 2027. As of June 30, 2025, and as of the date of this Outline, the Company had not granted any options under the Plan that are held by employees, consultants, office holders, and/or directors of the Group.

17.	Raw Materials, Suppliers, and Subcontractors

17.1.	The Group cooperates with several major suppliers (software manufacturers), as well as smaller suppliers, for which the Company acts as an authorized distributor of their products under distribution agreements. Should the Company’s engagement with these suppliers, or with most of them, terminate; or if the terms of engagement change materially; or if demand for such suppliers’ products decreases significantly; or if additional distributors are appointed alongside the existing ones; or if such suppliers are acquired by competing software manufacturers; or if these suppliers expand their direct operations in Israel - the Company’s revenues and profits from this line of business may be materially affected. A significant portion of the Group’s cloud services operations is based on several suppliers for whom the Company serves as a (non-exclusive) authorized distributor.

17.2.	Additionally, as part of its operations, the Company is sometimes required to maintain inventory in order to provide immediate responses to customers’ unexpected needs as part of its overall service offering, such as hardware and ordered equipment sold to customers but not yet delivered. The level of inventory held by the Company is also determined based on sales forecasts prepared by product sales and marketing managers, taking into account the suppliers’ lead times.

17.3.	Some of the Group’s companies are recognized suppliers to the Israeli Ministry of Defense (Directorate of Production and Procurement).

18.	Working Capital

The following provides details of working capital as of June 30, 2025, and December 31, 2024 (in NIS thousands):

	Amount included in the financial statements
	As of June 30, 2025	As of December 31, 2024
Current assets	896,562	1,007,298
Current liabilities	466,014	538,242
Excess of current assets over current liabilities (*)	430,548	469,056

(*) Excluding financial liabilities arising from business combinations and contingent consideration, and liabilities relating to put options to non-controlling interest holders, the excess of current liabilities over current assets as of June 30, 2025, and December 31, 2024, was NIS 91,364 thousand and NIS 82,860 thousand, respectively.

19.	Financing

19.1.	General

The Group finances its operations primarily through cash flows generated from operating activities, capital raises and issuances, as well as loans and available credit facilities from financial institutions.

For details regarding long-term credit, see Note 12 to the annual financial statements.

For details regarding short-term credit and loans, see Note 10 to the annual financial statements.

19.2.	Credit Facilities and Material Loans

As of the date of this Outline, the Company has no signed credit facilities from banking institutions.

In addition, as of the date of this Outline, the Company’s subsidiaries and investee companies have, from time to time, obtained on-call loans from banks in amounts that are immaterial to the Company.

Details regarding interest rates on the Company’s loans as of December 31, 2024, and June 30, 2025, are as follows:

Nominal Interest Rate
Bank sources	Loans denominated in NIS	Prime + 0.25 – 0.95
	Loans denominated in USD	SOFR + 2.1 – 3.38

19.3.	The following are details regarding material loans obtained by Group companies in recent years:

19.3.1.	In March 2022, the Company entered into a secured credit agreement with an Israeli bank, under which it borrowed a total of USD 25 million for a five-year term. The loan bears a variable interest rate of SOFR plus 2.25%, payable and calculated quarterly. The loan principal is repaid in five equal annual installments, commencing March 31, 2023, with final repayment due on March 31, 2027.

19.3.2.	In March 2023, the Company entered into a loan agreement with an Israeli bank under which it borrowed a total of USD 20 million for a four-year term. The loan bears a variable interest rate of SOFR plus 3.38%, payable quarterly, and is repaid in four equal annual installments of USD 6.052 million (including interest), commencing March 27, 2024, with final repayment due on March 27, 2027.

19.3.3.	In June 2023, the Company entered into a loan agreement with an Israeli bank under which it borrowed NIS 60 million for a five-year term. The loan bears a variable interest rate of Prime plus 0.92% and is repaid in five equal annual installments of NIS 12 million (excluding interest), commencing May 7, 2024, with final repayment due on May 7, 2028.

19.3.4.	In April 2025, the Company entered into an additional loan agreement with an Israeli bank, under which it borrowed a total of NIS 50 million for a four-year term. The loan bears a variable interest rate of Prime plus 0.8% and is repaid in four equal annual installments of NIS 12.5 million (excluding interest), commencing on April 27, 2026, with final repayment due on April 27, 2029.

19.3.5.	As of the date of this Outline, the Company’s total outstanding loan obligations (principal only, excluding obligations of its subsidiaries or investee companies) under bank loan agreements amount to approximately USD 70 million.

19.3.6.	The secured credit and loan agreements described above are subject to immediate repayment under certain circumstances and are governed by various covenants and financial undertakings, as follows:

a.	The Company’s equity shall not fall below USD 150 million at any time;

b.	The ratio of the Company’s total net financial debt (i.e., less cash) to total assets (as defined in the various loan agreements) shall not exceed 30%;

c.	The ratio of the Company’s total financial debt, less cash, short-term deposits, and short-term marketable securities, to annual EBITDA shall not exceed 3.25 to 1;

d.	In addition, the agreements include various restrictions on the Company’s ability to pledge its assets, as well as limitations on mergers, on changes in business activity or control (subject to the lenders’ consent).

19.3.7.	As of the date of this Outline, the Company is in full compliance with all covenants and financial obligations required under the above loan agreements. See also Note 12 to the annual financial statements.

20.	Taxation

20.1.	For details regarding the tax laws applicable to the Company, see Section 10 of the annual financial statements.

20.2.	The Company qualifies as a “Special Preferred Technological Enterprise” under the Law for the Encouragement of Capital Investments, 5719–1959 (the “Encouragement of Capital Investments Law”) and is entitled to significant tax benefits. See Note 19 to the annual financial statements.

21.	Regulatory Restrictions and Supervision of the Company’s Activities

21.1.	In Israel, the Company is subject to various regulatory restrictions, primarily under corporate law. The Company has adopted an internal enforcement program that includes internal procedures in the area of securities law, designed to promote compliance with the Companies Law and securities legislation by the Group, and to minimize its exposure - and that of its officers and employees - to administrative enforcement proceedings.

21.2.	The Company is also subject to the provisions of competition law, particularly with respect to mergers, acquisitions, and restrictive arrangements. The Company has adopted an internal enforcement program in the field of competition law and ensures full compliance with its requirements.

21.3.	The Company maintains a Code of Ethics governing its business conduct, emphasizing compliance with principles of law, morality, and business ethics, including equal opportunity and prevention of discrimination and harassment, avoidance of conflicts of interest, prohibition of bribery and corruption, adherence to corporate governance principles, and prohibition on the exploitation of opportunities. The Company also operates a comprehensive anti-bribery and anti-corruption compliance program and maintains procedures relating to labor law, including those for preventing sexual harassment and ensuring a safe work environment and positive organizational culture. Additionally, the Company has implemented a compliance program and procedures in the fields of privacy protection, confidentiality, and information security.

21.4.	Changes in relevant legislation and standards - particularly in the areas of information security and privacy protection (as detailed below) - directly affect the operations of the Group’s companies. Systems installed by the Company at customer sites are subject to the regulations applicable to those customers, generally divided between general regulations such as privacy and data protection laws and sector-specific regulatory requirements. The Company assists its customers in meeting these regulatory and standardization requirements, ensuring strict adherence to demanding standards and continuously adapting its solutions to evolving regulatory frameworks. Some of the Group’s companies are recognized suppliers of the Israeli Ministry of Defense (Directorate of Production and Procurement).

21.5.	Standards

A significant portion of the Group’s operations is conducted in accordance with work procedures audited by the Standards Institution of Israel, in compliance with ISO 9001:2015 requirements. These procedures cover both professional and administrative activities. The Standards Institution conducts regular quality audits of the Group’s operations and has found it suitable to hold ISO 9001:2015 certification - both for meeting the standard’s requirements (through relevant procedures and work instructions) and for its ability to deliver products that meet customer and applicable standard requirements, while maintaining an effective quality management system focused on continuous improvement and customer satisfaction. Additionally, some of the Group’s companies are certified by the Standards Institution of Israel under two information security management standards: ISO 27001 (Information Security Management) and ISO 27799 (Information Security Management in Healthcare).

ISO 27001 defines the fundamental principles for establishing and maintaining an information security management system suitable for the organization and indicates that the organization has implemented the necessary measures to safeguard corporate information appropriately.

ISO 27799 is based on strict information security requirements, focusing on information protection within healthcare organizations or their service providers. The standard establishes principles and guidelines for healthcare organizations and their providers regarding the security of medical information within the organization and its systems. Its implementation demonstrates that the handling of medical information meets the highest confidentiality, integrity, and availability standards required in healthcare systems and services.

Compliance with these international standards enhances the Group’s overall level of information security - through the implementation of secure development processes, secure management of organizational information systems and infrastructure, physical security, employee awareness programs, integration of information security into the Company’s contractual engagements and services - and enables the Company to participate in tenders requiring such certifications as a precondition, including numerous government tenders.

22.	Material Agreements

The following are material agreements entered into by the Company outside the ordinary course of business, which are in effect as of the date of this Outline or were in effect during the past two years and were not otherwise described in the preceding sections:

22.1.	For details regarding financing arrangements, see Section 19 above.

22.2.	The Company participates from time to time in government and other tenders, the terms of which are predetermined by the issuing entities and vary by tender.

22.3.	For general information regarding the Group’s engagements with its customers, including material customers, see Section 9.2 above.

22.4.	On November 3, 2025, Matrix and the Company entered into a Merger Agreement which, if executed and completed, will result in the Company becoming a privately held, wholly owned subsidiary of Matrix. The Company’s shareholders are expected to become shareholders of Matrix, and the Company’s securities will be delisted from trading on the Tel Aviv Stock Exchange and NASDAQ. For further details regarding this transaction, see Section 3.3 above.

23.	Legal Proceedings

23.1.	The Group’s companies are, from time to time, parties to legal, administrative, and regulatory proceedings, claims, demands, and investigations arising in the ordinary course of business, including claims relating to intellectual property, contracts, employment matters, and other issues. In the Company’s assessment, such proceedings have no material effect on the Group’s financial position, operating results, or cash flows.

23.2.	For details regarding material legal proceedings to which the Group’s companies are parties, see Note 17 to the annual financial statements.

24.	Objectives, Business Strategy, and Expected Developments in the Coming Year

24.1.	The Company’s estimates and forecasts regarding its objectives and business strategy for the coming years, as detailed below, may change (even materially) if and when the merger transaction between the Company and Matrix is completed, as described in Sections 3.3 and 22 above.

24.2.	The Company believes that its extensive technology and services will enable it to expand its offerings rapidly, at significant scale and with flexibility, into additional markets. The Group seeks to focus on technologies and business architectures that provide its customers with cost savings and competitive advantages derived from such technologies. In addition, the Group continues to leverage market opportunities by utilizing its existing and new market assets. According to the Company’s assessment, its strategy and capabilities may also enable it to strengthen its competitive position even under challenging business conditions and to continue generating long-term growth opportunities for the Group. In this regard, the Company’s growth strategy is based on two main areas of focus:

24.2.1.	Continued growth in the Company’s core business areas, based on organic expansion alongside entry into adjacent fields, through internally initiated development of new solutions and service types with substantial business potential for long-term growth, founded on customer needs and continuous monitoring of emerging technologies in the market. The Company continues to regularly explore opportunities and ways to expand its operations in the United States, which it considers a strategic target market.

24.2.2.	Mergers and acquisitions of corporations operating in similar geographic regions. The Company aims to expand its operations through synergistic acquisitions as an integral part of its long-term growth strategy. The Company’s positioning, financial strength, resources, reputation, and experience in mergers and acquisitions may continue to create opportunities for acquiring additional companies in Israel and abroad - both companies operating in its core business areas that complement its existing solutions and those in adjacent or complementary fields - thus enabling it to broaden its operations and accessible target markets, subject to the potential inherent in each acquisition. As part of this strategy, the Company seeks to expand its range of services, customer base, and long-term profitability. The Company intends to continue exploring opportunities to expand its operations in its core and adjacent business areas through additional acquisitions.

24.3.	The Group’s collaboration strategy focuses on providing end-to-end solutions to its customers, increasing overall awareness of its platforms and service capabilities, and expanding its reach to new customers. The Group is characterized by deep relationships with global system integrators with whom it maintains close cooperation. The Group’s companies jointly develop and market integrated solutions to address customer needs. The Group manages a well-defined partnership and joint venture strategy under which its companies collaborate with value-added resellers and distributors worldwide to expand the international reach of its products. The Group’s relationships with these partners range from implementation services to co-selling or independent sales in certain markets.

24.4.	As noted above, the completion of the merger transaction between the Company and Matrix, if and when finalized as described in Sections 3.3 and 22 above, may have a material impact in the medium and long term - and possibly in the short term as well - on the Company’s objectives, business strategy, and implementation thereof.

Forward-Looking Information Disclaimer – It should be emphasized that the Company’s assessments regarding its objectives, business strategy, and anticipated developments in the coming years, including the potential implications of the merger with Matrix if and when completed, constitute forward-looking information based solely on management’s evaluations, plans, and projections as of the date of this Outline. The realization of such information is uncertain and not within the Company’s control. This information may not materialize, may materialize only partially, or may materialize in a manner materially different from expectations, due, among other things, to the completion and impact of the merger and resulting changes in ownership and management structure, significant shifts in global macroeconomic trends, technological changes, and/or the occurrence of some or all of the risk factors described below.

25.	Information Regarding Exceptional Changes in the Corporation’s Business and Events Outside the Ordinary Course of Business

As described above, as of the date of this Outline, Matrix and the Company have entered into an agreement to merge their operations. For details regarding this transaction, see Sections 3.3 and 22 above.

26.	Financial Information by Geographic Segments

For details regarding the geographic segments in which the Group’s companies operate, see Note 22 to the annual financial statements.

27.	Discussion of Risk Factors

The Company’s operations are characterized by the following principal risk factors, summarized below.

For a full description of the risk factors applicable to the Company’s activities as a Group, see the “Risk Factors” section of the Company’s Periodic Report, as published on NASDAQ and the MAYA system, available at the following link, which should be considered an integral part of this summary:
https://www.sec.gov/ix?doc=/Archives/edgar/data/876779/000121390025043459/ea0241007-20f_magic.htm

27.1.	Macroeconomic Risk Factors:

27.1.1.	Global Economic Conditions – Factors such as persistent inflation, rising interest rates, exchange rate volatility, credit constraints, and global or local economic slowdowns may lead to decreased demand for the Company’s products, technologies, and services, lengthen sales cycles, and increase competitive pressures in the market. Furthermore, changes in trade and tariff policies, including in countries such as the United States, China, and Canada, may create regulatory uncertainty, increase costs for the Company and its international partners, and adversely affect supply and distribution chains, service pricing, and the Company’s cash flows.

27.1.2.	Geopolitical and Security Events Worldwide – The imposition of trade restrictions on goods and services, export bans, and other economic sanctions on certain countries, including those where the Group operates, as a result of geopolitical and/or security events around the world, could prevent the Company from fulfilling existing contracts, recognizing revenue, pursuing business opportunities, or receiving subscription payments from existing customers. For further details, see Section 6.8 above.

27.1.3.	Political and Security Conditions in Israel and the Region – Political, economic, and military conditions affecting Israel’s economy likewise influence the Company’s operations, both domestic and global. Although to date the geopolitical and security situation has not had a material impact on the Company’s operations or results, there is no assurance that such conditions will not adversely affect it in the future. For further details, see Section 6.8 above.

27.1.4.	Government Budgets – The Company provides services to a wide range of Israeli government entities and related subcontractors. Given the Company’s revenues from the Israeli public sector, any reduction in the government’s IT services budget - whether for political or economic reasons (for example, due to the “Iron Swords” war, political instability, future state budget cuts, or a pandemic, as previously experienced during COVID-19) - could reduce the Company’s revenues and profitability. Moreover, the Israeli government has, in recent years, experienced significant delays in approving annual budgets. Recurrence of such delays could negatively affect the Company’s cash flows by delaying payments from the government for services rendered.

27.1.5.	Taxation – Given the Group’s international operations, its results are subject to diverse tax laws across multiple jurisdictions, including income tax, indirect taxes, and transfer pricing regulations. Changes in fiscal policy or tax legislation - including international initiatives such as the OECD’s BEPS framework - may materially affect the Company’s tax liabilities, effective tax rate, operating results, and share price on its listed exchanges. Furthermore, there is a risk that the outcomes of tax audits or differing regulatory interpretations regarding disputed tax liabilities may deviate from the Company’s expectations, potentially adversely impacting cash flows and net income. Increased enforcement or expanded international reporting requirements could also lead to greater operational complexity and compliance costs.

27.1.6.	Classification of the Company as a Controlled Foreign Corporation – U.S. shareholders may be subject to adverse tax consequences if the Company is classified as a Passive Foreign Investment Company (“PFIC”) or as a Controlled Foreign Corporation (“CFC”) under U.S. tax law. Although, based on its 2024 tax data, the Company believes it was not classified as a PFIC, such classification is determined annually, and there is no certainty that the Company will not be so classified in the future. Classification as a PFIC may result in unfavorable U.S. tax treatment for U.S. shareholders, including taxation of capital gains as ordinary income, retroactive interest charges, and loss of preferential dividend tax rates, thereby reducing the attractiveness of the Company’s shares to such shareholders.

Furthermore, U.S. shareholders who hold 10% or more of the Company’s shares may be adversely affected if the Company or any of its subsidiaries is classified as a CFC under U.S. tax law, particularly in light of the 2017 U.S. tax reform, and may become subject to additional reporting and tax obligations.

27.1.7.	Exchange Rates – The Company is exposed to risks arising from exchange rate fluctuations due to its international operations and presence in markets where revenues and expenses are denominated in currencies other than the U.S. dollar, including the New Israeli Shekel, Euro, and Japanese Yen. Significant changes in the value of these currencies relative to the dollar could negatively affect the Company’s operating results, including through a reduction in the U.S. dollar value of revenues and assets, an increase in the U.S. dollar value of liabilities and expenses, or an exit from certain geographic markets. Although the Company engages from time to time in hedging transactions to mitigate currency exposure, and there is also a degree of “natural hedging” resulting from the activities of Group companies in different regions, there is no assurance that such measures will be effective. In addition, potential regulatory restrictions on currency conversion or exchange rate controls could impair the Company’s ability to manage a smooth global cash flow.

27.2.	Industry Risk Factors:

27.2.1.	Responsiveness to Technological Developments in the Market – The Company operates in a competitive environment characterized by rapid technological change. Its success depends on its ability to adapt to market shifts, adjust its products and services to evolving requirements, develop and introduce new products for existing and emerging markets, and invest resources in developing new technologies. Failure to identify trends or respond swiftly and effectively to market developments could negatively affect market acceptance of the Company’s products, reduce its revenues, and lead to lower profitability and higher costs.

27.2.2.	Responsiveness to Demand Levels – The Company may need to expand or reduce its operations in response to changes in demand for its products and services. Failure to plan or manage such operational changes effectively could adversely affect the Company. In recent years, the Company has both expanded and contracted its operations, sometimes rapidly, in order to deliver its software and service solutions profitably in an ever-changing market. Efficiency and cost-reduction measures taken by the Company in the past, such as those implemented during the second half of 2023, reduced its operational scale and workforce. Such workforce reductions may entail significant severance, administrative, and legal expenses, and may negatively affect or delay various sales, marketing, and product development initiatives. These cost-cutting measures have included, and may in the future include, employee separation costs and the consolidation or relocation of parts of the Company’s operations to other geographic locations. In periods of expansion, the Company may need to serve a growing number of new customers or implement large new projects within short timeframes. In this context, the Company may need to rapidly recruit and train additional IT personnel and quickly expand its infrastructure - tasks that may be complex to execute successfully.

27.2.3.	Use of Open-Source Licenses – Some of the Company’s services and technologies may incorporate software subject to open-source licenses (such as the GNU General Public License – GPL, and the GNU Lesser General Public License – LGPL). These licenses may require the disclosure of source code and the maintenance of open licensing conditions even for modifications or combinations with proprietary software. The Company takes measures to prevent such incorporation but cannot guarantee that developers will not inadvertently include open-source components. Interpretation and enforcement of these licenses remain uncertain, and if the Company’s technology components are determined to be subject to such licenses, the Company may be required to disclose source code, redesign technologies, or face licensing limitations, any of which could adversely affect its business, results, and outlook.

27.2.4.	Software Solutions – The Company’s success depends on the quality of the software solutions it develops and provides, including new and improved versions. Due to their complexity, such solutions may contain undetected errors or defects that could cause delays, order cancellations, reputational damage, additional repair and service costs, and even legal proceedings. Moreover, prolonged implementation processes may increase costs and negatively affect the Company’s operating results and financial position. The Company’s future success depends, among other factors, on market acceptance of future versions of its products and on its ability to develop and implement new technologies that enhance its products and profitability.

27.2.5.	Use of Artificial Intelligence – The Company utilizes artificial intelligence technologies, including generative AI, machine learning, and automated decision-making, for the development, improvement, and expansion of its products and services. Such use involves operational, legal, regulatory, and ethical risks, including reliance on third-party technologies, licensing changes, technical failures, model errors, use of incomplete or biased data, and potential impacts on the quality, reliability, or availability of services. Furthermore, the Company’s investments in this area may not yield the expected results or may require additional resources. Each of these factors could negatively impact the Company’s operations, reputation, business results, and financial condition.

27.2.6.	Competition – The Company operates in a competitive and dynamic environment characterized by the entry of new players, accelerated technological development, and an increasing trend toward consolidation through mergers and acquisitions. Competitors, including large companies with considerable resources, may offer innovative or more integrated services and solutions under attractive commercial terms, and may impair the Company's ability to win new business or retain existing clients. In addition, mergers of clients with companies that use competing suppliers may result in the loss of the Company's business. Inability to compete successfully, innovate, or expand into new markets may negatively and materially affect the Company's competitive position, results of operations, and financial condition.

27.2.7.	Enforcement of Non-Competition Provisions – The Company customarily requires employees to sign non-competition agreements that restrict them from competing directly with the Company or working for its competitors or clients for a limited period following termination of employment. However, the Company may not be able to enforce such agreements under the laws applicable in the jurisdictions where its employees work, and as a result, it may face difficulty preventing competitors from benefiting from the knowledge, experience, and expertise developed by the Company’s former employees or consultants during their tenure. For example, Israeli courts have ruled that in order to enforce a former employee’s non-competition undertaking, the employer must prove that the employee’s competitive activity harms one of the employer’s recognized legitimate interests, such as protecting a trade secret or the Company’s intellectual property. If the Company is unable to demonstrate harm to such legitimate interests, it may be unable to prevent competitors from benefiting from the expertise of its former employees or consultants, potentially impairing the Company’s competitive capability.

27.2.8.	Termination of Engagements – Many of the Company’s consulting agreements are for periods shorter than twelve months and generally allow clients to terminate the agreement with only thirty days’ prior notice. Longer-term, larger, and more complex contracts typically require longer notice periods for termination and often include early termination fees payable to the Company, though such fees may not be sufficient to cover the Company’s costs or to compensate for expected lost revenues and profits resulting from the contract’s termination. In addition, many of the Company’s contracts permit clients to terminate, delay, reduce, or cancel expenditures for the Company’s services, and clients may choose not to engage the Company for additional project phases, to renegotiate contract terms, or to delay or cancel further planned work. When contracts expire or are not renewed, the Company loses expected revenue, and it may take a long time to replace the lost income level. Consequently, the Company’s operating results in subsequent periods may be materially lower than expected.

27.2.9.	Characteristics of Development Cycles – The Company’s software solutions are complex and require rigorous testing, resulting in potentially long development cycles. The time required to develop and launch new, improved, or modified solutions may extend up to two years. Development projects may also be costly and technically challenging. These characteristics can cause delays between the time the Company incurs research and development expenses and the time it generates revenue, if at all, from those expenditures. Due to these long development cycles, the Company may not have sufficient available resources to complete the development of new and/or improved and/or modified solutions and may incur significant expenses before generating any related revenues, if such revenues are ultimately realized. Furthermore, if product or enhancement launch dates are delayed, the Company’s financial condition and operating results could be adversely affected.

27.2.10.	Characteristics of Sales Cycles – The Company’s products are characterized by long and unpredictable sales cycles, which may adversely affect its revenues. The typical sales cycle for the Company’s solutions and services is lengthy and often requires pre-purchase evaluation by numerous individuals within client organizations. These sales often involve significant operational decisions by clients who typically use the Company’s software solutions and services to develop, implement, and integrate applications essential to their business operations. The Company’s sales efforts include educating clients, partners, and consultants on the use and benefits of its solutions, including their technical capabilities and efficiencies achievable by organizations adopting them. Given the lengthy approval processes typically required for strategic initiatives or capital expenditures, the Company’s sales process is frequently delayed, often with little or no control over such delays. The Company’s sales cycle, which generally ranges from three to twelve months, may be even longer for sales made through external distributors. The Company invests significant time, effort, and financial resources in its sales efforts, without any assurance that such efforts will result in sales.

27.2.10.	Characteristics of Sales Cycles – The Company’s products are characterized by long and unpredictable sales cycles, which may adversely affect its revenues. The typical sales cycle for the Company’s solutions and services is lengthy and often requires pre-purchase evaluation by numerous individuals within client organizations. These sales often involve significant operational decisions by clients who typically use the Company’s software solutions and services to develop, implement, and integrate applications essential to their business operations. The Company’s sales efforts include educating clients, partners, and consultants on the use and benefits of its solutions, including their technical capabilities and efficiencies achievable by organizations adopting them. Given the lengthy approval processes typically required for strategic initiatives or capital expenditures, the Company’s sales process is frequently delayed, often with little or no control over such delays. The Company’s sales cycle, which generally ranges from three to twelve months, may be even longer for sales made through external distributors. The Company invests significant time, effort, and financial resources in its sales efforts, without any assurance that such efforts will result in sales.

27.2.11.	Privacy, Information Security and cybersecurity – the Company is exposed to risks in the areas of information security, cybersecurity, and privacy protection, including access to sensitive, confidential, or personal information of its clients and their end customers. Unauthorized exposure of such information, as a result of cyber breaches, technological failures, or improper conduct by employees, subcontractors, or third parties, may result in legal liability, fines, reputational damage, and loss of customers. The Company implements information security measures and applies prevention and control programs, but there is no certainty that these will ensure complete protection against cyber attacks, phishing attempts, or misuse of information. In addition, the Company and its subsidiaries are subject to privacy protection laws applicable in their areas of operation, including the Israeli Privacy Protection Law (1981) (including Amendment 13), the Israeli Privacy Protection Regulations (Information Security) (2017), GDPR regulations in the European Union, and state and federal legislation in the United States (including CCPA). Non-compliance with the requirements of these laws, internal policies, or contractual commitments may lead to investigations, enforcement actions, financial sanctions, and harm to the Company's operations. Although the Company invests considerable resources in improving cyber, security, and regulatory compliance systems, there is no certainty that it will not be exposed in the future to events that may materially affect its operations, financial condition, business results, or cash flows.

27.2.12.	Claims of Intellectual Property Infringement by the Company – The software sector is characterized by numerous patents and frequent intellectual property infringement claims. Third parties, including competitors, may from time to time allege that the Company, its customers, or its partners have infringed their intellectual property rights. Such claims may result in significant expenses, damages, demands to cease use of certain technologies, costly royalty agreements, or redevelopment investments. In addition, the Company’s insurance policies may not cover such damages. The Company believes that its products do not infringe upon such rights; however, there is no assurance that no such claims will arise. Any such allegations or claims could materially affect the Company’s business, operating results, and financial condition.

27.2.13.	Legal Exposure – The Company’s customers rely on its solutions to operate critical business processes, which creates sensitivity to potential disruptions that may result, among other things, from software malfunctions. Consequently, the Company may be exposed to claims for damages. Such legal proceedings could require the Company to devote time and financial resources to litigation or result in significant compensation payments. Even if the Company prevails, such proceedings may divert management time and resources, involve substantial expenses, and damage its reputation. It should be noted that the Company’s sales contracts generally include liability limitations, and the Company maintains errors and omissions insurance; however, there is no assurance that such insurance will remain available on reasonable terms or provide adequate coverage.

27.2.14.	Human Resources – The Company’s success depends on its ability to attract, retain, and motivate skilled employees and managers with relevant expertise, particularly in advanced technology fields and in business units led by their founders. Increasing competition for qualified personnel, including wage inflation in the high-tech sector, may result in a significant rise in compensation costs and adversely affect the Company’s profitability. Furthermore, failure to recruit or retain talented employees could impair innovation, growth pace, and the Company’s ability to deliver solutions and services to its clients. All these factors may negatively affect the Company’s operating results and financial condition.

27.3.	Unique Risk Factors:

27.3.1.	Eligibility for Benefits – As of the date of this Outline, the Company is entitled to certain governmental tax benefits, which may be reduced or revoked in the future. To maintain such eligibility, the Company must continue to meet specific requirements, and there is no certainty it will be able to do so. Failure to comply with such requirements could result in the loss of these benefits, which in turn could lead to higher effective tax rates in various jurisdictions and, consequently, increased overall tax expenses, negatively affecting the Company’s profitability and cash flows.

27.3.2.	Exposures and Risks Arising from a Decentralized and Multinational Organizational Structure – As noted, the Group’s organizational structure (as part of its growth strategy) consists of a network of subsidiaries and affiliates spanning approximately 50 countries worldwide. This complex structure creates significant managerial, legal, and regulatory challenges that may adversely affect the Company’s performance, efficiency, and its ability to maintain control over Group operations. Among other things, the decentralized structure may hinder the Company’s management in ensuring uniform policy implementation, effective oversight and control across all Group companies, and adequate compliance with local laws in each jurisdiction in which the subsidiaries operate. In addition, this structure may lead to duplication of functions, delays in information flow and decision-making, complexities in preparing consolidated financial reports, regulatory restrictions on the transfer of funds between entities in different countries, and exposure to inconsistencies in management levels, fraud risk, and internal control standards. Moreover, since a substantial portion of the Company’s operations, including a significant share of its sales, is conducted outside Israel and in diverse markets that involve unique risks - including regulatory, tax, foreign exchange, political, and economic instability, trade restrictions, legal limitations, and cultural and business differences - the Company may face high operating costs, challenges in adapting solutions to foreign markets, extended sales cycles, complex compliance requirements, collection difficulties, and limited intellectual property protection. All these factors could impede effective management of the Group and consequently have a material adverse effect on the Company’s business, financial results, liquidity, or financial condition.

27.3.3.	Difficulties in Managing and Standardizing Development Processes – The field of software development relies heavily on unified work methodologies (e.g., Agile, DevOps), shared development infrastructures (CI/CD), and code and data security standards. Given the Group’s global and decentralized structure, there is a risk of gaps between development teams in different countries, challenges in enforcing technical standards and code quality control, and even duplication or lack of coordination between teams.

27.3.4.	Challenges in Intellectual Property and Confidentiality Protection in a Multinational Company – When intellectual property (IP), source code, and algorithms are transferred or developed by teams in multiple countries, the Company faces an increased risk of information leakage or IP violations, particularly in jurisdictions where intellectual property protection is weak or ineffectively enforced. This risk is exacerbated when access controls over code or shared infrastructure are insufficient.

27.3.5.	Protection of the Company’s Intellectual Property – As is common in the industry, and in the absence of registered patents for its software solution technologies, the Company relies on a combination of contractual provisions and intellectual property laws to protect its proprietary technology. The Company safeguards its product source code as a trade secret and as an unpublished copyrighted work, and implements security and anti-copying measures. In the Company’s assessment, given the dynamic nature of the computing and software sectors, copyright protection is less significant compared to factors such as management and employee expertise, product upgrade frequency, and the speed and quality of the Company’s support services. The Company distributes its products under software license agreements granting clients a personal, non-transferable license for product use, which include terms and restrictions preventing unauthorized duplication or transfer. The Company also customarily requires employees, consultants, and distributors to sign confidentiality agreements, although not all employees have signed invention assignment agreements. The Company strives to protect its rights to the fullest extent possible; however, there is no assurance that its protective measures will be successful. Failure to protect its rights or unauthorized use of its products could adversely affect the Company’s operating results and financial condition.

27.3.6.	The Company’s Source Code – Some of the Company’s customers are entitled to request the deposit of the Company’s product source code in escrow, and under certain circumstances, such source code may be released from escrow and delivered to customers. The conditions entitling customers to source code release vary among clients, and such release could expose the Company’s trade secrets and other proprietary or confidential information in a manner that may adversely affect its business operations, operating results, and financial condition. In addition, a few customers have rights to use the source code of certain Company products under license agreements previously entered into with them, primarily concerning earlier versions of the Company’s solutions. Although their use of the source code is limited to specific cases and purposes, such customers may be exposed to the Company’s trade secrets and proprietary information, creating a similar risk exposure.

27.3.7.	Use of Third-Party Technology and Intellectual Property – The Company and its customers rely on third-party technology and intellectual property in certain products, and the loss of such rights could limit the functionality of the Company’s products, disrupt its operations, require product redesign, and result in delivery delays. Failures in such third-party technology may also harm the Company’s reliability and reputation.

27.3.8.	Copyrights and Contracts – Software development agreements with customers or suppliers may be executed by different Group companies in various jurisdictions, potentially creating legal inconsistencies in usage rights, software licensing, and claims, particularly given the variations among contract laws in those jurisdictions.

27.3.9.	Internal and External Relationships Affecting Stability of Subsidiary Operations – By the nature of the Group’s organizational structure and growth strategy, operational, managerial, and strategic risks may arise within certain subsidiaries stemming from informal or unique relationships between management personnel in those subsidiaries and key clients, business partners, or essential employees. Such relationships, which may represent an important pillar of stability or continuity for specific business units, are not always institutionally transferable or quantitatively measurable in the event of managerial changes or client preference shifts. Any change in such relationships - whether due to management turnover, client strategic change, or termination of a business relationship - could adversely affect the performance of the relevant subsidiaries and, consequently, the Group’s overall results.

27.3.10.	Dependence on Key Clients – Certain subsidiaries in the Group, including those engaged in software development, digital advertising, and staffing services, are dependent to some extent on engagements with a limited number of major clients.

27.3.11.	Mergers and Acquisitions – The implementation of the Company’s growth strategy in mergers and acquisitions, which requires the integration and consolidation of several acquired companies - including their businesses, operations, and personnel - entails significant risks, as unsuccessful integration could adversely affect the Company’s future results. Mergers and acquisitions inherently involve risk and are subject to many factors beyond the Company’s control, and there is no assurance that future acquisitions will be successful or will not negatively affect the Company, its operations, or financial position.

The benefits anticipated by the Company from such acquisitions are necessarily based on projections and assumptions regarding the combined businesses, which presume, among other things, the successful integration of the acquired entities into the Company and its operations. However, these projections and assumptions regarding acquisitions may prove inaccurate, and the integration of acquired companies into the Company’s operations may not succeed. The Company may also be exposed to unforeseen events or liabilities of the acquired companies. If the expected benefits of these transactions fail to materialize, the Company’s growth strategy and future profitability could be adversely affected.

27.3.12.	Implications Arising from the Company’s Growth – The Company is experiencing accelerated growth in its operations, which places an increasing burden on its operational, financial, and human resources. Effective management of this growth requires continuous upgrading of technological infrastructure, systems, and controls, as well as recruitment, training, and retention of professional employees and skilled managers in diverse geographical locations. This growth may require significant capital investments and divert resources from other activities, and in case of poor planning or ineffective management may even lead to increased expenses, decreased profit margins, or impairment of the Company's ability to implement its business strategy. In addition, growth in the scope of operations and workforce may expose the Company to additional legal proceedings and related expenses. The growth factor requires precise and strategic management and depends on many variables, which otherwise may negatively and materially affect the Company's operating results, financial condition, and reputation.

27.3.13.	Customer Retention – The Company’s revenues may be negatively affected by dissatisfied existing customers who do not make additional purchases or discontinue using its solutions and services, as well as by any deterioration in its relationships with key customers. The Company is significantly dependent on recurring revenue from software and service sales to existing clients. The Company’s ability to attract and retain customers depends heavily on its relationships with them and on its reputation for quality solutions, professional services, and integrity. The Company’s reputation may be damaged by any customer dissatisfaction with services or solutions provided, including by subcontractors engaged by the Company. Failure to meet customer goals or expectations may lead to less profitable engagements or losses, customer attrition, and potential legal exposure, particularly if such failure negatively affects customers’ business operations. Accordingly, a significant reduction in revenue from existing customers - including due to contract expirations or the loss of customers as a result of the merger with Matrix - would materially and adversely affect the Company, its operating results, and its financial condition.

27.3.14.	Restrictive Covenants in Credit Agreements – Certain of the Company’s credit agreements with banks and other financial institutions include restrictive covenants, the breach of which could result in the acceleration of the Company’s debt obligations. Under such arrangements with banks and financial institutions for various credit facilities, the Company has undertaken to comply with several conditions and restrictions, as detailed in Section 19.3.6 above. These restrictions and conditions may compel the Company to adopt business strategies that are not fully optimal or to forgo business arrangements that could otherwise provide economic advantages to the Company and, indirectly, to its shareholders. As of December 31, 2024, and as of the date of this Outline, the Company was in compliance with all its financial covenants and obligations to banks and financial institutions. For further information regarding the Company’s commitments to banks and financial institutions, see its consolidated financial statements.

27.3.15.	Dependence on Products – The Company has a certain dependency on a limited number of core product families, and a decline in revenues from these products could adversely affect the Company’s business, operating results, and financial condition. The Company derives a significant portion of its revenues and profits from sales of application platforms, proprietary software solutions, related professional services, software maintenance, and technical support. The Company’s future growth depends largely on its ability to efficiently develop and sell new products it develops or acquires from third parties, as well as to add new features to existing products and introduce new software services. A decline in revenues from the Company’s core products and related services would negatively affect its business, operating results, and financial condition. Continued acceptance of these platforms and software solutions will depend, among other factors, on the ongoing adoption and growth of the cloud services market, including advanced web applications (RIAs), mobile applications, and software-as-a-service (SaaS), where these solutions and platforms may provide an advantage. The Company will need to continue improving its products to meet evolving demands, and if new product versions are not well received by the market, the Company’s operating results and financial condition could be adversely affected.

27.3.16.	Financial Reporting Controls – The Company has identified a material weakness in its internal control over financial reporting. Without effective internal control over financial reporting as required by law (Sections 302 and 404(a) of the Sarbanes-Oxley Act of 2002), the reliability of the Company’s financial statements may be questioned, and its share price could be negatively affected. According to the Company’s assessment, upon completion of the corrective actions stemming from the findings on this matter, the aforementioned weakness will be fully remedied.

27.3.17.	Quarterly Fluctuations in Results – The Company's operating results may vary materially from quarter to quarter due to various factors, including timing and size of orders, level of market competition, timing of product launches or upgrades by the Company and its competitors, pace of adoption of new solutions, customer budget cycles and purchasing patterns, sales mix, foreign currency fluctuations, general economic conditions, and integration of acquired companies. Since the Company, except for long-term projects, does not have a significant order backlog, the timing of orders and delivery directly affects revenues in each quarter. Postponement or acceleration of material transactions may cause volatility in revenues and profitability, and in the absence of rapid adjustment of expenses to changes in revenues, may harm operating results. Therefore, the Company's quarterly results may not reflect long-term trends and do not necessarily indicate its future performance.

27.3.18.	Impairment of Intangible Assets on the Balance Sheet – Goodwill and intangible assets with indefinite useful lives are subject to at least annual impairment testing, and other long-term assets are reviewed when indications of impairment exist. Impairment tests conducted in accordance with IFRS standards, combined with declines in the Company’s operating results and financial condition, may lead to significant impairment charges in the future. Any such charges could materially and adversely affect the Company’s operating results.

27.3.19.	Company Revenues – Changes in the relative composition of the Company’s revenue streams may adversely affect its gross profit margins. The Company generates revenues from the sale of software licenses, related professional services, maintenance and technical support, and additional IT services. The decline in the Company’s gross profit margins in recent years has been primarily attributable to a shift in the proportion of revenues derived from each of these components. Revenues from software license sales, related professional services, maintenance, and technical support bear significantly higher gross margins than revenues from professional IT services and outsourcing. Revenues from software licenses also include the sale of third-party software licenses, which have lower margins than the sale of the Company’s proprietary software products. Any increase in the proportion of third-party licenses out of total license sales would reduce overall gross profit margins. As the relative proportion of revenues from professional IT services continues to grow as a percentage of total revenues, the Company’s gross profit margins may continue to decline in the future.

27.3.20.	Termination of comprehensive engagement with suppliers/software manufacturers. The Group has collaborations with several large suppliers (software manufacturers), in addition to additional, smaller suppliers, for which the Company serves as an authorized supplier of their products in accordance with distribution agreements signed with them. If engagement with these suppliers or most of them is terminated, if the terms of engagement change materially, if demand for the products of said suppliers decreases materially, if additional distributors are appointed to those existing today, if these suppliers are acquired by competing software manufacturers, or if these suppliers expand the scope of their direct activity in Israel, the Company's revenues and profits may be materially harmed. In addition, a significant portion of the Group's activity in the cloud services sector is based on several suppliers for which the Company serves as an authorized (non-exclusive) supplier of their products. Changes in the engagement arrangements by various suppliers as mentioned may harm the Company's results in the near and medium term, and possibly also the long term.

27.4.	The table below presents the risk factors described above by category - macroeconomic risks, industry-specific risks, and Group-specific risks - ranked, based on management’s assessment, according to their estimated impact on the Company’s overall business:

Risk Factor	Estimated Impact on the Company’s Overall Business
	High	Medium	Low
Macroeconomic Risk Factors
Global economic conditions		✓
Geopolitical and security events worldwide	✓
Political and security conditions in Israel and the region	✓
Government budgets		✓
Taxation		✓

Classification as a Controlled Foreign Corporation			✓
Exchange rates		✓
Industry Risk Factors
Responsiveness to technological developments in the market	✓
Responsiveness to demand fluctuations	✓
Use of “open source” licenses			✓
Software solutions		✓
Use of artificial intelligence		✓
Competition	✓
Enforcement of non-compete clauses		✓
Termination of engagements			✓
Characteristics of development cycles		✓
Characteristics of sales cycles		✓
Cybersecurity, Information Security and Privacy	✓
Claims of intellectual property infringement by the Company			✓
Legal exposure			✓
Human resources		✓
Unique Risk Factors
Eligibility for tax benefits		✓
Exposures and risks arising from a decentralized, multinational structure		✓
Difficulty managing and unifying development processes		✓
IP and confidentiality challenges in a multinational company		✓
Protection of the Company’s intellectual property	✓
The Company’s source code		✓
Use of third-party technology and IP			✓
Copyrights and contracts		✓
Internal and external relationships affecting subsidiary stability		✓
Dependence on key clients	✓
Mergers and acquisitions		✓
Implications of Company growth		✓
Customer retention	✓
Restrictive covenants in credit agreements		✓
Dependence on products		✓
Financial reporting controls		✓
Quarterly fluctuations in results		✓
Impairment of intangible assets on the balance sheet	✓
Company revenues	✓
Comprehensive engagements Termination with suppliers/manufacturers		✓

It should be noted that the ranking of risk factors above refers to their estimated impact, rather than the likelihood of their occurrence. Furthermore, the level of impact of each risk factor was assessed as of the date of this Outline and may vary depending on circumstances relevant to the Company, its subsidiaries, and other external conditions.

Forward-Looking Information Disclaimer – The information regarding the aforementioned risk factors and their impact on the Company constitutes, by nature, “forward-looking information,” as defined under the Securities Law. This information is based, among other things, on the Company’s assessments derived from its past experience and understanding of its business and economic environment, the relevant markets in which it operates, and information regarding regulatory developments affecting its areas of activity. The Company may in the future be exposed to additional risk factors, and the impact of each risk factor, if it materializes, may differ from the Company’s estimates. As noted, forward-looking information is based on data available to the Company as of the date of this Outline. Actual results may differ materially from those projected or implied by this information.

28.	Additional Information Regarding Material Subsidiaries and Affiliates

28.1.	To the best knowledge of the Company and its directors, as of the date of this Outline, the following is a table that illustrates shareholding of 25% or more of the issued share capital, voting rights, or the authority to appoint directors in the Company’s subsidiaries:

Name	Shareholder’s Name	% Holdings of
		Shares	Voting Rights
9540 Y.3G. Soft I.T Ltd	- The Company - Y. Globov	60% 40%	60% 40%
CommIT Embedded Ltd	- The Company - Perfect Mach Technologies Ltd.	75% 25%	75% 25%
usion Technical Solutions LLC.	- The Company - P. Abas	49% 51%	49% 51%
K.M.T. (M.H.) Technologies Communication Computer Ltd	- The Company - M. Azar	60% 40%	60% 40%
Minereye Technologies Ltd	- The Company - AWZ HLS Investment Fund LP	55% 45%	55% 45%
Sanjer AI Ltd	- The Company - D. Tamuz - Other Investors	27.99% 40.93% 31.08%	27.99% 40.93% 31.08%
Twingo Ltd	- The Company - G. Nahum	60% 40%	60% 40%

28.2.	The following provides details regarding the business activities of material subsidiaries[17] and their profit and loss data for the years ended December 31, 2023 and 2024, and for the six-month period ended June 30, 2025, based on their financial statements (in NIS thousands), as well as details regarding the Company’s income received from or accrued by its material subsidiaries and/or affiliates during the same periods (in NIS thousands):

Company name	Description of corporation’s business	For the six months ended June 30, 2025					For the year ended December 31, 2024					For the year ended December 31, 2023
		Profit (loss) before tax	Profit (loss) after tax	Dividend	Interest	Management fees	Profit (loss) before tax	Profit (loss) after tax	Dividend	Interest	Management fees	Profit (loss) before tax	Profit (loss) after tax	Dividend	Interest	Management fees
Xsell Resources Inc	Outsourcing in IT segment	4,128	3,072	-	315	2,174	7,836	5,873	-	647	11,732	10,812	8,526	-	645	7,137
NetEffects, Inc.	Outsourcing in IT segment	3,082	2,244	-	-	7,235	5,273	3,949	-	-	8,502	6,309	4,687	-	-	13,977
CommIT Technology Solutions Ltd	Wide variety of technological and other solutions and services in IT fields	1,476	907	-	-	-	(844)	(1,269)	28,026	-	-	(5,491)	(5,399)	-	153	-
Comblack IT Ltd	Outsourcing in IT segment	13,705	10,996	-	-	-	28,993	23,006	24,072	-	-	20,827	15,370	18,054	-	-
Roshtov Software Industries Ltd	Medical information management software solutions	17,875	13,758	-	-	-	32,572	25,058	40,025	-	-	28,959	22,278	14,803	-	-

(*) Figures in the table above are in USD thousands.

(**) The companies described above are considered material subsidiaries and/or associates only from the Company’s perspective. For the management’s criteria and discretion applied in determining the materiality threshold for inclusion in the above table, see footnote 23.

[17]	The Company’s materiality threshold for material subsidiaries and/or associates, as stated in the table above, is based on a combination of quantitative and/or qualitative criteria, as determined by management discretion in each specific case. It should be emphasized that this is not an accounting test nor a valuation assessment, but rather a classification for tabular disclosure purposes as stated above. The quantitative threshold for materiality is subsidiaries or associates whose contribution (positive or negative) equals or exceeds 5% of revenues or profit (loss). The qualitative threshold is a significant qualitative contribution to the business, operations, goodwill, or other material aspects of the activity or of the Company as a whole.

28.3.	The following table presents all Group subsidiaries, categorized by field of activity, place of incorporation, and ownership percentage.

	Company name	Country of incorporation	Rate of holdings of Company (indirectly)	Field of activity
1.	9540 Y.3G. Soft I.T Ltd (shares held by CommIT Software Ltd.)	Israel	60%[18]	Professional IT services
2.	Allstates Consulting Services LLC (shares held by Magic Software Enterprises Inc.)	Delaware	100%	Professional IT services
3.	AI Team Software Solutions Ltd (shares held by CommIT AI Ltd)	Israel	85%	Software solutions
4.	AppBuilder Solutions Ltd	United Kingdom	100%	Software solutions
5.	Appush Technologies Ltd (Formerly known as Vidstart Ltd)	Israel	100%	Professional IT services
6.	Appush Inc. (Shares held by Appush Technologies Ltd)	Delaware	100%	Professional IT services
7.	Aptonet, Inc. (shares held by Coretech Consulting Group LLC)	Georgia	100%	Professional IT services
8.	Autonomy AI Technologies Inc (shares held by Sanjer AI Ltd)	Israel	100% [19]	Software solutions
9.	B.A Microwaves Ltd. (shares held by CommIT Embedded Ltd.)	Israel	69.38% [20]	Professional IT services
10.	BridgeQuest Labs, Inc. (shares held by BridgeQuest, Inc.)	North Carolina, USA	100%	Software solutions
11.	BridgeQuest, Inc. (shares held by Magic Software Enterprises Inc.)	North Carolina, USA	100%	Software solutions
12.	Comblack IT Ltd	Israel	80.24% [20]	Professional IT services
13.	Comblack Municipal Services Ltd. (shares held by Comblack IT Ltd.)	Israel	70%	Professional IT services
14.	CommIT AI Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	100%	Professional IT services

[18]	Among the other shareholders of the investee company are also significant minority shareholders.

[19]	The company is wholly owned by Sanjer AI Ltd, which is partially held (28%) by the Company.

[20]	Regarding an option agreement signed in connection with the remaining shares of the company, see Section 2.13.11 above.

15.	CommIT Technology Solutions Ltd	Israel	76.07%	Professional IT services
16.	Comm-IT Technology Canada Inc. (shares held by Comm-IT Technology Solutions Ltd.)	Canada	100%	Professional IT services
17.	Comm-IT Technology UK Ltd (shares held by Comm-IT Technology Solutions Ltd.)	United Kingdom	100%	Professional IT services
18.	CommIT Software Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	100%	Professional IT services
19.	CommIT Embedded Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	75%	Professional IT services
20.	Comm-IT USA, Inc. (shares held by Comm-IT Technology Solutions Ltd.)	Delaware	100%	Professional IT services
21.	Complete Business Solutions Ltd	Israel	100%	Software solutions
22.	Coretech Consulting Group Inc (shares held by Magic Software Enterprises Inc)	Pennsylvania	100%	Professional IT services
23.	Coretech Consulting Group LLC (shares held by Magic Software Enterprises Inc)	Delaware	100%	Professional IT services
24.	Dario Solutions IT Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	100%	Professional IT services
25.	Datamind Technologies Ltd (shares held by Complete Business Solutions Ltd)	Israel	90.1%	Software solutions
26.	Enable IT Consulting Services Canada Inc. (shares held by Enable IT LLC.)	Canada	100%	Professional IT services
27.	Enable IT LLC. (shares held by Coretech Consulting Group LLC)	Delaware	100%	Professional IT services
28.	Executive Life, Ltd (shares held by Coretech Consulting Group LLC)	New York	100%	Professional IT services
29.	F.T.S. - Formula Telecom Solutions Ltd	Israel	100%	Software solutions
30.	Fusion Solutions LLC. (shares held by Coretech Consulting Group LLC)	Delaware	100%	Professional IT services

31.	Fusion Technical Solutions LLC. (shares held by Fusion Solutions LLC)	Delaware	49%	Professional IT services
32.	Futurewave Systems, Inc. (shares held by Fusion Solutions LLC.)	Georgia	100%	Professional IT services
33.	The Goodkind Group LLC (shares held by Coretech Consulting Group LLC)	New York	100%	Professional IT services
34.	Goodkind Hospitality, LLC (shares held by The Goodkind Group LLC)	Delaware	100%	Professional IT services
35.	Goodkind Services Group, LLC (shares held by Goodkind Hospitality, LLC)	New York	100%	Professional IT services
36.	Hermes Logistics Technologies Limited (shares held by Magic Software Enterprises (UK) Ltd)	United Kingdom	100%	Software solutions
37.	Infinigy (UK) Holdings Limited	United Kingdom	100%	Professional IT services
38.	Infinigy (US) Holding Inc (shares held by Infinigy (UK) Holdings Limited)	Georgia	100%	Professional IT services
39.	Infinigy Engineering LLP (shares held by Infinigy Solutions LLC.).	Georgia	100%	Professional IT services
40.	Infinigy Solutions LLC. (shares held by Infinigy (US) Holding Inc)	Georgia	100%	Professional IT services
41.	Intrabases SAS (shares held by Magic Software Enterprises France)	France	100%	Software solutions
42.	K.M.T. (M.H.) Technologies Communication Computer Ltd,	Israel	60%	Professional IT services
43.	Knowledge & Solutions Software B.V. (shares held by Benelux B.V.)	Netherlands	100%	Software solutions
44.	Magic Beheer B.V. (shares held by Magic Software Enterprises Netherlands B.V.)	Netherlands	100%	Software solutions
45.	Magic Benelux B.V. (shares held by Magic Beheer B.V.)	Netherlands	100%	Software solutions
46.	Magic Hands B.V. (shares held by Benelux B.V.)	Netherlands	100%	Software solutions

47.	Magic Software Enterprises (Israel) Ltd	Israel	100%	Software solutions
48.	Magic Software Enterprises (UK) Ltd (shares held by Magic Software Enterprises Netherlands B.V.)	United Kingdom	100%	Software solutions
49.	Magic Software Enterprises France (shares held by Magic Software Enterprises Netherlands B.V.)	France	100%	Software solutions
50.	Magic Software Enterprises GMBH (shares held by Magic Software Enterprises Netherlands B.V.)	Germany	100%	Software solutions
51.	Magic Software Enterprises Inc.	Delaware	100%	Software solutions
52.	Magic Software Enterprises India Pvt. Ltd	India	100%	Software solutions
53.	Magic Software Enterprises Netherlands B.V.	Netherlands	100%	Software solutions
54.	Magic Software Enterprises Spain Ltd (shares held by Magic Software Enterprises Netherlands B.V.)	Spain	100%	Software solutions
55.	Magic Software Japan K.K	Japan	100%	Software solutions
56.	Magix Integration (Proprietary) Ltd	North America	100%	Software solutions
57.	Menarva Ltd.	Israel	100%	Software solutions
58.	Minereye Technologies Ltd (shares held by CommIT Technology Solutions Ltd)	Israel	55%	Professional IT services
59.	Mobisoft Ltd.	Israel	98.51%	Software solutions
60.	NetEffects, Inc. (shares held by Coretech Consulting Group LLC)	Missouri	100%	Professional IT services
61.	OnTarget Group, Inc	North Carolina	100%	Professional IT services
62.	OnTarget Labs Inc (shares held by OnTarget Group, Inc)	Russia	100%	Professional IT services
63.	OnTarget Labs Latvia (shares held by OnTarget Group, Inc)	Latvia	100%	Professional IT services
64.	OnTarget Labs LLC Russia (shares held by OnTarget Group, Inc)	Romania	100%	Professional IT services
65.	Magic Quest Labs LLC (shares held by OnTarget Labs, Inc.)	Georgia	100%	Professional IT services
66.	Onyx Magyarorszag Szsoftverhaz (shares held by Magic Software Enterprises Netherlands B.V.)	Hungary	100%	Software solutions

67.	Pilat (North America), Inc.	New Jersey	100%	Software solutions
68.	Pilat Europe Ltd.	United Kingdom	100%	Software solutions
69.	PowWow Inc. (shares held by Magic Software Enterprises Inc.)	California	100%	Software solutions
70.	Quickode Ltd (shares held by CommIT Software Ltd.)	Israel	100%	Professional IT services
71.	Roshtov Software Industries Ltd	Israel	80.05%	Software solutions
72.	Sanjer AI Ltd. (shares held by CommIT Software Ltd.)	Israel	28%	Professional IT services
73.	Shavit Software (2009) Ltd. (shares held by Comblack Ltd)	Israel	100%	Professional IT services
74.	Skysoft Solutions Ltd. (shares held by CommIT Embedded Ltd.)	Israel	75%	Professional IT services
75.	Stockell Information Systems Inc (shares held by Coretech Consulting Group LLC)	Missouri	100%	Professional IT services
76.	Theoris, Inc (shares held by Coretech Consulting Group LLC	Indianna	100%	Professional IT services
77.	Twingo Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	60%	Professional IT services
78.	Valinor Ltd. (shares held by Comm-IT Technology Solutions Ltd.)	Israel	100%	Professional IT services
79.	Xsell Resources Inc. (shares held by Coretech Consulting Group LLC)	Pennsylvania	100%	Professional IT services

29.	Board of Directors’ Explanations of the Company’s Affairs

The following presents the Company’s Board of Directors’ explanations regarding its financial statements for the year ended December 31, 2024, and for the three- and six-month periods ended June 30, 2025 (the “Financial Statements” and the “Report Periods,” respectively).

A.	Board of Directors’ Explanation of the State of the Company’s Business

The financial data in this section are presented in U.S. dollars unless explicitly stated otherwise.

1.	Financial Position

The following are the items of the Statement of Financial Position according to the financial statements, together with explanations of the principal changes therein (in thousands of U.S. dollars):

Section	As of June 30	As of December 31		Board of Directors’ Explanations (*)
	2025	2024	2023

Current assets
Cash and cash equivalents	89,957	112,779	105,943

Total current assets as of December 31, 2024, amounted to approximately USD 276.2 million, an increase of approximately 7.6% compared to USD 256.6 million as of December 31, 2023.

The increase was mainly due to a rise in trade receivables in the amount of approximately USD 8.7 million (offset by a decrease of approximately USD 6 million in receivable revenues), reflecting the Company’s increased activity, an increase in cash and cash equivalents in the amount of approximately USD 6.8 million, and an increase in other receivables in the amount of approximately USD 4.7 million.

Total current assets as of June 30, 2025, amounted to approximately USD 265.8 million, a decrease of approximately 3.8% compared to USD 276.2 million as of December 31, 2024.

The decrease was mainly due to a reduction of approximately USD 22.8 million in cash and cash equivalents. Conversely, there was an increase of approximately USD 9.9 million in trade receivables and an increase of approximately USD 3.2 million in unbilled revenues.

Short term deposits	-	51	751
Customers, net	133,039	123,133	108,385
Income receivable	19,900	16,683	22,713
Other accounts receivable	22,856	23,553	18,833
Total current assets	265,752	276,199	256,625

Non-current assets (long-term assets)
Deferred taxes	5,735	4,895	6,729

Total non-current assets as of December 31, 2024, amounted to approximately USD 264.1 million, a decrease of approximately 0.6% compared to USD 265.8 million as of December 31, 2023.

The main changes were an increase in goodwill in the amount of approximately USD 6.5 million, mainly due to the initial consolidation of newly acquired subsidiaries, and a decrease in intangible assets in the amount of approximately USD 5.3 million, primarily due to ongoing amortization of identifiable intangible assets from previous business combinations, offset by an increase in intangible assets resulting from business combinations during the period.

Total non-current assets as of June 30, 2025, amounted to approximately USD 275.9 million, an increase of approximately 4.5% compared to USD 264.1 million as of December 31, 2024.

The increase was mainly due to an increase of approximately USD 9.6 million in goodwill, primarily as a result of exchange rate differences due to the appreciation of the shekel against the dollar.

Right of use assets	25,490	24,707	25,718
Other long-term receivables	10,179	9,261	8,623
Fixed assets, net	8,303	7,467	7,988
Intangible assets, net	44,042	45,287	50,658
Goodwill	182,151	172,515	166,065
Total non-current assets	275,900	264,132	265,781
Total assets	541,652	540,331	522,406
Current liabilities
Credit from bank corporations	28,531	23,187	28,941

Total current liabilities as of December 31, 2024, amounted to approximately USD 170.3 million, an increase of approximately 20.2% compared to USD 141.7 million as of December 31, 2023. The main changes were as follows:

• A liability for dividend distribution to the Company’s shareholders in the amount of approximately USD 11.6 million as of December 31, 2024, which was paid during 2025.

• An increase of approximately USD 16.7 million in payables and credit balances, mainly due to growth in the Group’s IT services activity and the initial consolidation of newly acquired subsidiaries.

• An increase in deferred revenues in the amount of approximately USD 7.4 million, mainly in the IT services segment, as a result of increased activity.

• Offsetting these increases, there was a decrease of approximately USD 5.7 million in credit from financial institutions, primarily due to the repayment of short-term loans, and a decrease of approximately USD 4 million in liabilities in respect of business combinations as a result of payments to sellers.

Total current liabilities as of June 30, 2025, amounted to approximately USD 165.3 million, a decrease of 2.9% compared to USD 170.3 million as of December 31, 2024.

The decrease was mainly due to a reduction in the liability for dividend distribution to the Company’s shareholders in the amount of approximately USD 11.6 million, which was paid during the first half of the year. Conversely, the decrease was partially offset by an increase of approximately USD 5.3 million in credit from banking corporations, mainly as a result of new borrowings, an increase of approximately USD 2.8 million in liabilities in respect of put options granted to holders of non-controlling interests, and an increase of approximately USD 2.8 million in deferred revenues and advances from customers. In addition, there was an increase of approximately USD 1.6 million in short-term liabilities in respect of business combinations as a result of a reclassification from long-term to short-term as of June 30, 2025.

Liability to suppliers and service providers	25,358	28,753	28,415
Dividend payable to the Company’s shareholders	-	11,587	-
Payables and credit balances	55,973	58,209	41,492
Current maturities of lease liabilities	4,537	4,818	4,406
Liability in respect of put options granted to holders of non-controlling interests	22,846	20,066	18,252
Liability in respect of business combinations	4,249	2,654	6,656
Deferred revenues	23,802	21,031	13,537
Total current liabilities	165,296	170,305	141,699

Non-current liabilities (long-term liabilities)
Loans from banking corporations	41,573	36,107	52,267

Total long-term liabilities as of December 31, 2024, amounted to approximately USD 69 million, a decrease of approximately 23.2% compared to USD 89.8 million as of December 31, 2023.

The decrease was mainly due to the repayment of loans taken from banking corporations, which led to a reduction of approximately USD 16.2 million in long-term loan balances.

Total long-term liabilities as of June 30, 2025, amounted to approximately USD 74.1 million, an increase of approximately 7.5% compared to USD 68.9 million as of December 31, 2024.

The increase compared to December 31, 2024, was mainly due to new loans obtained from banking corporations during the period.

Lease liabilities	23,326	22,040	23,101
Liability in respect of business combinations	-	1,781	1,049
Deferred taxes	7,847	7,848	11,610
Liability in respect of put options granted to holders of non-controlling interests	-	-	620
Employee benefit liabilities	1,313	1,181	1,116
Total non-current liabilities	74,059	68,957	89,763

Equity attributable to the Company’s shareholders
Share capital	1,166	1,166	1,166

The increase in equity between December 31, 2023, and December 31, 2024, was mainly due to the net profit for the period, offset by dividends declared during the period.

The increase in equity between December 31, 2024, and June 30, 2025, was mainly due to the net profit for the period and the appreciation of the shekel against the dollar during the period, which affected other comprehensive income. This increase was offset by dividends declared during the period and the acquisition of minority shares in one of the Group’s subsidiaries.

Share premium	169,722	180,336	182,607
Capital reserve for other profit	(3,194)	(12,114)	(10,314)
Retained earnings	111,143	107,802	92,522
Total equity attributable to the Company’s shareholders	278,837	277,190	265,981
Non-controlling interests	23,460	23,879	24,963
Total capital	302,297	301,069	290,944
Total liabilities and equity	541,652	540,331	522,406

(*) The explanations of the Board of Directors in the table above refer to the comparison periods as presented in the Company’s financial statements published on NASDAQ, in accordance with the rules and regulations applicable to companies whose shares are traded both on the Tel Aviv Stock Exchange Ltd. and on NASDAQ, and which are classified as a Foreign Private Issuer, including pursuant to U.S. securities laws and NASDAQ listing rules.

2.	Results of Operations

The following is an analysis of the Company’s operating results and the changes therein, in accordance with the financial statements (in USD thousands):

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Revenue from software solutions	23,325	18,360	12,122	9,238	38,166	32,694

Revenues in the first half of 2025 increased by approximately 12.0% and amounted to approximately USD 299 million, compared to approximately USD 267 million in the corresponding period in 2024.

Revenues in the second quarter of 2025 increased by approximately 11.3% and amounted to approximately USD 151.6 million, compared to approximately USD 136.3 million in the second quarter of 2024.

The increase in revenues during the second quarter and the first half of 2025 was mainly due to growth in revenues from consulting services. Revenues from these services grew by approximately 11.4% and amounted to approximately USD 257.7 million in the first half of 2025, compared to approximately USD 231.3 million in the corresponding period in 2024.

In the second quarter of 2025, revenues from consulting services amounted to approximately USD 130.3 million, an increase of approximately 9.5% compared to approximately USD 119 million in the second quarter of 2024.

The increase in revenues from consulting services was mainly due to organic growth in consulting activities in Israel, growth in placement activity in the United States, and the initial consolidation of results of subsidiaries acquired by the Group.

In addition, there was an increase in revenues from software solutions, mainly due to organic growth in sales.

Revenues in 2024 amounted to approximately USD 552.5 million, an increase of approximately 3.3% compared to approximately USD 535.1 million in 2023.

Revenues from consulting services amounted to USD 479.6 million in 2024, an increase of approximately 2.4% compared to approximately USD 468.4 million in 2023.

This growth, most of which was organic, was mainly due to:

1. Strong demand from existing customers in Israel and worldwide, particularly in the finance, high-tech, and defense sectors, for the Company’s professional services; and

2. The full consolidation of the results of the subsidiary K.M.T. Software Integration Ltd. (“KMT”), acquired on June 8, 2023, which contributed approximately USD 2.8 million to the Company’s total revenues in 2024.

This growth was partially offset by a decrease of approximately USD 26.8 million in revenues from professional services in North America, mainly resulting from the decision of the Company’s largest customer to suspend, without prior notice and for internal reasons unrelated to the Company’s performance, significant portions of the project carried out with it starting from the third quarter of 2023.

Revenues from software solutions amounted to approximately USD 38.2 million, an increase of approximately 16.7% compared to approximately USD 32.7 million in 2023.

The increase was mainly due to higher demand for the Company’s software solutions and third-party products.

Revenue from maintenance and technical support	17,957	17,263	9,184	8,002	34,774	33,999
Revenue from consulting services	257,696	231,347	130,336	119,010	479,580	468,359
Total revenues	298,978	266,970	151,642	136,250	552,520	535,052

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Cost of revenue from software solutions	5,362	5,231	2,513	2,359	10,903	11,730
Cost of revenue from maintenance and technical support	1,727	1,652	887	802	3,235	3,238
Cost of revenue from consulting services	208,884	184,545	105,868	94,246	380,555	367,097
Total cost of revenue	215,973	191,428	109,268	97,407	394,693	382,065

The cost of revenues in the first half of 2025 amounted to approximately USD 216 million, an increase of approximately 12.8% compared to approximately USD 191.4 million in the corresponding period in 2024.

In the second quarter of 2025, the cost of revenues amounted to approximately USD 109.3 million, an increase of approximately 12.2% compared to approximately USD 97.4 million in the second quarter of 2024.

The increase was mainly due to a rise in the cost of revenues from consulting services, which amounted to approximately USD 208.9 million in the first half of 2025 compared to approximately USD 184.5 million in the first half of 2024, and approximately USD 105.9 million in the second quarter of 2025 compared to approximately USD 94.2 million in the corresponding quarter, representing increases of 13.2% and 12.3%, respectively.

The increase was primarily due to the growth in consulting activities in Israel and the expansion of placement activities in the United States and is consistent with the rise in revenues from consulting services during these periods.

The cost of revenues increased in 2024 by approximately 3.3% and amounted to approximately USD 394.7 million, compared to approximately USD 382.1 million in 2023. The increase was consistent with the Company’s overall revenue growth.

The main increase was in the cost of revenues from consulting services, which amounted to approximately USD 380.6 million in 2024 compared to approximately USD 367.1 million in 2023, an increase of approximately 3.7%. This increase reflects the corresponding growth in revenues from consulting services.

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Gross profit	83,005	75,542	42,374	38,843	157,827	152,987

In the first half of 2025, the gross profit margin amounted to approximately 27.8%, compared to approximately 28.3% in the corresponding period in 2024. In the second quarter of 2025, the gross profit margin amounted to approximately 27.9%, compared to approximately 28.5% in the second quarter of 2024.

The gross profit margin remained stable at 28.6% in both 2023 and 2024.

Research and development expenses, net	6,672	5,640	3,425	2,847	13,310	10,328

Research and development expenses (before capitalization of costs) amounted to approximately USD 16 million in 2024, an increase of approximately 18% compared to approximately USD 13.5 million in 2023. Net research and development expenses amounted to approximately USD 13.3 million in 2024, an increase of approximately 29% compared to approximately USD 10.3 million in 2023. In 2024, approximately USD 2.7 million of software development costs were capitalized, compared to approximately USD 3.2 million in 2023.

The increase in research and development expenses was mainly due to higher development costs related to the Magic xpi software platform, aimed at expanding and enhancing the Company’s product offering, as well as the full-year effect of salary increases, mainly at the subsidiary Appush Ltd.

Gross (net) research and development expenses as a percentage of revenues were 3.0% (2.5%) in 2024, compared to 2.5% (1.9%) in 2023.

In the first half of 2025, the upward trend continued, with research and development expenses (before capitalization of costs) amounting to approximately USD 7.7 million, compared to approximately USD 7.1 million in the corresponding period in 2024. Net expenses amounted to approximately USD 6.7 million, compared to approximately USD 5.6 million in the corresponding period last year. In the second quarter of 2025, expenses (before capitalization of costs) amounted to approximately USD 3.9 million, compared to approximately USD 3.6 million, and net expenses amounted to approximately USD 3.4 million, compared to approximately USD 2.8 million in the corresponding quarter last year.

In the first half of 2025, approximately USD 1 million of software development costs were capitalized, compared to approximately USD 1.5 million in the corresponding period in 2024. In the second quarter of 2025, approximately USD 0.5 million was capitalized, compared to approximately USD 0.7 million in the corresponding quarter in 2024.

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Sales and marketing expenses	23,168	20,547	12,376	10,678	42,100	44,500

In the first half of 2025, sales and marketing expenses amounted to approximately USD 23.2 million, an increase of approximately 12.8% compared to approximately USD 20.5 million in the corresponding period in 2024. In the second quarter of 2025, sales and marketing expenses amounted to approximately USD 12.4 million, an increase of approximately 15.9% compared to approximately USD 10.7 million in the second quarter of 2024.

The increase was mainly due to higher salary, commission, and bonus expenses resulting from growth in business activity and expanded sales volumes, primarily driven by growth in consulting activity in Israel and placement activity in the United States.

Sales and marketing expenses decreased by 5.4%, from USD 44.5 million in 2023 to USD 42.1 million in 2024. Sales and marketing expenses as a percentage of revenues decreased from 8.3% in 2023 to 7.6% in 2024.

The decrease was mainly due to: (i) a decline in revenues from the Company’s IT services activity in North America, which led to a corresponding decrease in salary, commission, and bonus expenses; and (ii) cost savings in the software segment of the Company’s operations in Europe.

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Management and general expenses	21,778	19,462	10,929	10,157	42,009	40,811

Management and general expenses amounted to approximately USD 21.8 million in the first half of 2025, compared to approximately USD 19.5 million in the corresponding period in 2024, an increase of approximately 11.9%.
The increase was mainly due to the initial consolidation of newly acquired companies, growth in placement activity in the United States, and an increase in the provision for doubtful debts.

In the second quarter of 2025, expenses amounted to approximately USD 10.9 million, compared to approximately USD 10.2 million in the corresponding quarter in 2024, an increase of approximately 7.6%, mainly due to growth in consulting services activity in Israel.

Management and general expenses amounted to approximately USD 42 million in 2024, compared to approximately USD 40.8 million in 2023, a moderate increase of approximately 2.9%. Management and general expenses as a percentage of revenues decreased from 7.7% in 2023 to 7.6% in 2024.

Change in the value of a contingent liability related to acquisitions	-	427	-	121	(829)	240
Operating profit (operating income)	31,387	29,466	15,644	15,040	61,237	57,108

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Financing expenses	(9,671)	(5,729)	(5,622)	(3,730)	(9,103)	(9,227)

In 2024, the Company recorded net financing expenses of approximately USD 6.2 million, compared to approximately USD 4.6 million in 2023.
Financing expenses are affected by several factors, including the Company’s cash and loan balances, changes in liabilities arising from business combinations, and fluctuations in the exchange rate of the shekel against the dollar and of the dollar against the euro.

The increase in financing expenses in 2024 was mainly due to a decrease of approximately USD 2.5 million in interest income from deposits, exchange rate differences, and other financial income, partially offset by a decrease of approximately USD 0.9 million in bank fees, exchange rate differences, and other financial expenses.

Net financing expenses amounted to approximately USD 1.8 million in the first half of 2025, compared to approximately USD 2.9 million in the corresponding period last year - a decrease of approximately USD 1.1 million (about 38%).

In the second quarter of 2025, financing expenses amounted to approximately USD 0.7 million, compared to approximately USD 1.2 million in the corresponding quarter last year - a decrease of approximately USD 0.5 million (about 41%).
The decrease in financing expenses compared to the corresponding periods last year was mainly due to a continued reduction in the Company’s average financial debt during the year.

Financing income	7,982	3,016	4,931	2,547	3,163	4,901

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Increase in the value of a contingent liability related to acquisitions	(101)	(166)	(34)	(52)	(302)	(290)
Company’s share in losses of an investee accounted for using the equity method	(292)	(149)	(166)	(85)	(376)	(56)
Profit before income taxes	29,305	26,438	14,753	13,720	54,619	52,436

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Income taxes	6,236	5,769	3,324	3,040	11,328	9,934

The Company recorded income tax expenses of approximately USD 11.3 million in 2024, compared to approximately USD 9.9 million in 2023.
The increase in income tax expenses was mainly due to the growth in the Company’s taxable income during the year.
The effective tax rate was approximately 20.7% in 2024, compared to approximately 18.9% in 2023.

During the first half of 2025 and the second quarter of the year, there was an increase in income tax expenses compared to the corresponding periods in 2024. This increase corresponded to the growth in profit before tax during these periods.

Net profit	23,069	20,669	11,429	10,680	43,291	42,502
Attribution of profit to the Company’s owners	19,396	17,830	9,918	9,033	36,883	37,031
Non-controlling interests	3,673	2,839	1,511	1,647	6,408	5,471
Profit attributable to the Company’s shareholders	23,069	20,669	11,429	10,680	43,291	42,502

3.	Liquidity The following is an analysis of the Company’s liquidity and the changes therein, in accordance with the Company’s financial statements (in USD thousands):

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Net cash provided by operating activities	21,255	41,379	6,284	13,702	74,833	68,992

In the first half of 2025, net cash provided by operating activities amounted to approximately USD 21.3 million, a decline compared to approximately USD 41.4 million in the corresponding period in 2024. The decrease was mainly due to an increase in trade receivables, a decrease in suppliers, and a decrease in other current liabilities, which offset the contribution of net profit and depreciation.

In the second quarter of 2025, net cash provided by operating activities amounted to approximately USD 6.3 million, compared to approximately USD 13.7 million in the second quarter of 2024. The decrease was mainly due to changes in working capital, a decrease in suppliers, a decrease in other liabilities, and a decrease in deferred revenues, as well as a negative impact from exchange rate fluctuations. These factors offset the contribution of net profit and depreciation.

Net cash provided by operating activities amounted to USD 74.8 million for the year ended December 31, 2024, compared to USD 69 million for the year ended December 31, 2023.

Net cash provided by operating activities in 2024 was mainly derived from a net profit of USD 43.3 million and adjustments required to present cash flows from operating activities. The principal non-cash adjustments included USD 20.8 million of depreciation and amortization of capitalized research and development assets, other intangible assets, fixed assets, and right-of-use assets; USD 1.6 million of share-based payment expenses; an increase of USD 13.6 million in accrued expenses and other liabilities; and an increase of USD 7.6 million in deferred revenues and advances from customers. These were partially offset by an increase of USD 4.6 million in trade receivables, an increase of USD 4.7 million in other receivables, and a change of USD 1.6 million in deferred taxes, net.

Net cash provided by operating activities in 2023 was mainly derived from a net profit of USD 42.5 million and adjustments required to present cash flows from operating activities. The principal non-cash adjustments included USD 20.5 million of depreciation and amortization of capitalized research and development assets, other intangible assets, fixed assets, and right-of-use assets; USD 3.8 million of share-based payment expenses; and an increase of USD 18.4 million in trade receivables. These were partially offset by a decrease of USD 7.2 million in accrued expenses and other liabilities, payments related to contingent consideration arising from acquisitions in the amount of USD 6.6 million, and a change of USD 3.2 million in deferred taxes, net.

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Net cash used in investing activities	(7,698)	(18,221)	(3,035)	(16,956)	(22,612)	(27,616)

In the first half of 2025, net cash used in investing activities amounted to approximately USD 7.7 million, compared to approximately USD 18.2 million in the corresponding period in 2024. The decrease was mainly due to lower volumes of payments related to business combinations, with approximately USD 3.6 million used for business combinations in first half of 2025, compared to approximately USD 10.2 million in the corresponding period in 2024. In addition, in the second quarter of 2025, approximately USD 1.8 million was paid for deferred and contingent consideration related to acquisitions from previous years, compared to approximately USD 7.2 million in the corresponding period in 2024.

In the second quarter of 2025, net cash used in investing activities amounted to approximately USD 3 million, compared to approximately USD 17 million in the second quarter of 2024. The decrease was mainly due to lower volumes of payments related to business combinations, with no consideration payments used for business combinations in the second quarter of 2025, compared to approximately USD 10.2 million in the corresponding quarter in 2024. In addition, in the second quarter of 2025, approximately USD 1.8 million used for deferred or contingent consideration payments related to previous acquisitions, compared to approximately USD 7 million in the second quarter of 2024.

Net cash used in investing activities amounted to USD 22.6 million for the year ended December 31, 2024, compared to USD 27.6 million for the year ended December 31, 2023.

Net cash used in investing activities in 2024 was mainly attributable to USD 12.5 million used for business combinations completed during the year and USD 6.9 million related to deferred and contingent consideration payments for acquisitions from prior years. In addition, USD 2.7 million was used for capitalized software development costs, and USD 1.5 million was used for the purchase of property and equipment.

Net cash used in investing activities in 2023 was mainly attributable to USD 14.2 million used for the acquisition of KMT by the Company and USD 11.3 million related to deferred and contingent consideration payments for acquisitions from prior years.

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023
Net cash used in financing activities	(42,053)	(19,617)	(23,612)	(14,189)	(45,145)	(17,293)

In the first half of 2025, net cash used in financing activities amounted to approximately USD 42.1 million, compared to approximately USD 19.6 million in the corresponding period in 2024. In the first half of 2025, cash usage mainly resulted from dividend payments to the Company’s shareholders in the amount of approximately USD 27.6 million, payments to non-controlling interest shareholders totaling approximately USD 5.2 million, loan repayments of approximately USD 18.6 million, lease liability payments of approximately USD 3.1 million, and a payment of approximately USD 13.9 million for the acquisition of minority interests. These effects were partially offset by proceeds of approximately USD 26.4 million from new short- and long-term loans obtained.

In the first half of 2024, dividends of approximately USD 2.2 million were paid to non-controlling interest shareholders. In addition, higher loan repayments totaling approximately USD 25 million (compared to USD 18.6 million in the first half of 2025) were recorded, partially offset by proceeds of approximately USD 10.7 million from new loans obtained.

In the second quarter of 2025, net cash used in financing activities amounted to approximately USD 23.6 million, compared to approximately USD 14.2 million in the corresponding quarter of 2024. In the second quarter of 2025, cash usage mainly resulted from dividend payments to the Company’s shareholders totaling approximately USD 16.1 million, payments to non-controlling interest shareholders of approximately USD 1.7 million, loan repayments of approximately USD 7.4 million, and a payment of approximately USD 13.9 million for the acquisition of minority interests. These effects were partially offset by proceeds of approximately USD 16.9 million from new short- and long-term loans obtained.

In the second quarter of 2024, higher loan repayments were recorded - approximately USD 18.4 million compared to only USD 7.4 million in the second quarter of 2025 - partially offset by proceeds of approximately USD 5.7 million from new loans obtained.

Section	For the six month period ended June 30		For the three month period ended June 30		For the year ended December 31		Board of Director Explanations
	2025	2024	2025	2024	2024	2023

Net cash used in financing activities amounted to USD 45.1 million for the year ended December 31, 2024, mainly due to dividend payments of USD 10 million to the Company’s shareholders, dividend payments of USD 7.9 million to non-controlling interest shareholders, and repayments of short- and long-term loans totaling USD 33.7 million. These were partially offset by proceeds of USD 12.6 million from new short- and long-term loans obtained.

Net cash used in financing activities amounted to USD 17.3 million for the year ended December 31, 2023, mainly due to dividend payments of USD 30.8 million to the Company’s shareholders, dividend payments of USD 4.1 million to non-controlling interest shareholders, and short- and long-term loan repayments totaling USD 21 million, partially offset by proceeds of USD 49.5 million from new short- and long-term loans obtained.

Increase (decrease) in cash and cash equivalents	(22,822)	1,699	(14,627)	(18,161)	6,836	22,881
Cash and cash equivalents at the beginning of the period	112,779	105,943	104,584	125,803	105,943	83,062
Cash and cash equivalents at the end of the period	89,957	105,943	89,957	105,943	112,779	105,943

4.	Sources of Financing

As of June 30, 2025, the Group finances its ongoing operations from cash flows from operating activities, from its equity, and from obtaining credit from financial institutions.
For details regarding the Group’s sources of financing, see Section 21 of the Outline.

5.	Working Capital

The Company’s working capital as of June 30, 2025, December 31, 2024, and December 31, 2023 amounted to approximately USD 100,456 thousand, approximately USD 105,894 thousand, and approximately USD 114,926 thousand, respectively.

6.	Effects of Inflation and Interest Rate Increase

For details regarding the Company’s assessment of the effects of inflation and the increase in the interest rate, see Section 7.11 of the Prospectus.

In response to these events and trends, the Company’s management examined the expected effects of inflation and the interest rate increase on the Company’s operations in terms of cost structure, profitability rates, and financing costs. For further details, see Section 7.11 of the Outline.

7.	Effects of the “Iron Swords” War (and “Gideon’s Chariots” Operations)

For details regarding the Company’s assessment of the implications of the aforementioned security events, see Section 6.8 of the Outline.

B.	Exposure to Market Risks and Their Management

For details regarding the market risks to which the Company is exposed, and regarding the Company’s policy for managing market risks, see Note 29.4 to the annual financial statements.

C. Corporate Governance Aspects

1.	Remuneration of Interested Parties and Senior Officers

The terms of office and employment of the Company’s officers and directors are consistent with the provisions and principles of the Company’s compensation policy and do not deviate therefrom.

2.	Policy Regarding Donations

As of the date of the Outline, the Company has no policy regarding donations. However, the Company makes donations from time to time at its discretion. During the reporting periods, Group donations were in immaterial amounts.

3.	Directors with Accounting and Financial Expertise

In accordance with the resolution of the Company’s Board of Directors, the minimum number of directors possessing accounting and financial expertise deemed appropriate for the Company, pursuant to Section 92(a)(12) of the Companies Law, 5759–1999, is one (1) director, taking into account the scope, nature, and complexity of the Company’s activities and its size.

As of the date of the Prospectus, the Company’s Board of Directors includes two directors possessing accounting and financial expertise – Messrs. Ron Ettlinger and Sami Tutach, whose details are included in the “Management” chapter of the Company’s 2024 Periodic Report, as published on NASDAQ and on Maya, at the following link, which shall be deemed an integral part hereof:
https://www.sec.gov/ix?doc=/Archives/edgar/data/876779/000121390025043459/ea0241007_20f_magic.htm

4.	Independent Directors

As of the date of the Outline, the Company has not adopted in its Articles a provision regarding the proportion of independent directors, in accordance with the provisions of the First Schedule to the Companies Law.

5.	Disclosure Regarding the Company’s Internal Auditor

As of the date of the Outline, the Company’s Internal Auditor is Mr. Guy Monarov of Monarov & Co. (the “Internal Auditor”).

Details of the Internal Auditor

Name:	Guy Monarov
Commencement of tenure:	2020
Qualifications and professional suitability:	The Internal Auditor is a certified public accountant, a partner at Monarov & Co., serves as Internal Auditor in various organizations, and is a member of the Institute of Internal Auditors in Israel.
Status and terms of engagement in the Company: The terms of engagement and scope of work of the Internal Auditor are determined and approved by the Company’s Board of Directors, based on the recommendation of the Audit Committee. In the Board’s opinion, the Internal Auditor’s terms of engagement are reasonable and appropriate, taking into account his position, responsibilities, and the scope of the Company’s operations.
Organizational supervisor of the Internal Auditor:	The Company’s Chief Executive Officer, Mr. Guy Bernstein, serves as the organizational supervisor of the Internal Auditor.
Compliance with legal requirements:	To the best of the Company’s management’s knowledge, based on the Internal Auditor’s declaration, the Internal Auditor complies with the requirements of Section 146(b) of the Companies Law and the provisions of Sections 3(a) and 8 of the Internal Audit Law, 5752–1992. In addition, to the best of the Company’s knowledge, the Internal Auditor is not an Interested Party in the Company, is not a relative of an Interested Party or an officer of the Company, and does not serve as the Company’s independent auditor or any of its representatives.

6.	Method of Appointment of the Internal Auditor

The Internal Auditor was appointed based on the recommendation of the Audit Committee and a resolution of the Company’s Board of Directors, taking into account the auditor’s qualifications.

7.	Work Plan

The annual internal audit plan is submitted by the Internal Auditor and approved by the Audit Committee. This plan is derived from a multi-year audit plan based on a risk survey conducted by the Internal Auditor. The Audit Committee is involved in formulating the multi-year plan, and the Internal Auditor has discretion to deviate therefrom immaterially. Any material deviation from the plan is submitted to the Audit Committee for approval.

The annual planning of audit tasks, determination of priorities, and audit frequency are determined based, inter alia, on the following factors:

•	The managerial, operational, and financial significance of the matter in terms of the internal control framework and achievement of organizational goals.

•	The level of risk exposure as identified in the risk survey conducted by the Internal Auditor.

•	The likelihood of operational, managerial, or administrative deficiencies.

•	Findings from previous audits.

•	Issues raised for discussion by the Board of Directors, the Audit Committee, or the independent auditor.

•	Matters required by law or by internal/external procedures.

•	The existence and effectiveness of relevant controls.

•	The need to maintain audit cycles.

8.	Audit of Investee Companies

The audit plan also covers material investee companies, including those located abroad.

9.	Scope of Engagement and Remuneration

	2024	2023
Salary (NIS thousands)	80	40

In the opinion of the Company’s Board of Directors, the scope of the Internal Auditor’s work and the audit plan for 2024 are reasonable.

10.	Performance of the Audit

To the best of the Company’s knowledge, the Internal Auditor performs his work in accordance with the professional standards prescribed in the Internal Audit Law, 5752–1992. The Internal Auditor has been granted unrestricted access to all information systems, documents, and data, including visits to subsidiaries abroad. The Company’s Board of Directors has relied on the Internal Auditor’s reports regarding compliance with professional standards.

11.	Access to Information

The Internal Auditor has been granted free, full, and direct access to all the Company’s information, documents, computer systems, and employees, as well as to subsidiaries, for the purpose of performing his duties, in accordance with the provisions of Section 9 of the Internal Audit Law, 5752–1992.

12.	Internal Auditor’s Report for the Reporting Year

During the reporting year, the Internal Auditor submitted audit reports to the Audit Committee and the Company’s Board of Directors in accordance with the approved work plan. The reports included audit findings and recommendations for improvement and were discussed by the Audit Committee.

13.	Evaluation of the Internal Auditor’s Activity by the Board of Directors

To the best of the Company’s knowledge, the nature and continuity of the Internal Auditor’s activity and the work plan he presented are reasonable and consistent with the Company’s needs and the objectives of internal auditing in a corporation.
In the opinion of the Board of Directors, the Internal Auditor’s remuneration does not affect his professional judgment or independence, inter alia, in view of the scope, level of detail, accuracy, and depth of his reports, as well as the fact that the Internal Auditor has additional clients and activities that do not create dependency on remuneration from the Company alone.

14.	Disclosure Regarding the Company’s Independent Auditors

As of July 31, 2024, the Company’s independent auditor is Ziv Haft - BDO Israel (the “Independent Auditor”).

For the audit year ended December 31, 2023, the Company’s independent auditor was EY – Kost Forer Gabbay & Kasierer.

The following table sets forth the costs of audit services and other services received from the Independent Auditor for 2024 and 2023:

Audit services		Tax and other services
2024	2023(*)	2024	2023(*)
$510,075	$629,000	-	$210,000

* For 2023, reflects the previous independent auditor as noted above.

During the reporting periods, there was no material change in the audit fees of the Company’s auditor.

The fees of the Company’s Independent Auditor are determined through negotiations between the Independent Auditor and the Company’s management, based on the expected scope of work, past experience, and market conditions.

D. Disclosure Regarding Financial Reporting

1.	Critical Accounting Estimates

For details regarding critical accounting estimates, see Note 2 to the Company’s financial statements for 2024.

2.	Material Events After the Date of the Statement of Financial Position

For details regarding material events after the date of the Statement of Financial Position, see Note 23 to the Company’s financial statements for 2024.

3.	Independent Authorized Signatories

As of the date of the Prospectus, the Company has no independent authorized signatory (as defined in the Securities Law).

E.        Share Repurchases

The Company has no share repurchase programs for its securities, as the term “repurchase” is defined in Article 10(b)(2)(j) of the Regulations. As of and during the reporting period, the Company had no such share repurchase plan in effect and did not report any such plan.

Appendix C

Magic’s Consolidated Audited Financial Statements as of December 31, 2024

[The audited consolidated financial statements of Magic Software Enterprises Ltd. as of December 31, 2024 are incorporated by reference to Item 18 of Magic's Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 15, 2025 (accession number 0001213900-25-043459).]

Appendix C2

Magic’s Consolidated Reviewed Financial Statements as of June 30, 2025

MAGIC SOFTWARE ENTERPRISES LTD

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2025

U.S. DOLLARS IN THOUSANDS

UNAUDITED

INDEX

Page

Condensed Interim Consolidated Statements of Financial Position	F-2 - F-3

Condensed Interim Consolidated Statements of Profit or Loss	F-4

Condensed Interim Consolidated Statements of Comprehensive Income	F-5

Condensed Interim Statements of Changes in Equity	F-6 – F-7

Condensed Interim Consolidated Statements of Cash Flows	F-8 - F-9

Notes to Condensed Interim Consolidated Financial Statements	F-10 - F-14

- - - - - - - - - - - -

F-1

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

	June 30,	December 31,
	2025	2024
	Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$89,957	$112,779
Short-term bank deposits	-	51
Trade receivables (net of allowance for doubtful accounts of $8,387 and $7,906 as of June 30, 2025 and December 31, 2024, respectively)	133,039	123,133
Unbilled receivables and contract assets	19,900	16,683
Other accounts receivable and prepaid expenses	22,856	23,553
Total current assets	265,752	276,199

LONG-TERM ASSETS:
Deferred tax assets	5,735	4,895
Right-of-use assets	25,490	24,707
Other long-term receivables	10,179	9,261
Property and equipment, net	8,303	7,467
Intangible assets, net	44,042	45,287
Goodwill	182,151	172,515
Total long-term assets	275,900	264,132
TOTAL ASSETS	$541,652	$540,331

 The accompanying notes are an integral part of the condensed interim consolidated financial statements.

F-2

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

	June 30,	December 31,
	2025	2024
	Unaudited

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$28,531	$23,187
Trade payables	25,358	28,753
Dividend payable to Magic Software shareholders	-	11,587
Accrued expenses and other accounts payable	55,973	58,209
Current maturities of lease liabilities	4,537	4,818
Put options for non-controlling interests	22,846	20,066
Liability in respect of business combinations	4,249	2,654
Deferred revenues and customer advances	23,802	21,031
Total current liabilities	165,296	170,305

LONG TERM LIABILITIES:
Long-term debt	41,573	36,107
Long-term lease liabilities	23,326	22,040
Liability in respect of business combinations	-	1,781
Deferred tax liabilities	7,847	7,848
Employee benefit liabilities	1,313	1,181
Total long-term liabilities	74,059	68,957

EQUITY:
Magic Software Enterprises Ltd shareholders’ equity:
Share capital:
Ordinary shares of NIS 1 par value - Authorized: 50,000,000 shares as of, June 30, 2025 and December 31, 2024; Issued and Outstanding: 49,099,305 shares as of June 30, 2025 and December 31, 2024	1,166	1,166
Additional paid-in capital	169,722	180,336
Accumulated other comprehensive loss	(3,194)	(12,114)
Retained earnings	111,143	107,802

Total equity attributable to Magic Software Enterprises Ltd shareholders	278,837	277,190
Non-controlling interests	23,460	23,879
Total equity	302,297	301,069

Total liabilities and equity	541,652	540,331

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

F-3

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

U.S. dollars in thousands (except share and per share data)

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2025	2024	2025	2024	2024
	Unaudited		Unaudited
Revenues:
Software solutions	$23,325	$18,360	$12,122	$9,238	$38,166
Maintenance and technical support	17,957	17,263	9,184	8,002	34,774
Consulting services	257,696	231,347	130,336	119,010	479,580

Total revenues	298,978	266,970	151,642	136,250	552,520

Cost of revenues:
Software solutions	5,362	5,231	2,513	2,359	10,903
Maintenance and technical support	1,727	1,652	887	802	3,235
Consulting services	208,884	184,545	105,868	94,246	380,555

Total cost of revenues	215,973	191,428	109,268	97,407	394,693

Gross profit	83,005	75,542	42,374	38,843	157,827

Research and development expenses, net	6,672	5,640	3,425	2,847	13,310
Selling and marketing expenses	23,168	20,547	12,376	10,678	42,100
General and administrative expenses	21,778	19,462	10,929	10,157	42,009
Change in valuation of contingent consideration related to acquisitions	-	427	-	121	(829)

Operating income	31,387	29,466	15,644	15,040	61,237

Financial expenses	(9,671)	(5,729)	(5,622)	(3,730)	(9,103)
Financial income	7,982	3,016	4,931	2,547	3,163
Increase in valuation of contingent consideration related to acquisitions	(101)	(166)	(34)	(52)	(302)
Company’s share of losses of a company accounted for at equity, net	(292)	(149)	(166)	(85)	(376)

Income before taxes on income	29,305	26,438	14,753	13,720	54,619

Taxes on income	6,236	5,769	3,324	3,040	11,328

Net income	$23,069	$20,669	$11,429	$10,680	$43,291

Attributable to:
Equity holders of the Company	19,396	17,830	9,918	9,033	36,883
Non-controlling interests	3,673	2,839	1,511	1,647	6,408
	$23,069	$20,669	$11,429	$10,680	$43,291
Net earnings per share attributable to equity holders of the Company

Basic and diluted earnings per share	$0.40	$0.36	$0.20	$0.18	$0.75

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

F-4

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

U.S. dollars in thousands (except share and per share data)

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2025	2024	2025	2024	2024
	Unaudited		Unaudited

Net income	$23,069	$20,669	$11,429	$10,680	$43,291

Other comprehensive income (loss) net of tax effect:

Amounts that will be or that have been reclassified to profit or loss when specific conditions are met:

Foreign exchange differences on translation of foreign operations	11,220	(5,448)	12,713	(2,770)	(1,923)

Total other comprehensive income (loss), net of tax	11,220	(5,448)	12,713	(2,770)	(1,923)

Total comprehensive income	34,289	15,221	24,142	7,910	41,368

Total comprehensive income attributable to:
Equity holders of the Company	28,316	13,557	19,686	6,953	35,083
Non-controlling interests	5,973	1,664	4,456	957	6,285

	$34,289	$15,221	$24,142	$7,910	$41,368

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

F-5

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands (except share and per share data)

					Accumulated
			Additional		Other	Non-
	Share Capital		paid-in	Retained	Comprehensive	controlling	Total
	Number	Amount	capital	earnings	Income (loss)	interests	Equity

Balance as of January 1, 2025	$49,099,305	$1,166	$180,336	$107,802	$(12,114)	$23,879	$301,069

Net income	-	-	-	19,396	-	3,673	23,069
Other comprehensive loss	-	-	-	-	8,920	2,300	11,220

Total comprehensive income	-	-	-	19,396	8,920	5,973	34,289

Dividend to Magic Software shareholders	-	-	-	(16,055)	-	-	(16,055)
Dividend to non-controlling interests in subsidiaries	-	-	-	-	-	(2,446)	(2,446)
Cost of share-based payment	-	-	-	-	-	37	37
Excess tax benefit from share-based payment recognized in equity	-	-	787	-	-	179	966
Acquisition of non-controlling interests	-	-	(10,627)	-	-	(3,195)	(13,822)
Settlement of put options over non-controlling interest	-	-	(774)	-	-	(967)	(1,741)

Balance as of June 30, 2025	$49,099,305	$1,166	$169,722	$111,143	$(3,194)	$23,460	$302,297

The accompanying notes are an integral part of the consolidated financial statements.

F-6

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands (except share and per share data)

					Accumulated
			Additional		Other	Non-
	Share Capital		paid-in	Retained	Comprehensive	controlling	Total
	Number	Amount	capital	earnings	Income (loss)	interests	Equity

Balance as of January 1, 2024	$49,099,305	$1,166	$182,607	$92,522	$(10,314)	$24,963	$290,944

Net income	-	-	-	36,883	-	6,408	43,291
Other comprehensive loss	-	-	-	-	(1,800)	(123)	(1,923)

Total comprehensive income	-	-	-	36,883	(1,800)	6,285	41,368

Dividend to Magic Software shareholders	-	-	-	(21,603)	-	-	(21,603)
Dividend to non-controlling interests in subsidiaries	-	-	-	-	-	(9,988)	(9,988)
Cost of share-based payment	-	-	-	-	-	1,607	1,607
Non-controlling interests arising from initially consolidated companies	-	-	-	-	-	80	80
Initial recognition of non-controlling interests	-	-	81	-	-	90	171
Acquisition of non-controlling interests	-	-	-	-	-	(314)	(314)
Settlement of put options over non-controlling interest	-	-	(2,352)	-	-	1,156	(1,196)

Balance as of December 31, 2024	$49,099,305	$1,166	$180,336	$107,802	$(12,114)	$23,879	$301,069

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

F-7

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2025
	Unaudited	Unaudited

Cash flows from operating activities:

Net income	$23,069	$20,669	$43,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,996	10,106	20,762
Cost of share-based payment	37	1,195	1,607
Change in deferred taxes, net	(1,244)	(1,559)	(1,564)
Payments of contingent consideration related to acquisitions	-	-	(922)
Capital loss on sale of fixed assets	19	-	7
Change in value of financial assets measured at fair value through profit or loss	67	-	(27)
Effect of exchange rate on of cash and cash equivalents held in currencies other than the functional currency	(1,318)	389	(82)
Changes in value of short-term and long-term loans from banks and others and deposits, net	(591)	(1,089)	(676)
Working capital adjustments:
Trade receivables	(3,980)	100	(4,583)
Accrued expenses and other accounts payable	(3,504)	3,794	13,647
Other current and long-term accounts receivable	1,368	(2,071)	(4,746 (
Trade payables	(4,961)	1,941	510
Deferred revenues	1,297	7,904	7,609
Net cash provided by operating activities	21,255	41,379	74,833

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

F-8

MAGIC SOFTWARE ENTERPRISES LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2025
	Unaudited	Unaudited

Cash flows from investing activities:

Capitalized software development costs	(988)	(1,483)	(2,650)
Purchase of property and equipment	(827)	(618)	(1,535)
Cash paid in conjunction with deferred payments and contingent liabilities related to business combinations	(1,828)	(7,238)	(6,852)
Payments for business acquisitions, net of cash acquired	(3,614)	(10,248)	(12,489)
Proceeds from sale of property and equipment	47	-	45
Proceeds from sale (purchase) of financial assets, net	(532)	968	585
Change in short-term and long-term deposits	44	521	482
Investment in a company accounted for at equity	-	(123)	(198)
Net cash used in investing activities	(7,698)	(18,221)	(22,612)

Cash flows from financing activities:
Proceeds from sale of non-controlling interest	-	174	-
Dividend paid to Magic Software shareholders	(27,642)	-	(10,016)
Dividend paid to non-controlling interests	(5,232)	(2,210)	(7,870)
Repayment of lease liabilities	(3,109)	(2,956)	(6,029)
Purchase of non-controlling interest	(13,822)	(314)	(314)
Receipt of short-term and long-term loans from banks and others	26,376	10,707	12,603
Repayment of short-term and long-term loans	(18,624)	(25,018)	(33,695)
Cash paid due to exercise of put option by non-controlling interests	-	-	176
Net cash used in financing activities	(42,053)	(19,617)	(45,145)

Effect of exchange rate changes on cash and cash equivalents	5,674	(1,842)	(240)

Increase (decrease) in cash and cash equivalents	(22,822)	1,699	6,836
Cash and cash equivalents at the beginning of the period	112,779	105,943	105,943

Cash and cash equivalents at end of the period	$89,957	$107,642	$112,779

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

F-9

MAGIC SOFTWARE ENTERPRISES LTD.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:	GENERAL

1)	Magic Software Enterprises Ltd., an Israeli company (“the Company” or “Magic”), is a leading global provider of: (i) proprietary application development and business process integration platforms that accelerate the planning, development, deployment and integration of on-premise, mobile and cloud business applications (“the Magic Technology”); (ii) selected packaged vertical software solutions; and (iii) software services and IT outsourcing services.

Magic’s software solutions and software services enable enterprises to accelerate the process of delivering business solutions that meet current and future needs and allow customers to dramatically improve their business performance and return on investment. To complement its software products and to increase its traction with customers, the Company also offers a  complete portfolio of software services in the areas of infrastructure design and delivery, application development, technology planning and implementation services, communications services and solutions, and supplemental IT professional outsourcing services. The Company reports its results on the basis of two reportable business segments: software solutions (which include proprietary and non-proprietary software solutions, maintenance and support and related services) and IT professional services (see Note 3 for further details).

The Company’s principal markets are in the United States, Israel, Europe and Japan.

2)	These financial statements have been prepared in a condensed format as of June 30, 2025, and for the three-month and six-month periods then ended (“the interim consolidated financial statements”). The interim condensed consolidated financial statements as of June 30, 2025, include those of the Company and its subsidiaries (“the Group”). These condensed interim consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements as of December 31, 2024, and for the year then ended, including the accompanying notes (“the annual consolidated financial statements”).

3)	Our controlling shareholder, Formula Systems (1985) Ltd., (“Formula Systems”) beneficially owns approximately 46.71% of our outstanding ordinary shares. Asseco Poland S.A., (“Asseco”), a Polish company listed on Warsaw Stock Exchange, beneficially owns 25.82% of the outstanding shares of Formula Systems.

NOTE 2: Material ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the condensed interim consolidated financial statements for all periods presented, unless otherwise stated.

1)

Basis of presentation of the interim consolidated financial statements

The interim consolidated financial statements have been prepared in accordance with International Accounting Standard (IAS) 34, Interim Financial Reporting.

The accounting policies applied in the preparation of the interim consolidated financial statements are consistent with those applied in the preparation of the annual consolidated financial statements.

2)

Accounting pronouncements adopted in the current period or not yet adopted:

•

In August 2023, the IASB issued “Amendments to IAS 21: Lack of Exchangeability (Amendments to IAS 21, “The Effects of Changes in Foreign Exchange Rates”)” (“the Amendments”) to clarify how an entity should assess whether a currency is exchangeable and how it should measure and determine a spot exchange rate when exchangeability is lacking.

The Amendments set out the requirements for determining the spot exchange rate when a currency lacks exchangeability. The Amendments require disclosure of information that will enable users of financial statements to understand how a currency not being exchangeable affects or is expected to affect the entity’s financial performance, financial position and cash flows.

The Amendments apply for annual reporting periods beginning on or after January 1, 2025.

F-10

MAGIC SOFTWARE ENTERPRISES LTD.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2: Material ACCOUNTING POLICIES (Cont.)

The Amendments did not have a material impact on the interim consolidated financial statements.

•

IFRS 18 – Presentation and Disclosure in Financial Statements

In April 2024, the International Accounting Standards Board (IASB) issued International Financial Reporting Standard 18 (IFRS 18), Presentation and Disclosure in Financial Statements (hereinafter: “the new standard”), which replaces International Accounting Standard 1 (IAS 1), Presentation of Financial Statements.

The objective of the new standard is to enhance comparability and transparency in financial statements.

IFRS 18 incorporates existing requirements from IAS 1 as well as introduces new requirements for the presentation in the statement of profit or loss, including presentation of specified line items and subtotals as required by the new standard, disclosures regarding management-defined performance measures (MPMs), and new requirements for the aggregation and disaggregation of financial information.

The new standard does not change the recognition and measurement principles of items in the financial statements. However, since items in the statement of profit or loss will need to be classified into one of five categories (operating, investing, financing, income taxes, and discontinued operations), it may affect the entity’s reported operating profit.

In addition, the issuance of IFRS 18 has resulted in limited amendments to other accounting standards, including IAS 7 – Statement of Cash Flows, and IAS 34 – Interim Financial Reporting.

The new standard is to be applied retrospectively for annual reporting periods beginning on or after January 1, 2027. Early adoption is permitted, with appropriate disclosure, for periods beginning on or after January 1, 2025.

The Company is currently evaluating the impact of the new standard, including the effect of the related amendments to other accounting standards, on its consolidated financial statements.

NOTE 3:     Reportable segments

a.	The Company reports its results on the basis of two reportable business segments: software solutions (which include proprietary and non-proprietary software technology) and IT professional services. The Company’s chief operating decision maker is the Chief Executive Officer who makes operating decisions, assesses performance and allocates resources on a consolidated basis.

The Company evaluates segment performance based on revenues and operating income of each segment. The accounting policies of the reportable segments are the same as those described in the summary of material accounting policies.

Headquarters’ general and administrative costs have not been allocated between the two segments.

Software solutions

The Company develops, markets, sells and supports both proprietary and non-proprietary application platforms, software applications, business and process integration solutions and related services.

IT professional services

The Company offers advanced and flexible IT services in the areas of infrastructure design and delivery, application development, technology planning and implementation services, communications services and solutions, as well as supplemental outsourcing services.

There are no significant transactions between the two segments.

F-11

MAGIC SOFTWARE ENTERPRISES LTD.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:     Reportable segments (Cont.)

b.	The following is information about reportable segment results of operation:

	Software solutions	IT professional services	Unallocated expense	Total

Six months ended June 30, 2025
Total revenues	$48,296	$250,682	$-	$298,978
Expenses	35,759	229,057	2,775	267,591

Operating income (loss)	$12,537	$21,625	(2,775)	$31,387

Depreciation and amortization	$3,851	$6,471	$674	$10,996

Six months ended June 30, 2024

Total revenues	$48,121	$218,849	$-	$266,970
Expenses	34,196	200,462	2,846	237,504

Operating income (loss)	$13,925	$18,387	$(2,846)	$29,466

Depreciation and amortization	$3,968	$5,587	$551	$10,106

Three months ended June 30, 2025

Total revenues	$24,485	$127,157	$-	$151,642
Expenses	17,831	116,665	1,502	135,998

Operating income	$6,654	$10,492	$(1,502)	$15,644

Depreciation and amortization	$1,882	$3,492	$345	$5,719
F-12

MAGIC SOFTWARE ENTERPRISES LTD.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:     Reportable segments (Cont.)

Three months ended June 30, 2024

Total revenues	$24,187	$112,063	$-	$136,250
Expenses	17,028	102,828	1,354	121,210

Operating income	$7,159	$9,235	$(1,354)	$15,040

Depreciation and amortization	$2,089	$2,855	$273	$5,217

The year ended December 31, 2024

Total revenues	$94,903	$457,617	$-	$552,520
Expenses	69,268	417,746	4,269	491,283

Operating income	$25,635	$39,871	$(4,269)	$61,237

Depreciation and amortization	$8,204	$11,368	$1,190	$20,762

NOTE 4:	SIGNIFICANT EVENTS DURING THE REPORTING PERIOD

a.	On March 11, 2025, the Company entered into a non-binding Memorandum of Understanding (“MOU”) with Matrix I.T Ltd., a related party and a leading Israeli IT services public company (whose shares are traded on the Tel Aviv Stock Exchange), regarding a potential merger. Under the proposed transaction, Matrix would acquire the entire share capital of the Company through a reverse triangular merger, resulting in Magic becoming a private company wholly owned by Matrix. Magic's shareholders will receive merger consideration in Matrix shares. The relative valuations of both companies have been agreed upon at 31.125% for Magic and 68.875% for Matrix. Consequently, following the merger, Magic’s shareholders will hold 31.125% of the issued and outstanding share capital of Matrix, and the shareholders who held Matrix's shares prior to the merger will hold 68.875%, both on a fully diluted basis. The transaction is subject to the completion of due diligence, execution of a definitive agreement, regulatory approvals, and shareholder approvals, including approval by a special majority of minority shareholders in accordance with Israeli law. As of the date of approval of these financial statements, the merger has not been completed and there is no certainty that it will be completed.

b.	On March 11, 2025, in accordance with its dividend distribution policy, Magic’s board of directors declared a semi-annual cash dividend of $0.327 per ordinary share for a total amount of approximately $16,055. The total cash dividend was paid on May 7, 2025, which together with prior dividend distribution declared on November 18, 2024 and paid on January 8, 2025, amounted to $27,642, reflecting approximately 75% of the Company’s distributable profits for the year ended December 31, 2024.

F-13

MAGIC SOFTWARE ENTERPRISES LTD.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:	SIGNIFICANT EVENTS DURING THE REPORTING PERIOD (Cont.)

c.	In April 2025, the Company acquired additional ordinary shares of its Comm-IT subsidiary. Pursuant to the transaction, the Company’s ownership interest in CommIT increased from 68.15% to approximately 79.32% on a fully diluted basis. The aggregate cash consideration paid to the selling shareholders amounted to approximately NIS 50.4 million. Following the transaction, CommIT remains a consolidated subsidiary of the Company. The transaction was accounted for as an equity transaction with non-controlling interests in accordance with IFRS 10, and no gain or loss was recognized in profit or loss.

NOTE 5:	SUBSEQUENT EVENTS

a.	On August 13, 2025, in accordance with its dividend distribution policy, Magic’s board of directors declared a semi-annual cash dividend of $0.296 per ordinary share for a total amount of approximately $14,500, reflecting approximately 75% of the Company’s distributable profits for the six-month period ended June 30, 2025. The dividend will be paid on October 22, 2025.

F-14

Appendix D

Fairness Opinion

Prometheus Financial Advisory

A MEMBER OF VRG

matrix

Fairness Opinion
Matrix - Magic

November 2nd, 2025

Fairness Opinion Matrix - Magic Merger Transaction Matrix IT Ltd. And Magic Software Enterprises Ltd. November 2 nd , 2025

We were retained by The Independent Committee of the Board of Directors of Matrix IT Ltd . (hereunder “ Client ” and “ Matrix ”) to prepare a Fairness Opinion report (the “ Report ”) in connection with the Exchange Ratio in the Merger between Matrix and Magic Software Enterprises (Israel) Ltd (hereunder : “ Magic ” and together the “ Companies ”) . The Report intended solely for the internal use of the Client . This Report may not be reproduced, in whole or in part, and the findings of this Report may not be used by a third party for any purpose, without our expressed written consent . Notwithstanding any of the above, this Report may be included in the Client’s financial statements or the Client’s transaction report . For the purpose of preparing this Report, we relied upon financial and other information including prospective financial information obtained from the Companies and/or the Client and/or anyone on their behalf (the “ Information ”) . We assumed that the Information is credible and therefore did not perform an independent audit of the information . In addition, nothing suggesting that the Information may be unreasonable has come to our attention . The Information has not been examined in an independent manner, and therefore this Report does not constitute a verification of the Information’s correctness, completeness and accuracy . If the case that the Information is not complete nor accurate or credible, the results of this valuation might change . We reserve the right to update this Report in light of new information which might have not been known to us . We shall not be liable for the manner of the Client’s and/or the Companies presentation of any financial data quoted in the Report in terms of its accuracy, completeness, accounting compliance and implications of its accounting presentation, as far as any such implications exist . This Report includes prospective information, as defined in the Securities Law, 5728 - 1968 , obtained, among others from the Companies/Client . The realization of this information is not certain . The information is based in part on data that was known by the Companies prior to preparing this Report, as well as on various assumptions and forecasts as well as many external factors ; including the state of the relevant markets, potential competitors and the general state of the economy . There is no certainty that such assumptions or forecasts will be realized, in whole or in part . Economic evaluations reflect in a reasonable and fair manner a given state of being at a given time, based on known information, while considering the basic assumptions and estimated forecasts . To remove all doubt, this Report is valid only for its preparation date . This Report does not constitute a due diligence review and is not meant to replace such a review . In addition, this Report is not intended to determine value for a specific investor, and there is nothing in this Report to constitute a legal advice or opinion . This Report does not include any accounting audit regarding the compliance with accounting rules . We are not liable for the manner in which the Client’s and/or the Companies financial statements are prepared and audited in connection with the accuracy and completeness of the data presented in these statements and the implications of their accounting presentation, as far as such exist . This Report includes a description of the methodology and main assumptions and analyses used by us . The description does not purport to provide a full and detailed breakdown of all the procedures that we applied in formulating the Report . We hereby confirm that we are an independent expert, with no personal interest in the Companies and/or the Client, and/or their controlling stakeholders, and/or the outcome of this Report . Our fee for preparing this Report is not contingent on the outcome of our work . 2 Disclaimer

We hereby confirm that we have no personal stake in the Companies and/or the Client and/or their controlling stakeholders. Figures presented in this Report are rounded. Therefore, slight differences may occur upon summing or multiplying of figures presented. Prometheus Financial Advisory Ltd. and any company controlled by it directly and / or indirectly as well as any controlling shareholder, officer and employee in any of such, are not liable for any damage, loss of profit or expense of any kind and nature, including direct and / or indirect, which might incur to anyone relying on the mentioned in this Report, in whole or in part. Nothing in this report constitutes an offer or recommendation or opinion regarding the profitability of the purchase of securities. The Client shall not be entitled to receive from us, whether due to contract or damages, in accordance with the law or otherwise, any sum due to loss of profits, data or reputation, or due to any consequential damage, random or indirect, or as special or punitive damages regarding any lawsuits resulting from services provided within this report or which are related in any other way with the services provided by us within this report . All, whether the likeliness of such loss or damage has been expected or not, in the case where we have not acted with malice . In addition, and without detracting from the generality of the aforementioned, as far as we shall be obligated to pay any sum to any third party regarding the execution of the services detailed in this report, in any legal or other obligating procedures, the Client undertakes to indemnify us for any sum as aforesaid paid by us, immediately upon our first request. Notwithstanding any of the above, we shall cover if the total indemnification amount shall be less than three times our fees under this engagement letter, we shall not be entitled to any indemnification. The provided final and executed version of our work (the “ Report ”), Shall be the only binding document. No other document shall be considered binding. 3 Disclaimer

The main sources of information which have been used in preparing the report are detailed as follows: Matrix and Magic audited financial statements as of Dec. 31, 2020 - 2024. Matrix and Magic unaudited Quarterly Financial Statements for 2024 and 2025. Matrix and Magic investor presentations for the fiscal years 2024 - 2025. Matrix and Magic management forecasts. Background information and market data, obtained from publicly available sources as mentioned in this Report Capital IQ Database. Additional data provided to us by the companies at our request, such as board presentation, balance sheet committee minutes, budget booklet, research and analysts reports and ratio calculation. Discussions with Matrix and Magic CFOs and financial management, as well as with Jefferies. Formula audited financial statements as of Dec. 31, 2024. 4 Sources of Information

Prometheus is a financial advisory firm that specializes in providing clients with valuations and expert opinions. Our work is usually provided in connection with M&A deals, legal proceedings, accounting uses and tax disputes. The Firm is committed to personal service, while providing clients with in - depth value - added advisory services. The Firm’s executives were involved in many of the major transactions in Israel in recent years and have decades of experience in providing expert opinions for boards of directors, tax and securities authorities, and courts. Mr. Yuval Zilberstein, CPA, MBA, founding partner and CEO of the firm. Mr. Zilberstein has over 25 years of expertise in valuations, financial report analysis, preparing expert opinions and providing a diverse range of financial advisory services for companies and businesses. Yours faithfully, Prometheus Financial Advisory Ltd. 2.11.2025 5 Prometheus - Firm Profile

Table of Contents

Chapter	Page
Executive Summary	7
Chapter 1 – Matrix Overview	14
Chapter 2 – Magic Overview	40
Chapter 3 – Deal Analysis	62
Chapter 4 - Appendix	93

6 Prometheus

Table of Contents P age 6 Chapter 7 Executive Summary 14 Chapter 1 – Matrix Overview 40 Chapter 2 – Magic Overview 62 Chapter 3 – Deal Analysis 93 Chapter 4 - Appendix

E x ecuti v e Summa r y 7

8 5 . The exchange ratio was assessed by performing valuations of both companies using the discounted cash flow (DCF) method , for which we obtained management forecasts from both companies . 6 . We reviewed the capital market’s reaction to the merger announcement, including an analysis of both companies’ share performance, as well as analyst reports covering the transaction and their positions regarding the fairness of the exchange ratio . Furthermore, the exchange ratio was examined based on the market values of the companies at various reference dates , including immediately prior to the announcement of the transaction . 7 . We additionally considered qualitative strategic considerations that could exert a favorable or adverse effect on the transaction . As presented to us by Matrix, these qualitative strategic considerations include Magic’s larger share of international operations, its significant proportion of IP - based business and its higher profit margins ; and certain transaction structure factors such as the absence of financing costs and amortizations as a result of the expected accounting treatment in the transaction . Executive Summary We were requested to provide our opinion regarding the fairness of the exchange ratio agreed between Matrix and Magic in connection with their proposed merger . The exchange ratio agreed between the parties is as follows : 31 . 125 % for Magic Shareholders and 68 . 875 % for Matrix Shareholders, on a fully diluted basis . We examined the agreed exchange ratio through a variety of analyses, as detailed below: 1. We analyzed the financial statements of each company over several historical years. 2. We conducted a segmental analysis of the business lines in which each company operates, as well as a geographic analysis. 3 . We assessed the exchange ratio based on each company’s contribution to the merged entity across several parameters : revenues, EBITDA and operating profit, enterprise value, market capitalization, and more . 4. We examined the leverage level of each company and their respective financial debt. Fairness Opinion Regarding the Exchange Ratio in the Merger between Matrix and Magic

Executive Summary 9 Matrix operates through four business segments : IT Solutions & Services, Consulting, and Management in Israel (“Software Services”), Sales, Marketing, and Support of Software Products (“Software Products”), Cloud and Computing Infrastructure and IT Solutions & Services in the United States (“US Operations”) . Among these, the Software Services segment generates the highest revenues (~ 58% ), operating profit (~ 53% ), and growth, while the U . S . operations segment exhibits the highest operating profitability (~ 15% )* . Magic operates through two business segments : IT Professional Services and Software Solutions . The IT Professional Services segment represents the company’s primary source of revenue , accounting for ~ 83 % of total revenues , and generates the majority of the company’s operating profit (~ 61 % of total profit) . However, the Software Solution segment is significantly more profitable than the IT Professional (profit margin of ~ 27 % compared to ~ 9% , and ~ 40 % of company operating profit)* . Fairness Opinion Regarding the Exchange Ratio in the Merger between Matrix and Magic Matrix focuses on providing comprehensive IT services, including consulting, integration, outsourcing, software solutions, cloud services, engineering, infrastructure and hardware, and trade and distribution . In contrast, Magic operates under a hybrid model, with the majority of its revenues derived from professional services such as implementation, customization, training, and support . Both companies provide software products — including development platforms, integration solutions, and applications . Nevertheless, this segment is more core to Magic and represents a significant portion of its revenues . Geographically, Matrix operates predominantly in Israel (approximately 90 % of activity), whereas Magic’s revenues are split between Israel (~ 40% ) and primarily the U . S . notably . Magic’s U . S . presence has been gradually declining in recent years, with a corresponding increase in Israeli operations. *Refers to the year 2024.

Executive Summary

Annual **revenues for Matrix** total approximately **NIS 5.5 billion**, compared with **Magic's** approximately **NIS 2.0 billion***. **Matrix** has maintained an average revenues growth rate** of roughly 9.7%***(2021-2024), while **Magic**'s **revenues growth** rate was approximately 11.3% (2021-2024)****. Both companies have maintained relatively stable **gross and operating margins** between 2019–2024. **Matrix**, averaging ~14.6% and ~7.5% respectively, and **Magic** averaging ~28.9% and ~10.8% respectively.

The growth rate of EBITDA of **Matrix** over the years 2021-2024 was 10.56% and **Magic** growth rate of EBITDA over the years 2021-2024 was 9.4%.

**Refers to the year 2024.*

***Henceforth, the term shall refer to simple average.*

10 Prometheus

Executive Summary 10 Annual revenues for Matrix total approximately NIS 5 . 5 billion , compared with Magic’s approximately NIS 2 . 0 billion* . Matrix has maintained an average revenues growth rate** of roughly 9 . 7% ***( 2021 - 2024 ), while Magic ’s revenues growth rate was approximately 11 . 3% ( 2021 - 2024 )**** . Both companies have maintained relatively stable gross and operating margins between 2019 – 2024 . Matrix , averaging ~ 14 . 6 % and ~ 7 . 5 % respectively, and Magic averaging ~ 28 . 9 % and ~ 10 . 8 % respectively . The growth rate of EBITDA of Matrix over the years 2021 - 2024 was 10 . 56 % and Magic growth rate of EBITDA over the years 2021 - 2024 was 9 . 4% . Fairness Opinion Regarding the Exchange Ratio in the Merger between Matrix and Magic *Refers to the year 2024. **Henceforth, the term shall refer to simple average. ***Matrix and Magic reports a portion of its revenues on a net basis in accordance with IFRS . In recent years, Matrix revenues reported on a net basis has increased . Excluding the net revenue adjustment, revenue growth in 2024 amounted to approximately 10% . ****In 2023 one of Magic’s major U.S. customers significantly reduced its business volume.

From a financial debt perspective , as of June 30 , 2025 Magic has a relatively low net financial debt of approximately NIS 29 million, due to modest leverage and similar cash balances, whereas Matrix has net financial debt of approximately NIS 400 million, primarily due to loans and bonds . It should be noted that the valuation of the companies using the multiples method may not be feasible . This method necessitates an analysis of the multiples of comparable companies . As both companies have identical sets of comparables, the application of this method would result in the same multiple for each, which is not reasonable in light of the differences between the two companies . companies’ share prices (as well as parent company Formula’s) rose in the days following the announcement (March 10, 2025). *For the sake of simplicity, we presented Magic’s portion, while Matrix’s portion represents the complement . ” Unfavorable ” = This implies that the exchange ratio grants Magic more than it actually contributes, to the detriment of Matrix ; “ Favorable ” = The implication is that the exchange ratio provides Magic with less than its actual contribution, thereby benefiting Matrix . **The value as of December 31 in each of the years 2019 through 2024 . Based on the current market value (as of September 9 , 2025 ), the implied exchange ratio is 30 . 4% : 69 . 6% . Market Cap prior MOU date : Magic contributes an average of ~ 27 . 99% – unfavorable to Matrix ; Market Cap three years prior MOU date : Magic contributes an average of ~ 32 . 63% – favorable to Matrix . Executive Summary Based on our financial analysis for 2019 – 2024 , we assessed each company’s contribution to the merged entity relative to the agreed exchange ratio ( 31 . 125% : 68 . 875% ) . Our findings* : Revenues: Magic contributes an average of ~26.44% – unfavorable to Matrix. Operating Profit: Magic contributes an average of ~33.98% – favorable to Matrix. EBITDA: Magic contributes an average of ~36.57% – favorable to Matrix. Net Profit: Magic contributes an average of ~34.98% – favorable to Matrix. Market Capitalization**: Magic contributes an average of ~32.16% – favorable to Matrix. From a capital markets perspective , the merger was received positively : both Enterprise Value**: Magic contributes an average of ~29.97% – unfavorable to Matrix. Based on the average market value of the previous 6 and 12 months, Magic’s share is ~30.25% and ~29.79%, respectively. Thus, in certain parameters Magic contributes more than it receives in the transaction, while in others the reverse is true. 11 Fairness Opinion Regarding the Exchange Ratio in the Merger between Matrix and Magic

Executive Summary 12 For the DCF valuation, we relied on management forecasts and organic historical growth (Matrix through 2029 and Magic through 2028 ) . We tested these forecasts against historical trends and market benchmarks, held discussions with management, challenged assumptions, and conducted sensitivity analyses . We added an additional year to Magic’s forecast, extending the final year of management’s projections, so that the forecast would cover five years in accordance with standard methodology . We note that we received from Matrix a set of projections used by the Independent Special Committee for negotiating the exchange ratio with Magic. These projections assumed growth rates higher than Matrix’s actual average growth in 2022 – 2024 and were therefore not used in our fairness analysis . Applying those assumptions would have resulted in slightly more unfavorable exchange ratio for Matrix . Fairness Opinion Regarding the Exchange Ratio in the Merger between Matrix and Magic We determined discount rates independently in accordance with commonly accepted models: 10.7% for Matrix and 11.9% for Magic (see Appendix 1 ). For terminal growth, we applied permanent growth ranging from 2.5% to 3% for both companies. The model was prepared as of December 31, 2024, and it has been verified and confirmed to be current as of the date of this opinion. Under this methodology, the implied exchange ratio ranged between 31.956% - 33.824% for Magic, and 66.176% - 68.044% for Matrix. Accordingly, based on the DCF results, the agreed exchange ratio of 31.125%:68.875% is deemed fair.

Executive Summary 13 Fairness Opinion Regarding the Exchange Ratio in the Merger between Matrix and Magic Conclusion Following our review of the aforementioned documents and the performance of both quantitative and qualitative procedures, and subject to the limitations in issuing this opinion as detailed above, we conclude, to the best of our professional judgment, that the exchange ratio is fair and reasonable from a financial point of view of the shareholders of Matrix .

Chapter 1 – Matrix Overview

Chapter A 15 Company Overview

Through more than 100 acquisitions, including recent expansions in Israel and the U . S . , Matrix has built a broad portfolio in IT services, cloud, cybersecurity, digital, AI, and systems integration . Matrix owns and operates a wide portfolio of subsidiaries that specialize in diverse areas of technology and IT services . These companies provide expertise in software development, cloud and infrastructure solutions, cybersecurity, data and analytics, digital transformation, enterprise applications, and training services . The broad subsidiary structure allows Matrix to deliver end - to - end solutions, deepen its presence across multiple industries, and expand its customer base through both organic growth and strategic acquisitions . Matrix IT Ltd. – Company Overview Introduction Matrix IT Ltd . is the largest and leading IT and technology company in Israel, operating across a wide range of fields including software services, systems integration, consulting, cloud solutions, cybersecurity, and digital development . The company benefits from a diversified customer base in both the public and private sectors, along with strategic partnerships with global technology providers . Matrix, founded in 2001 and traded on the Tel Aviv Stock Exchange, is one of Israel’s largest IT and digital transformation companies . Headquartered in Herzliya, with operations in the U.S. and projects delivered in over 50 countries. Matrix is a key subsidiary of Formula Systems (1985) Ltd . , majority - owned by Asseco Poland . Matrix serves a broad and diversified client base across both the public and private sectors . Its customers include leading government agencies, financial institutions, healthcare providers, telecom companies, retail chains, industrial enterprises, and global corporations . By combining domain expertise with cutting - edge technologies, Matrix has established long - term relationships with many of Israel’s largest organizations, while also supporting international clients through its subsidiaries and global delivery network . 16

17 F or m ul a Syst e ms Sapiens Matrix 43.51% 48.21% Magic 46.71% T S G 42.7% Zap Group 100% Michpal 69.09% inSync 91% O f ek 80% Sham r ad 100% Hashahar 51% Formula Systems (1985) Ltd. – Corporate Overview Int r oduction Formula Systems (1985) Ltd . is a publicly traded Israeli holding company specializing in information technology solutions . Established in 1985 , the company operates through its subsidiaries to provide software consulting services, IT infrastructure solutions, and enterprise software products . Its offerings aim to enhance client productivity, streamline operations, and mitigate business risks in dynamic environments . In 2010 , Asseco Poland S . A . , a leading Polish IT conglomerate, acquired a majority stake in Formula Systems, solidifying its position as the controlling shareholder . This strategic acquisition has facilitated expanded global reach and resource integration within the Asseco Group . Formula Systems, along with its subsidiaries, operates in over 50 countries, delivering innovative IT solutions to a diverse clientele spanning multiple industries.. Sapiens International Corporation ( 43 . 51% ) – Focuses on providing software solutions for the insurance and financial services sectors, enhancing operational efficiency and compliance . It should be noted that on August 2025 Sapiens entered into a merger agreement which will result in its shares being delisted from trading . Formula’s ownership stake following the agreement is expected to be approximately 19% . *Source: Formula’s financial statements Key Subsidiaries Matrix IT Ltd. (48.21%) – A prominent Israeli IT services provider offering a comprehensive range of solutions, including cloud services, cybersecurity, and digital transformation. Magic Software Enterprises Ltd. (46.71%) – Specializes in enterprise application platforms and business integration solutions, serving clients across various industries. Magic Software and Matrix IT Ltd. are sister companies operating under the umbrella of Formula Systems (1985) Ltd. .

18 IT Solutions & Services in the United States (“US Operations”) This segment provides IT services and solutions to clients across the U . S . , utilizing a combination of onshore and offshore resources to deliver cost - effective and high - quality services . Sales, Marketing, and Support of Software Products (“Software Products”) Engaged in the distribution and support of software products, this segment includes licensing, implementation, and ongoing support services, ensuring clients maximize the value of their software investments . Matrix IT Ltd. – Business Segments Overview Matrix IT Ltd. operates through four primary business segments, each contributing to the company's diversified portfolio and strategic growth: IT Solutions & Services, Consulting, and Management in Israel (“Software Services”) This segment encompasses a broad range of IT services, including system integration, software development, and consulting, tailored to meet the needs of Israeli enterprises and public sector clients . The Training & Implementation segment has been consolidated into the Software Services segment (in Israel) . Training & Implementation segment offers comprehensive training and implementation services, equipping organizations with the necessary skills and knowledge to effectively utilize new technologies and systems . Cloud and Computing Infrastructure Focusing on cloud services, this segment offers infrastructure solutions that enable businesses to scale efficiently, enhance data security, and leverage advanced computing technologies .

Revenue Breakdown by Segment at Matrix The following chart presents the revenue distribution across the various business segments: The Software Services segment represents the company’s primary source of revenue, accounting for 58% of total revenues. 58% 8% 26% 8% 2024 Revenue Breakdown by Segment Software Services Software Products Cloud and Computing Infrastructures US Operations *Source: Matrix’s financial statements 2020 - 2024. ** Inorganic growth 19

Revenue Breakdown by Segment at Matrix

2020-2024 Revenue Breakdown by Segment (Thousands ₪)
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
2020
2021
2022
2023
2024
Software Services
Software Products
Cloud and Computing Infrastructures
US Operations

2020-2024 Revenue Breakdown by Segment (Thousands ₪)
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
2020
2021
2022
2023
2024
Software Services
Software Products
Cloud and Computing Infrastructures
US Operations

20 Prometheus

*Source: Matrix's financial statements 2020-2024.

** Inorganic growth

Revenue Breakdown by Segment at Matrix The chart below presents the company’s revenues by segment for the years 2020 – 2024: In recent years, the majority of the company’s revenues have been driven by the Software Services and Software Products segments, both demonstrating an upward growth trend. - 6, 0 00, 0 00 5, 0 00, 0 00 4, 0 00, 0 00 3, 0 00, 0 00 2, 0 00, 0 00 1, 0 00, 0 00 2024 2020 - 2024 Revenue Breakdown by Segment (Thousands ₪ ) 2020 2021 Software Services Cloud and Computing Infrastructures 2022 2023 Software Products US Operations - 3, 5 00, 0 00 3, 0 00, 0 00 2, 5 00, 0 00 2, 0 00, 0 00 1, 5 00, 0 00 1, 0 00, 0 00 5 0 0,0 0 0 2024 2020 - 2024 Revenue Breakdown by Segment (Thousands ₪ ) 2020 2021 Software Services Cloud and Computing Infrastructures 2022 2023 Software Products US Operations *Source: Matrix’s financial statements 2020 - 2024. ** Inorganic growth 20

Matrix Revenue Breakdown by Geographic Territory

Total Revenues by Geographical Destination
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
1%
9%
89%
2%
9%
89%
1%
8%
91%
2022
2023
2024
Israel
United State
Europe

21 Prometheus

*Source: Matrix's financial statements 2022-2024.

21 Matrix Revenue Breakdown by Geographic Territory The following chart presents Matrix ’ s revenue distribution across different geographic territories: The majority of Matrix’s revenue is generated in Israel, followed by the U . S . The increase in the share of revenue from Israel, compared to other regions, is primarily driven by organic growth in the company’s operations within Israel . *Source: Matrix’s financial statements 2022 - 2024. 1% 2% 1% 8% 9% 9% 91% 89% 89% 1 0 0% 9 0% 8 0% 7 0% 6 0% 5 0% 4 0% 3 0% 2 0% 1 0% 0% 2022 2024 Total Revenues by Geographical Destination 2023 Israel United State Europe

Operating Profit Breakdown by Segment at Matrix The following chart presents the operating profit distribution across the various business segments: 53% 10% 23% 14% 2024 Operating Profit Breakdown by Segment Software Services Software Products Cloud and Computing Infrastructures US Operations The Software Services segment generates the majority of the company's operating profit, accounting for approximately 53% of total profit. *Source: Matrix’s financial statements 2024. 22

Operating Profit Margin by Segment at Matrix

2020-2024 Revenue Breakdown by Segment
18.0%
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2020
2021
2022
2023
2024
17.2%
13.9%
7.5%
6.9%
5.2%
11.6%
9.8%
8.1%
7.6%
5.1%
13.9%
9.7%
7.5%
7.5%
5.7%
15.9%
12.3%
7.5%
6.8%
6.1%
14.5%
10.6%
8.1%
7.7%
7.3%
Software Services
Software Products
Cloud and Computing Infrastructures
US Operations
Total EBIT

	Average Operating Profit margin 2020-2024
Software Services	7.4%
Software Products	11.3%
Cloud and Computing Infrastructures	5.9%
US Operations	14.6%

*Source: Matrix's financial statements 2020-2024.

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Operating Profit Margin by Segment at Matrix The following chart shows the operating profit as a percentage of revenue for each business segment at Matrix for the period 2020 – 2024: The U . S . segment is the most profitable relative to its revenue share, despite representing a significantly smaller portion of total revenues compared to most other segments . The main drivers of changes in profitability percentages are variations in activity levels, acquisitions, and improvements in operational efficiency . The company’s operating profit margin increased from 7 . 5 % in 2020 to 8 . 1 % in 2024 . Average Operating Profit margin 2020 - 2024 7.4% Software Services 11.3% Software Products 5.9% Cloud and Computing Infrastructures 14.6% US Operations 8.1% 7.5% 6.8% 7.7% 13.9% 9.8% 9.7% 12.3% 10.6% 5.1% 5.7% 6.1% 7.3% 17.2% 11.6% 13.9% 15.9% 14.5% 7.5% 6.9% 5.2% 7.6% 7.5% 7.5% 8.1% 4.0% 6.0% 8.0% 1 0 . 0% 1 2 . 0% 1 4 . 0% 1 6 . 0% 1 8 . 0% 2020 2021 2022 2023 2024 2020 - 2024 Revenue Breakdown by Segment Software Services Software Products Cloud and Computing Infrastructures US Operations Total EBIT *Source: Matrix’s financial statements 2020 - 2024. 23

Revenue and Operating Profit Distribution by Business Segment at Matrix 6% 16% 9% 27% 20% 8% 59% 55% 15% 6% 11% 7% 1 0 0% 9 0% 8 0% 7 0% 6 0% 5 0% 4 0% 3 0% 2 0% 1 0 % The following chart presents the distribution of average revenue and average operating profit across the different business segments for the years 2020 - 2024: Average Revenue and Operating Profit 2020 - 2024 - Revenue Operation Profit Operation Profit margin Software Services Software Products Cloud and Computing Infrastructures US Operations While the Software Services and Cloud & Computing Infrastructures segments account for the majority of revenue and profit, the Software Products and US Operations segments demonstrate a higher profit margin relative to the revenue they generate . *Source: Matrix’s financial statements 2020 - 2024. 24

Matrix EBITDA Multiple for 2019–2025

Thousands fil	31/12/2019	31/12/2020	31/12/2021	31/12/2022	31/12/2023	31/12/2024	30/06/2025
Enterprise Value	4,876,552	4,911,948	6,427,741	5,129,549	4,719,100	5,663,897	7,872,941
Ebitda LTM	296,498	339,550	387,616	406,623	459,135	506,181	539,483
EV/Ebitda	**16.4x**	**14.5x**	**16.6x**	**12.6x**	**10.3x**	**11.2x**	**14.6x**

The average EBITDA multiple of MATRIX over the period 2019–2025 is 13.7x and the median is 14.5x.

In 2021, the EBITDA multiple reached its highest level in recent years at approximately 16.6x. At the end of 2021, the company's value reached a record high, driven by strong company performance and overall market growth.

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Matrix EBITDA Multiple for 2019 – 2025 The following chart presents MATRIX’s EBITDA multiple for the years 2019 – 2025. The EBITDA multiple is calculated as the company’s enterprise value divided by its EBITDA: 30/06/2025 31/12/2024 31/12/2023 31 / 12 / 2022 31 / 12 / 2021 31/12/2020 31/12/2019 Thousands fil 7,872,941 5,663,897 4,719,100 5,129,549 6,427,741 4,911,948 4,876,552 Enterprise Value 539,483 506,181 459,135 406,623 387,616 339,550 296,498 Ebitda LTM 14.6x 11.2x 10.3x 12.6x 16.6x 14.5x 16.4x EV/Ebitda The average EBITDA multiple of MATRIX over the period 2019 – 2025 is 13 . 7 x and the median is 14 . 5 x . In 2021 , the EBITDA multiple reached its highe s t le v e l i n r ece n t y ea r s a t approximately 16.6x. At the end of 2021, the company’s value reached a record high , d ri v e n b y s t r ong c ompa n y performance and overall market growth. Over the past two and a half years, the company’s EBITDA multiple has been on an upward trend following a decline in 2022 - 2023 . *Source: Matrix’s financial statements from 2019 through June 30, 2025. 16.4x 14.5x 16.6x 12.6x 10.3x 11.2x 14.6x 17.0x 16.0x 15.0x 14.0x 13.0x 12.0x 11.0x 10.0x 9.0x 8.0x 12/31/2019 12/31/2020 12/31/2021 12/31/2022 12/31/2023 12/31/2024 6/30/2025 EV/Ebitda Matrix 25

Matrix Market Capitalization Over the Past Five Years

Matrix Market Cap (MM ₪)
Highest Market CAP
7/9/2025, 8,157
Transaction Announcement
3/10/2025, 5,622
Lowest Market CAP
4/18/2023, 3,963
8,500
8,000
7,500
7,000
6,500
6,000
5,500
5,000
4,500
4,000
3,500
6/30/2020
12/31/2020
6/30/2021
12/31/2021
6/30/2022
12/31/2022
6/30/2023
12/31/2023
6/30/2024
12/31/2024
6/30/2025

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Matrix Market Capitalization Over the Past Five Years The following chart illustrates Matrix’s market capitalization over the last five years: 8,500 8,000 7,500 7,000 6,500 6,000 5,500 5,000 4,500 4,000 3,500 6 / 30/ 2 020 1 2 /31 / 20 2 0 6 / 30/ 2 021 1 2 /31 / 20 2 1 1 2 /31 / 20 2 3 6 / 30/ 2 024 1 2 /31 / 20 2 4 6 / 30/ 2 025 Matrix Market Cap (MM ₪ ) Transaction Announcement 3/10/2025, 5,622 26 Highest Market CAP 7/9/2025, 8,157 Lowest Market CAP 4/18/2023, 3,963 6 / 30/ 2 022 1 2 /31 / 20 2 2 6 / 30/ 2 023 Matrix’s market capitalization has been on the rise since September 2024, with a significant increase starting in April 2025 following the publication of the 2024 periodic report. At its peak, the company’s market capitalization reached approximately 8,157 million NIS. *Source: Publicly available data from the Tel Aviv Stock Exchange (TASE)

Matrix Market Capitalization in 2025

Matrix Market Cap (MM ₪) Focus on 2025
8,500
8,000
7,500
7,000
6,500
6,000
5,500
5,000
4,500
4,000
3,500
12/31/2024
1/31/2025
2/28/2025
3/31/2025
4/30/2025
5/31/2025
6/30/2025
7/31/2025
3/10/2025, 5,622
5/13/2025, 6,132
7/9/2025, 8,157
8/19/2025, 7,667

Date	Marke Cap (MM NIS)	Event
10.3.2025	5,622	Magic Software and Matrix I.T sign MOU to Consider Merger
13.5.2025	6,132	Publication of Q1 2025 Report
9.7.2025	8,157	Matrix's market capitalization has reached its peak

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Matrix Market Capitalization in 2025 3 / 10 / 2025 , 5,622 5/13/2025, 6,132 7/9/2025, 8,157 8/19/2025, 7,667 8, 0 00 7, 5 00 7, 0 00 6, 5 00 6, 0 00 5, 5 00 5, 0 00 4, 5 00 4, 0 00 3, 5 00 8, 5 00 1 2 /31 / 20 2 4 1 / 31/ 2 025 4 / 30 / 2 025 5 / 31/ 2 025 6 / 30/ 2 025 7 / 31/ 2 025 The following chart illustrates Matrix ’ s market capitalization in 2025 : Matrix Market Cap (MM ₪ ) Focus on 2025 Event 27 *Source: Publicly available data from the Tel Aviv Stock Exchange (TASE) 2 / 28 / 2025 3 / 31 / 2025 Marke Cap (MM NIS) Date Magic Software and Matrix I.T sign MOU to Consider Merger 5,622 10.3.2025 Publication of Q1 2025 Report 6,132 13.5.2025 Matrix ’ s market capitalization has reached its peak 8,157 9.7.2025 Following the announcement of the acquisition, the market responded positively.

SW O T • Strong brand and reputation – Long - standing experience and financial stability attract large - scale projects, tier 1 in all STKI categories. • Market leadership in Israel – The largest and most recognized IT company in the country. • Diversified business lines – Range of technologies, consulting, integration, software development, cloud services, cybersecurity, training, and more. • Broad customer base – Serving clients across government, financial services, defense, healthcare, and high - tech sectors. Strengths • High reliance on the domestic market – Majority of revenues are generated in Israel, exposing the company to local market risks. • Margin pressure – Intense competition in the IT sector drives down gross and operating margins. W eaknesses • International expansion – Potential to enter new markets outside of Israel. • Mergers and acquisitions – Continuing the strategy of acquiring smaller companies to expand technological expertise. • Emerging technologies – Leveraging AI, automation, and data analytics as new growth engines. • Growing demand for cloud and digital transformation – Accelerated by global trends. Opportunities • Intensified competition – Both from local players (One, Hilan, Malam, TSG) and international IT service providers. • Rapid technological change – Necessitates ongoing investment to remain competitive, also with the entry of AI. • Macroeconomic risks in Israel – Economic slowdown or budget cuts may reduce IT project spending. • Regulatory exposure – Significant sensitivity to changes in government and public - sector regulations. • Human capital dependency – Loss of key employees may disrupt projects and client relationships. Th r e a t s 28

Chapter B

Financial Statement Analysis

29
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Chapter B 29 Financial Statement Analysis

Financial Statement Analysis

MM l i !	2021	2022	2023	2024	Average
Revenues Growth Rate**	13.13%	7.17%	11.97%	6.64%	9.73%
EBIT Growth	13.92%	6.40%	12.25%	14.40%	11.74%
EBITDA Growth	14.16%	4.90%	12.91%	10.25%	10.56%

MM l i !	2022	2023	2024	Average
Organic Growth Rate	8.50%	10.70%	6.50%	8.57%

Overall growth over the years 2021-2024 was positive, ranging between 6.6% and 13.1% annually, with an average growth of 9.73%. Organic growth between 2022 and 2024 ranged from 6.5% to 10.7%, with an average organic growth rate of 8.57%. The average EBIT growth was 11.74% and the average EBITDA growth was 10.56%.

*Source: Matrix's financial statements 2021-2024.

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30 Financial Statement Analysis The following table presents the non - organic revenue growth, EBIT, and EBITDA growth for the years 2021 – 2024 : Overall growth over the years 2021 - 2024 was positive, ranging between 6 . 6 % and 13 . 1 % annually, with an average growth of 9 . 73% . Organic growth between 2022 and 2024 ranged from 6 . 5 % to 10 . 7% , with an average organic growth rate of 8 . 57% . The average EBIT growth was 11 . 74 % and the average EBITDA growth was 10 . 56% . A v e r a g e 2024 2023 2022 2021 MM li! 9.73% 6.64% 11.97% 7.17% 13.13% Revenues Growth Rate** 11.74% 14.40% 12.25% 6.40% 13.92% EBIT Growth 10.56% 10.25% 12.91% 4.90% 14.16% EBITDA Growth *Source: Matrix’s financial statements 2021 - 2024. **Matrix reports a portion of its revenues on a net basis in accordance with IFRS . In recent years, revenues reported on a net basis has increased . Excluding the net revenue adjustment, revenue growth in 2024 amounted to approximately 10% . The following table presents the organic revenue growth for the years 2022 – 2024 : Average 2024 2023 2022 MM li! 8.57% 6.50% 10.70% 8.50% Organic Growth Rate

Financial Statement Analysis

Segment	2022	2023	2024
Software Services	2,643 Growth Rate: 4.2%	3,029 Growth Rate: 14.6%	3,228 Growth Rate: 6.6%
Software Products	250 Growth Rate: (3.2%)	294 Growth Rate: 17.8%	426 Growth Rate: 44.8%
Cloud and Computing Infrastructures	1,346 Growth Rate: 11.2%	1,431 Growth Rate: 6.3%	1,466 Growth Rate: 2.4%
US Operations	434 Growth Rate: 22.0%	478 Growth Rate: 10.2%	460 Growth Rate: (3.8%)
Total Revenues	4,673 Growth Rate: 7.2%	5,232 Growth Rate: 12.0%	5,580 Growth Rate: 6.6%

2022-2024 Revenue Breakdown by Segment (mm NIS)
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2,643
3,029
3,228
250 294
426
1,346
1,431
1,466
434
478 460
Software Services
Software Products
Cloud and Computing Infrastructures
US Operations
2022 2023 2024

*Inorganic growth

**Revenues excluding intercompany transactions

***Source: Matrix's financial statements 2022-2024.

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31 Financial Statement Analysis Revenue growth by Segments for the years 2022 – 2024 (mm NIS): Softw a r e Services 2022 2,643 Growth Rate: 4.2% 2023 3,029 Growth Rate: 14.6% 2024 3,228 Growth Rate: 6.6% Softw a r e P r oducts 2022 250 Growth Rate: (3.2%) 2023 294 Growth Rate: 17.8% 2024 426 Growth Rate: 44.8% Cloud and Computing I n f r a s tructu r es 2022 1,346 Growth Rate: 11.2% 2023 1,431 Growth Rate: 6.3% 2024 1,466 Growth Rate: 2.4% US Operations 2022 434 Growth Rate: 22.0% 2023 478 Growth Rate: 10.2% 2024 460 Growth Rate: (3.8%) Total Revenues 2022 4,673 Growth Rate: 7.2% 2023 5,232 Growth Rate: 12.0% 2024 5,580 Growth Rate: 6.6% 2,643 434 3,029 250 294 1,346 1,431 3,228 426 1,466 478 460 3, 5 0 0 3, 0 0 0 2, 5 0 0 2, 0 0 0 1, 5 0 0 1, 0 0 0 5 00 0 S oft w are Services S oft w are Products Cloud and Computing I n f ra s tr u ctures US Operations 2022 - 2024 Revenue Breakdown by Segment (mm NIS) 2 0 2 2 2 0 2 3 2 0 24 Excluding U.S. operations, all Matrix segments demonstrated growth in 2024 . *Inorganic growth **Revenues excluding intercompany transactions ***Source: Matrix’s financial statements 2022 - 2024.

Financial Statement Analysis

Segment	30.6.2024	30.6.2025	Growth Rate
Software Services	1,610	1,807	12.2%
Software Products	206	168	(18.6%)
Cloud and Computing Infrastructures	735	800	8.9%
US Operations	235	223	(5.3%)
Total Revenues	2,786	2,998	7.6%

*Inorganic growth

**Revenues excluding intercompany transactions

***Source: Matrix's financial statements 30.6.2025.

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32 Financial Statement Analysis Revenue growth by Segments (mm NIS) first 6 month of 2025 : Soft w a r e 30.6.2024 1,610 30.6.2025 1,807 Growth Rate: 12.2% Services 30.6.2025 168 Soft w a r e 30.6.2024 Growth Rate: (18.6%) Products 206 30.6.2025 Cloud and 800 Computing 30.6.2024 Growth Rate: 8.9% 735 Infrastructures 30.6.2025 223 US Ope r a t ion s 30.6.2024 Growth Rate: (5.3%) 235 30.6.2025 2,998 T o t a l 30.6.2024 Growth Rate: 7.6% Revenues 2,786 *Inorganic growth **Revenues excluding intercompany transactions ***Source: Matrix ’ s financial statements 30.6.2025 .

Financial Statement Analysis

Segment	2022	2023	2024
Software Services	199 Growth Rate: (2.7%)	206 Growth Rate: 3.2%	250 Growth Rate: 21.6%
Software Products	24 Growth Rate: (4.4%)	36 Growth Rate: 49.3%	45 Growth Rate: 25.6%
Cloud and Computing Infrastructures	77 Growth Rate: 24.1%	88 Growth Rate: 14.8%	106 Growth Rate: 21.0%
US Operations	60 Growth Rate: 46.4%	76 Growth Rate: 26.5%	67 Growth Rate: (12.2%)
Total EBIT	350 Growth Rate: 8.2%	393 Growth Rate: 12.7%	450 Growth Rate: 8.4%

2022-2024 EBIT Breakdown by Segment (mm NIS)
300
250
200
150
100
50
0
199
206
250
24
36
45
77
88
106
60
76
67
SOFTWARE SERVICES
SOFTWARE PRODUCTS
CLOUD AND COMPUTING INFRASTRUCTURES
US OPERATIONS
2022
2023
2024

*Total EBIT is presented net of unallocated expenses.

**Source: Matrix's financial statements 2022-2024.

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33 Financial Statement Analysis EBIT growth by Segments for the years 2022 – 2024 (mm NIS): Sof Ser Sof P r o (4.4%) 49.3% 25.6% Cloud and Computing I n f r a s tructu r es Gr US O T o t a Growth Rate: 2024 2023 2022 77 88 106 100 77 owth Rate: Growth Rate: Growth Rate: 36 45 50 24 199 60 76 106 88 67 1 5 0 2 0 0 US OPERATIONS y Segment (mm 2024 2023 2022 tware 199 206 250 2022 - 2024 EBIT Breakdown b Growth Rate: Growth Rate: vices Growth Rate: NIS) 21.6% 3.2% (2.7%) 300 2024 2023 2022 tware 24 36 45 250 ducts Growth Rate: Growth Rate: Growth Rate: 250 206 0 21.0% 14.8% 24.1% SOFTWARE SERVICES SOFTWARE PRODUCTS CLOUD AND 2024 2023 2022 perations 60 76 67 COMPUTING Growth Rate: Growth Rate: Growth Rate: INFRASTRUCTURES 46.4% 26.5% (12.2%) 2022 2023 2024 2024 2023 2022 450 Growth Rate: 8.4% 393 Growth Rate: 12.7% l EBIT 350 8.2% Excluding U.S. operations, all Matrix segments demonstrated EBIT growth in 2024. *Total EBIT is presented net of unallocated expenses. **Source: Matrix’s financial statements 2022 - 2024.

34 Financial Statement Analysis EBIT growth by Segments (mm NIS) first 6 month of 2025: Soft w a r e Services 30.6.2024 128 30.6.2025 145 Growth Rate: 12.8% Soft w a r e P r oducts 30.6.2024 16 30.6.2025 19 Growth Rate: 13.9% Cloud and Computing Inf r a s tructu r es 30.6.2024 50 30.6.2025 61 Growth Rate: 21.2% US Operations 30.6.2024 34 30.6.2025 34 Growth Rate: 1.0% Total EBIT 30.6.2024 222 30.6.2025 253 Growth Rate: 13.9% *Total EBIT is presented net of unallocated expenses. **Source: Matrix’s financial statements 30.6.2025.

Financial Statement Analysis Revenue Change Analysis The majority of the growth in the first half of 2025 is attributable to the Software Services segment. Acquisitions and Consolidation : In 2025 , one additional company was included in the consolidated financial statements : GAV, acquired during Q 1 2025 . Growth Across Business Segments : The segment experienced an expansion in activity, with notable growth in data, cyber, digital, core systems, defense systems, and the financial Sector . In 2024, the company recorded solid growth of 6.6%. Acquisitions and Consolidation : In 2024 , two additional companies were included in the consolidated financial statements : Alacer, acquired during Q 4 2024 , and Ortec, acquired during Q 4 2024 . The acquisitions had a minimal impact on revenue growth in 2024 . The growth in 2024 was primarily driven by organic expansion in activity, with a focus on core systems, expert services, and defense operations . The growth rates observed in 2023 were significantly higher than those in previous years. Acquisitions and Consolidation : In 2023 , two additional companies were included in the consolidated financial statements : RDT, acquired during Q 3 2022 , and Zebra, acquired in Q 1 2023 . Divestment : During Q 1 2022 , Infinity was sold and removed from the consolidated financial statements . Accordingly, 2023 is the first full year in which the company is not included in the consolidated report . Excluding all acquisitions and divestments, Matrix’s organic growth in 2023 was approximately 10 . 7% , compared to 12 % reported . Other Revenue During 2022 , other revenue amounting to approximately 150 , 059 thousand NIS was recognized under the 'Other Revenue' line . This income arose from a gain generated from the sale of an equity - held company . 35 *Source: Matrix’s financial statements from 2022 through June 30, 2025.

Financial Statement Analysis

Balance Sheet

MM I i l	31.12.23	31.12.24	30.6.25
Equity	**1,107**	**1,144**	**1,153**
Financial Liabilities	1,057	918	979
Working Capital Liabilities	1,627	2,020	1,904
Other Liabilities	244	397	419
Total Liabilities and Equity	**4,035**	**4,480**	**4,455**
Financial Assets	657	686	562
Working Capital Assets	2,011	2,234	2,270
Fixed and Intangible Depreciable Assets	194	192	198
Fixed and Intangible non-Depreciable Assets	919	956	994
Other Assets	255	412	431
Total Assets	**4,035**	**4,480**	**4,455**

Analysis of Key Line Items

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Analysis of Key Line Items Equity - Matrix ’ s equity remains relatively stable . While the company generates annual profits, it also distributes dividends . Financial Liabilities - Matrix ’ s main financial liabilities arise from bank loans, bank credit facilities, and bonds . The company is not excessively leveraged . The company ’ s financial liabilities have been on a declining trend in recent years Financial Assets - The financial assets consist of cash and cash equivalents, as well as investments and loans granted . Fixed and Intangible non - Depreciable Asset - Matrix ’ s goodwill on the financial statements is elevated due to the numerous acquisitions and divestitures the company has carried out over the years . 36 *Source: Matrix’s financial statements from 2022 through June 30, 2025. Financial Statement Analysis Balance Sheet 30.6.25 31.12.24 31.12.23 MM lil 1,153 1,144 1,107 Equity 979 918 1,057 Financial Liabilities 1,904 2,020 1,627 Working Capital Liabilities 419 397 244 Other Liabilities 4,455 4,480 4,035 Total Liabilities and Equity 562 686 657 Financial Assets 2,270 2,234 2,011 Working Capital Assets 198 192 194 Fixed and Intangible Depreciable Assets 994 956 919 Fixed and Intangible non - Depreciable Assets 431 412 255 Other Assets 4,455 4,480 4,035 Total Assets

Dividend 37 Dividend Distribution Policy - Matrix The company customarily distributes dividends on a quarterly basis, with the record date typically set close to the release of the quarterly financial statements. The Company’s dividend policy provides for the distribution of up to 75% of annual net income, attributable to shareholders. Most Recent Dividend Distribution - Matrix On August 12 , 2025 , Matrix announced a dividend distribution of 0 . 85 NIS per share . The record date was set for September 30 , 2025 , and the payment date is October 20 , 2025 . The total dividend amount is 54 . 1 million NIS .

Financial Statement Analysis

MM ₪	31.12.23	31.12.24	30.6.25
Cash and Cash Equivalents	640	668	548
Loans and other Investments	17	17	15
Total Financial Assets	**657**	**686**	**562**

MM ₪	31.12.23	31.12.24	30.6.25
Loans	404	389	389
Bonds / Debentures	84	81	80
Liability in respect of business combinations	0	10	7
Options for non-controlling interests	34	82	88
Long-term Loans	108	20	67
Long-term Bonds / Debentures	360	295	263
Long-term Options for non-controlling interests	54	25	63
Liability in respect of business combinations	4	8	9
Employee benefit liabilities	9	8	12
Total Financial Liabilities	**1,057**	**918**	**979**

MM ₪	31.12.23	31.12.24	30.6.25
Financial Assets	657	686	562
Financial Liabilities	(1,057)	(918)	(979)
Net Financial (Debt)	**(400)**	**(233)**	**(416)**

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Financial Statement Analysis 30.6.25 31.12.24 31.12.23 MM lil 548 668 640 Cash and Cash Equivalents 15 17 17 Loans and other Investments 562 686 657 Total Financial Assets 30 . 6 . 25 31.12.24 31.12.23 MM lil 389 389 404 Loans The majority of the net financial debt consists of cash and 80 81 84 Bonds / Debentures cash equivalents offset against short - term credit and 7 10 0 Liability in respect of business combinations 88 82 34 Options for non - controlling interests loans, as well as long - term bonds 67 20 108 Long - term Loans 263 295 360 Long - term Bonds / Debentures 63 25 54 Long - term Options for non - controlling interests 9 8 4 Liability in respect of business combinations 12 8 9 Employee benefit liabilities 979 918 1,057 Total Financial Liabilities 30 . 6 . 25 31.12.24 31.12.23 MM lil 562 686 657 Financial Assets (979) (918) (1,057) Financial Liabilities (416) (233) (400) Net Financial (Debt) 38 *Source: Matrix’s financial statements from 2023 through June 30, 2025.

Financial Statement Analysis

Gross Profit for the Years 2019–2024:

Thousands f i l	2019	2020	2021	2022	2023	2024	Average	1-6/2025
Gross Profit	517,900	562,991	630,403	672,007	764,180	832,994	663,413	449,757
percentage of revenues	14.4%	14.6%	14.5%	14.4%	14.6%	14.9%	14.6%	15.0%

Operating Profit for the Years 2019–2024:

Thousands f i l	2019	2020	2021	2022	2023	2024	Average	1-6/2025
Operating Profit	254,743	289,133	329,392	350,488	393,419	450,074	344,542	252,710
percentage of revenues	7.1%	7.5%	7.6%	7.5%	7.5%	8.1%	7.5%	8.4%

EBITDA for the Years 2019–2024:

Thousands f i l	2019	2020	2021	2022	2023	2024	Average	1-6/2025
EBITDA	296,498	339,550	387,616	406,623	459,135	506,181	399,267	282,428
percentage of revenues	8.2%	8.8%	8.9%	8.7%	8.8%	9.1%	8.7%	9.4%

Net Profit for the Years 2019–2024:

Thousands f i l	2019	2020	2021	2022	2023	2024	Average	1-6/2025
Net Income (Loss)	166,729	190,850	218,748	**354,481	246,855	288,224	244,315	156,866
percentage of revenues	4.6%	5.0%	5.0%	7.6%	4.7%	5.2%	5.3%	5.2%

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39 Financial Statement Analysis Gross Profit for the Years 2019 – 2024: Operating Profit for the Years 2019 – 2024: EBITDA for the Years 2019 – 2024: Net Profit for the Years 2019 – 2024: 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands fil 449,757 663,413 832,994 764,180 672,007 630,403 562,991 517,900 Gross Profit 15.0% 14.6% 14.9% 14.6% 14.4% 14.5% 14.6% 14.4% percentage of revenues 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands fil 252,710 344,542 450,074 393,419 350,488 329,392 289,133 254,743 Operating Profit 8.4% 7.5% 8.1% 7.5% 7.5% 7.6% 7.5% 7.1% percentage of revenues 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands fil 156,866 244,315 288,224 246,855 **354,481 218,748 190,850 166,729 Net Income (Loss) 5.2% 5.3% 5.2% 4.7% 7.6% 5.0% 5.0% 4.6% percentage of revenues Gross margin, operating margin, EBITDA, and net margin as a percentage of revenues remained stable at similar levels throughout 2019 – 2024 . In 2022 , a gain from the sale of a subsidiary increased the net margin. *Source: Matrix’s financial statements from 2019 through June 30, 2025. ** Net income was positively impacted by the sale of a subsidiary completed during the year. Excluding the sale, the net profit margin amounted to 4.4% of revenues . 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands fil 282,428 399,267 506,181 459,135 406,623 387,616 339,550 296,498 EBITDA 9.4% 8.7% 9.1% 8.8% 8.7% 8.9% 8.8% 8.2% percentage of revenues

Chapter 2 – Magic Overview

Chapter A 41 Company Overview

Magic Software Enterprises Ltd . is a global enterprise software company headquartered in Or Yehuda, Israel . Established in 1983 by David Assia and Yaki Dunietz as a spin - off from Mashov Computers, the company was initially named Mashov Software Export (MSE) . In 1991 , it rebranded to Magic Software Enterprises and became the first Israeli software company to list on NASDAQ In 1998 , Magic Software was acquired by Formula Systems (1985) Ltd . , a holding company focused on information technology . In 2010 , Formula Systems was majority - owned by Asseco Poland S . A . , a leading Polish IT conglomerate . Magic Software is listed on the NASDAQ Global Select Market and is also traded on the Tel Aviv Stock Exchange. The company operates globally and its operations span the Americas, Europe, Asia - Pacific, and the Middle East, supporting sales, marketing, customer service, R&D, and professional services . Magic operates under a hybrid model, with the majority of its revenues derived from professional services such as implementation, customization, training, and support . Nevertheless, a significant portion (~ 40% ) of Magic’s profitability stems from its software products - including development platforms, integration, and applications, which generate exceptionally high margins and complement its service offerings . Magic Software owns a portfolio of subsidiaries that provide complementary software and IT solutions . These companies focus on application development, business process automation, integration platforms, and low - code solutions, enabling organizations to optimize workflows and digital operations . Collectively, the subsidiaries expand Magic’s global reach, enhance its product offerings, and support clients across multiple industries with end - to - end technology solutions. Magic Software Enterprises Ltd. – Company Overview General Introduction 42

Magic Software – Business Segments Overview According to its financial statements, Magic reports operating through two main business segments each contributing to its diversified portfolio and global growth. Software Services This segment focuses on the development, marketing, and support of Magic’s proprietary software solutions . Key offerings include Application Platform and Integration Platform, providing organizations with robust tools for application development, process automation, and business integration . These solutions serve enterprise clients across a variety of industries, helping them streamline operations and enhance digital capabilities . IT Professional Services This segment delivers a broad range of IT consulting and professional services, including infrastructure design and deployment, application development, technology planning, and implementation . It supports organizations seeking specialized expertise to optimize their IT environments, improve operational efficiency, and drive business transformation . 43

Revenue Breakdown by Segment at Magic The following chart presents the revenue distribution across the various business segments in 2024: The IT Professional Services segment represents the company’s primary source of revenue, accounting for 83% of total revenues. *Source: Magic’s financial statements 2024. 17% 83% 2024 Revenue Breakdown by Segment Software s o lu t ions IT profes s ion al services 44 ** Inorganic growth

Revenue Breakdown by Segment at Magic The charts below present the company ’ s revenues by segment for the years 2020 – 2024 : In recent years, the company’s main revenues have been derived from the IT Professional Services segment. Between 2020 and 2022, this segment experienced growth, while in 2023 – 2024 revenues remained relatively stable. The Software Solutions segment has maintained relatively steady revenues throughout 2020 – 2024. In 2023, IT professional services segment recorded negative growth, primarily due to a cutback in the volume of professional services for a key U.S client. *Source: Magic’s financial statements 2020 - 2024. - 5 0 0,0 0 0 4 0 0,0 0 0 3 0 0,0 0 0 2 0 0,0 0 0 1 0 0,0 0 0 2020 2021 2022 2023 2024 2020 - 2024 Revenue Breakdown by Segment (Thousands $) Software s o lu t ions IT prof e s s ion al services - 6 0 0,0 0 0 5 0 0,0 0 0 4 0 0,0 0 0 3 0 0,0 0 0 2 0 0,0 0 0 1 0 0,0 0 0 2020 2021 2022 2023 2024 2020 - 2024 Revenue Breakdown by Segment (Thousands $) Software s o lu t ions IT profes s ion al services 45 ** Inorganic growth

Magic Revenue Breakdown by Geographic Territory The following chart presents Magic’s revenue distribution across different geographic territories for the years 2022 - 2024: 47% 41% 40% 44% 3% 10% 2% 100% 7% 90% 80% 36% 70% 60% 50% 40% 54% 30% 3% 11% 2 0% 1 0% 0% 2022 2023 2024 Total Revenues by Geographical Destination 2022 - 2024 United State Israel Eu r ope Other The majority of Magic’s revenue is generated in US and Israel . The increase in profits from Israel is driven by higher demand and the consolidation of an acquired company, while the decline in profits from the U . S . is attributable to a cutback in the volume of professional services for a key U . S client . *Source: Magic’s financial statements 2022 - 2024. 46

Operating Profit by Segment at Magic The following chart presents the operating profit distribution across the various business segments: The IT Professional Services segment generates the majority of the company’s operating profit, accounting for approximately 61 % of total profit . . The Software Solutions segment accounted for approximately 39 % of operating profit in 2024 , despite representing only about 17 % of revenues . *Source : Magic’s financial statements 2024 . 39% 61% 2024 Operating income Breakdown by Segment Software s o lu t ions IT profes s ion al services 47

Operating Profit Breakdown by Segment at Magic

2020-2024 Operating income Margin Breakdown by Segment
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
25.0%
21.7%
27.4%
22.6%
27.0%
10.9%
10.9%
10.9%
10.7%
11.1%
9.2%
9.6%
8.6%
9.3%
8.7%
2020
2021
2022
2023
2024
Software solutions
IT professional services
Total EBIT

	Average Operating Profit margin 2020-2024
Software Solutions	24.8%
IT Professional Services	9.1%

*Source: Magic's financial statements 2020-2024.

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Operating Profit Breakdown by Segment at Magic The following chart shows the operating profit as a percentage of revenue for each business segment at Magic for the period 2020 – 2024: Despite its relatively smaller revenue contribution, the Software Solutions segment consistently delivered higher operating margins than IT Professional Services. The company’s operating profit margin increased from 10.9% in 2020 to 11.1% in 2024. Average Operating Profit margin 2020 - 2024 24.8% Software Solutions 9.1% IT Professional Services 25.0% 21.7% 27.4% 22.6% 27.0% 9.2% 9.6% 8.6% 9.3% 8.7% 10.9% 10.9% 10.9% 10.7% 11.1% 5.0% 1 0 . 0% 1 5 . 0% 2 0 . 0% 2 5 . 0% 3 0 . 0% 2020 2021 2022 2023 2024 2020 - 2024 Operating income Margin Breakdown by Segment Software s o lu t ions IT prof e s s ion al services Total EBIT *Source: Magic’s financial statements 2020 - 2024. 48

Average Revenue and Operating Profit 2020-2024
100.00%
90.00%
80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
-
82.01%
17.99%
66.68%
33.32%
12.0%
23.1%
REVENUES
OPERATION PROFIT
OPERATION PROFIT MARGIN
Software solutions
IT professional services

*Source: Magic's financial statements 2020-2024.

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Revenue and Operating Profit Distribution by Business Segment at Magic The following chart presents the distribution of average revenue and average operating profit across the different business segments for the years 2020 - 2024: 17.99% 33.32% 82.01% 66.68% 12.0% 23.1% - 1 0 0.00% 9 0 . 0 0% 8 0 . 0 0% 7 0 . 0 0% 6 0 . 0 0% 5 0 . 0 0% 4 0 . 0 0% 3 0 . 0 0% 2 0 . 0 0% 1 0 . 0 0% REVENUES OPERATION PROFIT OPERATION PROFIT MARGIN Average Revenue and Operating Profit 2020 - 2024 Software s o lu t ions IT professional services Although the Software Solution segment account for less than 20% of total revenues, is relative contribution to the operating profit is significantly higher, reaching nearly 34%. *Source: Magic’s financial statements 2020 - 2024. 49

Magic Market Capitalization Over the Past Five Years

Magic Market Cap (MM ₪)
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
Highest Market CAP
14/11/2021, 3,918
Recent Peak
23/07/2025, 3,564
Lowest Market CAP
23/11/2023, 1,565
10/03/2025, 2,186
Transaction
Announcement
30/06/2020
31/12/2020
30/06/2021
31/12/2021
30/06/2022
31/12/2022
30/06/2023
31/12/2023
30/06/2024
31/12/2024
30/06/2025

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Magic Market Capitalization Over the Past Five Years The following chart illustrates Magic’s market capitalization over the last five years: 11/23/2023, 1,565 7/23/2025, 3,564 1, 0 00 1, 5 00 3, 5 00 3, 0 00 2, 5 00 2, 0 00 4, 0 00 6 / 30/ 2 020 1 2 /31 / 20 2 0 6 / 30/ 2 021 1 2 /31 / 20 2 1 6 / 30/ 2 022 1 2 /31 / 20 2 2 6 / 30/ 2 023 1 2 /31 / 20 2 3 6 / 30/ 2 024 1 2 /31 / 20 2 4 6 / 30/ 2 025 Magic’s market capitalization has been on the rise since December 2023, with a significant increase starting in April 2025. At the recent peak, the company’s market capitalization reached approximately 3,564 million NIS on July 23, 2025. 50 *Source: Publicly available data from the Tel Aviv Stock Exchange (TASE) 3/10/2025, 2,186 Transaction Announcement Magic Market Cap (MM ₪ ) 4,500 Highest Market CAP 11 / 14 / 2021 , 3,918 Lowest Market CAP Recent Peak

Magic Market Capitalization in 2025

Magic Market Cap (MM ₪) Focus on 2025
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
31/12/2024
31/01/2025
28/02/2025
31/03/2025
30/04/2025
31/05/2025
30/06/2025
31/07/2025
10/03/2025, 2,186
19/08/2025, 3,416

Date	Marke Cap (MM NIS)	Event
10.3.2025	2,186	Magic Software and Matrix I.T sign MOU to Consider Merger

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Magic Market Capitalization in 2025 Event Marke Cap (MM NIS) Date Magic Software and Matrix I.T sign MOU to Consider Merger 2,186 10.3.2025 3/10/2025, 2,186 8/19/2025, 3,416 1, 5 00 1, 0 00 3, 5 00 3, 0 00 2, 5 00 2, 0 00 4, 0 00 1 2 /31 / 20 2 4 1 / 31/ 2 025 2 / 28/ 2 025 3 / 31/ 2 025 4 / 30/ 2 025 5 / 31/ 2 025 6 / 30/ 2 025 7 / 31 / 2 025 The following chart illustrates Magic ’ s market capitalization in 2025 : Magic Market Cap (MM ₪ ) Focus on 2025 4,500 Following the announcement of the acquisition, the market responded positively. 51 *Source: Publicly available data from the Tel Aviv Stock Exchange (TASE)

SW O T • Global presence – Operates in multiple countries and serves a diverse international customer base . • Diversified portfolio – Application development, integration, business intelligence, IT services, and consulting. • Extensive experience – Decades of proven track record with enterprise clients. • High - margin IP products - Proprietary solutions that deliver superior profitability and long - term value. • Experienced management - A proven leadership team driving sustainable growth and execution excellence. Strengths • Reliance on core products portfolio – Dependent on a limited number of core products (dependency becoming lower as time passes). • Relatively weaker brand recognition – Compared to global competitors. • Limited revenue from the Israeli market – Local market potential not fully leveraged. Weaknesses • Rising demand for digital transformation – Strong need for integration and data management solutions. • Artificial Intelligence and automation – Incorporating AI into integration products can drive new growth. • Expansion into emerging markets – Growth opportunities in Asia, Africa, and Latin America. • Mergers and acquisitions – Potential to broaden product portfolio and strengthen customer base. • Strong growth in Cloud and AI business - Capitalizing on rapidly expanding technology markets to drive revenue. • Significant potential in the Defense sector - Unlocking new high - value contracts and strategic market opportunities. Opportunities • Intense competition – Facing large, well - branded global players with advanced technologies. • Rapid technological change – Requires ongoing heavy investments in innovation. • Foreign exchange exposure – Currency fluctuations can affect financial performance. Threats 52

Chapter B

Financial Statement
Analysis

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Chapter B 53 Financial Statement Analysis

Financial Statement Analysis

MM $	2021	2022	2023	2024	Average
Revenues	480	567	535	553	534
Revenues Growth Rate	29.40%	18.00%	(5.60%)	3.26%	11.27%
EBIT Growth	28.42%	18.49%	(7.54%)	7.23%	11.65%
EBITDA Growth	22.83%	15.33%	(6.13%)	5.60%	9.41%

*Source: Magic's financial statements 2021-2024.

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Financial Statement Analysis The following table presents the non - organic revenue, EBIT, and EBITDA growth for the years 2021 – 2024: The average revenues growth over the years 2021 - 2024 was 11.27%. The EBIT and EBITDA growth trends were similar to the revenue growth trend and, except for 2023, have been positive. Average 2024 2023 2022 2021 MM $ 534 553 535 567 480 Revenues 11.27% 3.26% (5.60%) 18.00% 29.40% Revenues Growth Rate 11.65% 7.23% (7.54%) 18.49% 28.42% EBIT Growth 9.41% 5.60% (6.13%) 15.33% 22.83% EBITDA Growth *Source: Magic’s financial statements 2021 - 2024. 54

Financial Statement Analysis

	2022	2023	2024
Software Solutions	99 Growth Rate: 2.1%	93 Growth Rate: (6.5%)	95 Growth Rate: 4%
IT Professional Services	467 Growth Rate: 21.5%	442 Growth Rate: (5.4%)	458 Growth Rate: 3.5%
Total Revenues	567 Growth Rate: 18.0%	535 Growth Rate: (5.6%)	552 Growth Rate: 3.3%

2022-2024 Revenue Breakdown by Segment (mm$)
500
400
300
200
100
0
99
93
95
467
442
458
SOFTWARE SOLUTIONS
IT PROFESSIONAL SERVICES
2022
2023
2024

*Inorganic growth

**Source: Magic's financial statements 2022-2024.

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55 99 467 93 442 95 458 1 0 0 0 4 0 0 3 0 0 2 0 0 5 0 0 SOFTWARE SOLUTIONS IT PROFESSIONAL SERVICES 2022 - 2024 Revenue Breakdown by Segment (mm$) 2 0 22 2 0 23 2 0 24 Financial Statement Analysis Revenue growth by Segments for the years 2022 – 2024 (mm $): Soft w a r e Solutions 2022 99 Growth Rate: 2.1% 2023 93 Growth Rate: (6.5%) 2024 95 Growth Rate: 4% IT P r o f essional Services 2022 467 Growth Rate: 21.5% 2023 442 Growth Rate: (5.4%) 2024 458 Growth Rate: 3.5 % Total R e v enues 2022 567 Growth Rate: 18.0% 2023 535 Growth Rate: (5.6%) 2024 552 Growth Rate: 3.3% In 2022, the IT Services segment recorded significant growth, driven mainly by the acquisition of new companies. In 2023, both segments showed negative growth, primarily due to a cutback in the volume of professional services for a key U.S client. In 2024, revenues returned to positive growth, supported by increased demand and the consolidation of a newly acquired company. *Inorganic growth **Source: Magic’s financial statements 2022 - 2024.

56 Financial Statement Analysis EBIT growth by Segments for the years 2022 – 2024 (mm $): Soft w a r e Solutions 2022 27 Growth Rate: 31.5% 2023 21 Growth Rate: (22.8%) 2024 26 Growth Rate: 21.8% IT P r o f essional Services 2022 40 Growth Rate: 8.0% 2023 41 Growth Rate: 3.1% 2024 40 Growth Rate: (3.2%) Total EBIT 2022 62 Growth Rate: 18.5% 2023 57 Growth Rate: (7.54%) 2024 61 Growth Rate: 7.23% While operating profit in the Professional IT Services segment remained stable, the Software Solutions segment experienced a decline in operating profit in 2023, driven by lower revenues while expenses remained unchanged. *Total EBIT is presented net of unallocated expenses. **Source: Magic’s financial statements 2022 - 2024. 27 21 41 26 40 40 45 40 35 30 25 20 15 10 5 0 2022 - 2024 EBIT Breakdown by Segment (mm$) SOFTWARE IT SOLUTION S PROFESSIONAL SERVICES 2022 2023 2024

57 Financial Statement Analysis Revenue Change Analysis The company achieved a growth of 3.3% during 2024. Growth Across Business Segments : strong demand from existing customers in Israel and internationally - particularly within the financial High - Tech and defense sectors . Acquisitions and Consolidation : The first full year of consolidation of KMT, acquired in Q 2 2023 . In 2024 , one additional company was included in the consolidated financial statements : Theoris, acquired during Q 2 2024 . The company experienced a negative growth of approximately 5.6% in 2023, Unlike 2022 and 2024. Acquisitions and Consolidation : In 2023 , one additional company was included in the consolidated financial statements : KMT, acquired in Q 2 2023 . Suspension of a key client relationship : During Q 3 of 2023 , a key client in the U . S . suspended its business relationship with Magic without prior notice . The company achieved significant growth of 18% during 2022. Acquisitions and Consolidation : In 2022 , three additional companies were included in the consolidated financial statements : Appush acquired in Q 1 2022 , The Goodkind Group, acquired in Q 3 2022 , and Intrabases SAS, acquired in Q 3 2022 . *Source: Magic’s financial statements 2022 - 2024.

Financial Statement Analysis

Balance Sheet

MM $	31.12.23	31.12.24	30.6.25
Equity	**291**	**301**	**302**
Financial Liabilities	109	97	99
Working Capital Liabilities	83	108	105
Other Liabilities	39	35	36
Total Liabilities and Equity	**522**	**540**	**542**
Financial Assets	107	113	90
Working Capital Assets	159	173	186
Fixed and Intangible Depreciable and non-Depreciable Assets	225	225	234
Other Assets	32	30	31
Total Assets	**522**	**540**	**542**

Analysis of Key Line Items

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Analysis of Key Line Items Equity - Matrix’s equity remains relatively stable . While the company generates annual profits, it also distributes dividends . Financial Liabilities - Matrix’s main financial liabilities arise from bank loans, Short - term debt, Trade payables and Put options for non - controlling interests . The company is not leveraged . The company’s financial liabilities have been on a declining trend in recent years . Financial Assets - The financial assets consist of cash and cash equivalents, as well as Short - term bank deposits . Fixed and Intangible non - Depreciable Asset - Magic’s goodwill on the financial statements is elevated due to the numerous acquisitions and divestitures the company has carried out over the years . Financial Statement Analysis Balance Sheet 30.6.25 31.12.24 31.12.23 MM $ 302 301 291 Equity 99 97 109 Financial Liabilities 105 108 83 Working Capital Liabilities 36 35 39 Other Liabilities 542 540 522 Total Liabilities and Equity 90 113 107 Financial Assets 186 173 159 Working Capital Assets 234 225 225 Fixed and Intangible Depreciable and non - Depreciable Assets 31 30 32 Other Assets 542 540 522 Total Assets *Source: Magic’s financial statements from 2023 through June 30, 2025. 58

Financial Statement Analysis

Financial Assets

MM $	31.12.23	31.12.24	30.6.25
Cash and Cash Equivalents	106	113	90
Short-term bank deposits	1	0	0
Total Financial Assets	**107**	**113**	**90**

Financial Liabilities

MM $	31.12.23	31.12.24	30.6.25
Short-term debt	29	23	29
Put options for non-controlling interests	18	20	23
Liability in respect of business combinations	7	3	4
Dividend payable to Magic Software shareholders	0	12	0
Long-term debt	52	36	42
Long-term liability in respect of business combinations	1	2	0
Long-term Put options for non-controlling interests	1	0	0
Employee benefit liabilities	1	1	1
Total Financial Liabilities	**109**	**97**	**99**

Net Financial (Debt)

MM $	31.12.23	31.12.24	30.6.25
Financial Assets	107	113	90
Financial Liabilities	(109)	(97)	(99)
Net Financial (Debt)	**(2)**	**16**	**(9)**

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Financial Statement Analysis Financial Assets Financial Liabilities Net Financial (Debt) 30.6.25 31.12.24 31.12.23 MM $ 90 113 106 Cash and Cash Equivalents 0 0 1 Short - term bank deposits 90 113 107 Total Financial Assets 30.6.25 31.12.24 31.12.23 MM $ 29 23 29 Short - term debt 23 20 18 Put options for non - controlling interests 4 3 7 Liability in respect of business combinations 0 12 0 Dividend payable to Magic Software shareholders 42 36 52 Long - term debt 0 2 1 Long - term liability in respect of business combinations 0 0 1 Long - term Put options for non - controlling interests 1 1 1 Employee benefit liabilities 99 97 109 Total Financial Liabilities 30.6.25 31.12.24 31.12.23 MM $ 90 113 107 Financial Assets (99) (97) (109) Financial Liabilities (9) 16 (2) Net Financial (Debt) The majority of the net financial debt consists of cash and cash equivalents offset against Short - term debt and long - term debt. *Source: Magic ’ s financial statements from 2023 through June 30 , 2025 . 59

Dividend 60 Dividend Distribution Policy - Magic The company typically distributes dividends semi - annually, with the dividend announcement usually made alongside the financial statements for the corresponding period . The Company’s dividend policy provides for the distribution of up to 75 % of annual net income, attributable to shareholders . Most Recent Dividend Distribution - Magic On August 13 , 2025 , Magic announced a dividend distribution of 0 . 296 $ per share . The record date was set for October 6 , 2025 , and the payment date is October 22 , 2025 . The total dividend amount is 14 . 5 million USD .

Financial Statement Analysis

Gross Profit for the Years 2019–2024:

Thousands $	2019	2020	2021	2022	2023	2024	Average	1-6/2025
Gross Profit	102,129	109,592	132,994	155,355	152,987	157,827	135,147	83,005
percentage of revenues	31.4%	29.5%	27.7%	27.4%	28.6%	28.6%	28.9%	27.8%

Operating Profit for the Years 2019–2024:

Thousands $	2019	2020	2021	2022	2023	2024	Average	1-6/2025
Operating Profit	33,652	40,588	52,123	61,762	57,108	61,237	51,078	31,387
percentage of revenues	10.3%	10.9%	10.9%	10.9%	10.7%	11.1%	10.8%	10.5%

EBITDA for the Years 2019-2024:

Thousands $	2019	2020	2021	2022	2023	2024	Average	1-6/2025
EBITDA	47,677	54,527	66,973	77,237	72,502	76,562	65,913	38,482
percentage of revenues	14.6%	14.7%	13.9%	13.6%	13.6%	13.9%	14.1%	12.9%

Net Profit for the Years 2019–2024:

Thousands $	2019	2020	2021	2022	2023	2024	Average	1-6/2025
Net Income	25,598	30,117	35,339	46,279	42,502	43,291	37,188	23,361
percentage of revenues	7.9%	8.1%	7.4%	8.2%	7.9%	7.8%	7.9%	7.8%

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Financial Statement Analysis Gross Profit for the Years 2019 – 2024: Operating Profit for the Years 2019 – 2024 : EBITDA for the Years 2019 - 2024: Net Profit for the Years 2019 – 2024: 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands $ 83,005 135,147 157,827 152,987 155,355 132,994 109,592 102,129 Gross Profit 27.8% 28.9% 28.6% 28.6% 27.4% 27.7% 29.5% 31.4% percentage of revenues 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands $ 31,387 51,078 61,237 57,108 61,762 52,123 40,588 33,652 Operating Profit 10.5% 10.8% 11.1% 10.7% 10.9% 10.9% 10.9% 10.3% percentage of revenues 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands $ 23,361 37,188 43,291 42,502 46,279 35,339 30,117 25,598 Net Income 7.8% 7.9% 7.8% 7.9% 8.2% 7.4% 8.1% 7.9% percentage of revenues Gross margin, operating margin, EBITDA, and net margin as a percentage of revenues remained stable at similar levels throughout 2019 – 2024, with only minor fluctuations. In the years 2021 - 2022 there was a slight decline in gross profit as a result of change in revenue mix alongside higher payroll costs, followed by stabilization. In 2024, a slight improvement is observed in EBITDA (and operating profit) as a result of lower sales & marketing costs, driven by reduced U.S. activity. 1 - 6/2025 Average 2024 2023 2022 2021 2020 2019 Thousands $ 38,482 65,913 76,562 72,502 77,237 66,973 54,527 47,677 EBITDA 12.9% 14.1% 13.9% 13.6% 13.6% 13.9% 14.7% 14.6% percentage of revenues *Source: Magic’s financial statements from 2019 through June 30, 2025.. 61

Chapter 3 - Deal Analysis

Chapter A

Exchange Ratio - General

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Chapter A 63 Exchange Ratio - General

4 . We examined the leverage level of each company and their respective financial debt . 5 . The exchange ratio was assessed by performing valuations of both companies using the discounted cash flow (DCF) method , for which we obtained management forecasts from both companies . 6 . We reviewed the capital market’s reaction to the merger announcement, including an analysis of both companies’ share performance, as well as analyst reports covering the transaction and their positions regarding the fairness of the exchange ratio . Furthermore, the exchange ratio was examined based on the market values of the companies at various reference dates , including immediately prior to the announcement of the transaction . 7 . We additionally considered qualitative strategic considerations that could exert a favorable or adverse effect on the transaction . 64 Our Procedures We were requested to provide our opinion regarding the fairness of the exchange ratio agreed between Matrix and Magic in connection with their proposed merger . The exchange ratio agreed between the parties is as follows : 31 . 125 % for Magic Shareholders and 68 . 875 % for Matrix Shareholders, on a fully diluted basis . We examined the agreed exchange ratio through a variety of analyses, as detailed below : 1 . We analyzed the financial statements of each company over several historical years . 2 . We conducted a segmental analysis of the business lines in which each company operates, as well as a geographic analysis . 3 . We assessed the exchange ratio based on each company’s contribution to the merged entity across several parameters : revenues, EBITDA and operating profit, enterprise value, market capitalization, and more .

Exchange Ratio

The agreed exchange ratio between the companies is:

Matrix - 68.875%

Magic - 31.125%

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Exchange Ratio 65 The agreed exchange ratio between the companies is: Matrix - 68.875 % Magic - 31.125%

□ Bank Hapoalim’s analysis ( 20 . 03 . 2025 , Matrix) : According to Bank Hapoalim’s analysis , the merger with Magic is viewed positively, even though it is a related - party transaction . They see the deal as strategically important for Matrix, offering international expansion, stronger financial flexibility, and a healthier balance sheet . Hapoalim highlights the agreed exchange ratio of 68 . 875 % for Matrix shareholders and 31 . 125 % for Magic shareholders, and concludes that the merger carries significant potential benefits for Matrix . □ William Blair’s analysis ( 11 . 03 . 2025 , Magic Software) : According to William Blair’s analysis, the merger presents a strategic opportunity for Magic to grow through a larger global presence and broader services . The analysts note that after the deal, Matrix shareholders will hold 68 . 875 % and Magic shareholders 31 . 125 % of the combined company . However, they also point out that Magic trades at a discount to peers , and therefore they downgraded the stock to a “Market Perform” rating following the merger announcement . 66 Analyst Perspectives on the Merger (Mar 2025) □ Midroog’s analysis (24.03.2025, Matrix) : According to Midroog’s analysis, the proposed merger is expected to have a positive effect on Matrix . With an exchange ratio that gives existing Matrix shareholders 68 . 875 % and Magic shareholders 31 . 125 % of the combined company, Midroog believes the deal will strengthen Matrix’s business and financial position by improving profitability and reinforcing its financial profile . □ Bank Leumi’s analysis (13.03.2025, Matrix) : According to Bank Leumi’s analysis, the potential of the transaction and its contribution to Matrix are significant , however, the proposed stock exchange ratio is unfair to Matrix shareholders because it undervalues the company . Although Matrix is expected to contribute about 69 % of the merged company’s profit and 72 – 75 % of its free cash flow, it is allocated only 68 . 875 % ownership . Based on these figures, Leumi argues that Matrix shareholders should receive at least a 72 % stake .

□ Bank Hapoalim’s analysis ( 13 . 08 . 2025 , Matrix) : According to Bank Hapoalim’s analysis, the merger with Magic represents a strategic advantage , which is expected to expand Matrix’s presence in international markets, enhance its business positioning, add complementary activities, and merge it with a company demonstrating financial strength comparable to that of Matrix itself . 67 Analyst Perspectives on the Merger (Aug 2025) □ Leader ’ s analysis ( 12.08.2025 , Matrix) : According to Leader ’ s analysis, the merger is expected to strengthen the company ’ s resilience and have a positive impact on its overall performance. □ Bank Leumi’s analysis (12.08.2025, Matrix) : According to Bank Leumi’s analysis, the merger is expected to drive significant growth in Israel, substantially expand international presence, strengthen the balance sheet, provide accounting advantages, create potential for efficiency gains and margin improvement, and enhance the company’s market presence — with the capacity to attract foreign investors and potentially support future trading abroad . Nevertheless, the determined exchange ratio undervalues Matrix’s current contribution to the merger and does not fully reflect the future risks embedded in Magic’s business model

Matrix - 68.875%
Magic - 31.125%

Revenues of Matrix and Magic by Geographic Region

Matrix - Total Revenues by Geographical Region 2022-2024
100%
80%
60%
40%
20%
0%
2022
2023
2024
89%
9%
1%
89%
9%
2%
91%
8%
1%
Israel
United State
Europe

Magic - Total Revenues by Geographical Region 2022-2024
100%
80%
60%
40%
20%
0%
2022
2023
2024
54%
36%
7%
2%
47%
40%
10%
3%
41%
44%
11%
3%
United State
Israel
Europe
Other

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68 The following chart presents Magic’s revenues by geographic region for the years 2022 - 2024: Revenues of Matrix and Magic by Geographic Region The following chart presents Matrix’s revenues by geographic region for the years 2022 - 2024: While the majority of Matrix’s revenues (on average over 90% ) are derived from Israel, Magic generates most of its revenues abroad . However, the share of revenues from Israel in Magic has increased in recent years, reaching approximately 44 % in 2024 . Based on the geographical revenue distribution of both companies, following the merger Matrix’s share of revenues generated outside of Israel will increase significantly . Matrix - 68.875% Magic - 31.125% *Magic ’ s results were converted from USD to ILS based on the exchange rate of 3.647 as of December 31 , 2024 54% 47% 41% 40% 44% 7% 36% 10% 11% 2% 3% 3% 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% 2022 2023 2024 Magic - Total Revenues by Geographical Region 2022 - 2024 United State Israel Eu r ope Other 89% 89% 91% 8% 1% 9% 2% 9% 1% 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% 2022 2023 2024 Matrix - Total Revenues by Geographical Region 2022 - 2024 Israel United State Eu r ope

69 Stock Price During The Transaction Announcement Period The following table presents the stock prices of Matrix and Magic during the transaction announcement period released to the stock exchange: *On March 10 , 2025 , Magic released an announcement on NASDAQ during nighttime hours. **On March 11, 2025, Matrix released an announcement regarding the transaction on the Tel Aviv Stock Exchange. Following the announcements on the stock exchanges, the share prices increased . The market interpreted the transaction as a positive impact for both companies . An analysis of the exchange ratio implied by market CAP is presented in slides 75 - 78 . Matrix - 68.875% Magic - 31.125% 2.24% (1.67%) 6.78% (3.17%) 2.47% 0.41% 13.48% (1.90%) ( 4 .00% ) - ( 2 .00% ) 1 4 . 0 0% 1 2 . 0 0% 1 0 . 0 0% 8.0 0% 6.0 0% 4.0 0% 2.0 0% 3/9/2025 3 / 10 / 2025 3/11/2025 3/12/2025 Stock Price at the Transaction Announcement Period Matrix Share Price ( ₪ ) Magic Share Price ( ₪ )

Chapter B

Exchange Ratio –
Companies Contribution

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Chapter B 70 Exchange Ratio – Companies Contribution

Exchange Ratio – Revenues Contribution The following chart illustrates the revenue distribution between Matrix and Magic for the years 2019 – 2024: 75.60% 73.19% 72.60% 71.06% 73.76% 75.13% 2024 2023 2022 2021 2020 24.40% 24.87% 26.24% 28.94% 27.40% 26.81% 4 0% 3 0% 2 0% 1 0% 0% 70% 60% 50% 1 0 0% 9 0% 8 0% 2019 Revenues 2019 - 2024 Matri x Magic During the years 2019 – 2024, Matrix’s revenues accounted for an average of approximately 73.56% of the combined revenues of both companies. On average, Magic contributes approximately 26.44% of revenues, compared with a 31.125% share based on the exchange ratio agreed by the parties. In other words, compared to the exchange ratio based solely on revenues , the terms are more favorable to Magic . 71 *Magic’s results were converted from USD to ILS based on the average exchange rate for each year . Matrix - 68.875% Magic - 31.125%

Exchange Ratio – EBITDA Contribution The following chart presents the EBITDA distribution of Matrix and Magic for the years 2019 – 2024: During the years 2019 – 2024, Matrix’s EBITDA’s accounted for an average of approximately 63.43% of the combined EBITDA of both companies. On average, Magic contributes approximately 36.57% of EBITDA, compared with a 31.125% share based on the exchange ratio agreed by the parties . In other words, the exchange ratio based solely on EBITDA is favorable to Matrix. Matrix - 68.875% Magic - 31.125% 63.57% 64.44% 64.19% 61.06% 63.19% 64.12% 36.43% 35.56% 35.81% 38.94% 36.81% 35.88% EBITDA 2019 - 2024 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2019 2020 2021 2022 2023 2024 Matrix Magic 72 *Magic’s results were converted from USD to ILS based on the average exchange rate for each year .

Exchange Ratio – Operating Profit Contribution The following chart presents the Operating Profit distribution of Matrix and Magic for the years 2019 – 2024: During the years 2019 – 2024, Matrix’s Operating Profit accounted for an average of approximately 66.02% of the combined EBITDA of both companies. On average, Magic contributes approximately 33.98% of Operating Profit, compared with a 31.125% share based on the exchange ratio agreed by the parties . In other words, the exchange ratio based solely on Operating Profit is favorable to Matrix. Matrix - 68.875% Magic - 31.125% 67.99% 67.46% 66.18% 62.83% 65.12% 66.52% 32.01% 32.54% 33.82% 37.17% 34.88% 33.48% Operating Profit 2019 - 2024 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2019 2020 2021 2022 2023 2024 Matrix Magic 73 *Magic’s results were converted from USD to ILS based on the average exchange rate for each year .

Exchange Ratio – Net Income Contribution The following chart presents the net income distribution of Matrix and Magic for the years 2019 – 2024: 64.63% 64.84% 65.72% 69.52% 61.15% 64.28% 35.37% 35.16% 34.28% 30.48% 38.85% 35.72% Net Income 2019 - 2024 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2019 2020 2021 2022 2023 2024 Matrix Magic 74 *Magic’s results were converted from USD to ILS based on the average exchange rate for each year . During the years 2019 – 2024, Matrix’s Net Income’s accounted for an average of approximately 65.02% of the combined Net Income of both companies. On average, Magic contributes approximately 34.98% of Net Income, compared with a 31.125% share based on the exchange ratio agreed by the parties . In other words, Except for 2022, the exchange ratio based solely on Net Income is favorable to Matrix. Matrix - 68.875% Magic - 31.125%

Exchange Ratio - Market Cap Contribution The following chart presents the market capitalization distribution of Matrix and Magic for the end of the years 2019 – 2024: 72.42% 64.46% 64.62% 62.74% 71.46% 71.34% 27.58% 35.54% 35.38% 37.26% 28.54% 28.66% 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% 2019 2020 2023 2024 Market Cap 2019 - 2024 ( at the end of the years) 2021 2022 Matrix Magic During the years 2019 – 2024, Matrix’s Market Cap’s accounted for an average of approximately 67.84% of the combined EBITDA of both companies. On average, Magic contributes approximately 32.16% of Market Cap, compared with a 31.125% share based on the exchange ratio agreed by the parties . In other words, The distribution of market capitalization between Matrix and Magic during the years 2019 – 2024 indicates that the exchange ratio is favorable to Matrix. 75 Matrix - 68.875% Magic - 31.125%

Matrix - 68.875%
Magic - 31.125%

Exchange Ratio - Market Cap

Exchange Ratio According to Market Cap
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
6/28/2020
8/28/2020
10/28/2020
12/28/2020
2/28/2021
4/30/2021
6/30/2021
8/31/2021
10/31/2021
12/31/2021
2/28/2022
4/30/2022
6/30/2022
8/31/2022
10/31/2022
12/31/2022
2/28/2023
4/30/2023
6/30/2023
8/31/2023
10/31/2023
12/31/2023
2/29/2024
4/30/2024
6/30/2024
8/31/2024
10/31/2024
12/31/2024
2/28/2025
4/30/2025
6/30/2025
8/31/2025
Matrix Share
Magic Share
Matrix - Exchange Ratio
Magic - Exchange Ratio

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Exchange Ratio - Market Cap Matrix - 68.875% Magic - 31.125% The following chart presents the market capitalization distribution of Matrix and Magic for the years 2020 – 2025: Exchange Ratio According to Market Cap 80.0% 70.0% 60.0% 50.0% 40.0% 30.0% 20.0% Matrix Share Magic Share Matrix - Exchange Ratio Magic - Exchange Ratio 76

Matrix - 68.875%
Magic - 31.125%

Exchange Rate - Market Cap

	Date	Matrix Market CAP	Magic Market CAP	Matrix Share	Magic Share
Matrix Max	23/11/2023	8,156,917	3,918,391	74.238%	25.762%
Matrix Min	14/11/2021	3,962,507	1,565,087	60.092%	39.908%
Last Trade Date	07/09/2025	7,546,877	3,303,963	69.551%	30.449%
Average Last Month		7,504,592	3,334,534	69.235%	30.765%
Average Last Three Month		7,510,215	3,279,109	69.622%	30.378%
Average Last Six Month		6,709,949	2,912,992	69.751%	30.249%
Average Last Year		5,951,167	2,528,925	70.212%	29.788%
Average 2025-2022		5,129,318	2,454,368	67.691%	32.309%
Average 2025-2020		5,135,410	2,517,663	67.197%	32.803%
Median		5,023,599	2,507,172	67.154%	32.846%

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Exchange Rate - Market Cap 77 The following table presents an analysis of the key data in the market capitalization distribution of Matrix and Magic for the years 2020 – 2025: Based on the market CAP of both companies over the past year , the exchange ratio is favorable to Magic . Conversely, when viewed over the past three and five years , the exchange ratio is favorable to Matrix . Matrix - 68.875% Magic - 31.125% Magic Share Matrix Share Magic Market CAP Matrix Market CAP Date 25.762% 74.238% 3,918,391 8,156,917 23 / 11 / 2023 Matrix Max 39.908% 60.092% 1,565,087 3,962,507 14 / 11 / 2021 Matrix Min 30.449% 69.551% 3,303,963 7,546,877 07 / 09 / 2025 Last Trade Date 30.765% 69.235% 3,334,534 7,504,592 Average Last Month 30.378% 69.622% 3,279,109 7,510,215 Average Last Three Month 30.249% 69.751% 2,912,992 6,709,949 Average Last Six Month 29.788% 70.212% 2,528,925 5,951,167 Average Last Year 32.309% 67.691% 2,454,368 5,129,318 Average 2025 - 2022 32.803% 67.197% 2,517,663 5,135,410 Average 2025 - 2020 32.846% 67.154% 2,507,172 5,023,599 Median

Matrix - 68.875%
Magic - 31.125%

matrix

Exchange Rate - Market Cap Prior MOU Date

	Date	Matrix Market CAP	Magic Market CAP	Matrix Share	Magic Share
Matrix Max	23/11/2023	6,088,370	3,918,391	74.238%	25.762%
Matrix Min	14/11/2021	3,962,507	1,565,087	60.092%	39.908%
Last Trade Date	10/03/2025	5,621,704	2,185,623	72.005%	27.995%
Average Last Month		5,736,736	2,242,258	71.901%	28.099%
Average Last Three Month		5,610,359	2,217,679	71.670%	28.330%
Average Last Six Month		5,221,771	2,156,468	70.679%	29.321%
Average Last Year		4,969,584	2,081,416	70.425%	29.575%
Average 2025-2022		4,880,899	2,381,766	67.372%	32.628%
Average 2025-2020		4,967,806	2,475,190	66.929%	33.071%
Median		4,891,418	2,465,080	66.417%	33.583%

78 Prometheus

Exchange Rate - Market Cap Prior MOU Date 78 The following table presents an analysis of the key data in the market capitalization distribution of Matrix and Magic for the years 2020 – 2025: Based on the market CAP of both companies in the prior MOU year , the exchange ratio is favorable to Magic . Conversely, when viewed over the past three and five years , the exchange ratio is favorable to Matrix . Matrix - 68.875% Magic - 31.125% Magic Share Matrix Share Magic Market CAP Matrix Market CAP Date 25.762% 74.238% 3,918,391 6,088,370 23 / 11 / 2023 Matrix Max 39.908% 60.092% 1,565,087 3,962,507 14 / 11 / 2021 Matrix Min 27.995% 72.005% 2,185,623 5,621,704 10 / 03 / 2025 Last Trade Date 28.099% 71.901% 2,242,258 5,736,736 Average Last Month 28.330% 71.670% 2,217,679 5,610,359 Average Last Three Month 29.321% 70.679% 2,156,468 5,221,771 Average Last Six Month 29.575% 70.425% 2,081,416 4,969,584 Average Last Year 32.628% 67.372% 2,381,766 4,880,899 Average 2025 - 2022 33.071% 66.929% 2,475,190 4,967,806 Average 2025 - 2020 33.583% 66.417% 2,465,080 4,891,418 Median

Matrix - 68.875%
Magic - 31.125%

Exchange Ratio – Net Debt Contribution

Net Financial Assets (Debt) 2019-2025 (at the end of the years)
200
100
-
(100)
(200)
(300)
(400)
(500)
(600)
108
73
18
59
(64)
(8)
(29)
(233)
(395)
(400)
(416)
(498)
(516)
(561)
2019
2020
2021
2022
2023
2024
30.6.2025
Matrix
Magic

79 Prometheus

Exchange Ratio – Net Debt Contribution The following chart presents the Net Financial Assets (Debt) distribution of Matrix and Magic for the end of the years 2019 – 2025 (mm fil ): The net financial debt of Matrix has consistently been higher than that of Magic, the impact of net financial debt on enterprise value reduces the market value gap between the companies and positively affects Matrix’s share – favorable to Matrix. Matrix - 68.875% Magic - 31.125% (561) (395) (516) (498) (400) (233) (416) 108 73 18 (64) (8) 59 (29) ( 1 00) ( 2 00) ( 3 00) ( 4 00) ( 5 00) ( 6 00) - 2 0 0 1 0 0 Net Financial Assets (Debt) 2019 - 2025 ( at the end of the years) 2019 2020 2021 2022 2023 2024 30.6.2025 Matrix Magic 79 *Magic’s results were converted from USD to ILS based on the end of year exchange rate for each year .

Exchange Ratio - Enterprise Value Contribution The following chart presents the enterprise value distribution of Matrix and Magic for the end of years 2019 – 2024: During the years 2019 – 2024, Matrix’s Enterprise Value accounted for an average of approximately 70.03% of the combined Enterprise Value of both companies. On average, Magic contributes approximately 29.97% of Enterprise Value, compared with a 31.125% share based on the exchange ratio agreed by the parties . In other words, The distribution of Enterprise Value between Matrix and Magic during the years 2019 – 2024 indicates that the exchange ratios is favorable to Magic . From the distributions of both enterprise value and market capitalization, it can be observed that Matrix’s net financial debt is higher than that of Magic. Matrix - 68.875% Magic - 31.125% 76.06% 67.02% 66.63% 64.58% 73.14% 72.74% 23.94% 32.98% 33.37% 35.42% 26.86% 27.26% 1 0 0% 8 0% 6 0% 4 0% 2 0% 0% 2019 2020 2023 2024 Enterprise Value 2019 - 2024 ( at the end of the years) 2021 2022 Matrix Magic 80 *Magic’s results were converted from USD to ILS based on the end of year exchange rate for each year .

Exchange Ratio – Summary The following chart presents a summary of the distributions between Matrix and Magic, based on the average for the years 2021 – 2024: Based on the average financial data for the years 2021 – 2024, Matrix’s share in the exchange ratio ranges between 63.14% and 72.65%, while Magic’s share ranges between 27.35% and 36.86%. Considering the consolidated distribution of the financial data, from a financial perspective, the exchange ratio is within the range of the calculated ratios for Matrix’s shareholders. Matrix - 68.875% Magic - 31.125% 72.65% 63.14% 65.16% 65.17% 67.54% 69.27% 27.35% 36.86% 34.84% 34.83% 32.46% 30.73% 2021 - 2024 average Exchange Rate According to Financial Report 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% REVENUES ADJUSTED EBITDA OPERATING NET INCOME MARKET CAP ENTERPRISE PROFIT (LOSS) VALUE Matrix Magic 81 *Magic’s results were converted from USD to ILS based on the average exchange rate for each year .

Chapter C

Exchange Ratio - Valuation

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Chapter C 82 Exchange Ratio - Valuation

Valuations of the Companies 83 There are a number of generally accepted approaches in use for valuing assets, liabilities and businesses, none of which is necessarily superior to the others . Rather, it is a question of which approach is best suited to the object being valued . The following discussion summarizes the three most common approaches : Income Approach : theoretically, value of an object equates to the present value of its expected future benefits . Application of this approach requires an identifiable income/expense stream attributed to the valued object, an economic expected remaining life of the income/expense stream, and a required rate of return (i . e . discount rate) commensurate with the risk associated with its realization . Market Approach : the first objective of the market approach is to identify specific comparable objects (usually companies) to the object being valued, for which public information exists pertaining to their value . Thereafter, applying the market multiples of these objects on the object being valued can be used to form a conclusion of market value . Background and Methodology Methodology - General Valuation Approaches Cost Approach : This approach is based on historic costs and/or investment costs incurred in the creation of the object being valued . The net asset value ("NAV") method is one of the most commonly used methods under the cost approach . However, it is important to distinguish that cost does not necessarily represent value, because this approach ignores income producing capabilities . However, if costs are incurred in the process of developing or acquitting an asset, it is normally expected that the asset will recover its costs from future cash flows . Thus, the cost approach can sometimes be used as a benchmark for value The value in this Report was calculated under a DCF method. Matrix - 68.875% Magic - 31.125%

Valuations of the Companies - DCF 84 • For the purpose of examining the fairness of the exchange ratio using DCF valuation ,a separate valuation was performed for each company based solely on its organic operations . With respect to Magic, we have received management forecasts that extend to 2028 . Under commonly accepted methodologies, a DCF model should include a five - year forecast, we added the year 2029 to Magic’s model, extending Magic’s 2028 assumptions by one additional year . We further concluded that the forecasts included in the Magic management forecasts are reasonable and provide an appropriate basis for determining the value of the companies, and therefore we chose to adopt them . With respect to Matrix, we have prepared a forecast assuming growth during the model years consistent with the actual average growth of Matrix in 2022 - 2024 . • We note that we have also received from Matrix, a set of projections which was used by the Independent Special Committee solely for the purpose of negotiating the exchange - ratio in the transaction with Magic . We note that these projections assumed growth during the model years that exceed the actual average growth of Matrix in 2022 - 2024 and where therefore not used by us for the purpose of examining the fairness of the exchange ratio . We further note that were we to apply the growth rates that were assumed by Matrix in the projections developed solely for the purposes of the negotiations, the resulting exchange ratios would be slightly more unfavorable to Matrix . • The examinations we performed are as follows : we held discussions with management, reviewed the forecasts against historical trends and market trends, performed sensitivity analyses, examined the forecasts against analyst reports, and more . • To complete the forecasts, we calculated the discount rate for each company and determined the permanent growth rate of each company . As detailed in Appendix 1 , the discount rate for Matrix is 10 . 7 % and for Magic is 11 . 9% . In addition, a permanent growth rate ranging from 2 . 5 % to 3 % was applied for both companies . • The model was prepared as of December 31, 2024, and it has been verified and confirmed to be current as of the date of this opinion. Assumptions Matrix - 68.875% Magic - 31.125%

Matrix - 68.875%
Magic - 31.125%

matrix

Cash Flow Analysis – Matrix

Matrix Cash Flow: Discount Rate 10.7%, Growth Rate 3%:

Thousands ₪	2021A	2022A	2023A	2024A	2025E	2026E	2027E	2028E	2029E	TY
Revenues	**4,360,148**	**4,672,689**	**5,232,105**	**5,579,538**	**6,057,518**	**6,576,446**	**7,139,828**	**7,751,473**	**8,415,516**	**8,667,982**
yoy	13.1%	7.2%	12.0%	6.6%	8.6%	8.6%	8.6%	8.6%	8.6%	3.0%
COGs (Net of D&A & other Adjustments)	(3,655,381)	(3,898,251)	(4,339,494)	(4,626,053)	(5,168,203)	(5,609,482)	(6,088,024)	(6,607,164)	(7,170,321)	(7,385,431)
As (%) of Revenues	83.8%	83.4%	82.9%	82.9%	85.3%	85.3%	85.3%	85.2%	85.2%	85.2%
Gross Margin (Net of D&A & other Adjustments)	**704,767**	**774,438**	**892,611**	**953,485**	**889,316**	**966,964**	**1,051,804**	**1,144,309**	**1,245,195**	**1,282,551**
As (%) of Revenues	16.2%	16.6%	17.1%	17.1%	14.7%	14.7%	14.7%	14.8%	14.8%	14.8%
S&M (Net of D&A & other Adjustments)	(126,103)	(145,629)	(162,978)	(174,063)	(147,724)	(160,379)	(174,119)	(189,035)	(205,229)	(211,386)
As (%) of Revenues	2.9%	3.1%	3.1%	3.1%	2.4%	2.4%	2.4%	2.4%	2.4%	2.4%
G&A (Net of D&A & other Adjustments)	(191,048)	(222,186)	(270,498)	(273,241)	(147,724)	(160,379)	(174,119)	(189,035)	(205,229)	(211,386)
As (%) of Revenues	4.4%	4.8%	5.2%	4.9%	2.4%	2.4%	2.4%	2.4%	2.4%	2.4%
Total OPEX (Net of D&A & other Adjustments)	**(317,151)**	**(367,815)**	**(433,476)**	**(447,304)**	**(295,449)**	**(320,759)**	**(348,237)**	**(378,070)**	**(410,458)**	**(422,771)**
As (%) of Revenues	7.3%	7.9%	8.3%	8.0%	4.9%	4.9%	4.9%	4.9%	4.9%	4.9%
EBITDA	**387,616**	**406,623**	**459,135**	**506,181**	**593,867**	**646,205**	**703,566**	**766,239**	**834,737**	**859,780**
As (%) of Revenues	8.9%	8.7%	8.8%	9.1%	9.8%	9.8%	9.9%	9.9%	9.9%	9.9%
Subtract: D&A	(147,737)	(162,225)	(203,619)	(186,811)	(63,867)	(61,055)	(61,490)	(63,959)	(62,822)	(47,238)
Operating Profit	**239,879**	**244,398**	**255,516**	**319,370**	**530,000**	**585,150**	**642,076**	**702,280**	**771,916**	**812,541**
As (%) of Revenues	5.5%	5.2%	4.9%	5.7%	8.7%	8.9%	9.0%	9.1%	9.2%	9.4%
Tax Income (Expenses)	(65,446)	(100,285)	(78,331)	(94,978)	(125,327)	(138,532)	(152,187)	(166,647)	(183,374)	(186,884)
Tax (%)	27.3%	41.0%	30.7%	29.7%	23.6%	23.7%	23.7%	23.7%	23.8%	23.0%
CAPEX					(42,691)	(42,565)	(44,189)	(45,559)	(45,862)	(47,238)
As (%) of Revenues					0.7%	0.6%	0.6%	0.6%	0.5%	0.5%
In (out) flows from change in Working Capital					(226,873)	(38,664)	(40,860)	(44,358)	(48,156)	(18,383)
Cash Flow					**198,976**	**426,443**	**466,329**	**509,675**	**557,345**	**607,273**
Discount Factor					1.05	1.17	1.29	1.43	1.58	0.12
Discounted Cash Flows					**189,062**	**366,030**	**361,577**	**356,988**	**352,645**	**4,990,070**

85

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Cash Flow Analysis – Matrix 85 Matrix - 68.875% Magic - 31.125% Matrix Cash Flow: Discount Rate 10.7%, Growth Rate 3%: TY 2029E 2028E 2027E 2026E 2025E 2024A 2023A 2022A 2021A ffi T h o u s a n ds 8,667,982 8,415,516 7,751,473 7,139,828 6,576,446 6,057,518 5,579,538 5,232,105 4,672,689 4,360,148 Revenues 3.0% 8.6% 8.6% 8.6% 8.6% 8.6% 6.6% 12.0% 7.2% 13.1% yoy (7,385,431) ( 7,170,32 1 ) ( 6,607,16 4 ) (6,088,024) (5,609,482) (5,168,203) (4,626,053) ( 4,339,49 4 ) (3,898,251) (3,655,381) COGs (Net of D&A & other Adjustments) 85.2% 85.2% 85.2% 85.3% 85.3% 85.3% 82.9% 82.9% 83.4% 83.8% As (%) of Revenues 1,282,551 1,245,195 1,144,309 1,051,804 966,964 889,316 953,485 892,611 774,438 704,767 Gross Margin (Net of D&A & other Adjustments) 14.8% 14.8% 14.8% 14.7% 14.7% 14.7% 17.1% 17.1% 16.6% 16.2% As (%) of Revenues (211,386) (205,229) ( 189,03 5 ) (174,119) (160,379) (147,724) (174,063) ( 162,97 8 ) (145,629) (126,103) S&M (Net of D&A & other Adjustments) 2.4% 2.4% 2.4% 2.4% 2.4% 2.4% 3.1% 3.1% 3.1% 2.9% As (%) of Revenues (211,386) (205,229) ( 189,03 5 ) (174,119) (160,379) (147,724) (273,241) ( 270,49 8 ) (222,186) (191,048) G&A (Net of D&A & other Adjustments) 2.4% 2.4% 2.4% 2.4% 2.4% 2.4% 4.9% 5.2% 4.8% 4.4% As (%) of Revenues (422,771) (410,458) ( 378,07 0 ) (348,237) (320,759) (295,449) (447,304) ( 433,47 6 ) (367,815) (317,151) Total OPEX (Net of D&A & other Adjustments) 4.9% 4.9% 4.9% 4.9% 4.9% 4.9% 8.0% 8.3% 7.9% 7.3% As (%) of Revenues 859,780 834,737 766,239 703,566 646,205 593,867 506,181 459,135 406,623 387,616 EBITDA 9.9% 9.9% 9.9% 9.9% 9.8% 9.8% 9.1% 8.8% 8.7% 8.9% As (%) of Revenues (47,238) (62,822) (63,959) (61,490) (61,055) (63,867) (186,811) ( 203,61 9 ) (162,225) (147,737) Subtract: D&A 812,541 771,916 702,280 642,076 585,150 530,000 319,370 255,516 244,398 239,879 Operating Profit 9.4% 9.2% 9.1% 9.0% 8.9% 8.7% 5.7% 4.9% 5.2% 5.5% As (%) of Revenues (186,884) (183,374) ( 166,64 7 ) (152,187) (138,532) (125,327) (94,978) ( 78,33 1 ) (100,285) (65,446) Tax Income (Expenses) 23.0% 23.8% 23.7% 23.7% 23.7% 23.6% 29.7% 30.7% 41.0% 27.3% Tax (%) (47,238) (45,862) (45,559) (44,189) (42,565) (42,691) CAPEX 0.5% 0.5% 0.6% 0.6% 0.6% 0.7% As (%) of Revenues (18,383) (48,156) (44,358) (40,860) (38,664) (226,873) In (out) flows from change in Working Capital 607,273 557,345 509,675 466,329 426,443 198,976 Cash Flow 0.12 1.58 1.43 1.29 1.17 1.05 Discount Factor 4,990,070 352,645 356,988 361,577 366,030 189,062 Discounted Cash Flows

Matrix - 68.875%
Magic - 31.125%

Cash Flow Analysis – Matrix

Valuation results:

The Valuation	Thousands ₪	%
Enterprise Value - Model Years Portion	1,626,302	25%
Enterprise Value - Terminal Year Portion	4,990,070	75%
Enterprise Value	**6,616,372**	
Net Financial (Debt)	(232,760)*	
Total Equity Value	**6,383,612**	

*See slide 38.

Sensitivity Analysis:

		Weighted average discount rate (WACC)				
MM ₪	6,384	9.7%	10.2%	10.7%	11.2%	11.7%
Permanent Growth	2.0%	6,632	6,196	5,810	5,466	5,159
	2.5%	6,993	6,506	6,079	5,702	5,365
	3.0%	7,408	6,860	6,384	5,966	5,596
	3.5%	7,890	7,267	6,730	6,264	5,855
	4.0%	8,456	7,739	7,128	6,603	6,147

86
Prometheus

Cash Flow Analysis – Matrix Matrix - 68.875% Magic - 31.125% Valuation results: Based on the forecast presented in this analysis, with growth based on the historic organic growth rate, using a discount rate of 10 . 7 % and a terminal growth rate of 3% , Matrix's company value as of December 31 , 2024 , was estimated at approximately m 6 , 384 million . *See slide 38. Weighted average discount rate (WACC) 11.7% 11.2% 10.7% 10.2% 9.7% 6,384 MM 5,159 5,466 5,810 6,196 6,632 2.0% Permanent 5,365 5,702 6,079 6,506 6,993 2.5% Growth 5,596 5,966 6,384 6,860 7,408 3.0% 5,855 6,264 6,730 7,267 7,890 3.5% 6,147 6,603 7,128 7,739 8,456 4.0% 86 % Thousands m The Valuation 25% 1,626,302 Enterprise Value - Model Years Portion 75% 4,990,070 Enterprise Value - Terminal Year Portion 6,616,372 Enterprise Value (232,760)* Net Financial (Debt) 6,383,612 Total Equity Value Sensitivity Analysis: The following presents a sensitivity analysis of Matrix’s equity value with respect to the discount rate and the terminal growth rate.

Matrix - 68.875%
Magic - 31.125%

Cash Flow Analysis – Magic

Magic Cash Flow: Discount Rate 11.9%, Growth Rate 3%:

Thousands $	2021A	2022A	2023A	2024A	2025E	2026E	2027E	2028E	2029E	TY
Revenues	**480,325**	**566,792**	**535,052**	**552,520**	**607,155**	**643,728**	**675,661**	**700,793**	**726,860**	**748,666**
yoy	29.4%	18.0%	(5.6%)	3.3%	9.9%	6.0%	5.0%	3.7%	3.7%	3.0%
COGs (Net of D&A & other Adjustments)	(347,331)	(411,437)	(382,065)	(394,693)	(433,928)	(462,686)	(485,031)	(501,693)	(517,524)	(533,050)
As (%) of Revenues	72.3%	72.6%	71.4%	71.4%	71.5%	71.9%	71.8%	71.6%	71.2%	71.2%
Gross Margin (Net of D&A & other Adjustments)	**132,994**	**155,355**	**152,987**	**157,827**	**173,227**	**181,042**	**190,630**	**199,100**	**209,336**	**215,616**
As (%) of Revenues	27.7%	27.4%	28.6%	28.6%	28.5%	28.1%	28.2%	28.4%	28.8%	28.8%
S&M (Net of D&A & other Adjustments)	(38,147)	(46,857)	(44,500)	(42,100)	(35,988)	(37,524)	(38,812)	(39,697)	(41,174)	(42,409)
As (%) of Revenues	7.9%	8.3%	8.3%	7.6%	5.9%	5.8%	5.7%	5.7%	5.7%	5.7%
G&A (Net of D&A & other Adjustments)	(16,372)	(22,077)	(25,417)	(26,684)	(37,243)	(38,631)	(39,519)	(40,325)	(41,825)	(43,080)
As (%) of Revenues	3.4%	3.9%	4.8%	4.8%	6.1%	6.0%	5.8%	5.8%	5.8%	5.8%
R&D (Net of D&A & other Adjustments)	(8,995)	(10,090)	(10,328)	(13,310)	(14,647)	(15,081)	(15,428)	(15,721)	(16,306)	(16,795)
As (%) of Revenues	1.9%	1.8%	1.9%	2.4%	2.4%	2.3%	2.3%	2.2%	2.2%	2.2%
Other expenses (Net of D&A & other Adjustments)	(2,507)	906	(240)	829	-	-	-	-	-	-
As (%) of Revenues	0.5%	(0.2%)	0.0%	(0.2%)	-	-	-	-	-	-
Total OPEX (Net of D&A & other Adjustments)	**(66,021)**	**(78,118)**	**(80,485)**	**(81,265)**	**(87,878)**	**(91,236)**	**(93,759)**	**(95,743)**	**(99,305)**	**(102,284)**
As (%) of Revenues	13.7%	13.8%	15.0%	14.7%	14.5%	14.2%	13.9%	13.7%	13.7%	13.7%
Adjusted EBITDA	**66,973**	**77,237**	**72,502**	**76,562**	**85,349**	**89,806**	**96,871**	**103,356**	**110,031**	**113,332**
As (%) of Revenues	13.9%	13.6%	13.6%	13.9%	14.1%	14.0%	14.3%	14.7%	15.1%	15.1%
Subtract: D&A	(14,850)	(15,475)	(15,394)	(15,325)	(14,250)	(14,639)	(15,038)	(11,968)	(1,531)	(1,676)
Operating Profit	**52,123**	**61,762**	**57,108**	**61,237**	**71,099**	**75,167**	**81,833**	**91,388**	**108,500**	**111,656**
As (%) of Revenues	10.9%	10.9%	10.7%	11.1%	11.7%	11.7%	12.1%	13.0%	14.9%	14.9%
Tax Income (Expenses)	(10,278)	(11,138)	(9,934)	(11,328)	(15,912)	(17,146)	(18,786)	(20,906)	(24,821)	(25,681)
Tax (%)	19.7%	18.0%	17.4%	18.5%	22.4%	22.8%	23.0%	22.9%	22.9%	23.0%
CAPEX					(1,435)	(1,478)	(1,523)	(1,568)	(1,627)	(1,676)
As (%) of Revenues					0.2%	0.2%	0.2%	0.2%	0.2%	0.2%
In (out) flows from change in Working Capital					(6,392)	(4,278)	(3,736)	(2,940)	(3,049)	(2,551)
Cash Flow					**61,610**	**66,902**	**72,827**	**77,942**	**80,534**	**83,425**
Discount Factor					1.06	1.18	1.32	1.48	1.66	0.15
Discounted Cash Flows					**58,224**	**56,502**	**54,964**	**52,569**	**48,541**	**564,979**

87
Prometheus

87 Cash Flow Analysis – Magic Matrix - 68.875% Magic - 31.125% Magic Cash Flow: Discount Rate 11.9%, Growth Rate 3%: TY 2029E 2028E 2027E 2026E 2025E 2024A 2023A 2022A 2021A Thousands $ 748,666 726,860 700,793 675,661 643,728 607,155 552,520 535,052 566,792 480,325 Revenues 3.0% 3.7% 3.7% 5.0% 6.0% 9.9% 3.3% (5.6%) 18.0% 29.4% yoy ( 533,05 0 ) (517,524) (501,693) ( 485,03 1 ) (462,686) (433,928) (394,693) (382,065) (411,437) (347,331) COGs (Net of D&A & other Adjustments) 71.2% 71.2% 71.6% 71.8% 71.9% 71.5% 71.4% 71.4% 72.6% 72.3% As (%) of Revenues 215,616 209,336 199,100 190,630 181,042 173,227 157,827 152,987 155,355 132,994 Gross Margin (Net of D&A & other Adjustments) 28.8% 28.8% 28.4% 28.2% 28.1% 28.5% 28.6% 28.6% 27.4% 27.7% As (%) of Revenues ( 42,40 9 ) (41,174) (39,697) (38,812) (37,524) (35,988) (42,100) (44,500) (46,857) (38,147) S&M (Net of D&A & other Adjustments) 5.7% 5.7% 5.7% 5.7% 5.8% 5.9% 7.6% 8.3% 8.3% 7.9% As (%) of Revenues ( 43,08 0 ) (41,825) (40,325) (39,519) (38,631) (37,243) (26,684) (25,417) (22,077) (16,372) G&A (Net of D&A & other Adjustments) 5.8% 5.8% 5.8% 5.8% 6.0% 6.1% 4.8% 4.8% 3.9% 3.4% As (%) of Revenues ( 16,79 5 ) (16,306) (15,721) (15,428) (15,081) (14,647) (13,310) (10,328) (10,090) (8,995) R&D (Net of D&A & other Adjustments) 2.2% 2.2% 2.2% 2.3% 2.3% 2.4% 2.4% 1.9% 1.8% 1.9% As (%) of Revenues - - - - - - 829 (240) 906 (2,507) Other expenses (Net of D&A & other Adjustments) - - - - - - (0.2%) 0.0% (0.2%) 0.5% As (%) of Revenues ( 102,28 4 ) (99,305) (95,743) ( 93,75 9 ) (91,236) (87,878) (81,265) (80,485) (78,118) (66,021) Total OPEX (Net of D&A & other Adjustments) 13.7% 13.7% 13.7% 13.9% 14.2% 14.5% 14.7% 15.0% 13.8% 13.7% As (%) of Revenues 113,332 110,031 103,356 96,871 89,806 85,349 76,562 72,502 77,237 66,973 Adjusted EBITDA 15.1% 15.1% 14.7% 14.3% 14.0% 14.1% 13.9% 13.6% 13.6% 13.9% As (%) of Revenues (1,676) (1,531) (11,968) (15,038) (14,639) (14,250) (15,325) (15,394) (15,475) (14,850) Subtract: D&A 111,656 108,500 91,388 81,833 75,167 71,099 61,237 57,108 61,762 52,123 Operating Profit 14.9% 14.9% 13.0% 12.1% 11.7% 11.7% 11.1% 10.7% 10.9% 10.9% As (%) of Revenues ( 25,68 1 ) (24,821) (20,906) (18,786) (17,146) (15,912) (11,328) (9,934) (11,138) (10,278) Tax Income (Expenses) 23.0% 22.9% 22.9% 23.0% 22.8% 22.4% 18.5% 17.4% 18.0% 19.7% Tax (%) (1,676) (1,627) (1,568) (1,523) (1,478) (1,435) CAPEX 0.2% 0.2% 0.2% 0.2% 0.2% 0.2% As (%) of Revenues (2,551) (3,049) (2,940) (3,736) (4,278) (6,392) In (out) flows from change in Working Capital 83,425 80,534 77,942 72,827 66,902 61,610 Cash Flow 0.15 1.66 1.48 1.32 1.18 1.06 Discount Factor 564,979 48,541 52,569 54,964 56,502 58,224 Discounted Cash Flows

Matrix - 68.875%
Magic - 31.125%

Cash Flow Analysis – Magic

Valuation results:

The Valuation	Thousands $	%
Enterprise Value - Model Years Portion	270,800	32%
Enterprise Value - Terminal Year Portion	564,979	68%
Enterprise Value	**835,780**	
Net Financial (Debt)	16,267**	
Total Equity Value	**852,047**	

**See slide 59.

Valuation results (NIS)*:

The Valuation	Thousands ₪	%
Enterprise Value - Model Years Portion	987,608	24%
Enterprise Value - Terminal Year Portion	2,060,480	76%
Enterprise Value	**3,048,088**	
Net Financial (Debt)	59,326	
Total Equity Value	**3,107,414**	

Sensitivity Analysis:

		Weighted average discount rate (WACC)				
MM ₪	3,107	10.9%	11.4%	11.9%	12.4%	12.9%
Permanent Growth	2.0%	3,214	3,048	2,899	2,765	2,642
	2.5%	3,342	3,160	2,998	2,852	2,720
	3.0%	3,486	3,285	3,107	2,948	2,806
	3.5%	3,649	3,426	3,230	3,056	2,900
	4.0%	3,836	3,586	3,368	3,176	3,006

88
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Cash Flow Analysis – Magic Matrix - 68.875% Magic - 31.125% Valuation results : Based on the forecast presented in this analysis, with growth based on the management’s forecast, using a discount rate of 11 . 9 % and a terminal growth rate of 3% , Magic's company value as of December 31 , 2024 , was estimated at **See slide 59. Weighted average discount rate (WACC) 12.9% 12.4% 11.9% 11.4% 10.9% 3,107 MM 2,642 2,765 2,899 3,048 3,214 2.0% Permanent 2,720 2,852 2,998 3,160 3,342 2.5% Growth 2,806 2,948 3,107 3,285 3,486 3.0% 2,900 3,056 3,230 3,426 3,649 3.5% 3,006 3,176 3,368 3,586 3,836 4.0% 88 *Magic’s results were converted from USD to ILS based on the exchange rate of 3.647 as of December 31, 2024 Valuation results (NIS)*: % Thousands m The Valuation 24% 987,608 Enterprise Value - Model Years Portion 76% 2,060,480 Enterprise Value - Terminal Year Portion 3,048,088 Enterprise Value 59,326 Net Financial (Debt) 3,107,414 Total Equity Value Sensitivity Analysis: approximately m3,107 million. % Thousands $ The Valuation 32% 270,800 Enterprise Value - Model Years Portion 68% 564,979 Enterprise Value - Terminal Year Portion 835,780 Enterprise Value 16,267** Net Financial (Debt) 852,047 Total Equity Value The following presents a sensitivity analysis of Magic’s equity value with respect to the discount rate and the terminal growth rate.

Matrix - 68.875%
Magic - 31.125%

matrix

Cash Flow Analysis

Matrix Cash Flow: Discount Rate 10.7%, Growth Rate 3%:

The Valuation	Thousands ₪	%
Enterprise Value - Model Years Portion	1,626,302	25%
Enterprise Value - Terminal Year Portion	4,990,070	75%
Enterprise Value	**6,616,372**	
Net Financial (Debt)	(232,760)	
Total Equity Value	**6,383,612**	

Magic Cash Flow: Discount Rate 11.9%, Growth Rate 3%:

The Valuation	Thousands ₪	%
Enterprise Value - Model Years Portion	987,608	24%
Enterprise Value - Terminal Year Portion	2,060,480	76%
Enterprise Value	**3,048,088**	
Net Financial (Debt)	59,326	
Total Equity Value	**3,107,414**	

Thousands ₪	Valuation	Market Cap 31.12.24	Market Cap 7.9.25
Matrix Total Equity Value	6,383,612	5,431,137	7,546,877
Magic Total Equity Value	3,107,414	2,182,186	3,303,963
Total Equity Value	**9,491,026**	**7,613,323**	**10,850,840**
Matrix Share	67.26%	71.34%	69.55%
Magic Share	32.74%	28.66%	30.45%

89 Prometheus

Cash Flow Analysis 89 *Magic’s results were converted from USD to ILS based on the exchange rate of 3.647 as of December 31, 2024 Matrix - 68.875% Magic - 31.125% Matrix Cash Flow: Discount Rate 10.7%, Growth Rate 3%: % Thousands m The Valuation % Thousands m The Valuation 24% 987,608 Enterprise Value - Model Years Portion 25% 1,626,302 Enterprise Value - Model Years Portion 76% 2,060,480 Enterprise Value - Terminal Year Portion 75% 4,990,070 Enterprise Value - Terminal Year Portion 3,048,088 Enterprise Value 6,616,372 Enterprise Value 59,326 Net Financial (Debt) (232,760) Net Financial (Debt) 3,107,414 Total Equity Value 6,383,612 Total Equity Value Market Cap 7.9.25 Market Cap 31.12.24 Valuation Thousands m 7,546,877 5,431,137 6,383,612 Matrix Total Equity Value 3,303,963 2,182,186 3,107,414 Magic Total Equity Value 10,850,840 7,613,323 9,491,026 Total Equity Value 69.55% 71.34% 67.26% Matrix Share 30.45% 28.66% 32.74% Magic Share Magic Cash Flow: Discount Rate 11.9%, Growth Rate 3%:

Matrix - 68.875%
Magic - 31.125%

Cash Flow Analysis

			Weighted average discount rate (WACC)				
	MATRIX		9.7%	10.2%	10.7%	11.2%	11.7%
		MAGIC	10.9%	11.4%	11.9%	12.4%	12.9%
Permanent Growth	2.0%	2.0%	32.6%	33.0%	33.3%	33.6%	33.9%
	2.5%	2.5%	32.3%	32.7%	33.0%	33.3%	33.6%
	3.0%	3.0%	32.0%	32.4%	32.7%	33.1%	33.4%
	3.5%	3.5%	31.6%	32.0%	32.4%	32.8%	33.1%
	4.0%	4.0%	31.2%	31.7%	32.1%	32.5%	32.8%

90 Prometheus

Cash Flow Analysis Matrix - 68.875% Magic - 31.125% The following sensitivity table presents Magic’s share in the transaction based on the our cash flow analysis : Weighted average discount rate (WACC) 11.7% 11.2% 10.7% 10.2% 9.7% MATRIX 12.9% 12.4% 11.9% 11.4% 10.9% MAGIC 33.9% 33.6% 33.3% 33.0% 32.6% 2 . 0% 2.0% Perm an ent Growth 33.6% 33.3% 33.0% 32.7% 32.3% 2 . 5% 2.5% 33.4% 33.1% 32.7% 32.4% 32.0% 3 . 0% 3.0% 33.1% 32.8% 32.4% 32.0% 31.6% 3 . 5% 3.5% 32.8% 32.5% 32.1% 31.7% 31.2% 4 . 0% 4.0% 90 *Magic’s results were converted from USD to ILS based on the exchange rate of 3.647 as of December 31, 2024 Under our cash flow analysis, Magic’s share in the exchange rate is 32.741%, compared to its exchange ratio share of 31.125% . Therefore, under our cash flow analysis, the exchange ratio is favorable to Matrix .

Cash Flow Analysis – Scenarios Matrix - 68.875% Magic - 31.125% The following table presents cash flow analysis for both companies ranging from 2.5% to 3% (Matrix’s discount rate is 10.7%, while Magic’s discount rate is 11.9%): 9,186,959 9,381,608 Total Equity Value 66.176% 68.044% Matrix Share 33.824% 31.956% Magic Share 91 *Magic’s results were converted from USD to ILS based on the exchange rate of 3.647 as of December 31, 2024 Thousands m Matrix 3%, Magic 2.5% Matrix 2.5%, Magic 3% Matrix Total Equity Value 6,383,612 6,079,546 Magic Total Equity Value 2,997,996 3,107,414 Based on the DCF model, under scenarios assuming a permanent growth rate of 2.5% – 3% and according to the cash flow analysis, Matrix’s share ranges between 66.176% and 68.044% , while the agreed exchange ratio is 68.875%. Magic’s share in the exchange ratio under the cash flow analysis ranges between 31.956% and 33.824%, while the agreed exchange ratio is set at 31.125%.

Fairness Opinion - Conclusion 92 Matrix - 68.875% Magic - 31.125% Following our review of the aforementioned documents and the performance of both quantitative and qualitative procedures, and subject to the limitations in issuing this opinion as detailed above, we conclude, to the best of our professional judgment, that the exchange ratio is fair and reasonable from a financial point of view of the shareholders of Matrix .

Chapter 4 - Appendix

W A C C Appendix 1 94

Matrix - 68.875%
Magic - 31.125%

matrix

WACC Calculation - Matrix

The

Annotation	Parameter	Value	Comments
D/V	Debt to Asset Value	-	*Based on the Median of the comparable companies*
E/V	Equity to Asset Value	100.0%	(D/V) = 1 - (E/V)
D/E	Debt to Equity	-	(D/E) = (D/V) / (E/V)
β^{UL}	**Comparables' Unlevered Beta**	**0.87**	*In order to assess the beta, we created a sample of traded companies (see table above). Since there is no other company is identical to our subject, we chose companies that have similar characteristics to those of the subject but differ from each other, creating a mix that will optimally express the characteristics of the subject. The beta is calculated over a 5 year period with a weekly sample interval.*
Tax	Valued Company Long Term Tax Rate	23.0%	long term tax rate of the subject of the valuation
β^{L}	**Valued Company's Levered Beta**	**0.87**	**$\beta_L = \beta_{UL} * \{1+(1-Tax)*(D/E)\}$**
R^f	Risk Free Interest	4.9%	*Nominal yield to maturity of an Israeli gov't bond for a 15 year period as of November 24.*
MRP	Market Premium	5.2%	*The risk premium for the Israeli market is based on Damodaran data as of 2024.*
SRP	Specific Risk Premium	1.2%	*The size premium is based on Kroll data for very big companies for 2024 adapted by us to the Israeli market.*
R^e	**Cost of Equity**	10.7%	**$R_E = R_f + \beta_L * MRP + SRP$**
R^d	**The Company's Cost of Debt**	4.0%	*The valuation subject's cost of long term debt*
WACC	**Weighted Average Cost of Capital**	**10.7%**	**$WACC = R_e *(E/V) + Rd*(D/V)*(1-TAX)$**

Company	Unlevered Beta	D/V
Amanet Management & Systems Ltd.	0.74	0.0%
One Software Technologies Ltd	1.05	0.0%
Malam - Team Ltd	0.83	9.8%
Hilan Ltd.	0.91	0.0%
TSG IT Advanced Systems Ltd	0.23	5.4%
Elad Software Systems Ltd		
Abra Information Technologies Ltd.	0.91	0.0%
Median	**0.87**	**0.0%**

95
Prometheus

WACC Calculation - Matrix 95 The Matrix - 68.875% Magic - 31.125% Comments Value Parameter Annotation Based on the Median of the comparable companies - Debt to Asset Value D/V (D/V) = 1 - (E/V) 100.0% Equity to Asset Value E/V (D/E) = (D/V) / (E/V) - Debt to Equity D/E In order to assess the beta, we created a sample of traded companies (see table above). Since there is no other company is identical to our subject, we chose companies that have similar characteristics to those of the subject but differ from each other, creating a mix that will optimally express the characteristics of the subject. The beta is calculated over a 5 year period with a weekly sample interval. 0.87 Comparables' Unlevered Beta β UL long term tax rate of the subject of the valuation 23.0% Valued Company Long Term Tax Rate Tax β L = β UL *{1+(1 - Tax)*(D/E)} 0.87 Valued Company's Levered Beta β L Nominal yield to maturity of an Israeli gov't bond for a 15 year period as of November 24. 4.9% Risk Free Interest R f The risk premium for the Israeli market is based on Damodaran data as of 2024. 5.2% Market Premium MRP The size premium is based on Kroll data for very big companies for 2024 adapted by us to the Israeli market. 1.2% Specific Risk Premium SRP R E = R f + β L * MRP + SRP 10.7% Cost of Equity R e The valuation subject's cost of long term debt 4.0% The Company's Cost of Debt R d WACC = R e *(E/V) + R d *(D/V)*(1 - TAX) 10.7% Weighted Average Cost of Capital WACC D/V Unlevered Beta Company 0.0% 0.74 Amanet Management & Systems Ltd. 0.0% 1.05 One Software Technologies Ltd 9.8% 0.83 Malam - Team Ltd 0.0% 0.91 Hilan Ltd. 5.4% 0.23 TSG IT Advanced Systems Ltd Elad Software Systems Ltd 0.0% 0.91 Abra Information Technologies Ltd. 0.0% 0.87 Median

Matrix - 68.875%
Magic - 31.125%

WACC Calculation - Magic

The

Annotation	Parameter	Value	Comments
D/V	Debt to Asset Value	-	*Based on the Median of the comparable companies*
E/V	Equity to Asset Value	100.0%	(D/V) = 1 - (E/V)
D/E	Debt to Equity	-	(D/E) = (D/V) / (E/V)
β^{UL}	**Comparables' Unlevered Beta**	**0.87**	*In order to assess the beta, we created a sample of traded companies (see table above). Since there is no other company is identical to our subject, we chose companies that have similar characteristics to those of the subject but differ from each other, creating a mix that will optimally express the characteristics of the subject. The beta is calculated over a 5 year period with a weekly sample interval.*
Tax	Valued Company Long Term Tax Rate	23.0%	long term tax rate of the subject of the valuation
β^{L}	**Valued Company's Levered Beta**	**0.87**	$\beta_L = \beta_{UL} * \{1+(1-Tax)*(D/E)\}$
R^f	Risk Free Interest	4.9%	*Nominal yield to maturity of average of israeli and USA gov't bond for a 15 year period as of November 24.*
MRP	*Market Premium	4.6%	*The risk premium for the Israeli and US markets are based on Damodaran data as of 2024.*
SRP	Specific Risk Premium	2.9%	*The size premium is based on Kroll data for big companies for 2024 adopted by us to the Israeli market.*
R^e	**Cost of Equity**	11.9%	$R^E = R^f + \beta^L * MRP + SRP$
R^d	**The Company's Cost of Debt**	7.7%	*The valuation subject's cost of long term debt*
WACC	**Weighted Average Cost of Capital**	**11.9%**	WACC = R_e *(E/V) + R_d*(D/V)*(1-TAX)

Company	Unlevered Beta	D/V
Amanet Management & Systems Ltd.	0.74	0.0%
One Software Technologies Ltd	1.05	0.0%
Malam - Team Ltd	0.83	9.8%
Hilan Ltd.	0.91	0.0%
TSG IT Advanced Systems Ltd	0.23	5.4%
Elad Software Systems Ltd		
Abra Information Technologies Ltd.	0.91	0.0%
Median	**0.87**	**0.0%**

96
Prometheus

WACC Calculation - Magic 96 *Market premium - Measured based on the average risk between Israel and the U.S. The Matrix - 68.875% Magic - 31.125% Comments Value Parameter Annotation Based on the Median of the comparable companies - Debt to Asset Value D/V (D/V) = 1 - (E/V) 100.0% Equity to Asset Value E/V (D/E) = (D/V) / (E/V) - Debt to Equity D/E In order to assess the beta, we created a sample of traded companies (see table above). Since there is no other company is identical to our subject, we chose companies that have similar characteristics to those of the subject but differ from each other, creating a mix that will optimally express the characteristics of the subject. The beta is calculated over a 5 year period with a weekly sample interval. 0.87 Comparables' Unlevered Beta β UL long term tax rate of the subject of the valuation 23.0% Valued Company Long Term Tax Rate Tax β L = β UL *{1+(1 - Tax)*(D/E)} 0.87 Valued Company's Levered Beta β L Nominal yield to maturity of average of israeli and USA gov't bond for a 15 year period as of November 24. 4.9% Risk Free Interest R f The risk premium for the Israeli and US markets are based on Damodaran data as of 2024. 4.6% *Market Premium MRP The size premium is based on Kroll data for big companies for 2024 adapted by us to the Israeli market. 2.9% Specific Risk Premium SRP R E = R f + β L * MRP + SRP 11.9% Cost of Equity R e The valuation subject's cost of long term debt 7.7% The Company's Cost of Debt R d WACC = R e *(E/V) + R d *(D/V)*(1 - TAX) 11.9% Weighted Average Cost of Capital WACC D/V Unlevered Beta Company 0.0% 0.74 Amanet Management & Systems Ltd. 0.0% 1.05 One Software Technologies Ltd 9.8% 0.83 Malam - Team Ltd 0.0% 0.91 Hilan Ltd. 5.4% 0.23 TSG IT Advanced Systems Ltd Elad Software Systems Ltd 0.0% 0.91 Abra Information Technologies Ltd. 0.0% 0.87 Median